      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 6, 1997
                                                     REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                   FORM S-11
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                      PAN PACIFIC RETAIL PROPERTIES, INC.

      (Exact Name of Registrant as Specified in its Governing Instruments)
                            ------------------------

                           1631-B SOUTH MELROSE DRIVE
                            VISTA, CALIFORNIA 92083
                                 (760) 727-1002
                    (Address of Principal Executive Offices)
                            ------------------------

                                 STUART A. TANZ
                           1631-B SOUTH MELROSE DRIVE
                            VISTA, CALIFORNIA 92083
                                 (760) 727-1002
                    (Name and Address of Agent for Service)
                            ------------------------

                                   COPIES TO:

          WILLIAM J. CERNIUS                      JONATHAN A. BERNSTEIN
           LATHAM & WATKINS                           BLAKE HORNICK
        650 TOWN CENTER DRIVE                PRYOR, CASHMAN, SHERMAN & FLYNN
              SUITE 2000                       410 PARK AVENUE, 10TH FLOOR
     COSTA MESA, CALIFORNIA 92626                NEW YORK, NEW YORK 10022
            (714) 540-1235                            (212) 421-4100

                            ------------------------

 APPROXIMATE DATE OF COMMENCEMENT OF THE PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------------------------- .

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
---------------------------- .

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                        PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                   AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING      AMOUNT OF
           SECURITIES TO BE REGISTERED               REGISTERED(1)       PER SHARE (2)          PRICE(2)        REGISTRATION FEE
Common Stock, $.01 par value per share...........      7,590,000             $21.00           $159,390,000          $48,300

(1) Includes 990,000 shares which the Underwriters have the option to purchase solely to cover over-allotments, if any.

(2) Estimated solely for the purpose of calculating the registration fee.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   SUBJECT TO COMPLETION--DATED JUNE 6, 1997
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS
--------------------------------------------------------------------------------

                                6,600,000 Shares
                      PAN PACIFIC RETAIL PROPERTIES, INC.
                                  Common Stock
-----------------------------------------------------------------------------

Pan Pacific Retail Properties, Inc. (the "Company"), a self-administered and self-managed real estate investment trust (a "REIT"), has been formed to continue and expand the acquisition, ownership, management, leasing and development business of Pan Pacific Development (U.S.) Inc. and its affiliates (collectively, "PPD"). The Company's portfolio consists principally of community and neighborhood shopping centers predominantly located in four key western U.S. markets with strong economic and demographic characteristics. Upon the consummation of this offering (the "Offering") and a series of related transactions (the "Formation Transactions"), the Company will own or control a portfolio of 25 shopping center properties (collectively, the "Properties"), of which 21 are located in the western United States (including six in Northern California, six in Southern California, five in Las Vegas, Nevada and four in the Pacific Northwest). The Properties have an average age of approximately seven years and encompass over 3.6 million square feet of gross leasable area (the "GLA"), of which 96.3% was leased to 620 tenants as of March 31, 1997. The Company intends to make regular quarterly distributions to its stockholders beginning with a distribution for the period ending September 30, 1997.

All of the shares of common stock of the Company, par value $.01 per share (the "Common Stock"), offered hereby are being sold by the Company and will represent
approximately    % of all shares of Common Stock outstanding after consummation of the Offering. Upon consummation of the Offering, PPD will own in excess of 50% of the Common Stock. See "Principal Stockholders." To assist the Company in maintaining its qualification as a REIT for federal income tax purposes,
ownership by any person generally is limited to    % of the then outstanding
Common Stock.

Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently anticipated that the initial public offering price will be between $19.00 and $21.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The shares of Common Stock offered hereby have been approved for listing
on the New York Stock Exchange (the "NYSE") under the symbol "      ," subject
to official notice of issuance. See "Glossary" beginning on page 120 for definitions of certain terms used in this Prospectus.

SEE "RISK FACTORS" ON PAGES 18 TO 30 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS WHICH SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY, INCLUDING:

    - Risks generally associated with real estate investment, property management and development.

    - Dependence on demand for shopping center space in the markets in which the Properties are located, thereby increasing the risk that the Company will be materially adversely affected by general economic conditions in those markets.

    - The valuation of the Properties was not based on third-party appraisals, and the consideration to be paid by the Company for the Properties may exceed their aggregate fair market value, thereby increasing the risk that the aggregate market value of the Common Stock may exceed the value of the Company's total assets.

    - Risks generally associated with real estate financing, including the possibility that the Company may not be able to refinance outstanding indebtedness upon maturity or that such indebtedness might be refinanced at higher interest rates or otherwise on terms less favorable to the Company than existing indebtedness.

    - Conflicts of interest with, material benefits to, and controlling influence of PPD and other affiliates of the Company in connection with the Formation Transactions, consummation of the Offering and the operation of the Company's ongoing businesses.

    - Risks associated with the acquisition and development of properties generally.

    - Taxation of the Company as a corporation if it fails to qualify as a REIT for federal income tax purposes and the resulting reduction in net earnings of the Company available for distribution to stockholders.

    - The distribution requirements of REITs may limit the Company's ability to finance future developments, acquisitions and expansions without additional debt or equity financing necessary to achieve the Company's business plan, which in turn may adversely affect the price of the Company's Common Stock and may limit cash available for distribution.
--------------------------------------------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                      Price to                    Underwriting
                                                                       Public             Discounts and Commissions(1)
Per Share.................................................               $                             $
Total(3)..................................................               $                             $

                                                                    Proceeds to
                                                                     Company(2)
Per Share.................................................               $
Total(3)..................................................               $

(1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."
(2) Before deducting expenses of the Offering payable by the Company estimated
    at $           .
(3) The Company has granted the several Underwriters a 30-day over-allotment option to purchase up to 990,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price to Public will be
    $           , the total Underwriting Discounts and Commissions will be
    $           and the total Proceeds to Company will be $           . See
    "Underwriting."
--------------------------------------------------------------------------------

The shares of Common Stock are offered by the several Underwriters subject to delivery by the Company and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares to the Underwriters is expected to be made at the office of Prudential Securities Incorporated, One New York Plaza, New York, New York, on
or about        , 1997.

PRUDENTIAL SECURITIES INCORPORATED

                             DONALDSON, LUFKIN & JENRETTE
                                                     SECURITIES CORPORATION

                                                           SMITH BARNEY INC.

               , 1997

                    [KEEP SPACE OPEN FOR MAP, PHOTOS, ETC.]

    CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               TABLE OF CONTENTS

                                                  PAGE
                                                ---------

PROSPECTUS SUMMARY............................          1
The Company...................................          1
Risk Factors..................................          3
Growth Strategies.............................          5
The Properties................................          7
Overview of the Company's Key Western U.S.
 Markets......................................          9
Financing Policies............................         11
The Unsecured Credit Facility.................         11
Existing Mortgage Debt........................         12
Structure and Formation Transactions of the
 Company......................................         12
The Offering..................................         15
Distributions.................................         15
Restrictions on Transfer......................         15
Restrictions on Ownership of Common Stock.....         16
Tax Status of the Company.....................         16
Summary Selected Combined Financial Data......         16
RISK FACTORS..................................         18
Real Estate Investment Risks..................         18
Price to be Paid for Properties and Other
 Assets May Exceed Their Fair Market Value....         20
Real Estate Financing Risks...................         21
Conflicts of Interests in the Formation
 Transactions and the Business of the
 Company......................................         22
Risks Associated with the Recent Acquisition
 and Development of Properties; Lack of
 Operating History............................         23
Risk of Acquisition and Development
 Activities...................................         23
Adverse Consequences of Failure to Qualify as
 a REIT; Other Tax Liabilities................         24
Insurance.....................................         24
No Limitation on Debt.........................         25
Dependence on Key Management Personnel........         25
Limits on Changes in Control..................         25
Historical Losses.............................         26
Possible Environmental Liabilities............         26
Effect on Common Stock Price of Shares
 Available for Future Sale....................         28
Immediate and Substantial Dilution............         28
Absence of Prior Public Market for Common
 Stock........................................         28

                                                  PAGE
                                                ---------

Changes in Policies Without Stockholder
 Approval.....................................         28
Effect of Market Interest Rates on Price of
 Common Stock.................................         29
Disposition of Properties with Built-In
 Gain.........................................         29
Distributions to Stockholders Affected by Many
 Factors......................................         29
Distribution Payout Percentage................         30
THE COMPANY...................................         31
General.......................................         31
History.......................................         33
BUSINESS AND GROWTH STRATEGIES................         34
Business Strategies...........................         34
Growth Strategies.............................         34
USE OF PROCEEDS...............................         37
DISTRIBUTION POLICY...........................         38
CAPITALIZATION................................         42
DILUTION......................................         43
SELECTED FINANCIAL DATA.......................         44
MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF
 OPERATIONS...................................         46
Overview......................................         46
Results of Operations.........................         46
Pro Forma Operating Results...................         50
Liquidity and Capital Resources...............         51
Cash Flows....................................         52
Inflation.....................................         52
Impact of Accounting Pronouncements Issued but
 not Adopted by the Company...................         53
OVERVIEW OF THE COMPANY'S KEY WESTERN U.S.
 MARKETS......................................         54
General.......................................         54
Northern California (San Francisco Bay Area)
 Market.......................................         54
Southern California (Riverside and San
 Bernardino) Market...........................         54
Las Vegas, Nevada Market......................         54
Pacific Northwest (Seattle and Portland)
 Market.......................................         54
BUSINESS AND PROPERTIES.......................         60
General.......................................         60
Leasing Activity..............................         62
National, Regional and Local Tenant Summary...         64
Anchor, Non-Anchor Tenant Summary.............         65

                                                  PAGE
                                                ---------

Major Tenants.................................         66
Lease Expirations.............................         67
Capital Expenditures..........................         68
Other Assets..................................         68
Excluded Assets...............................         69
Debt Structure................................         69
Unsecured Credit Facility.....................         70
Insurance.....................................         70
Management and Employees......................         71
Legal Proceedings.............................         71
Government Regulation.........................         71
MANAGEMENT....................................         73
Directors and Executive Officers..............         73
Committees of the Board of Directors..........         74
Compensation of Directors.....................         75
Executive Compensation........................         75
Employment Agreements.........................         76
Stock Incentive Plan..........................         76
401(k) Plan...................................         80
Indemnification...............................         80
CERTAIN RELATIONSHIPS AND RELATED
 TRANSACTIONS.................................         81
Terms of Transfers............................         81
Director Designation..........................         81
Registration Rights...........................         81
Assignment of Lease...........................         81
Preemptive Rights Agreement...................         81
Non-Competition Agreement.....................         81
STRUCTURE AND FORMATION TRANSACTIONS OF THE
 COMPANY......................................         82
Formation Transactions........................         82
Benefits to Certain Individuals...............         82
Determination and Valuation...................         83
POLICIES WITH RESPECT TO CERTAIN ACTIVITIES...         84
Investment Policies...........................         84
Dispositions..................................         85
Financing Policies............................         85
Working Capital Reserves......................         86
Conflict of Interest Policies.................         86
Other Policies................................         86
PRINCIPAL STOCKHOLDERS........................         88
DESCRIPTION OF CAPITAL STOCK..................         89
General.......................................         89
Common Stock..................................         89
Transfer Agent and Registrar..................         90
Preferred Stock...............................         90
                                                  PAGE
                                                ---------

Power to Issue Additional Shares of Common
 Stock and Preferred Stock....................         90
Restrictions on Ownership and Transfer........         90
CERTAIN PROVISIONS OF MARYLAND LAW AND OF THE
 COMPANY'S CHARTER AND BYLAWS.................         94
Board of Directors............................         94
Removal of Directors..........................         94
Business Combinations.........................         95
Control Share Acquisitions....................         95
Amendment to the Charter and Bylaws...........         96
Meetings of Stockholders......................         96
Advance Notice of Director Nominations and New
 Business.....................................         96
Dissolution of the Company....................         97
Limitation of Directors' and Officers'
 Liability....................................         97
Indemnification Agreements....................         97
SHARES AVAILABLE FOR FUTURE SALE..............         99
General.......................................         99
Registration Rights...........................        100
Reinvestment and Share Purchase Plan..........        100
FEDERAL INCOME TAX CONSEQUENCES...............        100
Taxation of the Company.......................        101
Failure to Qualify............................        106
Consequences of the Formation Transactions on
 the Company's Qualification as a REIT --
 Earnings and Profits Distribution
 Requirement..................................        107
Taxation of Taxable U.S. Stockholders
 Generally....................................        107
Backup Withholding............................        108
Taxation of Tax-Exempt Stockholders...........        109
Taxation of Non-U.S. Stockholders.............        109
Tax Risks Associated with Partnerships........        112
Other Tax Consequences........................        113
ERISA CONSIDERATIONS..........................        113
Fiduciary Considerations......................        114
Plan Assets Issue.............................        114
UNDERWRITING..................................        116
EXPERTS.......................................        118
LEGAL MATTERS.................................        118
ADDITIONAL INFORMATION........................        118
GLOSSARY......................................        120
INDEX TO FINANCIAL STATEMENTS.................        F-1

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL DATA, INCLUDING THE FINANCIAL STATEMENTS AND NOTES THERETO, APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS INDICATED OTHERWISE, THE INFORMATION CONTAINED IN THIS PROSPECTUS ASSUMES THAT (I) THE UNDERWRITERS' OVER-ALLOTMENT OPTION WILL NOT BE EXERCISED AND (II) THE CONSUMMATION OF THE FORMATION TRANSACTIONS DESCRIBED UNDER THE HEADING "STRUCTURE AND FORMATION TRANSACTIONS OF THE COMPANY" GIVE PRO FORMA EFFECT THERETO AS IF SUCH TRANSACTIONS HAD OCCURRED ON MARCH 31, 1997. ALL REFERENCES TO THE "COMPANY" IN THIS PROSPECTUS INCLUDE PAN PACIFIC RETAIL PROPERTIES, INC. AND ITS CONSOLIDATED SUBSIDIARIES UNLESS OTHERWISE EXPRESSLY STATED OR THE CONTEXT OTHERWISE REQUIRES; ALL REFERENCES TO THE SQUARE FOOTAGE OF GROSS LEASABLE AREA ("GLA"), PERCENTAGES OF GLA AND SQUARE FOOTAGE ARE APPROXIMATE; AND ALL REFERENCES IN THIS PROSPECTUS TO THE HISTORICAL ACTIVITIES OF THE COMPANY REFER TO THE ACTIVITIES OF PAN PACIFIC DEVELOPMENT (U.S.) INC. AND ITS AFFILIATES (COLLECTIVELY, "PPD"). SEE "GLOSSARY" BEGINNING ON PAGE 123 FOR THE DEFINITIONS OF CERTAIN TERMS USED IN THIS PROSPECTUS, INCLUDING CAPITALIZED TERMS USED HEREIN WITHOUT DEFINITION.

                                  THE COMPANY

    The Company is a self-administered and self-managed real estate investment trust (a "REIT") that has been formed to continue to operate and expand the shopping center business conducted by PPD. The Company is engaged in the ownership, management, leasing, acquisition and development of shopping centers located primarily in the western United States. Upon completion of this offering (the "Offering") and a series of related transactions (the "Formation Transactions"), the Company will own or control a portfolio of 25 shopping center properties (each, a "Property" and collectively, the "Properties").

    The Properties are generally well established community and neighborhood shopping centers strategically located in densely populated, middle and upper income markets and are conveniently located and easily accessible from major transportation arterials. The Properties consist of an aggregate of over 3.6 million square feet of GLA (not including 611,472 square feet of anchor-owned space at the Properties), have an average age of approximately seven years and are primarily situated in four key western U.S. markets: Northern California, Southern California, Las Vegas, Nevada and the Pacific Northwest, each of which the Company believes has strong economic and demographic characteristics. The largest concentration of Properties, consisting of 39.0% of the total GLA, is located in California, which has the nation's largest population and is experiencing an economic recovery (Properties consisting of 21.1% of the total GLA are located in Northern California and Properties consisting of 17.9% of the total GLA are located in Southern California). Properties consisting of 30.9% of the total GLA are located in Las Vegas, Nevada, which is the fastest growing city in the U.S. and where the Company believes it is one of the largest owners and operators of community and neighborhood shopping centers based on square feet owned and operated in the Las Vegas area. Properties consisting of 22.4% of the total GLA are located in the Pacific Northwest primarily in the Seattle, Washington and Portland, Oregon metropolitan areas, which have growing populations and are currently experiencing steady economic growth. In addition, Properties consisting of the remaining 7.7% of the total GLA are located in New Mexico, Tennessee, Kentucky and Florida. Since December 31, 1993, the Company has maintained a year-end weighted average occupancy rate ranging from 94.3% to 96.3% for the Properties owned at such dates. As of March 31, 1997, 96.3% of the Properties' total GLA was leased to 620 tenants, of which 341 were national and regional tenants (83.5% of the total leased GLA), such as Wal-Mart, United Artist Theatres, Nordstrom Rack, Old Navy Clothing Co., Circuit City, Barnes & Noble and Ross Dress for Less. Sixteen of the Properties are anchored by national or regional supermarkets such as Albertson's, Kroger, Food-4-Less, Vons, Lucky Stores and Safeway.

    The Company's business strategy involves three fundamental practices: (i) owning and operating shopping centers in select key markets with strong economic and demographic characteristics in order to establish and maintain a portfolio of real estate assets with stable income and the potential for long-term growth;
(ii) developing local and regional market expertise through the hands-on participation of senior management in property operations and leasing in order to capitalize on market trends, retailing trends and acquisition opportunities; and (iii) establishing and maintaining a diversified and complementary tenant mix with an emphasis on tenants that provide day-to-day consumer necessities in order to provide steady rental revenue. The Company has a proven track record in enhancing the value of its Properties by increasing occupancy rates and rental revenue. For example, for the 13 Properties in PPD's portfolio since April 1, 1992, when current management acquired those properties, average occupancy rates increased from 85.6% as of July 1, 1992 to 95.0% as of March 31, 1997 and total rental revenue (including recoveries from tenants) increased from $19.1 million for the 13-month period ended December 31, 1992 to $26.3 million for the year ended December 31, 1996.

    As a result of management's in-house leasing program, the Properties benefit from a diversified merchandising mix, which includes having national and/or regional anchor tenants in nearly every shopping center complemented by a carefully planned mix of national, regional and local non-anchor tenants. At March 31, 1997, 73.1% of the total leased GLA was leased to national tenants, 10.4% to regional tenants, and 16.5% to local tenants. To promote stability and attract non-anchor tenants, the Company generally enters into long-term leases (typically 15 to 20 years) with major or anchor tenants which usually contain provisions permitting tenants to renew their leases at rates which often include fixed rent increases or consumer price index ("CPI") adjustments from the prior base rent. At March 31, 1997, anchor tenants leased 56.7% of the total leased GLA with only 30.9% of anchor-leased GLA (17.5% of the total leased GLA) scheduled to expire within the next 10 years. To take advantage of improving market conditions and changing retail trends, the Company generally enters into shorter term leases (typically three to five years) with non-anchor tenants. For example, during the year ended December 31, 1996, the Company renewed or leased 290,480 square feet of non-anchor GLA for an average base rent of $14.88 per square foot as compared to an average base rent of $11.31 per square foot under expiring leases.

    Management intends to continue its strategy of enhancing the value of the Company through the acquisition of shopping centers that provide an opportunity for the Company to expand its presence within its existing markets or to establish a presence in new targeted markets with favorable economic demographic characteristics. The Company seeks to acquire properties that can benefit from its hands-on management, that may require repositioning, redevelopment or renovation or which can be purchased at attractive capitalization rates and are consistent in terms of quality and location with the Company's existing portfolio. The Company's strategy for growth will also focus on the build-out of existing and acquired undeveloped pad space, the expansion possibilities at certain of its Properties and the maximization of cash flow through its in-house leasing and property management programs. The Company intends to continue to aggresively pursue: (i) the leasing of currently available space; (ii) the renewal and releasing of space under expiring leases; and (iii) economies of scale in the management and leasing of its portfolio that may be realized by focusing its acquisition and development activities within its four primary regions.

    Management believes that its ability to continue to grow and enhance the long-term value of the Company will be based on the continued implementation of its business and growth strategies along with the following factors: (i) the strong economic and demographic characteristics in its four key western U.S. markets; (ii) the quality of its portfolio and diversified tenant base; (iii) its relationships with national, regional and local tenants; (iv) the Company's market knowledge and in-house acquisition, leasing and property management expertise; and (v) the Company's capital structure, financial flexibility and access to capital as a public company, including a $150 million variable rate unsecured acquisition credit facility (the "Unsecured Credit Facility") which has been approved by Bank of America NT&SA subject to definitive documentation.

    The Company's history in owning and operating retail properties dates back to 1971 when Mark Tanz began a real estate operation focused on retail properties in Toronto, Canada and Southern California. In 1985, Mr. Tanz became the largest shareholder of Revenue Properties Company Limited ("Revenue Properties"), a publicly-held Canadian real estate company, and implemented a restructuring plan to focus the business on owning and operating retail properties in both Canada and the U.S. Since 1985, Mr. Tanz has been a director of Revenue Properties, and two of his sons, Stuart Tanz and Russell Tanz, have been directors and executive officers of Revenue Properties.

    In 1992, Revenue Properties acquired a controlling interest in the Company's predecessor entity and acquired the remaining interest in 1993. Since 1992, PPD has been led by Stuart Tanz, the Company's Chief Executive Officer and President, along with Jeffrey Stauffer, the Company's Senior Vice President of Operations and Development. In January 1995, David Adlard joined the Company as Executive Vice President and Chief Financial Officer. Although the Company has been a wholly-owned subsidiary of Revenue Properties since 1993, the Company has functioned as an independent organization with separate management, personnel and operational systems, including all real estate related activities such as in-house leasing, acquisition, development, property management and accounting operations. Since 1992, management has grown PPD's portfolio of shopping centers from 13 properties (encompassing 2.1 million square feet) to 25 properties (encompassing 3.6 million square feet) through acquisition and development activities focused within the Company's four key western U.S. markets.

    Upon completion of the Offering and after giving effect to the $ capital contribution by PPD to the Company in connection with the Formation Transactions, Revenue Properties (through its 100% ownership of PPD) will own in excess of 50% of the common stock of the Company, par value $.01 per share (the "Common Stock"). See "Principal Stockholders." Mark Tanz, Stuart Tanz, Russell Tanz and the other members of the Tanz family (collectively the "Tanz Family") together owned approximately 35.6% of the approximately 66,000,000 outstanding shares of common stock of Revenue Properties at March 31, 1997. At such date, Stuart Tanz owned 25,000 shares of common stock of Revenue Properties and upon the consummation of the Offering, he will resign as a director and officer of Revenue Properties and PPD.

                                  RISK FACTORS

    An investment in shares of the Common Stock involves various material risks. Prospective investors should carefully consider the following risk factors in addition to the other information set forth in this Prospectus, in connection with an investment in the shares of Common Stock offered hereby. Such risks include, among others:

    - risks generally associated with real estate investment and property management, such as the need to renew leases or relet space upon lease expirations and, at times, to pay renovation and reletting costs in connection therewith, the effect of economic and other conditions on shopping center property cash flows and values, the ability of tenants to make lease payments, bankruptcy and financial condition of tenants, restrictions with respect to those properties (Chino Town Square, Melrose Village Plaza and Tanasbourne Village) owned by partnerships of which the Company owns a partnership interest (the "Partially-Owned Properties"), the ability of a property to generate revenue sufficient to meet operating expenses, including future debt service, and the illiquidity of real estate investments, all of which may adversely affect the Company's ability to make expected distributions to stockholders;

    - dependence by the Company on demand for shopping center space in the markets in which the Properties are located, thereby increasing the risk that the Company will be materially adversely affected by general economic conditions in those markets;

    - the valuation of the Properties was not based on third-party appraisals, and the consideration to be paid by the Company for the Properties may exceed their aggregate fair market value, thereby increasing the risk that the aggregate market value of the Common Stock may exceed the value of the Company's total assets;

    - risks generally associated with real estate financing, including the possibility that the Company may not be able to refinance outstanding indebtedness upon maturity (including the Company's proposed $150 million Unsecured Credit Facility which will mature in three years) or that such indebtedness might be refinanced at higher interest rates or otherwise on terms less favorable to the Company than existing indebtedness, which could adversely affect the Company's ability to make expected distributions to stockholders and its ability to qualify as a REIT;

    - conflicts of interest in the transactions relating to the formation of the Company and the acquisition and refinancing of the Properties in connection with such formation, including conflicts relating to the interests of certain members of management in such transactions, conflicts that may arise between Revenue Properties and the Company and conflicts which may arise as a result of the lead managing underwriter for the Offering receiving a portion of the net proceeds of the Offering as repayment of indebtedness;

    - risk that the influence of certain affiliates of the Company (including Revenue Properties) on the Company may not be consistent with the interests of other stockholders;

    - risks associated with the acquisition and development of properties generally, including the risk of acquiring properties which may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, the risk that newly acquired properties will fail to perform in accordance with expectations, and the risk associated with integrating such acquisitions into the Company's existing management structure;

    - taxation of the Company as a corporation if it fails to qualify as a REIT for federal income tax purposes, the Company's liability for certain federal, state and local income taxes in such event and the resulting reduction in net earnings of the Company available for distribution to stockholders;

    - the distribution requirements of REITs under federal income tax laws may limit the Company's ability to finance future developments, acquisitions and expansions without additional debt or equity financing necessary to achieve the Company's business plan, which in turn may adversely affect the price of the Company's Common Stock and may limit cash available for distribution;

    - risks that certain types of losses, such as from fire, earthquakes, and floods, may be uninsured or may exceed the Company's insurance coverage;

    - absence of a limitation in the organizational documents of the Company on the amount of indebtedness that the Company may incur;

    - dependence on key management personnel;

    - potential anti-takeover effects of provisions generally limiting the actual or constructive ownership of capital stock of the Company by any
      one person or entity to     % of the total outstanding shares of capital
      stock and of certain other provisions contained in the organizational documents of the Company, which may discourage a change in control and limit the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices;

    - possible environmental liabilities in connection with the Company's ownership or operation of the Properties, as well as the cost of compliance with certain governmental regulations which may negatively impact the Company's financial condition, results of operations and cash available for distribution;

    - effect that future sales of Common Stock may have on the market price of shares of Common Stock;

    - risks associated with the immediate and substantial dilution in the net tangible book value per share of the shares of Common Stock purchased by new investors in the Offering;

    - risks associated with the absence of a prior public market for the Common Stock, including the risk that an active trading market may not develop or if developed, might not be maintained, which may negatively impact the market price at which shares of Common Stock may be resold;

    - risks associated with the effect of market interest rates on the market price of the Common Stock;

    - risks that the disposition of certain properties with built-in gain may subject the Company to additional taxes; and

    - risks associated with the Company's ability to make distributions to stockholders.

                               GROWTH STRATEGIES

    The Company's primary objective is to maximize total return to shareholders through increasing cash flow per share and enhancing the value of its portfolio. The Company believes it can achieve this objective by continuing to implement its business strategies and by continuing to: (i) acquire select community and neighborhood shopping centers at attractive capitalization rates; (ii) use its development expertise to redevelop or renovate properties it may acquire, to build out existing and any acquired undeveloped pads or other expansion space, and to develop new shopping centers when it believes market conditions support favorable risk-adjusted returns; and (iii) maximize cash flow from its existing Properties. The Company also believes, based on its evaluation of market conditions, its ability to achieve its primary objective will be enhanced by continuing to focus its activities within its four key western U.S. markets (Northern California, Southern California, Las Vegas, Nevada and the Pacific Northwest) which continue to exhibit strong economic and demographic characteristics and where the Company believes it is well positioned to take advantage of opportunities based on its experience, market knowledge and reputation as a leading regional owner and operator of quality shopping centers.

    The Company intends to continue to utilize its in-depth market knowledge within its four key markets to pursue its strategy of opportunistic acquisitions of shopping centers for long-term investment. The Company believes that significant opportunities exist within its four key markets to acquire shopping center properties that are consistent with its existing portfolio in terms of quality of construction, positive submarket demographics and location attributes and that provide attractive initial capitalization rates with potential for growth in cash flow. The Company believes that opportunities to increase cash flow exist where, among other things, focused management is needed or the property to be acquired needs repositioning, redevelopment or expansion. Management intends to add value to such retail properties through the application of its active, hands-on management and aggressive leasing strategies. The Company further believes it has certain competitive advantages which enhance its ability to identify and capitalize on acquisition opportunities, including: (i) significant local market expertise and relationships with retailers within each market; (ii) long-standing relationships with institutional and other owners of shopping center properties in the Company's four primary regions; (iii) fully integrated real estate operations which enable the Company to respond quickly to acquisition opportunities and to capitalize on the resulting economies of scale; (iv) access to capital as a public company, including the Unsecured Credit Facility; and (v) the Company's reputation as an experienced purchaser of retail properties with the ability to efficiently close transactions.

    Although the Company believes that current market conditions generally favor acquisitions, management intends to continue its practice of redeveloping and/or expanding its Properties and redeveloping or renovating properties it may acquire as market and retailing trends evolve. In addition, the Company intends to continue developing quality shopping center properties when it believes market conditions and tenant opportunities support favorable risk-adjusted returns.

    The Company's management has extensive experience in implementing its acquisition and development strategy focused within its four primary regions. Of the 25 Properties, management has acquired 21 of the Properties (including the 13 acquired when Revenue Properties acquired Pan Pacific Development Corporation ("PPDC")) and developed four of the Properties. Of the 21 acquired Properties, six have been acquired since January 1, 1997, encompassing 813,154 square feet for an aggregate purchase price of $83.2 million, including four properties in Northern California, one in Southern California and one in Las Vegas.

    The Company intends to maximize the cash flow from its existing Properties by continuing to enhance the operating performance of each Property through its in-house leasing and property management programs. The Company intends to continue to aggressively pursue: (i) the leasing of currently available space (132,620 square feet as of March 31, 1997); (ii) the renewal or releasing of expiring leases at higher rental rates which management believes currently are available based on improving market conditions and its recent leasing activity (during the 12 months ending December 31, 1996, the Company renewed or released 436,342 square feet of GLA for an average base rent of $14.62 per square foot as compared to an average base rent of $11.37 per square foot under expiring leases); and (iii) economies of scale in the management and leasing of properties that may be realized by focusing its acquisition and development activities within its four primary regions.

    There can be no assurance, however, that the Company will acquire any properties; expand any of its existing Properties or develop any existing pads; redevelop, renovate or expand properties it may acquire in the future; develop any new properties; lease available space; renew or release space relating to leases scheduled to expire; enter into renewals or new leases on space relating to leases scheduled to expire that reflect rental rates greater than or equal to the rates in the expiring leases; or experience any economies of scale.

                                 THE PROPERTIES

    The following table sets forth certain information about each of the
Properties:

                                                                                                TOTAL BASE RENT YEAR ENDED
                                                                                   TOTAL                12/31/96(2)
                                                                                  NUMBER       -----------------------------
                                         YEAR        TOTAL       % LEASED       OF TENANTS                        % OF
                                      COMPLETED/     GLA(1)        AS OF           AS OF           BASE         PORTFOLIO
PROPERTY AND LOCATION                  EXPANDED    (SQ. FT.)      3/31/97         3/31/97        RENT ($)       BASE RENT
------------------------------------  -----------  ----------  -------------  ---------------  ------------  ---------------
NORTHERN CALIFORNIA
  Chico Crossroads                      1988/1994     267,735         99.7              18        1,803,243           4.9
    CHICO, CA
  Monterey Plaza(6)                          1990     183,180         95.2              27        2,378,836           6.5
    SAN JOSE, CA
  Lakewood Shopping Center(6)                1988     107,769         94.8              25          734,311           2.0
    WINDSOR, CA
  Fairmont Shopping Center(6)                1988     104,281        100.0              29        1,155,768           3.2
    PACIFICA, CA
  Rosewood Village                           1988      50,248         92.5              18          657,146           1.8
    SANTA ROSA, CA
  Laguna Village(7)                          1996      48,183        100.0               1          564,044           1.5
    SACRAMENTO, CA                                 ----------                          ---     ------------         -----
TOTAL/WEIGHTED AVERAGE                                761,396         97.5             118        7,293,348          19.9
                                                   ----------                          ---     ------------         -----

SOUTHERN CALIFORNIA
  Chino Town Square(8)                       1987     337,001         98.8              52        4,228,811          11.6
    CHINO, CA
  Melrose Village Plaza(8)                   1990     132,674         91.9              28        1,348,826           3.7
    VISTA, CA
  Laurentian Center                          1988      97,131         94.0              24        1,112,592           3.0
    ONTARIO, CA
  Vineyard Village East                      1992      45,200        100.0               4          362,771           1.0
    ONTARIO, CA
  Foothill Center(6)                         1990      19,636         75.2               9           89,406           0.3
    RIALTO, CA
  Arlington Courtyard                        1991      12,221        100.0               6          150,826           0.4
    RIVERSIDE, CA                                  ----------                          ---     ------------         -----
TOTAL/WEIGHTED AVERAGE                                643,863         96.0             123        7,293,232          20.0
                                                   ----------                          ---     ------------         -----

LAS VEGAS NEVADA
  Cheyenne Commons                           1992     362,758         99.0              44        4,038,876          11.0
    LAS VEGAS, NV
  Sahara Pavilion North                      1989     333,679         94.6              65        3,719,131          10.2
    LAS VEGAS, NV
  Sahara Pavilion South                      1990     160,682         88.6              22        2,018,969           5.5
    LAS VEGAS, NV
  Green Valley Town & Country(6)             1990     130,553         98.4              37        1,557,966           4.3
    HENDERSON, NV
  Winterwood Pavilion                        1990     127,975         92.3              21          919,868           2.5
    LAS VEGAS, NV                                  ----------                          ---     ------------         -----

TOTAL/WEIGHTED AVERAGE                              1,115,647         95.3             189       12,254,810          33.5
                                                   ----------                          ---     ------------         -----

                                        ANNUALIZED BASE RENT IN
                                          PLACE AT 3/31/97(3)
                                      ----------------------------
                                                       ANN. BASE
                                        ANN. BASE    RENT/SQ. FT.
PROPERTY AND LOCATION                  RENT(3)($)       (4)($)      MAJOR RETAILERS(5)

------------------------------------  -------------  -------------  ------------------------------------

NORTHERN CALIFORNIA
  Chico Crossroads                       2,024,345          7.58    HomeBase, Food-4-Less, Barnes &

    CHICO, CA                                                       Noble, Office Depot

  Monterey Plaza(6)                      2,438,232         13.98    Wal-Mart, Lucky(9), Walgreens

    SAN JOSE, CA
  Lakewood Shopping Center(6)              916,020          8.96    Raley's, U.S. Post Office

    WINDSOR, CA
  Fairmont Shopping Center(6)            1,193,820         11.45    Lucky, PayLess Drugs

    PACIFICA, CA
  Rosewood Village                         706,766         15.21    Lad's Supermarket, Bradley Video

    SANTA ROSA, CA
  Laguna Village(7)                        903,583         18.75    United Artists Theatre

    SACRAMENTO, CA                    -------------
TOTAL/WEIGHTED AVERAGE                   8,182,766         11.02
                                      -------------
SOUTHERN CALIFORNIA
  Chino Town Square(8)                   4,232,087         12.71    Target(9), Wal-Mart, Mervyn's(9),

    CHINO, CA                                                       Nordstrom Rack, AMC Theaters

  Melrose Village Plaza(8)               1,372,450         11.26    Lucky, Sav-On Drug

    VISTA, CA
  Laurentian Center                      1,146,126         12.55    Pep Boys, 24 Hour Fitness, A-1

    ONTARIO, CA                                                     Hardware

  Vineyard Village East                    366,945          8.12    Sears, Dunn Edwards

    ONTARIO, CA
  Foothill Center(6)                       107,460          7.28    PIP Printing

    RIALTO, CA
  Arlington Courtyard                      150,082         12.28    Harvest Crusade

    RIVERSIDE, CA                     -------------
TOTAL/WEIGHTED AVERAGE                   7,375,150         11.93
                                      -------------
LAS VEGAS NEVADA
  Cheyenne Commons                       4,088,435         11.38    Wal-Mart, 24 Hour Fitness, Ross

    LAS VEGAS, NV                                                   Dress For Less

  Sahara Pavilion North                  3,977,448         12.60    Vons, Longs Drugs, TJMaxx,

    LAS VEGAS, NV                                                   Shepler's, Border's Books

  Sahara Pavilion South                  1,948,751         13.69    Sports Authority, Office Max,

    LAS VEGAS, NV                                                   Michael's Arts & Crafts

  Green Valley Town & Country(6)         1,750,092         13.63    Lucky/Sav-On Superstore

    HENDERSON, NV
  Winterwood Pavilion                      975,212          8.26    Vons, Heilig-Meyers Furniture

    LAS VEGAS, NV                     -------------
TOTAL/WEIGHTED AVERAGE                  12,739,938         11.98
                                      -------------

                                                                                                TOTAL BASE RENT YEAR ENDED
                                                                                   TOTAL                12/31/96(2)
                                                                                  NUMBER       -----------------------------
                                         YEAR        TOTAL       % LEASED       OF TENANTS                        % OF
                                      COMPLETED/     GLA(1)        AS OF           AS OF           BASE         PORTFOLIO
PROPERTY AND LOCATION                  EXPANDED    (SQ. FT.)      3/31/97         3/31/97        RENT ($)       BASE RENT
------------------------------------  -----------  ----------  -------------  ---------------  ------------  ---------------
PACIFIC NORTHWEST
  Sunset Square                              1989     352,523         93.9              39        2,586,635           7.1
    BELLINGHAM, WA
  Tanasbourne Village(8)                     1990     210,692        100.0              40        2,396,751           6.6
    HILLSBORO, OR
  Olympia Square                             1988     164,521         96.1              37        1,808,273           4.9
    OLYMPIA, WA
  Canyon Ridge Plaza                         1995      81,678         96.5              15          681,074           1.9
    KENT, WA                                       ----------                          ---     ------------         -----
TOTAL/WEIGHTED AVERAGE                                809,414         96.2             131        7,472,733          20.4
                                                   ----------                          ---     ------------         -----
OTHER
  Maysville Market Square               1991/1993     126,507        100.0              19          848,777           2.3
    MAYSVILLE, KY
  Ocoee Plaza                                1990      52,242         96.3              12          320,592           0.9
    OCOEE, FL
  Sports Unlimited                           1990      51,542        100.0              13          600,803           1.6
    MEMPHIS, TN
  Country Club Center                        1988      46,850         92.1              15          495,085           1.4
    ALBUQUERQUE, NM                                ----------                          ---     ------------         -----
TOTAL/WEIGHTED AVERAGE                                277,141         98.0              59        2,265,257           6.2
                                                   ----------                          ---     ------------         -----

PORTFOLIO
TOTAL/WEIGHTED AVERAGE                              3,607,461         96.3             620       36,579,380         100.0
                                                   ----------                          ---     ------------         -----
                                                   ----------                          ---     ------------         -----

                                        ANNUALIZED BASE RENT IN
                                          PLACE AT 3/31/97(3)
                                      ----------------------------
                                                       ANN. BASE
                                        ANN. BASE    RENT/SQ. FT.
PROPERTY AND LOCATION                  RENT(3)($)       (4)($)      MAJOR RETAILERS(5)

------------------------------------  -------------  -------------  ------------------------------------

PACIFIC NORTHWEST
  Sunset Square                          2,595,047          7.84    Kmart, Ennen's Food, Fabricland,

    BELLINGHAM, WA                                                  PayLess Drugs

  Tanasbourne Village(8)                 2,555,236         12.13    Safeway, PayLess Drugs, Jo-Ann

    HILLSBORO, OR                                                   Fabrics, Pier 1 Imports

  Olympia Square                         1,861,866         11.70    Albertsons, Ross Dress For Less

    OLYMPIA, WA
  Canyon Ridge Plaza                       839,604         10.65    Target(9), Top Foods(9), Ross Dress

    KENT, WA                          -------------                 For Less

TOTAL/WEIGHTED AVERAGE                   7,851,753         10.08
                                      -------------
OTHER
  Maysville Market Square              $   872,135          6.89    Wal-Mart(9), Kroger Company, J.C.

    MAYSVILLE, KY                                                   Penney

  Ocoee Plaza                              347,136          6.90    Food Lion, Family Dollar

    OCOEE, FL
  Sports Unlimited                         601,737         11.67    Sports Unlimited(9), Rich-Well

    MEMPHIS, TN                                                     Bedding Co., Hancock Fabrics

  Country Club Center                      483,711         11.21    Furr's Foods(9), Rio Rancho Health &

    ALBUQUERQUE, NM                   -------------                 Fitness

TOTAL/WEIGHTED AVERAGE                   2,304,719          8.49
                                      -------------
PORTFOLIO
TOTAL/WEIGHTED AVERAGE                  38,454,326         11.07
                                      -------------
                                      -------------

------------------------

(1) Represents GLA owned by the Company. Excludes 611,472 square feet of anchor-owned GLA.

(2) Total base rent for the year ended December 31, 1996 calculated in accordance with GAAP.

(3) Annualized base rent for all leases in place at March 31, 1997 calculated as follows: total base rent, calculated in accordance with GAAP, to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12.

(4) Annualized base rent divided by the GLA leased at March 31, 1997.

(5) National and regional retailers that occupy significant space at the referenced Property.

(6) Acquired by the Company after March 31, 1997.

(7) Excludes Phase II which encompasses 60,022 square feet currently under development.

(8) The Company owns a 92% interest in Chino Town Square, a 50% interest in Melrose Village Plaza and a 90% interest in Tanasbourne Village. Table reflects 100% of Property data. See "Risk Factors--Risks Regarding Partially-Owned Properties."

(9) Retailers that own their building.

               OVERVIEW OF THE COMPANY'S KEY WESTERN U.S. MARKETS

    The Company retained Robert Charles Lesser & Co. ("Lesser"), nationally recognized experts in real estate consulting and urban economics, to study certain key regions within the Company's western markets in which 21 of the 25 Properties (representing 92.3% of the total GLA) are located. The discussion of such markets below is taken from Lesser's findings set forth in a market study prepared by Lesser (the "Lesser Market Study"). The selected economic and demographic characteristics (population, median household income and retail sales) are key factors which indicate the strength of a market for owning and operating shopping centers. The data below for Northern California and Southern California is drawn from the major counties in those regions. The data below for the Pacific Northwest separates the Seattle/Tacoma/ Bremerton area and the Portland area. In the graphs below the percentages reflect compound annual growth rates. While the Company believes that Lesser's views of economic and demographic trends in these areas are reasonable, there can be no assurance that these trends will in fact continue.

    POPULATION. For the periods from 1990 to 1996 and from 1996 to 2001, each of the Company's western U.S. markets has experienced or are expected to experience population growth and, in the case of Las Vegas, Nevada, substantial population growth. The Northern California and Southern California populations are among the largest in the nation (and together constitute approximately 15% of the nation's population) and Las Vegas is the fastest growing city in the U.S.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            POPULATION TRENDS
Total Population and Annual Growth Rates
                                             1990 Population   1996 Population   2001 Population  Increase (1990-1996)
                                                    millions          millions          millions                   (%)
Northern California                                     10.2              11.0              11.7                  1.3%
Southern California                                     18.2              19.6              20.8                  1.3%
Las Vegas                                                0.9               1.2               1.4                  5.4%
Seattle                                                  3.0               3.3               3.6                  1.9%
Portland                                                 1.3               1.4               1.6                  2.0%
Source: Claritas; Robert Charles Lesser &
Co.

            POPULATION TRENDS
Total Population and Annual Growth Rates
                                            Increase (1996-2001)
                                                             (%)
Northern California                                         1.2%
Southern California                                         1.2%
Las Vegas                                                   4.2%
Seattle                                                     1.6%
Portland                                                    1.7%
Source: Claritas; Robert Charles Lesser &
Co.

    MEDIAN HOUSEHOLD INCOME. For the periods from 1989 to 1996 and from 1996 to 2001, each of the Company's western U.S. markets has experienced or are expected to experience median household income growth. Median household income in each of these markets exceeds and is expected to continue to exceed the national average.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         MEDIAN HOUSEHOLD INCOME TRENDS
Median Household Income and Annual Growth Rates
                                                      1989 Income     1996 Income     2001 Income  Increase (1990-1996)
                                                    ($ thousands)   ($ thousands)   ($ thousands)                   (%)
Northern California                                          37.4            45.0            50.9                  2.7%
Southern California                                          36.4            40.0            42.3                  1.3%
Las Vegas                                                    30.0            37.6            44.6                  3.3%
Seattle                                                      34.4            42.3              53                  3.7%
Portland                                                     30.9            40.4            48.9                  3.9%
Source: Claritas; Robert Charles Lesser & Co.

         MEDIAN HOUSEHOLD INCOME TRENDS
Median Household Income and Annual Growth Rates
                                                   Increase (1996-2001)
                                                                    (%)
Northern California                                                2.5%
Southern California                                                1.1%
Las Vegas                                                          3.5%
Seattle                                                            3.8%
Portland                                                           3.9%
Source: Claritas; Robert Charles Lesser & Co.

    RETAIL SALES. For the period from 1990 to 1995, each of the Company's western U.S. markets has experienced retail sales growth and, in the case of Las Vegas, Nevada, substantial retail sales growth, except for Southern California which has experienced a modest decline when measured from 1990 (most of which is as a result of the deep recession in the early 1990's). Since 1993, Southern California has again experienced retail sales growth indicating a recovery from this recession. Aggregate retail sales in the Northern California and Southern California markets are among the highest in the nation and together represent more than 10% of the nation's retail sales.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          TOTAL RETAIL SALES
(Constant 1995 Dollars)
Retail Sales and Annual Growth Rate
                                                                         1990 Retail Sales  1995 Retail Sales   Increase
                                                                              ($ Billions)       ($ Billions)        (%)
Northern California                                                                   90.5               95.5       1.1%
Southern California(1)                                                               157.4              151.5      -0.8%
Las Vegas                                                                              6.8               12.3      12.7%
Seattle                                                                               29.1               31.8       1.7%
Portland                                                                              13.2               15.4       3.2%
1) During 1993-1995 the annual growth rate was 2.0% for Southern
California.
Source: Survey of Buying Power; Robert Charles Lesser & Co.

    SOURCE: Survey of Buying Power; Robert Charles Lesser & Co.

                               FINANCING POLICIES

    The Company's Board of Directors intends to maintain a debt policy limiting the Company's total indebtedness to 50% of the Company's total market capitalization. However, such objective may be altered without the consent of the Company's stockholders and the Company's organization documents do not limit the amount of indebtedness that the Company may incur. Upon completion of the
Offering, total debt will constitute approximately    % of the total market
capitalization of the Company. All of the indebtedness will bear interest at fixed rates with a weighted average rate of 8.31% at March 31, 1997. The Company intends to utilize one or more sources of capital for future acquisitions, capital improvements and development activities by borrowing under the Unsecured Credit Facility and undistributed cash flow.

                         THE UNSECURED CREDIT FACILITY

    Bank of America NT&SA has approved, subject to definitive documentation, a $150 million variable rate unsecured acquisition credit facility. The Unsecured Credit Facility will be used by the Company primarily to finance acquisition of properties. Borrowings under the Unsecured Credit Facility will bear interest at 150 basis points over the London Interbank Offered Rate ("LIBOR"). The Unsecured Credit

Facility will provide revolving credit for two years and will require payment of principal in twelve equal monthly installments in the third year. The Unsecured Credit Facility will be subject to customary conditions, including, among other things, the payment of commitment and maintenance fees and compliance with certain financial covenants. See "Business and Properties--Unsecured Credit Facility."

                             EXISTING MORTGAGE DEBT

    Upon completion of the Offering, there will be a total of $103.1 million of secured debt encumbering eight of the 25 Properties. The weighted average fixed interest rate of this debt was 8.31% at March 31, 1997. See "Business and Properties--Debt Structure."

              STRUCTURE AND FORMATION TRANSACTIONS OF THE COMPANY

    FORMATION TRANSACTIONS. The Company was incorporated in the State of Maryland on April 16, 1997. Concurrently with the consummation of the Offering, the Company and PPD will engage in certain Formation Transactions. The Formation Transactions have been designed to enable the Company to continue to expand the real estate operations of PPD and to repay certain mortgage debt relating thereto, to facilitate the Offering, to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997 and to preserve certain tax advantages to PPD. The Formation Transactions are as follows:

    - Certain of the Properties have been or will be transferred by PPD entities to the Company and certain PPD entities that own the remaining Properties have been or will be merged into the Company.

    - PPD will contribute $         in cash to the Company (the "PPD
      Contribution").

    - The Company will sell shares of Common Stock in the Offering.

    - Approximately $         million or    % of the estimated net proceeds of
      the Offering and the PPD Contribution will be used by the Company to repay certain mortgage debt secured by certain of the Properties and indebtedness outstanding under lines of credit to be assumed by the Company in the Formation Transactions and to pay transaction costs, including fees and expenses associated with the Unsecured Credit Facility. See "Use of Proceeds."

    - The Company will enter into the Unsecured Credit Facility.

    - Fifty-nine of the 60 current employees of PPD will resign from PPD and become employees of the Company, including Stuart Tanz, the President and Chief Executive Officer of PPD, three other officers of PPD (David Adlard, Jeffrey Stauffer and Laurie Sneve) and other operating and administrative employees.

    Additional information regarding the Formation Transactions is set forth under "Structure and Formation Transactions of the Company."

    The following diagram depicts the ownership structure of the Company upon completion of the Offering and the other Formation Transactions:

                                    [GRAPH]

------------------------

(1) Each of these companies is a single-asset, bankruptcy remote subsidiary formed in connection with a securitized debt financing completed in December 1996.

    BENEFITS TO RELATED PARTIES. Certain affiliates of the Company will realize certain material benefits in connection with the Formation Transactions, including the following:

    - In exchange for their respective ownership interests in certain Properties and certain PPD entities, PPD and certain of its subsidiaries will become
      beneficial owners of a total of         shares of Common Stock, with a
      total value of approximately $      million based on the assumed initial
      public offering price of the Common Stock, which compares to a book value of such interests and assets of approximately $376.6 million as of March 31, 1997. The Company does not believe that the book values of the interests and assets exchanged are equivalent to the fair market values of such interests and assets.

    - Approximately $136.9 million of indebtedness (excluding accrued interest) secured by certain of the Properties will be repaid in the Formation Transactions.

    - Approximately $103.1 million of indebtedness secured by certain of the Properties have been or will be assumed by the Company in the Formation Transactions.

    - Guarantees by PPD and Revenue Properties of certain indebtedness will be released.

    - Stuart Tanz will serve as a director and officer of the Company and will enter into an employment agreement providing for annual salary, bonus, participation in the Company's Stock Incentive Plan and other benefits for his services.

    - David Adlard and Jeffrey Stauffer will serve as officers of the Company and will enter into employment agreements providing for annual salary, bonus, participation in the Company's Stock Incentive Plan and other benefits for their services.

    - PPD will have certain participation rights in connection with future issuances of Common Stock by the Company which will enable PPD and its affiliates to maintain their overall percentage ownership of the Common Stock of the Company.

    - PPD will have the right to nominate two persons for election to the Board of Directors of the Company so long as PPD and its affiliates collectively own at least 25% of the outstanding Common Stock.

Additional information regarding these and certain other benefits to be received by affiliates of the Company in connection with the Formation Transactions is set forth under "Structure and Formation Transactions of the Company--Benefits to Certain Individuals" and "Management--Employment Agreements." "See "Risk Factors--Conflicts of Interest in Formation Transactions and the Business of the Company--Benefits from Formation" and "Certain Relationships and Related Transactions."

    DETERMINATION AND VALUATION. Upon completion of the Formation Transactions, the Company will hold 100% of the interests in all of the Properties, except for the Partially-Owned Properties. Based on the assumed initial public offering price of the Common Stock: (i) the purchasers of Common Stock in the Offering
will own     % of the outstanding Common Stock; and (ii) PPD will own in excess of 50% of the outstanding Common Stock. See "Underwriting" for certain transfer restrictions applicable to the shares of Common Stock received in connection with the Formation Transactions.

    The aggregate estimated value of the Common Stock to be held by the Company after the Offering is approximately $ million (based on an assumed initial public offering price of $20.00). The aggregate book value of the interests and assets to be owned by the Company after the Offering is approximately $376.6 million.

    The Company did not obtain appraisals with respect to the market value of any of the Properties or other assets that the Company will own immediately after consummation of the Offering and the other Formation Transactions or an opinion as to the fairness of the allocation of shares to the purchasers in the Offering. The valuation of the Company has been determined based primarily upon the estimated cash available for distribution and the factors discussed under "Underwriting," rather than a property-by-property valuation based on historical cost or current market value. This methodology has been used because management believes it is appropriate to value the Company as an ongoing business rather than with a view to values that could be obtained from a liquidation of the Company or of individual properties or assets owned by the Company. See "Risk Factors--Price to be Paid for Properties and Other Assets May Exceed Their Fair Market Value."

                                  THE OFFERING

    All of the shares of Common Stock being offered in the Offering are being offered by the Company.

Common Stock Offered Hereby.................  6,600,000 shares

Common Stock Outstanding after the
  Offering..................................  shares

Use of Proceeds.............................  Together with the proceeds from the PPD
                                              Contribution: (i) repayment of $136.9 million
                                              mortgage debt on the Properties (excluding
                                              accrued interest); (ii) repayment of $
                                              million in certain transaction costs including
                                              fees and expenses associated with the
                                              Unsecured Credit Facility; and (iii) for
                                              working capital purposes. See "Use of
                                              Proceeds;" "Capitalization;" and "Management's
                                              Discussion and Analysis of Financial Condition
                                              and Results of Operations--Liquidity and
                                              Capital Resources."

Anticipated NYSE Symbol.....................

                                 DISTRIBUTIONS

    The Company intends to make regular quarterly distributions to holders of the Common Stock. The Company intends to pay a pro rata distribution with respect to the period commencing on the closing of the Offering and ending on
September 30, 1997, based upon $        per share for a full quarter. On an
annualized basis, this would be $        per share, or an annual distribution
rate of     %,     % of which may represent a return of capital for tax
purposes, based on the assumed initial public offering price per share of
$20.00. The Company intends initially to distribute annually approximately     %
of estimated cash available for distribution. The Company established this distribution rate based upon an estimate of cash available for distribution that will be available for distributions after the Offering. See "Distribution Policy" for information as to how this estimate was derived. The Company intends to maintain its initial distribution rate for the twelve-month period following consummation of the Offering unless actual results of operations, economic conditions or other factors differ materially from the assumptions used in its estimate. Distributions by the Company will be determined by the Board of Directors and will be dependent upon a number of factors. The Company believes that its estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution; however, no assurance can be given that the estimate will prove accurate, and actual distributions may therefore be significantly different from the expected distributions. In addition, in order to maintain its qualification as a REIT under the Code, the Company is, in general, required to distribute currently 95% of its taxable income. See "Federal Income Tax Consequences--Taxation of the Company--Annual Distribution Requirements." The Company does not intend to reduce the expected distribution per share if the Underwriters' over-allotment option is exercised.

                            RESTRICTIONS ON TRANSFER

    Participants in the Formation Transactions are prohibited from transferring their shares of Common Stock, except under certain limited circumstances. PPD, Stuart Tanz and the other executive officers of the Company have agreed not to sell any shares of Common Stock for a period of three years after the completion of the Offering without the consent of Prudential Securities Incorporated ("Prudential Securities"). See "Underwriting."

                   RESTRICTIONS ON OWNERSHIP OF COMMON STOCK

    Due to limitations on the concentration of ownership of stock of a REIT imposed by the Internal Revenue Code of 1986, as amended (the "Code"), the charter of the Company (the "Charter") prohibits any stockholder from actually
or constructively owning more than    % of the outstanding shares of Common
Stock (the "Ownership Limit"), except that the Board of Directors has waived the Ownership Limit with respect to PPD and its affiliates and the Tanz Family and has permitted PPD and its affiliates to actually or constructively own up to
   % of the outstanding Common Stock, and the Tanz Family to actually or constructively own (including through the ownership of stock, of PPD or Revenue
Properties), in the aggregate, up to    % of the outstanding Common Stock. See
"Risk Factors--Limits on Changes in Control" and "Description of Capital Stock--Restrictions on Ownership and Transfer."

                           TAX STATUS OF THE COMPANY

    The Company intends to elect to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ending December 31, 1997, and believes its organization and proposed method of operation will enable it to meet the requirements for qualification as a REIT. To maintain REIT status, an entity must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 95% of its taxable income to its stockholders. See "Federal Income Tax Consequences--Taxation of the Company--Annual Distribution Requirements." As a REIT, the Company generally will not be subject to federal income tax on net income it distributes currently to its stockholders. If the Company fails to qualify as a REIT in any taxable year, it will be subject to federal income tax at regular corporate rates and may not be able to qualify as a REIT for the subsequent taxable years. See "Federal Income Tax Consequences" and "Risk Factors--Adverse Consequences of Failure to Qualify as a REIT; Other Tax Liabilities." Even if the Company qualifies for taxation as a REIT, the Company may be subject to certain federal, state and local taxes on its income and property.

                    SUMMARY SELECTED COMBINED FINANCIAL DATA

    The following table sets forth summary selected combined financial and operating information on a pro forma basis for the Company and on a combined historical basis for the Pan Pacific Development Properties ("PPD Properties"). The following information should be read in conjunction with the historical and pro forma financial statements and notes thereto of the Company and of PPD Properties included elsewhere in this Prospectus. The summary selected combined historical financial and operating information of PPD Properties at December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, has been derived from the historical combined financial statements audited by KPMG Peat Marwick LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The summary selected combined historical financial and operating information for the three months ended March 31, 1997 and March 31, 1996 has been derived from the unaudited combined financial statements of PPD Properties included elsewhere in this prospectus. The summary selected combined historical financial and operating information at December 31, 1994, 1993 and 1992 and for the year ended December 31, 1993 and for the 13 months ended December 31, 1992 has been derived from the audited consolidated financial statements of Pan Pacific Development (U.S.) Inc.

    The unaudited summary selected pro forma financial and operating information for the three months ended March 31, 1997 and the year ended December 31, 1996 is presented as if the Offering, the Formation Transactions, and the acquisitions of the Properties and certain other assets acquired after March 31, 1997 and prior to the Offering had all occurred on March 31, 1997 for the combined balance sheet and at the beginning of the period presented for the combined statements of operations. The summary selected pro forma financial information is not necessarily indicative of what the actual financial position or results of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position or results of operations.

        THE COMPANY (PRO FORMA) AND PPD PROPERTIES (COMBINED HISTORICAL)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                       THREE MONTHS ENDED
                                                            MARCH 31,                        YEAR ENDED DECEMBER 31,
                                                ---------------------------------  --------------------------------------------
                                                                   COMBINED
                                                 PRO FORMA        HISTORICAL        PRO FORMA         COMBINED HISTORICAL
                                                -----------  --------------------  -----------  -------------------------------
                                                   1997        1997       1996        1996        1996       1995       1994
                                                -----------  ---------  ---------  -----------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Rental revenue................................   $   9,552   $   7,660  $   6,927   $  38,245   $  29,977  $  24,915  $  21,613
Recoveries from tenants.......................       1,960       1,747      1,601       7,546       6,323      5,588      5,575
Gain (loss) on sales of real estate...........      --          --         --          --          --            501     --
Other revenue.................................         301         185     --             860         411        314        362
                                                -----------  ---------  ---------  -----------  ---------  ---------  ---------
Total revenue.................................      11,813       9,592      8,528      46,651      36,711     31,318     27,550
                                                -----------  ---------  ---------  -----------  ---------  ---------  ---------
Property expenses(2)..........................       2,629       2,225      2,005      10,292       8,452      7,779      7,321
Depreciation and amortization.................       2,205       1,861      1,805       8,901       7,397      6,553      6,372
Interest expense..............................       2,298       3,919      3,706       8,615      15,082     12,671     11,781
General and administrative expenses...........         835         918        867       3,340       3,228      3,620      3,729
Other expenses................................         242         450        556         180       1,981      1,247      1,592
Provision for impairment......................      --          --         --          --          --         --         --
                                                -----------  ---------  ---------  -----------  ---------  ---------  ---------
Income (loss) before income tax expense and
  minority interest...........................       3,604         219       (411)     15,323         571       (552)    (3,245)
Income tax expense............................      --             (29)       (42)     --            (122)       (87)        (7)
Minority interest.............................          (7)         (7)         5      --          --             24         36
                                                -----------  ---------  ---------  -----------  ---------  ---------  ---------
Net income (loss).............................   $   3,597   $     183  $    (448)  $  15,323   $     449  $    (615) $  (3,216)
                                                -----------  ---------  ---------  -----------  ---------  ---------  ---------
                                                -----------  ---------  ---------  -----------  ---------  ---------  ---------
Pro forma net income per share (3)............
                                                -----------                        -----------
                                                -----------                        -----------

                                                  1993      1992(1)
                                                ---------  ---------
STATEMENT OF OPERATIONS DATA:
Rental revenue................................  $  23,250  $  22,285
Recoveries from tenants.......................      3,795      3,503
Gain (loss) on sales of real estate...........      3,945     (1,209)
Other revenue.................................     --            410
                                                ---------  ---------
Total revenue.................................     30,990     24,989
                                                ---------  ---------
Property expenses(2)..........................      8,185      8,437
Depreciation and amortization.................      6,743      7,517
Interest expense..............................     12,514     12,408
General and administrative expenses...........      3,116      4,460
Other expenses................................        274        545
Provision for impairment......................     --          9,984
                                                ---------  ---------
Income (loss) before income tax expense and
  minority interest...........................        158    (18,362)
Income tax expense............................     --         --
Minority interest.............................     --         --
                                                ---------  ---------
Net income (loss).............................  $     158  $ (18,362)
                                                ---------  ---------
                                                ---------  ---------
Pro forma net income per share (3)............

                                                        MARCH 31, 1997                                   DECEMBER 31,
                                                   ------------------------               ------------------------------------------
                                                    PRO FORMA   HISTORICAL                  1996       1995       1994       1993
                                                   -----------  -----------               ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Properties--net of accumulated depreciation and
  amortization...................................   $ 353,763    $ 291,874                $ 272,054  $ 259,624  $ 222,722  $ 196,340
Total assets.....................................     376,638      312,840                  298,984    281,850    253,434    209,316
Notes payable....................................     103,122      196,314                  198,646    197,320    166,483    156,563
Total liabilities................................                  201,087                  203,608    202,554    179,191    161,520
Minority interest................................       1,462        1,462                    1,455      1,455      1,479     --
Total owner's equity.............................                  110,291                   93,921     77,841     72,764     47,796


                                                     1992
                                                   ---------
BALANCE SHEET DATA:
Properties--net of accumulated depreciation and
  amortization...................................  $ 201,374
Total assets.....................................    208,803
Notes payable....................................    168,815
Total liabilities................................    175,750
Minority interest................................     --
Total owner's equity.............................     33,053

                                             THREE MONTHS ENDED MARCH 31,               YEAR ENDED DECEMBER 31,
                                           ---------------------------------  --------------------------------------------
                                            PRO FORMA   COMBINED HISTORICAL    PRO FORMA         COMBINED HISTORICAL
                                           -----------  --------------------  -----------  -------------------------------
                                              1997        1997       1996        1996        1996       1995       1994
                                           -----------  ---------  ---------  -----------  ---------  ---------  ---------
OTHER DATA:
Funds from Operations(4).................   $   5,756   $   1,998  $   1,315   $  24,050   $   7,672  $   5,229  $   3,007
Cash flows from:
  Operating activities...................      --       $   1,408  $   1,346      --       $   5,749  $   6,584  $   2,528
  Investing activities...................      --       $ (20,371) $  (9,903)     --       $ (18,052) $ (42,950) $ (34,014)
  Financing activities...................      --       $  14,190  $   6,395      --       $  14,531  $  26,712  $  46,179
Number of operating Properties (at end of
  period)................................          25          20         18          25          19         18         13(5)
GLA (sq. ft.) (at end of period).........   3,607,461   3,062,042  2,737,577   3,607,461   2,794,307  2,737,577  2,145,708(5)
Occupancy of Properties owned (at end of
  period)................................       95.8%       96.4%      94.7%       95.9%       96.0%      95.5%      96.3%(5)

------------------------------

(1) Represents 13 months of operations because of a change in 1992 to a December 31 fiscal year end from a November 30 fiscal year end.

(2) Property expenses includes property operating expenses, property taxes and property management fees.

(3) Pro forma net income per share equals pro forma net income divided by shares of Common Stock to be outstanding after the Offering.

(4) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines Funds from Operations as net income
    (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management considers Funds from Operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. The Company computes Funds from Operations in accordance with standards established by the White Paper. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

(5) Excludes Arlington Courtyard, Laurentian Center and Vineyard Village East which were acquired on December 31, 1994.

                                  RISK FACTORS

    An investment in the shares of Common Stock involves various risks. Prospective investors should carefully consider the following risk factors in conjunction with the other information contained in this Prospectus before making a decision to purchase shares of Common Stock in the Offering.

    When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend" and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company's future plans of operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus.

REAL ESTATE INVESTMENT RISKS.

    GENERAL RISKS. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate depend in large part on the amount of income generated and expenses incurred. If the Properties do not generate revenue sufficient to meet operating expenses, including debt service, tenant improvements, leasing commissions and other capital expenditures, the Company may have to borrow additional amounts to cover fixed costs and the Company's cash flow and ability to make distributions to its stockholders will be adversely affected.

    The Company's revenue and the value of its properties may be adversely affected by a number of factors, including the national economic climate; the local economic climate; local real estate conditions; changes in retail expenditures by consumers; the perceptions of prospective tenants of the attractiveness of the property; the ability of the Company to manage and maintain the Properties and secure adequate insurance; and increased operating costs (including real estate taxes and utilities). In addition, real estate values and income from properties are also affected by such factors as applicable laws, including tax laws, interest rate levels and the availability of financing.

    RETENTION OF TENANTS AND RELETTING SPACE. The Company will be subject to the risks that upon expiration, leases may not be renewed, the space may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than current lease terms. Leases covering a total of approximately 2.4% and 36.3% of the leased GLA of the Properties will expire through the end of 1997 and 2001, respectively. The Company budgets for renovation and reletting expenses, which take into consideration its views of both the current and expected market conditions in the geographic regions in which the Properties are located, but no assurance can be given that these reserves will be sufficient to cover such costs. If the Company is unable to promptly relet or renew leases for all or a substantial portion of this space, if the rental rates upon such renewal or reletting are significantly lower than expected or if the Company's reserves for these purposes prove inadequate, the Company's cash flow and ability to make expected distributions to stockholders could be adversely affected. The ability of the Company to rent unleased space may also be affected by many factors, including certain use covenants restricting the nature of tenants occupying other space at a Property often found in leases and reciprocal easement agreements or other restrictive covenants relating to the Property with tenants or other owners or occupants of the Property. In addition, in the event of a default by a lessee or sublessee in its obligations to the Company, the Company may experience delays in enforcing its rights as lessor or sublessor and may incur substantial costs and experience significant delays associated with protecting its investment, including costs incurred in acquiring and making substantial improvements or repairs to a Property.

    GEOGRAPHIC CONCENTRATION. Six Properties are located in Northern California, six Properties are located in Southern California, five are located in Las Vegas, Nevada and four are located in the Pacific

Northwest. To the extent that general economic or other relevant conditions in these regions decline and result in a decrease in consumer demand in these regions, the Company's performance may be adversely affected. The markets for certain Properties are also significantly dependent on the financial results of major local employers and on industry concentrations.

    TENANT EARLY TERMINATION RIGHTS. Certain leases at some of the Properties have provisions which allow the lessee to terminate its lease prior to the end of the original term thereof under certain conditions, including, for example, the failure to achieve a stated minimum sales level, the failure to achieve or maintain a stated minimum leasing level, or the closing of an anchor store and its failure to reopen within a certain period of time.

    LIQUIDITY OF REAL ESTATE. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Code limits a REIT's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to holders of Common Stock.

    COMPETITION. There are numerous commercial developers and real estate companies that compete with the Company in seeking land for development, properties for acquisition and tenants for properties. There are numerous shopping facilities that compete with the Properties in attracting retailers to lease space. In addition, retailers at the Properties face increasing competition from outlet stores, discount shopping clubs, and other forms of marketing of goods, such as direct mail, internet advertising and telemarketing. Such competition may reduce properties available for acquisition or development, reduce percentage rents payable to the Company and may, through the introduction of competition, contribute to lease defaults or insolvency of tenants.

    CHANGES IN LAWS. Because increases in income, service or transfer taxes are generally not passed through to tenants under leases, such increases may adversely affect the Company's cash flow and its ability to make distributions to stockholders. The Properties are also subject to various federal, state and local regulatory requirements, such as requirements of the Americans with Disabilities Act of 1990 (the "ADA") and state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in substantial compliance with all such regulatory requirements and the Company expects to maintain compliance with such regulatory requirements. However, there can be no assurance that these requirements will not be changed or that new requirements will not be imposed which would require significant unanticipated expenditures by the Company and could have an adverse effect on the Company's cash flow and expected distributions.

    RELIANCE ON CERTAIN TENANTS AND ANCHORS. The Company's income and funds from operations could be adversely affected in the event of the bankruptcy or insolvency, or a downturn in the business, of any anchor store, or if any anchor tenant does not renew its lease when it expires. If the tenant sales at the Properties were to decline, tenants might be unable to pay their rent or other occupancy costs. In the event of default by a tenant, delays and costs in enforcing the lessor's rights could be experienced. In addition, the closing of one or more anchor-occupied stores or lease termination by one or more anchor tenants of a shopping center whose leases may permit termination could adversely impact that Property and result in lease terminations or reductions in rent by other tenants whose leases may permit termination or rent reduction in those circumstances and adversely affect the Company's ability to re-lease the space that is vacated. Each of these developments could adversely affect the Company's funds from operations and its ability to make expected distributions to shareholders.

    BANKRUPTCY AND FINANCIAL CONDITION OF TENANTS. At any time, a tenant of the Properties may seek the protection of bankruptcy laws, which could result in rejection and termination of such tenant's lease and thereby cause a reduction in cash flow available for distribution by the Company. Although the Company has not experienced material losses from tenant bankruptcies, no assurance can be given that tenants will not file for bankruptcy protection in the future or, if any tenants file, that they will affirm their leases and continue to make rental payments in a timely manner. In addition, a tenant from time to time may experience a downturn in its business which may weaken its financial condition and result in the failure to make rental payments when due. If tenant leases are not affirmed following bankruptcy or if a tenant's financial condition weakens, the Company's income may be adversely affected.

    AMERICANS WITH DISABILITIES ACT COMPLIANCE. Under the ADA, places of public accommodation and for commercial facilities are required to meet certain federal requirements related to access and use by disabled persons. These requirements became effective after January 1, 1991. Although management of the Company believes that the Properties are substantially in compliance with the present requirements of the ADA, the Company may incur additional costs in connection with such compliance in the future. In addition, a number of additional federal, state and local laws and regulations exist that may require modifications to the Company's properties, or affect certain future renovations thereof, with respect to access by disabled persons. Non-compliance with the ADA could result in the imposition of fines or an award of damages to private litigants, and also could result in an order to correct any non-complying feature. Under certain of the Company's leases, the tenant is responsible for ensuring that the property complies with all laws and regulations, including the ADA. Notwithstanding the foregoing, the Company may be required to make substantial capital expenditures to comply with this law. In addition, provisions of the ADA may impose limitations or restrictions on the completion of certain renovations and thus may limit the overall returns on the Company's investments.

    RISKS REGARDING PARTIALLY-OWNED PROPERTIES. The Company owns a 92% managing partnership interest in the limited partnership that owns Chino Town Square, a 50% managing general partnership interest in the limited partnership that owns Melrose Village Plaza and a 90% managing partnership interest in the limited partnership that owns Tanasbourne Village. The Company may have certain fiduciary responsibilities to third parties which it will need to consider when making decisions relating to the Partially-Owned Properties. The Company will not have sole control of certain major decisions relating to these Partially-Owned Properties and will need to seek the consent of such third parties under certain circumstances such as sales, refinancings, the timing and amount of additional capital contributions thereto and the transfer, assignment or pledge of the Company's partnership interests in the partnerships owning the Partially-Owned Properties. In addition, the Company may also participate with other entities in property ownership through joint ventures or partnerships in the future. Partnership or joint venture investments may, under certain circumstances, involve risks not otherwise present, including the possibility that the Company's partners or co-venturers might become bankrupt, that such partners or co-venturers might at any time have economic or other business interests or goals which are inconsistent with the business interests or goals of the Company, and that such partners or co-venturers may be in a position to take action contrary to the Company's instructions or requests or contrary to the Company's policies or objectives, including the Company's policy with respect to maintaining its qualification as a REIT. The Company will, however, seek to maintain sufficient control of such partnerships or joint ventures to permit the Company's business objectives, including its objective to maintain its REIT qualification, to be achieved. There is no limitation under the Company's organizational documents as to the amount of available funds that may be invested in partnerships or joint ventures.

    ECONOMIC PERFORMANCE OF PROPERTIES. The revenue from a Property may be adversely affected by many factors, including tenant mix and the inability of the Company to collect rent from tenants. From time to time the Company may experience delays in completing the leasing plan for a specific property for various reasons. This could result in operating losses from such property and have a negative impact on the operating results of the Company.

    PRICE TO BE PAID FOR PROPERTIES AND OTHER ASSETS MAY EXCEED THEIR FAIR MARKET VALUE. No independent valuations, appraisals or fairness opinions were obtained by the Company in connection with the

Formation. Therefore, the total market capitalization of the Company at the initial public offering price may not be indicative of, and may exceed, the aggregate appraised value of the individual Properties if appraisals of the Properties had been obtained in connection with the Formation Transactions. The initial offering price, however, was determined based on negotiations between the Company and the Underwriters, and the factors considered in determining such price included, in addition to prevailing market conditions, the expected results of operations of the Company (which are based on results of operations of the Properties in recent periods), estimates of the business potential and earning prospects of the Company, and the current state of the economy as a whole. See "Underwriting." There can be no assurance that the value of the consideration received by PPD in the Formation Transactions accurately reflects the value of the Properties to the Company.

REAL ESTATE FINANCING RISKS.

    DEBT FINANCING AND EXISTING DEBT MATURITIES. The Company will be subject to risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest, the risk that existing indebtedness on the Properties (which in all cases will not have been fully amortized at maturity) will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. Upon consummation of the Offering and the Formation Transactions, the Company expects to have outstanding indebtedness of approximately $103.1 million, which will mature over 10 years. Since the Company anticipates that only a small portion of the principal of the indebtedness will be repaid prior to maturity, and the Company will not have funds on hand sufficient to repay the balance of the indebtedness in full at maturity, it will be necessary for the Company to refinance the debt either through additional borrowings or equity or debt offerings. If principal payments due at maturity cannot be refinanced, extended or paid with proceeds of other capital transactions, the Company expects that its cash flow will not be sufficient in all years to pay distributions at expected levels and to repay all such maturing debt. Furthermore, if prevailing interest rates or other factors at the time of refinancing (such as the reluctance of lenders to make commercial real estate loans) result in higher interest rates upon refinancing, the interest expense relating to such refinanced indebtedness would increase, which could adversely affect the Company's cash flow and its ability to make expected distributions to its stockholders. In addition, in the event the Company is unable to refinance the indebtedness on acceptable terms, the Company might dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect funds available for distribution to stockholders.

    POTENTIAL DEFAULTS UNDER MORTGAGE FINANCING. Upon completion of the Offering, the Company will have approximately $103.1 million in principal amount of mortgage financing. The payment and other obligations under certain of the mortgage financing is secured by cross-collateralized, and cross-defaulted first mortgage liens in the aggregate amount of $54.1 million on four Properties. If the Company is unable to meet its obligations under the mortgage financing, the Properties securing such debt could be foreclosed upon, which could have a material adverse effect on the Company and its ability to make expected distributions and could threaten the continued viability of the Company. See "Policies With Respect to Certain Activities--Financing Policies."

    RISK OF RISING INTEREST RATES AND VARIABLE RATE DEBT. Upon consummation of the Offering and the Formation Transactions, the Company expects to enter into the Unsecured Credit Facility. Advances under the Unsecured Credit Facility may bear interest at a variable rate. In addition, the Company may incur other variable rate indebtedness in the future. Increases in interest rates on such indebtedness would increase the Company's interest expense, which could adversely affect the Company's cash flow and its ability to pay expected distributions to stockholders. Accordingly, the Company may in the future engage in other transactions to further limit its exposure to rising interest rates as appropriate and cost effective. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

    PERFORMANCE GUARANTEES ON CERTAIN INDEBTEDNESS. Upon completion of the Offering and the Formation Transactions, the Company will assume certain guarantees by Revenue Properties and PPD in connection with loans secured by several of the Properties. In addition, the Company will become liable for the indemnification obligations under the loans and guarantees being assumed by the Company.

CONFLICTS OF INTERESTS IN THE FORMATION TRANSACTIONS AND THE BUSINESS OF THE
  COMPANY.

    BENEFITS FROM FORMATION TRANSACTIONS. PPD and certain executive officers of the Company will realize certain benefits from the Formation Transactions that will not generally be received by other persons participating in the formation of the Company, including receipt of restricted stock awards and options to purchase shares of Common Stock under the Stock Incentive Plan. PPD will have certain board designation rights, registration rights with respect to shares of Common Stock, and participation rights in connection with future issuances of Common Stock by the Company. Stuart Tanz will have registration rights similar to those of PPD. In addition, certain of the Company's executive officers will enter into employment agreements with the Company. See "Structure and Formation Transactions of the Company--Benefits to Certain Individuals" and "Management--Employment Agreements." Because these persons were involved in structuring the Formation Transactions, they had the ability to influence the type and level of benefits they received. As such, these persons may have interests that conflict with the interests of others participating in the Formation Transactions and with the interests of persons acquiring shares of Common Stock in the Offering. As a result, the type and level of benefits these persons received may have been different if they had not participated in structuring the Formation Transactions.

    INFLUENCE OF CERTAIN AFFILIATES. Stuart Tanz, the Company's Chairman, President and Chief Executive Officer and one of its directors, and Russell Tanz, a director nominee, through their and their families' ownership interests in Revenue Properties and Revenue Properties' ownership of PPD, will own or control in excess of 50% of the total outstanding shares of Common Stock of the Company (and, together with options exercisable for shares of Common Stock and
restricted stock awards,    % of the total outstanding shares). In addition, PPD
will have the right to designate certain of the directors of the Company. Under the terms of the Company's Charter, no other stockholder presently is permitted
to own in excess of    % of the Common Stock. Consequently, although the Tanz
Family will not be able to take action on behalf of the Company without the concurrence of other members of the Company's Board of Directors, they may be able to exert substantial influence over the Company's affairs, which influence might not be consistent with the interest of other stockholders. In addition, there may be conflicts between the interests of the public stockholders of Revenue Properties and the public stockholders of the Company. Prior to the consummation of the Offering, Stuart Tanz, Jeffrey Stauffer, David Adlard and Laurie Sneve, who are directors and officers of the Company, were directors or officers of PPD.

    REPAYMENT OF CERTAIN DEBT.  Prudential Securities, the lead managing
underwriter for the Offering, will receive approximately $         million
(      % of the net Offering proceeds) as repayment of indebtedness and related interest expected to be outstanding upon consummation of the Offering. Prudential Securities' interests as a lender may conflict with its role as lead
managing underwriter. To address this conflict,          has agreed to act as a
"qualified independent underwriter" in recommending the maximum initial public offering price for the shares of Common Stock offered hereby. See "Underwriting".

    OTHER REAL ESTATE INTERESTS. Revenue Properties owns interests in shopping centers, all of which are located in Canada. Although it may elect to change its policy in the future, the Company currently does not intend to expand into Canada and Revenue Properties' shopping centers were not included in the Formation Transactions for this reason. If the Company should elect in the future to pursue acquisitions in Canada it may approach Revenue Properties with respect to its portfolio or selected properties.

    RISKS ASSOCIATED WITH THE RECENT ACQUISITION AND DEVELOPMENT OF PROPERTIES; LACK OF OPERATING HISTORY. After giving effect to the Formation Transactions, the Company will own 25 Properties, consisting of over 3.6 million square feet of GLA. The most recently acquired Properties may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential, and it is also possible that the operating performance of the most recently acquired Properties may decline under the Company's management. As the Company acquires additional properties, the Company will be subject to risks associated with managing new properties, including lease-up and tenant retention. In addition, the Company's ability to manage its growth effectively will require it to successfully integrate its new acquisitions into its existing management structure. No assurances can be given that the Company will be able to succeed with such integration or effectively manage additional properties or that newly acquired properties will perform as expected.

    RISK OF ACQUISITION AND DEVELOPMENT ACTIVITIES. The Company intends to continue acquiring, developing and redeveloping shopping center properties. See "Business and Growth Strategies--Business Strategies." Acquisitions of retail properties entail risks that investments will fail to perform in accordance with expectations. Estimates of development costs and costs of improvements to bring an acquired property up to standards established for the market position intended for that property may prove inaccurate. In addition, there are general investment risks associated with any new real estate investment.

    The Company intends to expand or renovate its Properties from time to time. Expansion and renovation projects generally require expenditure of capital as well as various government and other approvals, the receipt of which cannot be assured. While policies with respect to expansion and renovation activities are intended to limit some of the risks otherwise associated with such activities, the Company will nevertheless incur certain risks, including expenditures of funds on, and devotion of management's time to, projects which may not be completed.

    The Company anticipates that future acquisitions, development and renovations will be financed through a combination of advances under the Unsecured Credit Facility, other lines of credit and other forms of secured or unsecured financing. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for newly developed properties may not be available or may be available only on disadvantageous terms.

    It is possible that the Company will in the future expand its business to new geographic markets. The Company will not initially possess the same level of familiarity with new markets outside of the geographic areas in which the Properties are currently located, which could adversely affect its ability to acquire, develop, manage or lease properties in any new localities.

    Changing market conditions, including competition from other purchasers of shopping center properties, may diminish the Company's opportunities for attractive additional acquisitions.

    The Company also intends to develop and construct shopping centers in accordance with the Company's development and business strategies. See "Business and Growth Strategies." Risks associated with the Company's development and construction activities may include: abandonment of development opportunities; construction costs of a property exceeding original estimates, possibly making the property uneconomical; occupancy rates and rents at a newly completed property may not be sufficient to make the property profitable; financing may not be available on favorable terms for development of a property; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. In addition, new development activities, regardless of whether they would ultimately be successful, typically require a substantial portion of management's time and attention. Development activities would also be subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land use, building, occupancy, and other required governmental permits and authorizations.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES.

    TAX LIABILITIES AS A CONSEQUENCE OF FAILURE TO QUALIFY AS A REIT. The Company intends to operate so as to qualify as a REIT under the Code, commencing with its taxable year ending December 31, 1997. Although management believes that the Company will be organized and will operate in such a manner, no assurance can be given that the Company will be organized or will be able to operate in a manner so as to qualify or remain so qualified. Qualification as a REIT involves the satisfaction of numerous requirements (some on an annual and some on a quarterly basis) established under highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations, and involve the determination of various factual matters and circumstances not entirely within the Company's control. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay distributions to stockholders aggregating annually at least 95% of its REIT taxable income (excluding capital gains). No assurance can be given that legislation, new regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company is relying on the opinion of Latham & Watkins, counsel to the Company, regarding various issues affecting the Company's ability to qualify, and continue to qualify, as a REIT. See "Federal Income Tax Consequences--Taxation of the Company." Such legal opinion is based on various assumptions and factual representations by the Company regarding the Company's ability to meet the various requirements for qualification as a REIT, and no assurance can be given that actual operating results will meet these requirements. Such legal opinion is not binding on the Internal Revenue Service ("IRS") or any court.

    If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Moreover, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. This treatment would significantly reduce the net earnings of the Company available for distribution to stockholders because of the additional tax liability to the Company for the years involved. In addition, distributions to stockholders would no longer be required to be made. See "Federal Income Tax Consequences--Taxation of the Company--Requirements for Qualification."

    OTHER TAX LIABILITIES. Even if the Company qualifies for and maintains its REIT status, it will be subject to certain federal, state and local taxes on its income and property. If the Company has net income from a prohibited transaction, such income will be subject to a 100% tax. See "Federal Income Tax Consequences."

    INSURANCE. The Company carries comprehensive liability, public area liability, fire, earthquake, flood, boiler and machinery, extended coverage and rental loss insurance covering the Properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because it is not economically feasible to insure against such losses. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in the Property, as well as the anticipated future revenue from the Property and, in the case of debt which is with recourse to the Company, would remain obligated for any mortgage debt or other financial obligations related to the Property. Any such loss would adversely affect the Company. The Company believes that the Properties are adequately insured. With respect to the Properties located in California, in light of the California earthquake risk, California building codes since the early 1970's have established construction standards for all newly built and renovated buildings, including shopping center structures. All of the Properties located in California have been built or redeveloped since January 1, 1985 and the Company believes that all of the Properties were constructed in full compliance with the applicable standards existing at the time of construction. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

    NO LIMITATION ON DEBT. Upon completion of the Offering and the Formation Transactions, the Company's debt to total market capitalization ratio will be
approximately    % (      % if the Underwriters' over-allotment option is
exercised in full). The Company currently has a policy of incurring debt only if upon such incurrence the debt to total market capitalization ratio would be 50% or less, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Board of Directors could alter or eliminate this policy. If this policy were changed, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's cash flow and, consequently, the amount available for distribution to stockholders, and could increase the risk of default on the Company's indebtedness.

    The Company has established its debt policy relative to the total market capitalization of the Company rather than relative to the book value of its assets. The Company has used total market capitalization because it believes that the book value of its assets (which to a large extent is the depreciated original cost of real property, the Company's primary tangible assets) does not accurately reflect its ability to borrow and to meet debt service requirements. The market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. The Company will also consider factors other than market capitalization in making decisions regarding the incurrence of indebtedness, such as the purchase price of properties to be acquired with debt financing, the estimated market value of its properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service.

    DEPENDENCE ON KEY MANAGEMENT PERSONNEL. The executive officers of the Company have substantial experience in owning, operating, managing, acquiring and developing shopping centers. The Company believes that its success will depend in large part upon the efforts of such persons. The Company intends to enter into employment agreements with certain of its executive officers which will provide for their continued employment with the Company for up to three years and will contain certain non-compete provisions. There can be no assurance that these executive officers will remain in the employ of the Company, notwithstanding their potential liability for damages to the Company if they should terminate their employment. See "Management."

LIMITS ON CHANGES IN CONTROL.

    Certain provisions of Maryland law and of the Charter and bylaws of the Company (the "Bylaws") may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may (i) deter tender offers for the Common Stock, which offers may be attractive to the stockholders, or (ii) deter purchases of large blocks of Common Stock, thereby limiting the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. See "Description of Capital Stock" and "Certain Provisions of Maryland Law and the Company's Articles of Incorporation and Bylaws." These provisions include the following:

    LIMITS ON OWNERSHIP OF COMMON STOCK. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of the outstanding shares of Common Stock of the Company may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which the election to be treated as a REIT has been made). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. See "Federal Income Tax Consequences--Taxation of the Company." In order to protect the Company against the risk of losing its REIT status due to the concentration of ownership among its stockholders, the Ownership Limit included in the Charter limits actual or constructive (including through the ownership of stock of PPD or Revenue Properties) ownership of the
outstanding shares of Common Stock by any single stockholder to    % of the
total of the then outstanding shares of Common Stock. See "Description of Capital Stock--Restrictions on Ownership and Transfer." Although the Board of Directors presently has no intention of doing so (except as described herein in "Description of Capital Stock-- Restrictions on Ownership and Transfer--Ownership Limits" and elsewhere), the Board of Directors could waive this restriction with respect to a particular stockholder if it were satisfied, based upon the advice of tax counsel, that ownership by such stockholder in excess of the Ownership Limit would not jeopardize the Company's status as a REIT and the Board of Directors otherwise decided such action would be in the best interests of the Company. The Board of Directors has waived the Ownership Limitation with respect to PPD and certain affiliated entities and has permitted
such entities to actually or constructively own up to   % of the outstanding
Common Stock (the "PPD Ownership Limit"). The Board of Directors has also waived the Ownership Limit with respect to the Tanz Family and has permitted such persons to actually or constructively own (including through the ownership of
stock of PPD or Revenue Properties), in the aggregate, up to    % of the
outstanding Common Stock (the "Tanz Family Ownership Limit"). Actual or constructive ownership of shares of Common Stock in excess of the Ownership Limit, the PPD Ownership Limit or the Tanz Family Ownership Limit will cause the violative transfer or ownership to be void with respect to the transferee or owner as to that number of shares in excess of any such ownership limits (or, under certain circumstances, will result in the divestiture of shares of Common Stock owned by PPD, see "Description of Capital Stock--Restrictions on Ownership and Transfer") and such shares will be automatically transferred to a trust for the benefit of a qualified charitable organization. Such transferee or owner shall have no right to vote such shares or be entitled to dividends or other distributions with respect to such shares. See "Description of Capital Stock--Restrictions on Ownership and Transfer" for additional information regarding the Ownership Limit.

    PREFERRED STOCK. The Charter authorizes the Board of Directors to cause the Company to issue authorized but unissued shares of Common Stock or the preferred stock of the Company, $.01 par value (the "Preferred Stock") and to classify or reclassify any unissued shares of Preferred Stock and to set the preferences, rights and other terms of such classified or unclassified shares. See "Description of Capital Stock--Preferred Stock." Although the Board of Directors has no such intention at the present time, it could establish a series of Preferred Stock that could, depending on the terms of such series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of the stockholders.

    STAGGERED BOARD. The Company's Board of Directors is divided into three classes of directors. The initial terms of the first, second and third classes will expire in 1998, 1999 and 2000, respectively. Beginning in 1998, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of the Company even though a tender offer or change in control might be in the best interest of the stockholders. See "Certain Provisions of Maryland Law and the Company's Charter and Bylaws--Board of Directors--Number, Classification, Vacancies."

    HISTORICAL LOSSES. PPD Properties had a combined historical net loss of approximately $615,000 for the year ended December 31, 1995 and approximately $3.2 million for the year ended December 31, 1994. These net losses reflect the substantial interest expense associated with the acquisition financing of the Properties and certain non-cash charges such as depreciation and amortization. See "Selected Financial Data" and the financial statements and accompanying notes included in this Prospectus. These historical results may not be indicative of future results. Nonetheless, there can be no assurance that the Company will not incur net losses in the future.

    POSSIBLE ENVIRONMENTAL LIABILITIES. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, even when the contaminants were associated with previous owners or operators and the liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation or removal of such substances may be substantial, and the presence of such substances, or the failure properly to remediate the contamination on such property, may adversely affect the owner's ability to sell or rent such property or to borrow using such property as collateral. The presence of contamination at a property can impair the value of the property even if the contamination is migrating onto the property from an adjoining property. Persons who arrange for the disposal or treatment of hazardous or toxic substances at a disposal or treatment facility also may be liable for the costs of removal or remediation of a release of hazardous or toxic substances at such disposal or treatment facility, whether or not such facility is owned or operated by such person. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs incurred in connection with the contamination. Sometimes, the remedy to remediate contamination may include deed restriction or institutional control, which can restrict how the property may be used. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from such site.

    Certain federal, state and local laws, regulations and ordinances govern the removal, encapsulation or disturbance of asbestos containing materials ("ACM") when such materials are in poor condition or in the event of construction, remodeling, renovation or demolition of a building. Such laws may impose liability for release of ACM and may provide for third parties to seek recovery from owners or operators of real properties for personal injury associated with ACM. In connection with its ownership and operation of the Properties, the Company may be potentially liable for such costs.

    Shopping centers may have businesses such as dry cleaners and auto repair or servicing businesses which handle, store and generate small quantities of hazardous wastes. The operation may result in spills or releases from time-to-time that can result in soil or groundwater contamination. Independent environmental consultants have recently conducted or updated Phase I Environmental Assessments (the "Phase I Assessments") at the Properties. These Phase I Assessments have included, among other things, a visual inspection of the Properties and the surrounding area and a review of relevant state, federal and historical documents.

    The Company's Phase I Assessments of the Properties have not revealed any environmental liability that the Company believes would have a material adverse effect on the Company's business, assets or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nevertheless, it is possible that the Company's Phase I Assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company.

    The Company believes that the Properties are in substantial compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products, except as noted above. The Company has not been notified by any governmental authority, and is not otherwise aware of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its Properties, other than as noted above.

    EFFECT ON COMMON STOCK PRICE OF SHARES AVAILABLE FOR FUTURE SALE.  Upon
completion of the Offering, the Company will have       shares of Common Stock
outstanding (      shares if the Underwriter's over-allotment option is
exercised in full). Sales of a substantial number of shares of Common Stock (including shares issued upon the exercise of stock options), or the perception that such sales could occur, could adversely affect prevailing market prices of the Common Stock. In addition to shares of Common Stock sold by the Company in the Offering, certain individuals will collectively own 130,000 shares of restricted Common Stock. In addition, concurrently with the Offering, options to purchase 900,000 shares of Common Stock will be granted to certain officers, directors and employees of the Company. The executive officers and directors of the Company who have received restricted shares will not be permitted to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any such shares of Common Stock or other capital stock of the Company, or any securities convertible into or exercisable or exchangeable for any shares of Common Stock or other capital stock of the Company for a period of three years from the date of this Prospectus without the prior written consent of Prudential Securities on behalf of the Underwriters. At the conclusion of the restrictive period, all shares of Common Stock issued in connection with the formation of the Company may be sold in the public market pursuant to registration rights or available exemptions from registration. See "Shares Available for Future Sale." In addition, 1,620,000 additional shares of Common Stock will be reserved for issuance pursuant to the Company's Stock Incentive Plan, and these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. Options to purchase a total of 900,000 shares of Common Stock will be granted to certain executive officers, employees and directors upon the closing of the Offering. See "Management-- Compensation of Directors," "--Executive Compensation" and "--Stock Incentive Plan." No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares.

    IMMEDIATE AND SUBSTANTIAL DILUTION. As set forth more fully under "Dilution," the pro forma net tangible book value per share of the assets of the Company after the Offering will be substantially less than the initial public offering price per share in the Offering. Accordingly, purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution of
$         per share (based on an assumed initial public offering price of
$20.00) in the net tangible book value of the Common Stock. See "Dilution."

    ABSENCE OF PRIOR PUBLIC MARKET FOR COMMON STOCK. Prior to the Offering, there has been no public market for the Common Stock and there can be no assurance that an active trading market will develop as a result of the Offering, or if a trading market does develop, that it will be sustained or that shares of Common Stock will be resold at or above the initial public offering price. The initial public offering price of the Common Stock has been determined by agreement among the Company and the Underwriters and may not be indicative of the market price for the Common Stock after the Offering. See "Underwriting." The market value of the Common Stock could be substantially affected by general market conditions, including changes in interest rates. Moreover, numerous other factors, such as governmental regulatory action and changes in tax laws, could have a significant impact on the future market price of the Common Stock.

    CHANGES IN POLICIES WITHOUT STOCKHOLDER APPROVAL. The investment, financing, borrowing and distribution policies of the Company and its policies with respect to all other activities, including growth, debt, capitalization and operations, will be determined by the Board of Directors. Although the Board of Directors has no present intention to do so, these policies may be amended or revised at any time and from time to time at the discretion of the Board of Directors without a vote of the stockholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations or the market price of the Common Stock. See "Policies with Respect to Certain Activities."

    EFFECT OF MARKET INTEREST RATES ON PRICE OF COMMON STOCK. One of the factors that will influence the market price of the Common Stock in public markets will be the annual distribution rate on the shares. Increasing market interest rates may lead prospective purchasers of the Common Stock to demand a higher annual distribution rate from future distributions. Such an increase in the required distribution rate may adversely affect the market price of the Common Stock.

    DISPOSITION OF PROPERTIES WITH BUILT-IN GAIN. In connection with the formation of the Company, certain subsidiaries taxable as "C" corporations were merged either into the Company or into subsidiaries of the Company which will qualify as "qualified REIT subsidiaries." See "Federal Income Tax Consequences--Taxation of the Company--Ownership of Subsidiaries." Certain of these subsidiaries held 13 properties with built-in gain at the time the subsidiaries were merged into the Company or into subsidiaries of the Company. Pursuant to Treasury Regulations which have not yet been promulgated, if these properties are sold within 10 years of the date they were acquired by the Company, the Company will be required to pay taxes on the built-in gain that would have been realized if the merging "C" corporation had liquidated on the day before the date of the mergers. Therefore, with respect to managing its portfolio, the Company may have less flexibility in determining whether or not to dispose of these properties, and if it desires to do so at some future date, it may be subject to tax on the built-in gain as a result of any disposition of these properties to the extent the gain exceeds any available net operating loss carry forwards for any property.

    DISTRIBUTIONS TO STOCKHOLDERS AFFECTED BY MANY FACTORS. Distributions by the Company to its stockholders will be based principally on cash available for distribution from the Properties. Increases in base rent under the leases of the Properties or the receipt of rental revenue in connection with future acquisitions will increase the Company's cash available for distribution to stockholders. However, in the event of a default or a lease termination by a lessee, there could be a decrease or cessation of rental payments and thereby a decrease in cash available for distribution. In addition, the amount available to make distributions may decrease if properties acquired in the future yield lower than expected returns.

    The distribution requirements for REITs under federal income tax laws may limit the Company's ability to finance future developments, acquisitions and expansions without additional debt or equity financing. If the Company incurs additional indebtedness in the future, it will require additional funds to service such indebtedness and as a result amounts available to make distributions may decrease. Distributions by the Company will also be dependent on a number of other factors, including the Company's financial condition, any decision to reinvest funds rather than to distribute such funds, capital expenditures, the annual distribution requirements under the REIT provisions of the Code and such other factors as the Company deems relevant. In addition, the Company may issue from time to time additional shares of Common Stock in connection with the acquisition of properties or in certain other circumstances. No prediction can be made as to the number of such shares of Common Stock which may be issued, if any, and, if issued, the effect on cash available for distribution on a per share basis to holders of Common Stock. Such issuances, if any, will have a dilutive effect on cash available for distribution on a per share basis to holders of Common Stock. See "The Company--Growth Strategies." The possibility exists that actual results of the Company may differ from the assumptions used by the Board of Directors in determining the initial distribution rate. In such event, the trading price of the Common Stock may be adversely affected.

    To obtain the favorable tax treatment associated with REITs, the Company generally will be required to distribute to its stockholders at least 95% of its REIT taxable income (determined without regard to the dividends paid deduction and by excluding net capital gains) each year. See "Federal Income Tax Consequences--Taxation of the Company--Annual Distribution Requirements." In addition, the Company will be subject to tax at regular corporate rates to the extent that it does not distribute all of its net capital gain or distributes more than 95%, but less than 100%, of its REIT taxable income each year. The Company will also be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its REIT ordinary income, 95% of its REIT capital gain net income and 100% of its undistributed income from prior years.

    The Company intends to make distributions to its stockholders to comply with the distribution requirements of the Code and to eliminate, or at least minimize, exposure to federal income taxes and the nondeductible excise tax. Differences in timing between the receipt of income and the payment of expenses in arriving at taxable income and the effect of required debt amortization payments could require the Company to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT.

    DISTRIBUTION PAYOUT PERCENTAGE.  The Company's expected annual distributions
for the 12 months following consummation of the Offering of $         per share
are expected to be approximately    % of estimated cash available for
distribution. If cash available for distribution generated by the Company's assets for such 12-month period is less than the Company's estimate, or if such cash available for distribution decreases in future periods from expected levels, the Company's ability to make the expected distributions would be adversely affected. Any such failure to make expected distributions could result in a decrease in the market price of the Common Stock. See "Distribution Policy."

                                  THE COMPANY

GENERAL

    The Company is a self-administered and self-managed REIT that has been formed to continue to operate and expand the shopping center business conducted by PPD. The Company is engaged in the ownership, management, leasing, acquisition and development of shopping centers located primarily in the western United States. Upon completion of the Formation Transactions and the Offering, the Company will own or control a portfolio of 25 shopping center Properties.

    The Properties are generally well established community and neighborhood shopping centers strategically located in densely populated, middle and upper income markets and are conveniently located and easily accessible from major transportation arterials. The Properties consist of an aggregate of over 3.6 million square feet of GLA (not including 611,472 square feet of anchor-owned space at the Properties), have an average age of approximately seven years and are primarily situated in four key western U.S. markets: Northern California, Southern California, Las Vegas, Nevada and the Pacific Northwest, each of which the Company believes has strong economic and demographic characteristics. The largest concentration of Properties, consisting of 39.0% of the total GLA, is located in California, which has the nation's largest population and is experiencing an economic recovery (Properties consisting of 21.1% of the total GLA are located in Northern California and Properties consisting of 17.9% of the total GLA are located in Southern California). Properties consisting of 30.9% of the total GLA are located in Las Vegas, Nevada, which is the fastest growing city in the U.S. and where the Company believes it is one of the largest owners and operators of community and neighborhood shopping centers based on square feet owned and operated in the Las Vegas area. Properties consisting of 22.4% of the total GLA are located in the Pacific Northwest primarily in the Seattle, Washington and Portland, Oregon metropolitan areas, which have growing populations and are currently experiencing steady economic growth that outpaces the national average. In addition, Properties consisting of the remaining 7.7% of the total GLA are located in New Mexico, Tennessee, Kentucky and Florida. As of March 31, 1997, 96.3% of the Properties' total GLA was leased to 620 tenants, of which 341 were national and regional tenants (83.5% of the total leased GLA), such as Wal-Mart, United Artist Theatres, Nordstrom Rack, Old Navy Clothing Co., Circuit City, Barnes & Noble and Ross Dress for Less. Sixteen of the Properties are anchored by national or regional supermarkets such as Albertson's, Kroger, Food-4-Less, Vons, Lucky Stores and Safeway.

    The following table sets forth certain summary information regarding the Properties.

                                                                                                             TOTAL BASE
                                                                                                                RENT
                                                                                                             YEAR ENDED
                                                                                                             12/31/96(2)
                                                                                             TOTAL NUMBER   -------------
                                                         TOTAL        % OF       % LEASED     OF TENANTS
                                        NUMBER OF       GLA(1)      PORTFOLIO      AS OF         AS OF
REGION                                 PROPERTIES      (SQ. FT.)       GLA        3/31/97       3/31/97       BASE RENT
-----------------------------------  ---------------  -----------  -----------  -----------  -------------  -------------
Northern California................             6         761,396        21.1         97.5           118    $   7,293,348
Southern California................             6         643,863        17.9         96.0           123        7,293,232
Las Vegas, Nevada..................             5       1,115,647        30.9         95.3           189       12,254,810
Pacific Northwest..................             4         809,414        22.4         96.2           131        7,472,733
Other..............................             4         277,141         7.7         98.0            59        2,265,257
                                               --
                                                      -----------       -----          ---           ---    -------------
  Total............................            25       3,607,461       100.0         96.3           620    $  36,579,380
                                               --
                                               --
                                                      -----------       -----          ---           ---    -------------
                                                      -----------       -----          ---           ---    -------------


                                                     ANNUALIZED BASE RENT
                                                    IN PLACE AT 3/31/97(3)
                                                  --------------------------
                                        % OF                      ANN. BASE
                                      PORTFOLIO       ANN.          RENT/
REGION                                BASE RENT     BASE RENT    SQ. FT.(4)
-----------------------------------  -----------  -------------  -----------
Northern California................        19.9   $   8,182,766   $   11.02
Southern California................        20.0       7,375,150       11.93
Las Vegas, Nevada..................        33.5      12,739,938       11.98
Pacific Northwest..................        20.4       7,851,753       10.08
Other..............................         6.2       2,304,719        8.49

                                          -----   -------------  -----------
  Total............................       100.0   $  38,454,326   $   11.07

                                          -----   -------------  -----------
                                          -----   -------------  -----------

--------------------------

(1) Represents GLA owned by the Company. Excludes 611,472 square feet of anchor-owned GLA.

(2) Total base rent for the year ended December 31, 1996, calculated in accordance with GAAP.

(3) Annualized base rent for all leases in place at March 31, 1997 calculated as follows: total base rent, calculated in accordance with GAAP, to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12.

(4) Annualized base rent divided by the GLA leased at March 31, 1997.

    The Properties are regionally managed under active central control by the Company's executive officers. All administration (including the formation and implementation of policies and procedures), leasing, capital expenditures and construction decisions are centrally administered at the Company's corporate office. The Company employs property managers at each of its regional offices to oversee and direct the day-to-day operations of the Properties, as well as the on-site personnel, which may include the manager, assistant manager, maintenance personnel and other necessary staff. Property managers communicate daily with the Company's corporate offices to implement the Company's policies and procedures. The Company also benefits from the use of a computer network system, which provides for real time reporting and communications capabilities between the Company and its regional and local managers.

    As a result of management's in-house leasing program, the Properties benefit from a diversified merchandising mix, which includes having national and regional anchor tenants in nearly every shopping center complemented by a carefully planned mix of national, regional and local non-anchor tenants. At March 31, 1997, 73.1% of the total leased GLA was leased to national tenants, 10.4% leased to regional tenants, and 16.5% to local tenants. To promote stability and attract non-anchor tenants, the Company generally enters into long-term leases (typically 15 to 20 years) with major or anchor tenants which usually contain provisions permitting tenants to renew their leases at rates which often include fixed rent increases or CPI adjustments from the prior base rent. At March 31, 1997, anchor tenants leased 56.7% of the total leased GLA and with only 30.9% of anchor-leased GLA (17.5% of the total leased GLA) scheduled to expire within the next 10 years. To take advantage of improving market conditions and changing retail trends, the Company generally enters into shorter term leases (typically three to five years) with non-anchor tenants. The Company's leases are generally on a triple-net basis, which require the tenants to pay their pro rata share of all real property taxes, insurance and property operating expenses.

    The following table sets forth certain summary information regarding the Company's tenant diversification:

                                                                                                  ANNUALIZED BASE RENT IN PLACE
                                                                                                          AT 3/31/97(3)
                                                             NUMBER OF                       ---------------------------------------
                                                TOTAL         TENANTS     % OF TOTAL LEASED                               ANN. BASE
                                              LEASED GLA       AS OF          GLA AS OF          ANN.                       RENT/
TENANT TYPE                                   (SQ. FT.)       3/31/97          3/31/97         BASE RENT    % OF TOTAL   SQ. FT.(4)
-------------------------------------------  ------------  -------------  -----------------  -------------  -----------  -----------
National(1)................................    2,539,375           266             73.1      $  24,670,046        64.2    $    9.72
Regional(1)................................      359,965            75             10.4          4,736,559        12.3        13.16
Local(1)...................................      575,501           279             16.5          9,047,721        23.5        15.72
                                             ------------          ---            -----      -------------       -----
  Total/Weighted Average...................    3,474,841           620            100.0      $  38,454,326       100.0    $   11.07
                                             ------------          ---            -----      -------------       -----
                                             ------------          ---            -----      -------------       -----

Anchor(2)..................................    1,970,410            50             56.7      $  15,414,533        40.1    $    7.82
Non-Anchor(2)..............................    1,504,431           570             43.3      $  23,039,793        59.9        15.31
                                             ------------          ---            -----      -------------       -----
  Total/Weighted Average...................    3,474,841           620            100.0      $  38,454,326       100.0    $   11.07
                                             ------------          ---            -----      -------------       -----
                                             ------------          ---            -----      -------------       -----

------------------------

(1) The Company defines a national tenant as any tenant that operates in at least four metropolitan areas located in more than one region (i.e. northwest, northeast, midwest, southwest or southeast); regional tenant as any tenant that operates in two or more metropolitan areas located within the same region; local tenant as any tenant that operates stores only within the same metropolitan area as the shopping center.

(2) The Company defines anchors as tenants which lease 15,000 square feet or more and non-anchors as tenants which lease less than 15,000 square feet.

(3) Annualized base rent for all leases in place at March 31, 1997 calculated as follows: total base rent, calculated in accordance with GAAP, to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12.

(4) Annualized base rent divided by the GLA leased at March 31, 1997.

HISTORY

    The Company's history in owning and operating retail properties dates back to 1971 when Mark Tanz began a real estate operation focused on retail properties in Toronto, Canada and Southern California. In 1985, Mr. Tanz became the largest shareholder of Revenue Properties and implemented a restructuring plan to focus the business on owning and operating retail properties in both Canada and the U.S. Since 1985, Mr. Tanz has been a director of Revenue Properties, and two of his sons, Stuart Tanz and Russell Tanz are directors and executive officers of Revenue Properties. Shares of Revenue Properties trade on the Toronto Stock Exchange and on NASDAQ.

    The Tanz Family first became involved with the management and development of the Properties when Revenue Properties purchased a controlling stake in 1992 in PPDC, a predecessor of PPD in 1992. Upon acquiring PPDC, Stuart Tanz assumed responsibility for the management, development, acquisition and leasing of PPDC's properties located in the United States. At the time of the acquisition, PPDC's portfolio included 13 of the Properties as well as a number of other retail, residential and commercial properties located in the United States and Canada. In June 1993, Revenue Properties acquired the remaining balance of the outstanding shares of PPDC, and thus PPDC became a wholly-owned subsidiary of Revenue Properties. PPDC was subsequently amalgamated into Revenue Properties.

    Since 1992, PPD has been led by Stuart Tanz, the Company's Chief Executive Officer and President, along with Jeffrey Stauffer, the Company's Senior Vice President of Operations and Development. In January 1995, David Adlard joined the Company as Executive Vice President and Chief Financial Officer. Although the Company has been a wholly-owned subsidiary of Revenue Properties since 1993, the Company has functioned as an independent organization with separate management, personnel and operational systems, including all real estate related activities such as its in-house leasing, acquisition, development, property management and accounting operations. Since 1992, management has grown PPD's portfolio of shopping centers from 13 properties (encompassing 2.1 million square feet) to 25 properties (encompassing 3.6 million square feet) through acquisition and development activities focused within the four key western U.S. markets.

    Upon consummation of the Offering and after giving effect to the PPD Contribution in connection with the Formation Transactions, Revenue Properties (through its 100% ownership of PPD) will own in excess of 50% of the Common Stock. The Tanz Family collectively owned approximately 35.6% of the 66,000,000 outstanding shares of common stock of Revenue Properties as of March 31, 1997. At such date, Stuart Tanz owned 25,000 shares of common stock of Revenue Properties and upon the consummation of the Offering, he will resign as a director and officer of Revenue Properties and PPD.

    The Company is a Maryland corporation that was incorporated on April 16, 1997. The Company's executive offices are located at 1631-B South Melrose Drive, Vista, California 92083; telephone (760) 727-1002; fax (760) 727-1430. The
Company's Website address is http://www.rpc-panpacific.com.

                         BUSINESS AND GROWTH STRATEGIES

    The Company's primary objective is to maximize total return to shareholders through increasing cash flow per share and enhancing the value of its portfolio. The Company believes it can achieve this objective by implementing its business strategies and by continuing to: (i) acquire select community and neighborhood shopping centers at attractive capitalization rates; (ii) use its development expertise to redevelop or renovate properties it may acquire, to build out existing and any acquired undeveloped pads or other expansion space, and to develop new shopping centers when it believes market conditions support favorable risk-adjusted returns; and (iii) maximize cash flow from its existing Properties. The Company also believes, based on its evaluation of market conditions, its ability to achieve its primary objective will be enhanced by continuing to focus its activities within its four key western U.S. markets (Northern California, Southern California, Las Vegas, Nevada and the Pacific Northwest) which continue to exhibit strong economic and demographic characteristics and where the Company believes it is well positioned to take advantage of opportunities based on its experience, market knowledge and reputation as a leading regional owner, purchaser and operator of quality shopping centers. The Company further believes that within its four key markets, there are growth opportunities for well-capitalized owners of real estate and that being a public company will enhance its ability to obtain acquisition financing, to take advantage of opportunities to acquire additional retail properties at attractive prices and to develop and redevelop retail properties, when feasible, at attractive returns.

BUSINESS STRATEGIES

    The Company's business strategy involves three fundamental practices: (i) owning and operating quality shopping centers in select key markets with strong economic and demographic characteristics in order to establish and maintain a portfolio of real estate assets with stable income and the potential for long-term growth; (ii) developing local and regional market expertise through the hands-on participation of senior management in property operations and leasing in order to capitalize on market trends, retailing trends and acquisition opportunities; and (iii) establishing and maintaining a diversified and complementary tenant mix with an emphasis on tenants that provide day-to-day consumer necessities in order to provide steady rental revenue. Through its regional offices, the Company implements its business strategies by: (i) its on-going analysis of regional and submarket demographic, economic and retailing trends; (ii) developing and maintaining relationships with key retailers, real estate brokers, and financial institutions; (iii) emphasizing tenant satisfaction and retention through its proactive communication with tenants, community oriented marketing activities and comprehensive maintenance programs; and (iv) applying aggressive cost control practices and by capitalizing on cost reduction and economy of scale opportunities arising from the size and proximity of its properties within each region.

GROWTH STRATEGIES

    The Company intends to continue to utilize its in-depth market knowledge within its four key markets to pursue its strategy of opportunistic acquisitions of shopping centers for long-term investment. The Company believes that significant opportunities exist within these markets to acquire shopping center properties that are consistent with its existing portfolio in terms of quality of construction, positive submarket demographics and location attributes and that provide attractive initial capitalization rates with potential for growth in cash flow. The Company believes that opportunities to increase cash flow exist where, among other things, focused management is needed or the property to be acquired needs repositioning, redevelopment or expansion. Management intends to add value to such retail properties through the application of its active, hands-on management and aggressive leasing strategies. The Company further believes it has certain competitive advantages which enhance its ability to identify and capitalize on acquisition opportunities, including: (i) significant local market expertise and relationships with retailers within each market; (ii) long-standing relationships with institutional and other owners of shopping center properties in the Company's four primary regions; (iii) fully integrated real estate operations which enable the Company to respond quickly to acquisition opportunities and to capitalize on the resulting economies of scale; (iv) access to capital as a public company, including the Unsecured Credit Facility; and (v) the Company's reputation as an experienced purchaser of retail properties with the ability to efficiently close transactions.

    Although the Company believes that current market conditions generally favor acquisitions, management intends to continue its practice of redeveloping and/or expanding its Properties and redeveloping or renovating properties it may acquire, as market and retailing trends evolve. In addition, the Company intends to continue developing quality shopping center properties when it believes market conditions and tenant opportunities support favorable risk-adjusted returns.

    The Company's management has extensive experience in implementing its acquisition and development strategy focused within its four primary regions. Of the 25 Properties, management has acquired 21 of the Properties (including the 13 acquired when Revenue Properties acquired PPDC) and developed four of the Properties. Of the 21 acquired Properties, six have been acquired since January 1, 1997 encompassing 813,154 square feet (22.5% of the total GLA) for an aggregate purchase price $83.2 million, including four properties in Northern California, one in Southern California and one in Las Vegas.

    The following table sets forth certain information regarding the Company's portfolio:

                                                                                                                 AS OF DEC. 31,
                              AS OF DEC. 31, 1993          AS OF DEC. 31, 1994          AS OF DEC. 31, 1995           1996
                          ---------------------------  ---------------------------  ---------------------------  ---------------
                                           TOTAL GLA                    TOTAL GLA                    TOTAL GLA
                             NUMBER OF        (SQ.        NUMBER OF        (SQ.        NUMBER OF        (SQ.        NUMBER OF
REGION                      PROPERTIES      FT.)(1)      PROPERTIES      FT.)(1)      PROPERTIES      FT.)(1)      PROPERTIES
------------------------  ---------------  ----------  ---------------  ----------  ---------------  ----------  ---------------

Northern California.....             1         50,248             1         50,248             1         50,248             2

Southern California.....             2        469,675             2        469,675             5        624,227             5

Las Vegas, Nevada.......             3        622,336             3        622,336             4        985,094             4

Pacific Northwest.......             3        727,736             3        727,736             4        809,414             4

Other...................             4        277,141             4        277,141             4        277,141             4
                                    --                           --                           --                           --
                                           ----------                   ----------                   ----------

Total...................            13      2,147,136            13      2,147,136            18      2,746,124            19
                                    --                           --                           --                           --
                                    --                           --                           --                           --
                                           ----------                   ----------                   ----------
                                           ----------                   ----------                   ----------


                                               PRO FORMA
                                      ---------------------------
                          TOTAL GLA                    TOTAL GLA
                             (SQ.        NUMBER OF        (SQ.
REGION                     FT.)(1)      PROPERTIES      FT.)(1)
------------------------  ----------  ---------------  ----------
Northern California.....      98,431             6        761,396
Southern California.....     624,227             6        643,863
Las Vegas, Nevada.......     985,094             5      1,115,647
Pacific Northwest.......     809,414             4        809,414
Other...................     277,141             4        277,141
                                                --
                          ----------                   ----------
Total...................   2,794,307            25      3,607,461
                                                --
                                                --
                          ----------                   ----------
                          ----------                   ----------

------------------------

(1) Represents GLA owned by the Company (excludes anchor-owned GLA).

    As an example of the implementation of the Company's acquisition strategy, in September 1995, the Company acquired Cheyenne Commons a 362,758 square foot community shopping center, located in Las Vegas, Nevada. Among the key attributes of the acquisition were: (i) the strong demographic characteristics of the submarket (according to the Lesser Market Study this submarket had a 1996 population base of 121,956 people, which has grown at more than double the rate of the metro area, and has a median household income of $56,454); (ii) the property's proximity to Summerlin, a 25,000 acre master planned residential community; and (iii) the drawing power and strong sales performance of the center's largest anchor, Wal-Mart, as well as the diverse mix of over 40 tenants, which include 30 nationally recognized retailers (over 90% of the total leased GLA). In addition, based on its local market expertise, management determined that the long-term value of the property could be enhanced by repositioning the center, capitalizing on economies of scale and releasing expiring space at higher rental rates. Subsequent to the acquisition, the Company implemented a $250,000 capital improvement program aimed at enhancing the aesthetics and visibility of the center, which included upgrading landscaping, making architectural changes and improving the signage. Property management is conducted through the Company's regional office which oversees the management and leasing of all five of its Las Vegas properties. In addition, the Company is aggressively pursuing releasing opportunities to take advantage of improving submarket conditions.

    As an example of the implementation of the Company's development strategy, in November 1995, the Company began its development of Laguna Village, a multi-phased Property entitled for a total of 122,000 square feet of GLA. Development of the Property was pursued by the Company based on management's belief that the market was undersupplied with entertainment and food services. Through existing tenant relationships and contacts, management successfully negotiated a lease with United Artists Theatres, the terms of which provided for an economically feasible phased development of the Property. Laguna Village's Phase I was completed in 1996 with 100% of the GLA (48,183 square feet) leased to United Artists Theatres. The Company is currently constructing Phase II consisting of 60,022 square feet of GLA which is scheduled to be completed in September 1997. Consistent with its strategy to significantly pre-lease its developments, the Company has executed leases representing 87.4% of the Phase II GLA.

    The Company intends to maximize the cash flow from its existing Properties by continuing to enhance the operating performance of each Property through its in-house leasing and property management programs. The Company intends to continue to aggressively pursue: (i) the leasing of currently available space (132,620 square feet as of March 31, 1997); (ii) the renewal or releasing of expiring leases at higher rental rates which management believes currently are available based on improving market conditions and its recent leasing activity (during the 12 months ending December 31, 1996, the Company renewed or released 436,342 square feet of GLA for an average base rent of $14.62 per square foot as compared to an average base rent of $11.37 per square foot under expiring leases); and (iii) economies of scale in the management and leasing of properties that may be realized by focusing its acquisition and development activities within its four primary regions. The Company also expects to benefit over time from leases with CPI or percentage rent adjustments. Management believes that maintaining high occupancy rates, the renewal and replacement of tenants and increasing base rents are critical measures of management and leasing performance. Since December 31, 1993, the Company has maintained a year-end weighted average occupancy rate ranging from 94.3% to 96.3% for the Properties owned at such dates. During the past three years, the Company has renewed or released 972,745 square feet involving 297 lease transactions, and base rents per square foot from such leasing activity increased from $11.52 in 1994 to $13.15 in 1995, and to $14.62 in 1996.

    The following table sets forth certain summary historical information regarding the Company's leasing activity during the past three years:

                                                                                 YEAR ENDED DECEMBER 31,
                                                                            ----------------------------------
                                                                               1996        1995        1994
                                                                            ----------  ----------  ----------
Number of new and renewed leases signed during period.....................         122          98          77
Square footage leased during period.......................................     436,342     278,834     257,569
Base rent per sq. ft.(1)..................................................  $    14.62  $    13.15  $    11.52
Tenant improvements per sq. ft.(2)........................................  $     2.90  $     3.72  $     2.78
Leasing commissions per sq. ft.(3)........................................  $     2.33  $     1.91  $     2.13
Effective rent per sq. ft.(4).............................................  $    13.84  $    12.01  $    10.57

Occupancy for Properties owned at period end(%)(5)........................        96.0        95.5        96.3

------------------------------

(1) Equals total base rent, calculated in accordance with GAAP, to be received during the entire term of all lease transactions executed during the respective period, divided by the terms, in months, for such leases, multiplied by 12, and divided by the total GLA under such leases.

(2) Tenant improvements are defined as capital costs incurred by the Company for leasehold improvements including, but not limited to, costs for items such as HVAC, plumbing, electrical upgrades, interior walls, wall finishes, ceiling treatment and floor covering.

(3) Leasing commissions are brokerage commission fees paid by the Company in connection with new leases or lease renewals.

(4) Equals total base rent, calculated in accordance with GAAP, to be received during the entire term of all lease transactions executed during the respective period, minus all tenant improvements and leasing commissions from such leases divided by the terms, in months, for such leases, multiplied by 12, and divided by the total GLA under such leases.

(5) The 1994 data excludes Arlington Courtyard, Vineyard Village East and Laurentian Center, which were acquired on December 31, 1994.

                                USE OF PROCEEDS

    The net proceeds to the Company from the sale of Common Stock in the Offering, after the deduction of underwriting discounts and commissions and
estimated offering expenses, are expected to be approximately $         million
(approximately $         million if the Underwriters' over-allotment option is
exercised in full), assuming an initial public offering price of $20.00 per share. The Company intends to apply the net proceeds of the Offering along with
the $    proceeds of the PPD Contribution, as follows:

                                                                                    AMOUNT
                                                                                 -------------
                                                                                      (IN
                                                                                  THOUSANDS)
Repayment of existing mortgage debt (net of discounts/premiums)................   $   136,905
Estimated transaction costs including fees and expenses associated with the
  Unsecured Credit Facility....................................................
Working capital................................................................
                                                                                 -------------
  Total........................................................................   $
                                                                                 -------------
                                                                                 -------------

    An aggregate of approximately $         million of indebtedness was incurred
within the last year, of which $         was incurred by PPD to acquire       ,
$         was incurred to finance tenant improvements, $         was used to
repay certain indebtedness, and approximately $         was used to pay property
taxes, loan costs, legal fees and other expenses. The remainder was contributed to working capital.

    The following table sets forth certain information regarding the debt to be repaid upon completion of the Offering, which consists primarily of mortgage or secured debt encumbering certain of the Properties. The mortgages and other indebtedness to be repaid upon completion of the Offering had a weighted average interest rate of approximately 7.69% and a weighted average remaining term to maturity of approximately 4.7 years as of March 31, 1997.

PROPERTY
------------------------------------------------------------------  EXPECTED BALANCE
                                                                     AS OF THE DATE
                                                                    THE OFFERING IS
                                                                     CONSUMMATED(1)
                                                                    ----------------
                                                                     (IN THOUSANDS)
Chico Crossroads..................................................     $   13,650
Monterey Plaza....................................................         18,371
Laguna Village....................................................          4,747
Melrose Village Plaza.............................................          7,000
Sahara Pavilion South.............................................         12,530
Cheyene Commons...................................................         26,926
Winterwood Pavilion...............................................          6,158
Sunset Square.....................................................         22,382
Canyon Ridge Plaza................................................          4,300
Tanasbourne Village...............................................         16,308
Sports Unlimited..................................................          2,533
Ocoee Plaza.......................................................          2,000
                                                                         --------
                                                                       $  136,905
                                                                         --------
                                                                         --------

------------------------------

(1) Amounts may change due to amortization.

    In the event that the Underwriters' over-allotment option is exercised, the net proceeds thereof will be used by the Company for additional working capital and will be available for development and for future acquisitions of additional properties not yet identified. Pending application of such net proceeds, the Company will invest the net proceeds in interest-bearing accounts and short-term, interest-bearing securities, which are consistent with the Company's intention to qualify for taxation as a REIT. Such investments may include, for example, obligations of the Governmental National Mortgage Association, other government and government agency securities, certificates of deposit and interest-bearing bank deposits.

                              DISTRIBUTION POLICY

    Subsequent to the Offering, the Company intends to make regular quarterly distributions to the holders of its Common Stock. The first dividend, for the period commencing at the closing of the Offering and ending September 30, 1997,
is anticipated to be $         per share, which is an amount approximately
equivalent to a quarterly distribution of $         per share (which, if
annualized, would equal $         per share), or an annual yield of    % based
on an assumed initial public offering price per share of $20.00. The Company does not intend to reduce the expected distribution per share if the Underwriters' over-allotment option is exercised. The Company currently expects
to distribute approximately    % of estimated cash available for distribution
for the 12 months following the consummation of the Offering. The Board of Directors may vary the percentage of cash available for distribution which is distributed if the actual results of operations, economic conditions or other factors differ from the assumptions used in the Company's estimates.

    The Company believes that its estimate of cash available for distribution constitutes a reasonable basis for setting the initial distribution rate and is made solely for the purpose of setting the initial distribution rate and is not intended to be a projection or forecast of the Company's results of operations or of its liquidity. The Company presently intends to maintain the initial distribution rate for the 12 months following the consummation of the Offering unless actual results from operations, economic conditions or other factors differ significantly from the assumptions used in its estimate. However, no assurance can be given that the Company's estimate will prove accurate. The actual return that the Company will realize will be affected by a number of factors, including the revenue received from the Properties, the operating expenses of the Company, the interest expense incurred on its borrowings, the ability of tenants to meet their obligations, general leasing activity and unanticipated capital expenditures. See "Risk Factors--Real Estate Investment Risks."

    The following table illustrates the adjustments made by the Company to its pro forma Funds from the Operations for the twelve months ended March 31, 1997 in order to calculate estimated cash available for distribution:

                                                                                                       AMOUNTS
                                                                                                    (IN THOUSANDS,
                                                                                                      EXCEPT PER
                                                                                                    SHARE AMOUNTS)
                                                                                                    --------------
Pro forma income before minority interest for year ended December 31, 1996........................    $   15,323
Plus pro forma income before minority interest for the three months ended March 31, 1997..........         3,604
Less pro forma income before minority interest for the three months ended March 31, 1996..........        (3,187)
                                                                                                         -------
Pro forma income before minority interest for the 12 months ended March 31, 1997..................        15,740
  Plus pro forma depreciation for the 12 months ended March 31, 1997(1)...........................         6,419
  Plus pro forma amortization for the 12 months ended March 31, 1997(2)...........................         2,506
  Less pro forma depreciation and amortization on non-real estate assets for the 12 months ended
    March 31, 1997................................................................................          (174)
                                                                                                         -------
Pro forma Funds from Operations for the 12 months ended March 31, 1997............................        24,491

Adjustments:
  Net increases from renewed leases(3)............................................................           486
  Net increases from new leases(4)................................................................         3,619
  Net effect of lease expirations, assuming no renewals(5)........................................        (2,434)
  Net change in interest expense(6)...............................................................          (336)
                                                                                                         -------
Pro forma Funds from Operations for the 12 months ending July 31, 1998                                    25,826
  Net effect of straight-line rents(7)............................................................          (957)
  Estimated capitalized tenant improvements and leasing commissions(8)............................        (1,463)
  Estimated capital expenditures(9)...............................................................          (180)
  Scheduled debt principal payments(10)...........................................................        (1,284)
  Non-real estate amortization(11)................................................................           511
                                                                                                         -------
Estimated cash available for distribution for the 12 months ending July 31, 1998..................    $   22,453
                                                                                                         -------
                                                                                                         -------
Total estimated initial annual distributions......................................................
                                                                                                         -------
                                                                                                         -------
Estimated initial annual distributions per share..................................................
                                                                                                         -------
                                                                                                         -------
Payout ratio based on estimated cash available for distributions..................................
                                                                                                         -------
                                                                                                         -------

------------------------

(1) Pro forma depreciation of $6,419,000 for the year ended December 31, 1996 plus $1,597,000 for the period ended March 31, 1997 less $1,597,000 for the period ended March 31, 1996.

(2) Pro forma amortization of $2,482,000 for the year ended December 31, 1996, plus $608,000 for the period ended March 31, 1997 less $584,000 for the period ended March 31, 1996.

(3) Represents the incremental increase in Funds from Operations attributable to changes in rental revenue, calculated in accordance with GAAP, for the 12 months ending July 31, 1998 over rental revenue included in pro forma Funds from Operations for the 12 months ended March 31, 1997. Changes in rental revenue are due to lease renewals executed between April 1, 1996 and June 4, 1997, at which time rental revenue is adjusted, calculated in accordance with GAAP, to fully reflect the renewal terms.

(4) Represents the incremental increase in Funds from Operations, attributable to rental revenue from new leases commencing on or after April 1, 1996, for the 12 months ending July 31, 1998 over rental revenue included in pro forma Funds from Operations for the 12 months ended March 31, 1997. Includes fully executed leases on 52,454 square feet at Laguna Phase II, which is currently under development. Rental revenue in the 12 months ended July 31, 1998 under new leases at Laguna Phase II totals $706,743. Also includes a decrease in Funds from Operations for Foothill Center of $10,610, representing the difference between interest income collected in the pro forma 12 months ended March 31, 1997 of $90,500 and the contractual rental revenue from existing leases Foothill Center in the 12 months ended July 31, 1998 of $79,890.

(5) Represents the incremental decrease in Funds from Operations, attributable to rental revenue from expiring leases ending on or after April 1, 1996, for the 12 months ending July 31, 1998 versus rental revenue included in pro forma Funds from Operations for the 12 months ended March 31, 1997.

(6) Represents the incremental decrease in Funds from Operations attributable to a net increase in interest expense, calculated in accordance with GAAP, from the pro forma 12 months ended March 31, 1997 to the 12 months ended July 31, 1998.

(7) Represents the effect of adjusting straight-line rental income included in the 12 months ending July 31, 1998 from accrual basis under GAAP to a cash basis.

(8) Represents projected tenant improvement ("TI") and leasing commission ("LC") costs for the 12 month period ending July 31, 1998 based on the weighted average TI and LC expenditures per square foot for all renewed and retenanted space incurred during the years ended December 31, 1994, 1995 and 1996, multiplied by the average annual net rentable square feet of leased space expiring during the three 12 month periods following the consummation of the Offering:

                                                                    12 MONTHS ENDED DECEMBER 31,
                                                                   -------------------------------    WTD.
                                                                     1994       1995       1996       AVG.
                                                                   ---------  ---------  ---------  ---------
TI per square foot leased in period..............................  $    2.78  $    3.72  $    2.90  $    3.10
LC per square foot leased in period..............................  $    2.13  $    1.91  $    2.33  $    2.15
Total weighted average TI and LC.................................                                   $    5.25
Average annual square feet of leased space expiring during the
  three 12 month periods following the Offering:.................                                     278,446
Total estimated annual TI and LC.................................                                   $   1,463

 (9) Represents an assumed capital expenditure per square foot for the pro forma 12 months ending July 31, 1998 of $0.05 multiplied by the total portfolio GLA at March 31, 1997 of 3.6 million square feet. The Company's historical average annual capital expenditure per square foot for the three years ended December 31, 1996 was $0.02.

(10) Calculations based on pro forma debt outstanding for the 12 months ending July 31, 1998 and the principal payments related to such indebtedness.

(11) Represents: (i) the amortization of the financing costs associated with the Unsecured Credit Facility of $454,000 ($1.36 million amortized over the three year term of the facility); (ii) the amortization of $201,000 in financing costs associated with the debt to remain after consummation of the Formation Transactions and the Offering; and (iii) the amortization of the note payable premium, calculated in accordance with GAAP, associated with the debt encumbering the Green Valley property of $144,000 for the 12 months ending July 31, 1998.

    In order to qualify to be taxed as a REIT, the Company must make annual distributions to stockholders of at least 95% of its REIT taxable income (determined without regard to the dividends received deduction and by excluding any net capital gains). See "Federal Income Tax Consequences-- Taxation of the Company--Annual Distribution Requirements." The Company anticipates that its estimated cash available for distribution will exceed its REIT taxable income due to non-cash expenses, primarily depreciation and amortization, to be incurred by the Company. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends. Distributions by the Company to the extent of its current and accumulated earnings and profits for federal income tax purposes, other than capital gain dividends, will be taxable to stockholders as ordinary dividend income. Capital gain distributions generally will be treated as long-term capital gains. Distributions in excess of earnings and profits generally will be treated as a non-taxable return of capital to the extent of each stockholder's basis in his or her Common Stock and thereafter as taxable gain. The non-taxable distributions will reduce each stockholder's tax basis in the Common Stock and, therefore, the gain (or loss) recognized on the sale of such Common Stock or upon liquidation of the Company will be increased (or decreased) accordingly.

Based on the estimated cash available for distribution set forth in the table
above, the Company believes that approximately    % of distributions for the 12
months following consummation of the Offering would represent a return of capital. If actual cash available for distribution or taxable income vary from these amounts, the percentage of distributions which represent a return of capital may be materially different. For a discussion of the tax treatment of distributions to holders of Common Stock, see "Federal Income Tax Consequences--Taxation of U.S. Stockholders Generally" and "--Taxation of Non-U.S. Stockholders."

    Financing activities such as repayment or refinancing of loans also may affect the Company's assets and liabilities and the amount of cash available for distribution for future periods. Management will seek to control the timing and nature of investing and financing activities in order to maximize the Company's return on invested capital.

    Future distributions by the Company will be subject to the requirements of the MGCL and the annual distribution requirements under the REIT provisions of the Code (see "Federal Income Tax Consequences--Taxation of the Company--Annual Distribution Requirements") and will depend on the actual cash flow of the Company, its financial condition, its capital requirements, and such other factors as the Board of Directors deems relevant. There can be no assurance that any distributions will be made or that the expected level of distributions will be maintained by the Company. See "Risk Factors--Real Estate Investment Risks" and "Distribution Payout Percentage." If revenues generated by the Company's properties in future periods decrease materially from current levels, the Company's ability to make expected distributions would be materially adversely affected, which could result in a decrease in the market price of the shares of Common Stock.

    The Company may in the future implement a distribution reinvestment program under which holders of shares of Common Stock may elect automatically to reinvest distributions in additional shares of Common Stock. The Company may, from time to time, repurchase shares of Common Stock in the open market for purposes of fulfilling its obligations under this distribution reinvestment program, if adopted, or may elect to issue additional shares of Common Stock. If the Company adopts a distribution reinvestment program, it will solicit participation in the program after the Offering by means of a separate prospectus, and a purchase of shares of Common Stock in the Offering does not entitle any investor to participate in any such program. There can be no assurance that the Company will adopt such a program, and consequently, the probable date of adoption or number of shares of Common Stock that would be available under such program cannot be determined at this time.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of March 31, 1997 on an historical basis, and on a pro forma basis as adjusted to give effect to the Formation Transactions, the Offering, and the application of the estimated net proceeds therefrom as described under the caption "Use of Proceeds." The information set forth in the following table should be read in conjunction with the combined financial statements of the Company and notes thereto, the pro forma financial information of the Company and the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" included elsewhere in this Prospectus.

                                                                                                MARCH 31, 1997
                                                                                            -----------------------
                                                                                            HISTORICAL   PRO FORMA
                                                                                            ----------  -----------

                                                                                            (DOLLARS IN THOUSANDS)
Debt:
  Notes payable(1)........................................................................  $  196,314   $ 103,122
  Borrowings under Unsecured Credit Facility(2)...........................................      --          --
                                                                                            ----------  -----------
Total debt................................................................................     196,314     103,122
                                                                                            ----------  -----------
Equity:
  Preferred Stock $.01 par value, 30,000,000 shares authorized, none issued or
    outstanding...........................................................................      --          --
  Common Stock, $.01 par value, 100,000,000 shares authorized, none issued or
    outstanding(3)........................................................................      --
  Capital in excess of par value..........................................................      --
  Owner's equity..........................................................................     110,291
                                                                                            ----------
Total equity..............................................................................     110,291
                                                                                            ----------  -----------
Total capitalization......................................................................  $  306,605   $
                                                                                            ----------  -----------
                                                                                            ----------  -----------

------------------------

(1) The amount of existing mortgage debt is expected to be approximately $239.1 million immediately prior to the closing date of the Offering.

(2) The Company is negotiating definitive documentation regarding the Unsecured Credit Facility, which the Company expects to enter into prior to or concurrently with the consummation of the Offering. See "Business and Properties--Unsecured Credit Facility."

(3) Excludes 900,000 shares of the 1,750,000 shares of Common Stock reserved for issuance pursuant to the Stock Incentive Plan. See "Management--Stock Incentive Plan." Includes 130,000 restricted shares of Common Stock to be issued to certain individuals.

                                    DILUTION

    Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution of the net tangible book value of their Common Stock from an assumed initial public offering price. At March 31, 1997, the Company
had a combined net tangible book value of approximately $      , or $    per
share of Common Stock. After giving effect to the sale of the shares of Common Stock offered hereby at an assumed initial public offering price of $20.00 per share of Common Stock, the deduction of underwriting discounts and commissions and estimated Offering expenses and the receipt by the Company of approximately
$      in net proceeds from the Offering, the pro forma net tangible book value
at March 31, 1997 would have been       , or $    per share of Common Stock.
This amount represents an immediate dilution in pro forma net tangible book
value of $   per share of Common Stock to new public investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share.....................             $   20.00
  Pro forma net tangible book value before the Offering(1)..........
  Increase in pro forma net tangible book value attributable to the Offering and Formation Transactions......................  $
                                                                      ---------
Pro forma net tangible book value after the Offering(2).............             $
                                                                                 ---------
Dilution in pro forma net tangible book value to new investors(3)...             $
                                                                                 ---------
                                                                                 ---------

------------------------

(1) Net tangible book value per share of Common Stock before the Offering is determined by dividing net tangible book value (total tangible assets less total liabilities) of the Company by the number of shares of Common Stock of the Company representing the exchange in full of the Units to be issued to the Continuing Investors.

(2) Based on pro forma net tangible book value of approximately $    million
    divided by          shares of Common Stock outstanding.

(3) Dilution is determined by subtracting pro forma net tangible book value per share of Common Stock after giving effect to the Formation Transactions and the Offering from the assumed initial public offering price paid by a new investor for a share of Common Stock.

    The following table sets forth, on a pro forma basis giving effect to the Offering and the Formation Transactions: (i) the number of shares of Common Stock to be sold by the Company in the Offering; (ii) the net tangible book
value as of       , 1997 of the assets contributed to the Company in the
Formation Transaction; and (iii) the net tangible book value of the average contribution per share based on total contributions. See "Risk Factors--Immediate and Substantial Dilution."

                                                         SHARE                BOOK VALUE OR CASH
                                                       ISSUED(1)                CONTRIBUTIONS         AVERAGE PRICE
                                               -------------------------  --------------------------       PER
                                                  NUMBER       PERCENT                     PERCENT        SHARE
                                               ------------  -----------     AMOUNT      -----------  -------------
                                                                          -------------
                                                                               (IN
                                                                            THOUSANDS)
New investors................................     6,600,000           %    $   132,000(2)          %    $   20.00(4)
Shares issued in connection with the
  Formation Transactions.....................                         %               (3)          %    $
                                               ------------  -----------  -------------  -----------
        Total................................                   100.00%    $                   100%
                                               ------------  -----------  -------------  -----------
                                               ------------  -----------  -------------  -----------

------------------------

(1) Reflects the shares of Common Stock offered hereby in exchange for assets contributed in connection with the Formation Transactions.

(2) This amount is based on the assumed initial public offering price of $20.00.

(3) Based on the March 31, 1997 pro forma book value of the assets.

(4) Before deducting the Underwriter's discount and Offering expenses estimated to be $10,560,000.

                        SELECTED COMBINED FINANCIAL DATA

    The following table sets forth selected combined financial and operating information on a pro forma basis for the Company and on a combined historical basis for PPD Properties. The following information should be read in conjunction with the historical and pro forma financial statements and notes thereto of the Company and of PPD Properties included elsewhere in this Prospectus. The selected combined historical financial and operating information of PPD Properties at December 31, 1996 and 1995, and for the years ended December 31, 1996, 1995 and 1994, has been derived from the historical combined financial statements audited by KPMG Peat Marwick LLP, independent auditors, whose report with respect thereto is included elsewhere in this Prospectus. The selected combined historical financial and operating information for the three months ended March 31, 1997 and March 31, 1996 has been derived from the unaudited combined financial statements of PPD Properties included elsewhere in this prospectus. The selected combined historical financial and operating information at December 31, 1994, 1993 and 1992 and for the year ended December 31, 1993 and the 13 months ended December 31, 1992, has been derived from the audited consolidated financial statements of Pan Pacific Development (U.S.) Inc.

    The unaudited selected pro forma financial and operating information for the three months ended March 31, 1997 and the year ended December 31, 1996 is presented as if the Offering, the Formation Transactions, and the acquisitions of the Properties and certain other assets acquired after March 31, 1997 and prior to the Offering had all occurred on March 31, 1997 for the combined balance sheet and at the beginning of the period presented for the combined statements of operations. The pro forma selected financial information is not necessarily indicative of what the actual financial position or results of the Company would have been as of and for the periods indicated, nor does it purport to represent the Company's future financial position or results of operations.

        THE COMPANY (PRO FORMA) AND PPD PROPERTIES (COMBINED HISTORICAL)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               THREE MONTHS ENDED
                                                    MARCH 31,                              YEAR ENDED DECEMBER 31,
                                        ---------------------------------  -------------------------------------------------------
                                                     COMBINED HISTORICAL
                                         PRO FORMA                          PRO FORMA              COMBINED HISTORICAL
                                        -----------  --------------------  -----------  ------------------------------------------
                                           1997        1997       1996        1996        1996       1995       1994       1993
                                        -----------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
STATEMENT OF OPERATIONS DATA:
Rental revenue........................   $   9,552   $   7,660  $   6,927   $  38,245   $  29,977  $  24,915  $  21,613  $  23,250
Recoveries from tenants...............       1,960       1,747      1,601       7,546       6,323      5,588      5,575      3,795
Gain (loss) on sales of real estate...      --          --         --          --          --            501     --          3,945
Other revenue.........................         301         185     --             860         411        314        362     --
                                        -----------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Total revenue.........................      11,813       9,592      8,528      46,651      36,711     31,318     27,550     30,990
                                        -----------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Property expenses(2)..................       2,629       2,225      2,005      10,292       8,452      7,779      7,321      8,185
Depreciation and amortization.........       2,205       1,861      1,805       8,901       7,397      6,553      6,372      6,743
Interest expense......................       2,298       3,919      3,706       8,615      15,082     12,671     11,781     12,514
General and administrative expenses...         835         918        867       3,340       3,228      3,620      3,729      3,116
Other expenses........................         242         450        556         180       1,981      1,247      1,592        274
Provision for impairment..............      --          --         --          --          --         --         --         --
                                        -----------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Income (loss) before income tax
  expense and minority interest.......       3,604         219       (411)     15,323         571       (552)    (3,245)       158
Income tax expense....................      --             (29)       (42)     --            (122)       (87)        (7)    --
Minority interest.....................          (7)         (7)         5      --          --             24         36     --
                                        -----------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Net income (loss).....................   $   3,597   $     183  $    (448)  $  15,323   $     449  $    (615) $  (3,216) $     158
                                        -----------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
                                        -----------  ---------  ---------  -----------  ---------  ---------  ---------  ---------
Pro forma net income per share(3).....
                                        -----------                        -----------
                                        -----------                        -----------

                                         1992(1)
                                        ---------
STATEMENT OF OPERATIONS DATA:
Rental revenue........................  $  22,285
Recoveries from tenants...............      3,503
Gain (loss) on sales of real estate...     (1,209)
Other revenue.........................        410
                                        ---------
Total revenue.........................     24,989
                                        ---------
Property expenses(2)..................      8,437
Depreciation and amortization.........      7,517
Interest expense......................     12,408
General and administrative expenses...      4,460
Other expenses........................        545
Provision for impairment..............      9,984
                                        ---------
Income (loss) before income tax
  expense and minority interest.......    (18,362)
Income tax expense....................     --
Minority interest.....................     --
                                        ---------
Net income (loss).....................  $ (18,362)
                                        ---------
                                        ---------
Pro forma net income per share(3).....

        THE COMPANY (PRO FORMA) AND PPD PROPERTIES (COMBINED HISTORICAL)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (CONTINUED)

                                             MARCH 31, 1997                           DECEMBER 31,
                                        ------------------------  -----------------------------------------------------
                                         PRO FORMA   HISTORICAL     1996       1995       1994       1993       1992
                                        -----------  -----------  ---------  ---------  ---------  ---------  ---------
BALANCE SHEET DATA:
Properties--net of accumulated
  depreciation and amortization.......   $ 353,763    $ 291,874   $ 272,054  $ 259,624  $ 222,722  $ 196,340  $ 201,374
Total assets..........................     376,638      312,840     298,984    281,850    253,434    209,316    208,803
Notes payable.........................     103,122      196,314     198,646    197,320    166,483    156,563    168,815
Total liabilities.....................                  201,087     203,608    202,554    179,191    161,520    175,750
Minority interest.....................       1,462        1,462       1,455      1,455      1,479     --         --
Total owner's equity..................                  110,291      93,921     77,841     72,764     47,796     33,053

                                            THREE MONTHS ENDED MARCH 31,                YEAR ENDED DECEMBER 31,
                                         -----------------------------------  --------------------------------------------
                                                             COMBINED
                                          PRO FORMA         HISTORICAL         PRO FORMA         COMBINED HISTORICAL
                                         -----------  ----------------------  -----------  -------------------------------
                                            1997         1997        1996        1996        1996       1995       1994
                                         -----------  -----------  ---------  -----------  ---------  ---------  ---------
OTHER DATA:
Funds from Operations(4)...............   $   5,756    $   1,998   $   1,315   $  24,050   $   7,672  $   5,229  $   3,007
Cash flows from:
  Operating activities.................      --        $   1,408   $   1,346      --       $   5,749  $   6,584  $   2,528
  Investing activities.................      --        $ (20,371)  $  (9,903)     --       $ (18,052) $ (42,950) $ (34,014)
  Financing activities.................      --        $  14,190   $   6,395      --       $  14,531  $  26,712  $  46,179
Number of operating Properties (at end
  of period)...........................          25           20          18          25          19         18         13(5)
GLA (square feet) (at end of period)...   3,607,461    3,062,042   2,737,577   3,607,461   2,794,307  2,737,577  2,145,708(5)
Occupancy of Properties owned (at end
  of period)...........................       95.8%        96.4%       94.7%       95.9%       96.0%      95.5%      96.3%(5)

------------------------------

(1) Represents 13 months of operations because of a change in 1992 to a December 31 fiscal year end from a November 30 fiscal year end.

(2) Property expenses includes property operating expenses, property taxes and property management fees.

(3) Pro forma net income per share equals pro forma net income divided by
    [      ] shares of Common Stock to be outstanding after the Offering.

(4) The White Paper on Funds from Operations approved by the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") in March 1995 (the "White Paper") defines Funds from Operations as net income
    (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Management considers Funds from Operations an appropriate measure of performance of an equity REIT because it is predicated on cash flow analyses. The Company computes Funds from Operations in accordance with standards established by the White Paper. Funds from Operations should not be considered as an alternative to net income (determined in accordance with GAAP) as an indicator of the Company's financial performance or to cash flow from operating activities (determined in accordance with GAAP) as a measure of the Company's liquidity, nor is it indicative of funds available to fund the Company's cash needs, including its ability to make distributions.

(5) Excludes Arlington Courtyard, Laurentian Center and Vineyard Village East, which were acquired on December 31, 1994.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

OVERVIEW

    The following discussion should be read in conjunction with "Selected Combined Financial Data", and the Combined Financial Statements of Pan Pacific Development Properties, and the notes thereto, appearing elsewhere in this Prospectus. Where appropriate, the following discussion includes analysis of the effects of the Formation Transactions and the Offering. These effects are reflected in the Pro Forma Condensed Combined Financial Statements of the Company, and notes thereto, appearing elsewhere in this Prospectus.

    The Company receives income primarily from rental revenue (including recoveries from tenants) from shopping center properties. As a result of the Company's acquisition and development program, the financial data shows increases in total revenue from year to year, largely attributable to the acquisitions and properties placed into operation during the year and the benefit of a full period of rental and other revenue for properties acquired or placed into operation in the preceding year.

    The Company believes that overhead costs will decrease as a percentage of revenue as the Company achieves economies of scale through increases in its portfolio's revenue base. For example, during 1996 the Company owned properties comprising a weighted average GLA of 2,770,000 square feet. Total expenses, excluding interest, depreciation and amortization, for the year ended December 31, 1996 were $13,661,000 or $4.93 per square foot. By comparison, during 1995 the Company owned properties comprising a weighted average GLA of 2,360,000 square feet. Total expenses, excluding interest, depreciation and amortization, for the year ended December 31, 1995 were $12,646,000 or $5.36 per square foot.

    The Company expects that the more significant part of its revenue growth in the next one to two years will come from additional acquisitions and contractual rent increases rather than from occupancy increases. See "Business and Growth Strategies--Growth Strategies."

RESULTS OF OPERATIONS

    COMPARISON OF THREE MONTHS ENDED MARCH 31, 1997 TO THREE MONTHS ENDED MARCH
     31, 1996.

    Total revenue increased by $1,064,000 or 12.5% to $9,592,000 for the three months ended March 31, 1997 as compared to $8,528,000 for the three months ended March 31, 1996.

    Rental revenue increased by $733,000 or 10.6% to $7,660,000 from $6,927,000 for the three months ended March 31, 1997, compared to the three months ended March 31, 1996. The increase in rental revenue resulted principally from the completion of Laguna Village Phase I in May 1996 and the acquisition of Chico Crossroads in February 1997. Rental revenue also increased as a result of increased occupancy levels, primarily at Canyon Ridge Plaza, Cheyenne Commons, Sahara Pavilion North and Tanasbourne Village.

    Recoveries from tenants increased by $146,000 or 9.1% to $1,747,000 for the three months ended March 31, 1997, compared to $1,601,000, for three months ended March 31, 1996. This increase resulted primarily from the inclusion of recoveries from Laguna Village Phase I and Chico Crossroads in 1997. Recoveries from tenants were 79.0% of property operating expenses and property taxes for the three months ended March 31, 1997 as compared to 80.3% of the same expenses for the same period in 1996.

    Property expenses include property operating expenses, property taxes and property management fees. For the three months ended March 31, 1997 and 1996, property operating expenses were $1,511,000, and $1,434,000, respectively. The increase in property operating expenses was primarily attributable to the properties acquired or placed into operation during calendar year 1996 and during the three months ended March 31, 1997. Property taxes increased by $140,000 or 25.0% for the three months ended March 31,

1997, compared to the three months ended March 31, 1996. The increase in property taxes was primarily the result of the completion of Laguna Village Phase I and the acquisition of Chico Crossroads.

    Depreciation and amortization for the three months ended March 31, 1997 increased by $56,000 or 3.1% to $1,861,000 from $1,805,000, for the three months ended March 31, 1996. This was primarily due to the May 1996 completion of Laguna Village Phase I and the acquisition of Chico Crossroads in February 1997.

    Interest expense increased by approximately $213,000 or 5.7% for the three months ended March 31, 1997, compared to the three months ended March 31, 1996, primarily as a result of the completion of Laguna Village Phase I and the net impact of the December 1996 refinancing of variable rate debt. This increase was partially offset by reduced debt levels related to certain properties.

    General and administrative expenses amounted to $918,000 for the three months ended March 31, 1997, as compared to $867,000 for the three months ended March 31, 1996, an increase of $51,000 or 5.9%. This increase was primarily attributable to salary increases and costs associated with additional staff. However, as a percentage of total revenue, general and administrative expenses during the 1997 period decreased to 9.6% from 10.2% during the 1996 period due to the economies of scale associated with the addition of properties.

    Other expenses, net, consist primarily of loan guaranty fees, miscellaneous income and expenses, and the write-off of capitalized leasing commissions and tenant improvements. Other expenses for the three months ended March 31, 1997 amounted to $450,000, a decrease of $106,000 when compared to $556,000 for the three months ended March 31, 1996. The decrease occurred primarily due to a decrease in loan guaranty fees, partially offset by an increase in the write-off of capitalized leasing commissions and tenant improvements.

    The following table compares the operating data for the properties ("Same Store Properties") that were owned and in operation for the three months ended March 31, 1997 and March 31, 1996:

                                                                        1997          1996
                                                                    ------------  ------------
Revenue:
  Rental..........................................................  $  7,268,000  $  6,927,000
  Recoveries from tenants.........................................     1,635,000     1,601,000
  Other...........................................................       151,000            --
                                                                    ------------  ------------
                                                                       9,054,000     8,528,000
Expenses:
  Property operating, property taxes and property management
    fees..........................................................     2,056,000     2,005,000
                                                                    ------------  ------------
Operating income..................................................  $  6,998,000  $  6,523,000
                                                                    ------------  ------------
                                                                    ------------  ------------

    Operating income for the Same Store Properties for the three months ended March 31, 1997 increased over the same period in the prior year by $475,000. This increase was attributable to increased rental revenue due to increased occupancy levels primarily at Canyon Ridge Plaza, Cheyenne Commons, Sahara Pavilion North and Tanasbourne Village. In addition, there were approximately $85,000 of lease termination fees received by Canyon Ridge Plaza, Sahara Pavilion North and Tanasbourne Village. There was also an increase in percentage rent of approximately $23,000 at Tanasbourne Village. Property operating expenses for these Same Store Properties increased by $51,000 for the three months ended March 31, 1997, over the same period in the prior year due primarily to increased center enhancement costs such as painting, new awnings, signage and landscaping at Cheyenne Commons and Sunset Square of approximately $26,000.

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995.

    Total revenue increased by $5,393,000 or 17.2% to $36,711,000 for the year ended December 31, 1996, as compared to $31,318,000 for the year ended December 31, 1995.

    Rental revenue increased $5,062,000 or 20.3% to $29,977,000 for the year ended December 31, 1996, as compared to $24,915,000 for the year ended December 31, 1995. The increase in rental revenue resulted primarily from a full year of rental revenue from Cheyenne Commons, which was acquired in September 1995, the completion of Canyon Ridge in December 1995, the completion of Laguna Village Phase I in May 1996 and the acquisition of the remaining 98% ownership interest in Laurentian Center effective January 1996.

    Recoveries from tenants increased to $6,323,000 for the year ended December 31, 1996, an increase of $735,000 or 13.2%, as compared to $5,588,000 for the year ended December 31, 1995. This increase resulted principally from a full year of recoveries from tenants of Cheyenne Commons and Canyon Ridge, partial year recoveries from tenants of Laguna Village Phase I and the acquisition of the remaining ownership interests in Laurentian Center. Recoveries from tenants for 1996 represent 75.3% of property operating expenses and property taxes as compared to 72.3% for 1995. This increase was due to the sale in 1995 of Richardson Mall (which included residential units). Increases in vacant space prior to this disposition decreased significantly the rate of recovery of expenses relating to this property.

    The Company recognized a gain of $501,000 in 1995 on the sale of the Richardson Mall a mixed use residential property located in Hartford, Connecticut. There was no comparable gain in 1996.

    Property expenses include property operating expenses, property taxes and property management fees. Property operating expenses for the year ended December 31, 1996 increased to $6,116,000, an increase of $391,000 or 6.8%, from $5,725,000 for the year ended December 31, 1995. This increase was primarily attributable to a full year of ownership in 1996 of Cheyenne Commons, the completion in 1996 of Laguna Village Phase I and Canyon Ridge and their subsequent operations, as well as the acquisition of the ownership interests in Laurentian Center. Property taxes increased by $277,000 or 13.8% to $2,285,000 for the year ended December 31, 1996, compared to $2,008,000 for the year ended December 31, 1995. The increase in property taxes was primarily the result of a full year of ownership of Cheyenne Commons, the completion of Laguna Village Phase I and Canyon Ridge and their subsequent operations, and the acquisition of the remaining ownership interests in Laurentian Center.

    Depreciation and amortization increased by $844,000 or 12.9% to $7,397,000 from $6,553,000 primarily due to the 1996 acquisition and the full year effect of the properties acquired or developed during 1995.

    Interest expense for the year ended December 31, 1996 increased by $2,411,000 or 19.0% to $15,082,000, as compared to $12,671,000 for the year ended December 31, 1995, primarily as a result of the increase in mortgage loans incurred to acquire Cheyenne Commons, to finance the development of Laguna Village Phase I and Canyon Ridge and the loan assumed in the acquisition of the ownership interests in Laurentian Center. Interest rates on variable rate debt were relatively unchanged for 1996 as compared to 1995.

    General and administrative expenses decreased by $392,000 or 10.8% for the year ended December 31, 1996, compared to the year ended December 31, 1995, primarily due to a reduction in payroll costs related to the relocation of the Company's administrative offices in the spring of 1995. General and administrative expenses as a percentage of total revenue decreased to 8.8% during 1996 from 11.6% during 1995 as the Company was able to utilize its personnel and other overhead costs over a greater revenue base.

    Other expenses, net, consist primarily of loan guaranty fees, miscellaneous income and expenses, and the write-off of capitalized leasing commissions and tenant improvements. Other expenses amounted to

$1,981,000 for the year ended December 31, 1996, an increase of $734,000 when compared to other expenses of $1,247,000 for the year ended December 31, 1995. The change resulted from (i) reduced interest income and (ii) increased write-off of capitalized leasing commissions and tenant improvements in 1996 resulting from lease terminations in that year.

    The following table compares the operating data for the Same Store Properties that were owned and in operation for the entire year ended December 31, 1996 and December 31, 1995:

                                                                     1996           1995
                                                                 -------------  -------------
Revenue:
  Rental.......................................................  $  23,721,000  $  23,347,000
  Recoveries from tenants......................................      5,248,000      5,303,000
  Other........................................................        324,000        300,000
                                                                 -------------  -------------
                                                                    29,293,000     28,950,000
Expenses:
  Property operating, property taxes and property management
    fees.......................................................      7,174,000      6,975,000
                                                                 -------------  -------------
Operating income...............................................  $  22,119,000  $  21,975,000
                                                                 -------------  -------------
                                                                 -------------  -------------

    Operating income for the Same Store Properties for the year ended December 31, 1996 increased over the prior year by $144,000. This increase was attributable to increased rental revenue due to increased occupancy levels at North Coast Health Center and Rosewood Village. In addition, a lease termination fee of approximately $154,000 was received at Tanasbourne Village. Also, Winterwood Pavilion had an increase of approximately $56,000 in percentage rent. Operating expenses for these Same Store Properties increased by $199,000 for the year ended December 31, 1996 over the prior year primarily due to an increase in property tax expense of approximately $50,000 at Olympia Square, increased center enhancement costs such as painting, new awnings and signage at Sunset Square of approximately $30,000, an increase in marketing, landscaping and general maintenance expenses at Sahara Pavilion South of approximately $35,000 and an increase in leasehold rent of approximately $80,000 at North Coast Health Center.

    COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994.

    Total revenue increased by $3,768,000 or 13.7% to $31,318,000 for the year ended December 31, 1995, compared to $27,550,000 for the year ended December 31, 1994.

    Rental revenue increased by $3,302,000 or 15.3% to $24,915,000 for the year ended December 31, 1995, compared to $21,613,000 for the year ended December 31, 1994. This increase resulted principally from a full year of rental revenue in 1995 from properties acquired in December 1994 (Arlington Courtyard, Laurentian Center and Vineyard Village East) and partial year rental revenue from Cheyenne Commons, which was acquired in September 1995. Rental revenue associated with properties acquired added $2,476,000 to rental revenue in 1995.

    Recoveries from tenants increased by $13,000 or 0.2% to $5,588,000 for the year ended December 31, 1995, compared to $5,575,000 for the year ended December 31, 1994. Recoveries from tenants for 1995 represent 72.3% of property operating expenses and property taxes as compared to 77.8% for 1994. This decrease was principally due to the sale of Richardson Mall (which included residential units) in 1995.

    The Company recognized a gain of $501,000 in 1995 on the sale of the Richardson Mall, a mixed use residential property located in Hartford, Connecticut. There was no comparable gain in 1994.

    Property expenses include property operating expenses, property taxes and property management fees. Property operating expenses were $5,725,000 and $4,884,000 for the years ended December 31, 1995 and 1994, respectively. The increase was primarily attributable to the acquisition of the properties. The increase in property operating expenses from 1994 to 1995 resulting from a property acquired in 1995 was approximately $157,000. In addition, property operating expenses increased by $822,000 as a result of a full year of operations for the properties acquired in 1994. Property taxes decreased by $270,000 or 11.9% to $2,008,000 for the year ended December 31, 1995 compared to $2,278,000 for the year ended December 31, 1994. This decrease was primarily the result of the sale of Richardson Mall.

    Depreciation and amortization expense for the year ended December 31, 1995 increased by $181,000 or 2.8% to $6,553,000 from $6,372,000 for the year ended December 31, 1994 primarily due to the acquisition of Cheyenne Commons.

    Interest expense for 1995 increased by $890,000 or 7.6% to $12,671,000 compared to $11,781,000 for 1994. The increase was primarily due to a full year of interest on debt incurred in 1994, as well as the interest on $30,600,000 of debt used to fund the acquisition of Cheyenne Commons in September, 1995. The interest expense associated with the 1995 property acquisition debt was approximately $664,000.

    This change resulted from decreases in miscellaneous general and administrative expenses such as equipment lease and insurance costs. General and administrative expenses decreased by $109,000 or 2.9% in 1995 compared to 1994. General and administrative expenses as a percentage of total revenue decreased to 11.6% during 1995 from 13.5% during 1994 as the Company was able to utilize its personnel and the overhead costs over a quarter revenue base.

    Other expenses, net, decreased by $345,000 to $1,247,000 for the year ended December 31, 1995 as compared to $1,592,000 for the year ended December 31, 1994. The decrease in expenses was primarily attributable to greater interest income on cash balances and notes receivable, offset in part by an increase in 1995 of loan guaranty fee expense.

PRO FORMA OPERATING RESULTS

    COMPARISON OF PRO FORMA THREE MONTHS ENDED MARCH 31, 1997 TO HISTORICAL THREE MONTHS ENDED MARCH 31, 1997.

    On a pro forma basis, combined net income would have been $3,597,000 for the three months ended March 31, 1997, compared to the historical net income of $183,000 for the same period. The $3,414,000 increase in pro forma net income is primarily the result of: (i) income associated with properties and notes receivable acquired in 1997 that were assumed to have occurred on January 1, 1996; (ii) a reduction in interest expense based on the effects of using approximately $137,000,000 from the Offering and the Formation Transactions to repay mortgage debt; and (iii) the elimination of the $410,000 in management and loan guaranty fees paid to Revenue Properties. Pro forma revenue increased by $2,221,000 as a result of these acquisitions while expenses, other than interest, increased by approximately $800,000 due to the acquired properties. The net reduction in pro forma interest expense of $1,621,000, was due to the reduction of debt resulting from the Formation Transactions, partially offset by interest incurred on debt used to partially fund the acquisition of properties.

    COMPARISON OF PRO FORMA YEAR ENDED DECEMBER 31, 1996 TO HISTORICAL YEAR ENDED DECEMBER 31, 1996.

    On a pro forma basis, combined net income would have been $15,323,000 for the year ended December 31, 1996, compared to the historical net income of $449,000 for the same period. The $14,874,000 increase in pro forma net income was primarily the result of: (i) income associated with the acquisition of properties and notes in 1997 that was assumed to have occurred on January 1, 1996; (ii) a reduction in interest expense based on the effects of using approximately $137,000,000 from the Offering and the Formation Transactions to repay mortgage debt; and (iii) the elimination of the $2,658,000 in management and loan guarantee fees paid to Revenue Properties. Pro forma revenue increased by $9,940,000 as a result of these acquisitions, while expenses, other than interest, increased by approximately $3,606,000 due to the additional expenses associated with the acquired properties. There was a net reduction in pro forma interest expense of $6,467,000, due to to the reduction of debt resulting from the Formation Transactions, partially offset by interest incurred on debt used to partially fund the acquisition of properties.

LIQUIDITY AND CAPITAL RESOURCES

    The Company believes the Offering and the Formation Transactions will improve its financial position through changes to its capital structure, principally the substantial reduction in its overall debt and its debt-to-equity ratio. In connection with the Formation Transactions, the Company will repay all of its existing floating rate mortgage debt. As a result, the total principal amount of outstanding secured debt after the Formation Transactions will be reduced by approximately $137,000,000. This will result in a significant reduction in annual mortgage interest expense as a percentage of total revenue (18.5% on a pro forma basis as compared to 41.1% for the historical year ended December 31, 1996). Thus, cash from operations required to fund debt service requirements will decrease substantially. The market capitalization of the Company, based on the initial public offering price of the issued and outstanding shares of Common Stock and the debt outstanding at the completion of
the Offering is expected to be approximately $          with total debt
(exclusive of accounts payable and accrued expenses) of approximately $103,122,000. As a result, the Company's debt to total market capitalization
ratio will be approximately    % (   % if the Underwriters' over-allotment
option is exercised in full). The Unsecured Credit Facility combined with this lower leveraged capital structuring will enhance the Company's ability to take advantage of acquisition opportunities as well as to provide funds for working capital resources.

    After the Offering, the Company expects to have approximately $150 million available under the Unsecured Credit Facility. The Company anticipates that the Unsecured Credit Facility will be used primarily to acquire additional properties and for general working capital needs.

    The Company's mortgage indebtedness expected to be outstanding after the closing of the Offering will require balloon payments of $37,092,000, $4,004,000 and $52,748,000 in 2000, 2004 and 2007, respectively. It is likely that the Company will not have sufficient funds on hand to repay these balloon amounts at maturity. Therefore, the Company expects to to refinance such debt either through additional debt financings secured by individual properties or groups of properties, by unsecured private or public debt offerings or by additional equity offerings. See "Risk Factors--Real Estate Financing Risks."

    The Company expects to make distributions from cash available for distributions, which the Company believes will exceed historical cash available for distributions through the reduction in debt service expected to result from the repayment of indebtedness described above. Amounts accumulated for distribution will be invested by the Company primarily in short-term investments such as collateralized securities of the United States government or its agencies, high-grade commercial paper and bank deposits. See "Distribution Policy."

    The Company expects to meet its short-term liquidity requirements generally through its initial working capital and net cash provided by operations. The Company believes that its net cash provided by operations will be sufficient to allow the Company to make distributions necessary to enable the Company to continue to qualify as a REIT. The Company also believes that the foregoing sources of liquidity will be sufficient to fund its short-term liquidity needs for the foreseeable future.

    The Company expects to meet certain long-term liquidity requirements such as property acquisition and development, scheduled debt maturities, renovations, expansions and other non-recurring capital improvements through long-term secured and unsecured indebtedness and the issuance of additional equity or debt securities. The Company also expects to use funds available under the Unsecured Credit Facility to finance acquisition and development activities and capital improvements on an interim basis.

CASH FLOWS

    COMPARISON OF THE THREE MONTHS ENDED MARCH 31, 1997 TO THE THREE MONTHS ENDED MARCH 31, 1996.

    Net cash provided by operating activities increased by $62,000 to $1,408,000 for the three months ended March 31, 1997, as compared to $1,346,000 for the three months ended March 31, 1996. The increase was primarily the result of an increase in net income offset by a decrease in accounts payable, accrued expenses and other liabilities. Net cash used in investing activities increased by $10,468,000 to $20,371,000 for the three months ended March 31, 1997, compared to $9,903,000 for the three months ended March 31, 1996. The increase was primarily the result of the acquisition of Chico Crossroads for $20,593,000 in February 1997, compared to the lower cost of the acquisition of the remaining ownership interests in Laurentian Center in 1996. Net cash provided by financing activities increased by $7,795,000 to $14,190,000 for the three months ended March 31, 1997, compared to $6,395,000 for the three months ended March 31, 1996. The increase was primarily the result of a $12,660,000 increase in advances from parent offset by a $5,806,000 decrease in indebtedness.

    COMPARISON OF THE YEAR ENDED DECEMBER 31, 1996 TO THE YEAR ENDED DECEMBER 31, 1995.

    Net cash provided by operating activities decreased by $835,000 to $5,749,000 for the year ended December 31, 1996, compared to $6,584,000 for the year ended December 31, 1995. The decrease was primarily the result of a decrease in accounts payable and an increase in accounts and accrued rent receivable partially offset by an increase in net income. Net cash used in investing activities decreased by $24,898,000 to $18,052,000 for the year ended December 31, 1996, compared to $42,950,000 for the year ended December 31, 1995. The decrease was primarily the result of the acquisition of Cheyenne Commons in 1995 for approximately $36,000,000, partially offset by the acquisition of the remaining interest in Laurentian Center, increased construction activity at Laguna Village Phase I, and the collection of notes receivable in 1996. Net cash provided by financing activities decreased by $12,181,000 to $14,531,000 for the year ended December 31, 1996, compared to $26,712,000 for the year ended December 31, 1995. The decrease was primarily the result of a reduction in the indebtedness incurred in 1996, partially offset by an increase in amounts advanced from parent in 1996.

    COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 TO THE YEAR ENDED DECEMBER 31, 1994.

    Net cash provided by operating activities increased by $4,056,000 to $6,584,000 for the year ended December 31, 1995, compared to $2,528,000 for the year ended December 31, 1994. The increase was primarily a result of a reduction in the net loss, an increase in accounts payable and a decrease in prepaid expenses, partially offset by a smaller increase in deferred lease commissions. Net cash used in investing activities increased by $8,936,000 to $42,950,000 for the year ended December 31, 1995, compared to $34,014,000 for the year ended December 31, 1994. The increase was primarily the result of an increase in additions to operating properties and properties under development in 1995 partially offset by a smaller increase in notes receivable. Net cash provided by financing activities decreased by $19,467,000 to $26,712,000 for the year ended December 31, 1995, compared to $46,179,000 for the year ended December 31, 1994. The decrease was primarily the result of a repayment of advances from parent in 1995 as compared to advances made by the parent in 1994 and a reduction in indebtedness repaid, partially offset by an increase in indebtedness incurred.

INFLATION

    Substantially all of the leases provide for the recovery of real estate taxes and operating expenses incurred by the Company. In addition, many of the leases provide for fixed base rent increases or indexed escalations (based on the CPI or other measures) and percentage rent. The Company believes that inflationary increases in expenses will be substantially offset by the expense reimbursements, contractual rent increases and percentage rent described above.

    The Unsecured Credit Facility will bear interest at a variable rate, which will be influenced by changes in short-term interest rates, and will be sensitive to inflation.

IMPACT OF ACCOUNTING PRONOUNCEMENTS ISSUED BUT NOT ADOPTED BY THE COMPANY

    In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("Statement No. 128"), which establishes standards for computing and presenting earnings per share ("EPS") and applies to entities with publicly held common stock. Statement No. 128 simplifies the standards for computing earnings per share previously found in APB Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with a presentation of basic EPS.

    The Company anticipates that the adoption of Statement No. 128 will not result in disclosures that will be materially different from those presently required under APB Opinion 15.

            OVERVIEW OF THE COMPANY'S FOUR KEY WESTERN U.S. MARKETS

GENERAL

    The Company believes that the four key western U.S. regions in which most of the Properties are located, Las Vegas, Nevada, Northern California, Southern California and the Pacific Northwest, have been and will continue to be excellent markets in which to own and operate shopping centers for long term investment. The following discussions of the economic and demographic characteristics of these four regions and the San Francisco Bay Area and Riverside/San Bernardino submarkets where the Company has a concentration of Properties is taken from the findings of Lesser set forth in the Lesser Market Study referred to under the caption "Prospectus Summary--Overview of the Company's Four Key Western U.S. Markets." The data below for Northern California and Southern California is drawn from the major counties in those regions. The data below for the Pacific Northwest separates the Seattle/Tacoma/ Bremerton area and the Portland Area. In the graphs below the percentages reflect compound annual growth rates. While the Company believes that Lesser's views of economic trends are reasonable, there can be no assurance that these trends will in fact continue.

    POPULATION. For the periods from 1990 to 1996 and from 1996 to 2001, each of the Company's western U.S. markets has experienced or are expected to experience population growth and, in the case of Las Vegas, Nevada, substantial growth. The Northern California and Southern California populations are among the largest in the nation (and together constitute approximately 15% of the nation's population) and Las Vegas is the fastest growing city in the U.S. EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            POPULATION TRENDS
Total Population and Annual Growth Rates
                                             1990 Population   1996 Population   2001 Population  Increase (1990-1996)
                                                    millions          millions          millions                   (%)
Northern California                                     10.2              11.0              11.7                  1.3%
Southern California                                     18.2              19.6              20.8                  1.3%
Las Vegas                                                0.9               1.2               1.4                  5.4%
Seattle                                                  3.0               3.3               3.6                  1.9%
Portland                                                 1.3               1.4               1.6                  2.0%
Source: Claritas; Robert Charles Lesser &
Co.

            POPULATION TRENDS
Total Population and Annual Growth Rates
                                            Increase (1996-2001)
                                                             (%)
Northern California                                         1.2%
Southern California                                         1.2%
Las Vegas                                                   4.2%
Seattle                                                     1.6%
Portland                                                    1.7%
Source: Claritas; Robert Charles Lesser &
Co.

    MEDIAN HOUSEHOLD INCOME. For the periods from 1989 to 1996 and from 1996 to 2001, each of the Company's western U.S. markets has experienced or are expected to experience median household income growth. Median household income in each of these markets exceeds and is expected to continue to exceed the national average.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         MEDIAN HOUSEHOLD INCOME TRENDS
Median Household Income and Annual Growth Rates
                                                      1989 Income     1996 Income     2001 Income  Increase (1990-1996)
                                                    ($ thousands)   ($ thousands)   ($ thousands)                   (%)
Northern California                                          37.4            45.0            50.9                  2.7%
Southern California                                          36.4            40.0            42.3                  1.3%
Las Vegas                                                    30.0            37.6            44.6                  3.3%
Seattle                                                      34.4            42.3              53                  3.7%
Portland                                                     30.9            40.4            48.9                  3.9%
Source: Claritas; Robert Charles Lesser & Co.

         MEDIAN HOUSEHOLD INCOME TRENDS
Median Household Income and Annual Growth Rates
                                                   Increase (1996-2001)
                                                                    (%)
Northern California                                                2.5%
Southern California                                                1.1%
Las Vegas                                                          3.5%
Seattle                                                            3.8%
Portland                                                           3.9%
Source: Claritas; Robert Charles Lesser & Co.

            SOURCE: Claritas; Robert Charles Lesser & Co.

    RETAIL SALES. For the period from 1990 to 1995, each of the Company's western U.S. markets has experienced retail sales growth and, in the case of Las Vegas, Nevada, substantial retail sales growth except for Southern California which has experienced a modest decline when measured from 1990 (most of which is as a result of the deep recession in the early 1990's). Since 1993, Southern California has again experienced retail sales growth indicating a recovery from this recession. Aggregate retail sales in the Northern California and Southern California markets are among the highest in the nation and together represent more than 10% of the nation's retail sales.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                          TOTAL RETAIL SALES
(Constant 1995 Dollars)
Retail Sales and Annual Growth Rate
                                                                         1990 Retail Sales  1995 Retail Sales   Increase
                                                                              ($ Billions)       ($ Billions)        (%)
Northern California                                                                   90.5               95.5       1.1%
Southern California(1)                                                               157.4              151.5      -0.8%
Las Vegas                                                                              6.8               12.3      12.7%
Seattle                                                                               29.1               31.8       1.7%
Portland                                                                              13.2               15.4       3.2%
1) During 1993-1995 the annual growth rate was 2.0% for Southern
California.
Source: Survey of Buying Power; Robert Charles Lesser & Co.

SELECTED SUBMARKETS

    To illustrate the Company's strategy to acquire properties in selected submarkets within its western U.S. markets, the following discussion focuses on the San Francisco Bay Area where the Company has its largest concentration of Properties in Northern California and the Riverside/San Bernardino area where it has its greatest concentration of Properties in Southern California. In general, each of these submarkets reflect stronger growth than the overall region.

    POPULATION. For the periods from 1990 to 1996 and from 1996 to 2001, each of the San Francisco Bay Area and the Riverside/San Bernardino submarkets have experienced or are expected to experience population growth. The 1996 San Francisco Bay Area population of approximately 6.4 million people represented more than half the population of Northern California. In addition, this submarket's population growth exceeds and is expected to continue to exceed the rate for Northern California and the nation. The 1996 Riverside/San Bernardino submarket population of approximately 3.0 million people represented approximately 15% of the total population of Southern California. In addition, this submarket's population growth exceeds and is expected to continue to exceed the rate for Southern California and the nation.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

            POPULATION TRENDS
Total Population and Annual Growth Rates
                                             1990 Population   1996 Population   2001 Population  Increase (1990-96)
                                               (in millions)     (in millions)     (in millions)                 (%)
San Francisco Bay Area                                   6.0               6.4               6.8                 1.1
Riverside/San Bernardino                                 2.6               3.0               3.4                 2.6
Source: Claritas; Robert Charles Lesser &
Co.

            POPULATION TRENDS
Total Population and Annual Growth Rates
                                            Increase (1996-2001)
                                                             (%)
San Francisco Bay Area                                       1.0
Riverside/San Bernardino                                     2.1
Source: Claritas; Robert Charles Lesser &
Co.

            SOURCE: Claritas; Robert Charles Lesser & Co.

    MEDIAN HOUSEHOLD INCOME. For the period from 1989 to 1996 and from 1996 to 2001, each of the San Francisco Bay Area and the Riverside/San Bernardino submarkets have experienced growth in median household income. The 1996 San Francisco Bay Area median household income of $50,800 is among the highest of any metropolitan statistical area in California. Furthermore, this submarket's growth in median household income has exceeded and is expected to exceed that of Northern California. Both the 1996 Riverside/San Bernardino area median household income of $35,000 and the expected growth trend trail the corresponding Southern California statistics.
EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

         MEDIAN HOUSEHOLD INCOME TRENDS
Median Household Income and Annual Growth Rates
                                                     1990 Income    1996 Income    2001 Income  Increase (1990-1996)
                                                    ($thousands)   ($thousands)   ($thousands)                   (%)
San Francisco                                               41.6           50.8           57.3                  2.9%
Riverside/San Bernardino                                    33.3           35.5           36.3                  0.9%
Source: Claritas; Robert Charles Lesser & Co.

         MEDIAN HOUSEHOLD INCOME TRENDS
Median Household Income and Annual Growth Rates
                                                   Increase (1996-2001)
                                                                    (%)
San Francisco                                                      2.5%
Riverside/San Bernardino                                           0.5%
Source: Claritas; Robert Charles Lesser & Co.

    RETAIL SALES. For the period from 1990 to 1995, each of the San Francisco Bay Area and the Riverside/San Bernardino submarkets has experienced growth in retail sales. The 1995 San Francisco Bay Area retail sales of $59.1 billion represented nearly 62% of the retail sales in the Northern California region. The rate of retail sales growth, however, has been approximately one half percent less than Northern California on an annual basis which reflects the maturity of the San Francisco Bay Area market. The 1995 Riverside/San Bernardino area retail sales of $21.6 billion represented more than 14% of the retail sales in the Southern California region. More significantly, the rate of retail sales growth in this submarket was significantly higher (2.5% growth versus a slight decline) than that of Southern California.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       TOTAL RETAIL SALES (CONSTANT 1995 DOLLARS)
Retail Sales and Annual Growth Rates
                                                           1990 Retail Sales  1995 Retail Sales  Increase (1990-1996)
                                                               (in billions)      (in billions)                   (%)
San Francisco Bay Area                                                  57.2               59.1                  0.6%
Riverside/San Bernardino                                                19.1               21.6                  2.5%
Source: Survery of Buying Power; Robert Charles Lesser &
Co.

            SOURCE: Survey of Buying Power; Robert Charles Lesser & Co.

                            BUSINESS AND PROPERTIES

GENERAL

    The Properties are generally well established community and neighborhood shopping centers strategically located in densely populated, middle and upper income markets and are conveniently located and easily accessible from major transportation arterials. The Properties, which consist of an aggregate of over
3.6 million square feet of GLA (not including 611,472 square feet of anchor-owned space at the Properties) have an average age of approximately seven years, and are primarily situated in four key western U.S. markets: Northern California, Southern California, Las Vegas, Nevada and the Pacific Northwest, each of which the Company believes has strong economic and demographic characteristics. The largest concentration of Properties, consisting of 39.0% of the total GLA, is located in California, which has the nation's largest population and is experiencing an economic recovery (Properties consisting of 21.1% of the total GLA are located in Northern California and Properties consisting of 17.9% of the total GLA are located in Southern California). Properties consisting of 30.9% of the total GLA are located in Las Vegas, Nevada, which is the fastest growing city in the U.S. and where the Company believes it is one of the largest owners and operators of community and neighborhood shopping centers based on square feet owned and operated in the Las Vegas area. Properties consisting of 22.4% of the total GLA are located in the Pacific Northwest primarily in the Seattle, Washington and Portland, Oregon metropolitan areas, which have growing populations and are currently experiencing steady economic growth. In addition, Properties consisting of the remaining 7.7% of the total GLA are located in New Mexico, Tennessee, Kentucky and Florida. As of March 31, 1997, 96.3% of the Properties' total GLA was leased to 620 tenants, of which 341 were national and regional tenants (83.5% of the total leased GLA), such as Wal-Mart, United Artists Theatre, Nordstrom Rack, Old Navy Clothing Co., Circuit City, Barnes & Noble and Ross Dress for Less. Sixteen of the Properties are anchored by national or regional supermarkets such as Albertson's, Kroger, Food-4-Less, Vons, Lucky Stores and Safeway.

    The following table sets forth certain information about each of the
Properties:

                                                                                                        TOTAL BASE RENT
                                                                                                          YEAR ENDED
                                                                                                          12/31/96(2)
                                                                                  TOTAL NUMBER    ---------------------------
                                           YEAR         TOTAL       % LEASED       OF TENANTS                       % OF
                                        COMPLETED/      GLA(1)        AS OF           AS OF        BASE RENT      PORTFOLIO
PROPERTY AND LOCATION                    EXPANDED     (SQ. FT.)      3/31/97         3/31/97          ($)         BASE RENT
-------------------------------------  -------------  ----------  -------------  ---------------  ------------  -------------
NORTHERN CALIFORNIA
Chico Crossroads                         1988/1994       267,735         99.7              18        1,803,243          4.9
 CHICO, CA
Monterey Plaza(6)                             1990       183,180         95.2              27        2,378,836          6.5
 SAN JOSE, CA
Lakewood Shopping Center(6)                   1988       107,769         94.8              25          734,312          2.0
 WINDSOR, CA
Fairmont Shopping Center(6)                   1988       104,281        100.0              29        1,155,768          3.2
 PACIFICA, CA
Rosewood Village                              1988        50,248         92.5              18          657,146          1.8
 SANTA ROSA, CA
Laguna Village(7)                             1996        48,183        100.0               1          564,044          1.5
 SACRAMENTO, CA                                       ----------                          ---     ------------        -----
TOTAL/WEIGHTED AVERAGE                                   761,396         97.5             118        7,293,348         19.9
                                                      ----------                          ---     ------------        -----
SOUTHERN CALIFORNIA
Chino Town Square(8)                          1987       337,001         98.8              52        4,228,811         11.6
 CHINO, CA
Melrose Village Plaza(8)                      1990       132,674         91.9              28        1,348,826          3.7
 VISTA, CA
Laurentian Center                             1988        97,131         94.0              24        1,112,592          3.0
 ONTARIO, CA
Vineyard Village East                         1992        45,200        100.0               4          362,771          1.0
 ONTARIO, CA
Foothill Center(6)                            1990        19,636         75.2               9           89,407          0.3
 RIALTO, CA
Arlington Courtyard                           1991        12,221        100.0               6          150,826          0.4
 RIVERSIDE, CA                                        ----------                          ---     ------------        -----
TOTAL/WEIGHTED AVERAGE                                   643,863         96.0             123        7,293,232         20.0
                                                      ----------                          ---     ------------        -----
LAS VEGAS NEVADA
Cheyenne Commons                              1992       362,758         99.0              44        4,038,876         11.1
 LAS VEGAS, NV
Sahara Pavilion North                         1989       333,679         94.6              65        3,719,131         10.2
 LAS VEGAS, NV
Sahara Pavilion South                         1990       160,682         88.6              22        2,018,969          5.5
 LAS VEGAS, NV
Green Valley Town & Country(6)                1990       130,553         98.4              37        1,557,966          4.3
 HENDERSON, NV
Winterwood Pavilion                           1990       127,975         92.3              21          919,868          2.5
 LAS VEGAS, NV                                        ----------                          ---     ------------        -----
TOTAL/WEIGHTED AVERAGE                                 1,115,647         95.3             189       12,254,810         33.5
                                                      ----------                          ---     ------------        -----
PACIFIC NORTHWEST
Sunset Square                                 1989       352,523         93.9              39        2,586,635          7.1
 BELLINGHAM, WA
Tanasbourne Village(8)                        1990       210,692        100.0              40        2,396,751          6.6
 HILLSBORO, OR
Olympia Square                                1988       164,521         96.1              37        1,808,273          4.9
 OLYMPIA, WA
Canyon Ridge Plaza                            1995        81,678         96.5              15          681,074          1.9
 KENT, WA                                             ----------                          ---     ------------        -----
TOTAL/WEIGHTED AVERAGE                                   809,414         96.2             131        7,472,733         20.4
                                                      ----------                          ---     ------------        -----

                                           ANNUALIZED BASE RENT
                                               IN PLACE AT
                                                3/31/97(3)
                                       ----------------------------
                                                        ANN. BASE
                                         ANN. BASE    RENT/SQ. FT.
PROPERTY AND LOCATION                   RENT(3)($)       (4)($)               MAJOR RETAILERS(5)

-------------------------------------  -------------  -------------  ------------------------------------

NORTHERN CALIFORNIA
Chico Crossroads                          2,024,345          7.58    HomeBase, Food-4-Less, Barnes &

 CHICO, CA                                                           Noble, Office Depot

Monterey Plaza(6)                         2,438,232         13.98    Wal-Mart, Lucky(9), Walgreens

 SAN JOSE, CA
Lakewood Shopping Center(6)                 916,020          8.96    Raley's, U.S. Post Office

 WINDSOR, CA
Fairmont Shopping Center(6)               1,193,820         11.45    Lucky, PayLess Drugs

 PACIFICA, CA
Rosewood Village                            706,766         15.21    Lad's Supermarket, Bradley Video

 SANTA ROSA, CA
Laguna Village(7)                           903,583         18.75    United Artists Theatre

 SACRAMENTO, CA                        -------------
TOTAL/WEIGHTED AVERAGE                    8,182,766         11.02
                                       -------------
SOUTHERN CALIFORNIA
Chino Town Square(8)                      4,232,087         12.71    Target(9), Wal-Mart, Mervyn's(9),

 CHINO, CA                                                           Nordstrom Rack, AMC Theaters

Melrose Village Plaza(8)                  1,372,450         11.26    Lucky, Sav-On Drug

 VISTA, CA
Laurentian Center                         1,146,126         12.55    Pep Boys, 24 Hour Fitness, A-1

 ONTARIO, CA                                                         Hardware

Vineyard Village East                       366,945          8.12    Sears, Dunn Edwards

 ONTARIO, CA
Foothill Center(6)                          107,460          7.28    PIP Printing

 RIALTO, CA
Arlington Courtyard                         150,083         12.28    Harvest Crusade

 RIVERSIDE, CA                         -------------
TOTAL/WEIGHTED AVERAGE                    7,375,150         11.93
                                       -------------
LAS VEGAS NEVADA
Cheyenne Commons                          4,088,434         11.38    Wal-Mart, 24 Hour Fitness, Ross

 LAS VEGAS, NV                                                       Dress For Less

Sahara Pavilion North                     4,018,259         12.60    Vons, Longs Drugs, TJMaxx,

 LAS VEGAS, NV                                                       Shepler's, Border's Books

Sahara Pavilion South                     1,948,751         13.69    Sports Authority, Office Max,

 LAS VEGAS, NV                                                       Michael's Arts & Crafts

Green Valley Town & Country(6)            1,750,092         13.63    Lucky/Sav-On Superstore

 HENDERSON, NV
Winterwood Pavilion                         975,212          8.26    Vons, Heilig-Meyers Furniture

 LAS VEGAS, NV                         -------------
TOTAL/WEIGHTED AVERAGE                   12,739,938         11.98
                                       -------------
PACIFIC NORTHWEST
Sunset Square                             2,595,047          7.84    Kmart, Ennen's Food, Fabricland,

 BELLINGHAM, WA                                                      PayLess Drugs

Tanasbourne Village(8)                    2,555,236         12.13    Safeway, PayLess Drugs, Jo-Ann

 HILLSBORO, OR                                                       Fabrics, Pier 1 Imports

Olympia Square                            1,861,866         11.78    Albertsons, Ross Dress For Less

 OLYMPIA, WA
Canyon Ridge Plaza                          839,604         10.65    Target(9), Top Foods(9), Ross Dress

 KENT, WA                              -------------                 For Less

TOTAL/WEIGHTED AVERAGE                    7,851,753         10.08
                                       -------------

                                                                                                        TOTAL BASE RENT
                                                                                                          YEAR ENDED
                                                                                                          12/31/96(2)
                                                                                  TOTAL NUMBER    ---------------------------
                                           YEAR         TOTAL       % LEASED       OF TENANTS                       % OF
                                        COMPLETED/      GLA(1)        AS OF           AS OF        BASE RENT      PORTFOLIO
PROPERTY AND LOCATION                    EXPANDED     (SQ. FT.)      3/31/97         3/31/97          ($)         BASE RENT
-------------------------------------  -------------  ----------  -------------  ---------------  ------------  -------------
OTHER
Maysville Market Square                  1991/1993       126,507        100.0              19          848,777          2.3
 MAYSVILLE, KY
Ocoee Plaza                                   1990        52,242         96.3              12          320,592          0.9
 OCOEE, FL
Sports Unlimited                              1990        51,542        100.0              13          600,803          1.6
 MEMPHIS, TN
Country Club Center                           1988        46,850         92.1              15          495,085          1.4
 ALBUQUERQUE, NM                                      ----------                          ---     ------------        -----
TOTAL/WEIGHTED AVERAGE                                   277,141         98.0              59        2,265,257          6.2
                                                      ----------                          ---     ------------        -----
PORTFOLIO
TOTAL/WEIGHTED AVERAGE                                 3,607,461         96.3             620        6,579,380        100.0
                                                      ----------                          ---     ------------        -----
                                                      ----------                          ---     ------------        -----

                                           ANNUALIZED BASE RENT
                                               IN PLACE AT
                                                3/31/97(3)
                                       ----------------------------
                                                        ANN. BASE
                                         ANN. BASE    RENT/SQ. FT.
PROPERTY AND LOCATION                   RENT(3)($)       (4)($)               MAJOR RETAILERS(5)

-------------------------------------  -------------  -------------  ------------------------------------

OTHER
Maysville Market Square                     872,135          6.89    Wal-Mart(9), Kroger Company, J.C.

 MAYSVILLE, KY                                                       Penney

Ocoee Plaza                                 347,136          6.90    Food Lion, Family Dollar

 OCOEE, FL
Sports Unlimited                            601,737         11.67    Sports Unlimited(9), Rich-Well

 MEMPHIS, TN                                                         Bedding Co., Hancock Fabrics

Country Club Center                         483,711         11.21    Furr's Foods(9), Rio Rancho Health &

 ALBUQUERQUE, NM                       -------------                 Fitness

TOTAL/WEIGHTED AVERAGE                    2,304,719          8.49
                                       -------------
PORTFOLIO
TOTAL/WEIGHTED AVERAGE                    8,454,326         11.07
                                       -------------
                                       -------------

------------------------

(1) Represents GLA owned by the Company. Excludes 611,472 square feet of anchor-owned GLA.

(2) Total base rent for the year ended December 31, 1996 calculated in accordance with GAAP.

(3) Annualized base rent for all leases in place at March 31, 1997 calculated as follows: total base rent, calculated in accordance with GAAP, to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12.

(4) Annualized base rent divided by the GLA leased at March 31, 1997.

(5) National and regional retailers that occupy significant space at the referenced Property.

(6) Acquired by the Company after March 31, 1997.

(7) Excludes Phase II which encompasses 60,022 square feet and is currently under development.

(8) The Company owns a 92% interest in Chino Town Square, a 50% interest in Melrose Village Plaza and a 90% interest in Tanasbourne Village. Table reflects 100% of Property data. See "Risk Factors--Risks Regarding Partially-Owned Properties."

(9) Retailers that own their building.

HISTORICAL LEASING ACTIVITY

    Management believes that its approach to leasing has been instrumental in its ability to maintain high occupancy rates and stable income. The Company's primary leasing objective is to develop and maintain the optimum mix of retailers providing day-to-day consumer necessities tailored to each Property's specific market environment. As part of achieving this objective, the Company generally enters into long-term leases with national and regional anchor tenants and enters into shorter term leases with national, regional and local non-anchor tenants. The Company believes the long-term anchor tenant leases promote stability and attract non-anchor tenants, while the shorter term non-anchor leases enable the Company to take advantage of improving market conditions and changing retail trends. The Company's executive officers and in-house leasing professionals implement an aggressive, hands-on approach involving: (i) continually analyzing market and retailing trends; (ii) building close relationships with key national and regional tenants; and (iii) actively reconfiguring centers and/or relocating tenants as local market, retailing and tenant needs evolve. Management believes that maintaining high occupancy rates, the renewal and replacement of tenants and increasing base rents are critical measures of management and leasing performance. Since December 31, 1993, the Company has maintained a year-end weighted average occupancy rate ranging from 94.3% to 96.3% for the Properties it owned at such dates. During the past three years, the Company has renewed or released 972,745 square feet involving 297 lease transactions, and weighted average base rents per square foot from this leasing activity increased from $11.52 in 1994 to $13.15 in 1995, and to $14.62 in 1996.

    The following table sets forth certain information regarding the Company's leasing activities over the past three years:

                                                                       YEAR ENDED DECEMBER 31(1)
                                        ----------------------------------------------------------------------------------------
                                                     1996                              1995                         1994
                                        -------------------------------  ---------------------------------  --------------------
                                          NON-                             NON-                               NON-
                                         ANCHORS    ANCHORS     TOTAL     ANCHORS     ANCHORS      TOTAL     ANCHORS    ANCHORS
                                        ---------  ---------  ---------  ---------  -----------  ---------  ---------  ---------
NEW LEASES
Number of leases signed...............         71          4         75         51           2          53         48          3
GLA leased (sq. ft.)..................    188,394    111,285    299,679    129,995      47,200     177,195     99,910     98,892
Base rent/square foot
  ($/sq. ft.)(2)......................      13.44      13.13      13.33      12.78        8.24       11.57      13.53       7.25
Tenant improvements/square foot
  ($/sq. ft.)(3)......................       4.45       2.70       3.80       6.25        2.07        5.13       5.39       1.33
Leasing commissions/square foot
  ($/sq. ft.)(4)......................       2.94       2.46       2.76       2.53        1.27        2.19       3.66       0.98
Effective rent/square foot
  ($/sq. ft.)(5)......................      12.10      12.90      12.40      10.96        7.91       10.14      11.58       7.02

RENEWALS
Number of renewals signed.............         46          1         47         45      --              45         25          1
GLA leased (sq. ft.)..................    102,086     34,577    136,663    101,639      --         101,639     41,699     17,068
Base rent/square foot
  ($/sq. ft.)(2)......................      17.53      17.23      17.45      15.89          NA       15.89      17.01      11.12
Tenant improvements/square foot
  ($/sq. ft.)(3)......................       1.22     --           0.91       1.25          NA        1.25       1.09     --
Leasing commissions/square foot
  ($/sq. ft.)(4)......................       1.44       1.16       1.37       1.40          NA        1.40       1.23       2.00
Effective rent/square foot
  ($/sq. ft.)(5)......................      16.92      17.16      16.98      15.25          NA       15.25      16.49      10.72

TOTAL NEW AND RENEWED LEASES SIGNED
Number of new and renewed leases
  signed..............................        117          5        122         96           2          98         73          4
GLA leased (sq. ft.)..................    290,480    145,862    436,342    231,634      47,200     278,834    141,609    115,960
Base rent/square foot
  ($/sq. ft.)(2)......................      14.88      14.10      14.62      14.15        8.24       13.15      14.55       7.82
Tenant improvements/square foot
  ($/sq. ft.)(3)......................       3.32       2.06       2.90       4.06        2.07        3.72       4.13       1.14
Leasing commissions/square foot
  ($/sq. ft.)(4)......................       2.41       2.16       2.33       2.03        1.27        1.91       2.95       1.13
Effective rent/square foot
  ($/sq. ft.)(5)......................      13.80      13.91      13.84      12.84        7.91       12.01      13.03       7.56


                                          TOTAL
                                        ---------
NEW LEASES
Number of leases signed...............         51
GLA leased (sq. ft.)..................    198,802
Base rent/square foot
  ($/sq. ft.)(2)......................      10.40
Tenant improvements/square foot
  ($/sq. ft.)(3)......................       3.37
Leasing commissions/square foot
  ($/sq. ft.)(4)......................       2.33
Effective rent/square foot
  ($/sq. ft.)(5)......................       9.31
RENEWALS
Number of renewals signed.............         26
GLA leased (sq. ft.)..................     58,767
Base rent/square foot
  ($/sq. ft.)(2)......................      15.30
Tenant improvements/square foot
  ($/sq. ft.)(3)......................       0.78
Leasing commissions/square foot
  ($/sq. ft.)(4)......................       1.45
Effective rent/square foot
  ($/sq. ft.)(5)......................      14.81
TOTAL NEW AND RENEWED LEASES SIGNED
Number of new and renewed leases
  signed..............................         77
GLA leased (sq. ft.)..................    257,569
Base rent/square foot
  ($/sq. ft.)(2)......................      11.52
Tenant improvements/square foot
  ($/sq. ft.)(3)......................       2.78
Leasing commissions/square foot
  ($/sq. ft.)(4)......................       2.13
Effective rent/square foot
  ($/sq. ft.)(5)......................      10.57

------------------------------

(1) Anchor defined as single tenants which lease 15,000 square feet or more; non-anchors defined as tenants which lease less than 15,000 square feet.

(2) Equals total base rent, calculated in accordance with GAAP, to be received during the entire term of all lease transactions executed during the respective period, divided by the terms, in months, for such leases, multiplied by 12, and divided by the total GLA under such leases.

(3) Tenant improvements are defined as capital costs incurred by the Company for leasehold improvements including, but not limited to, costs for items such as HVAC, plumbing, electrical upgrades, interior walls, wall finishes, ceiling treatment and floor covering.

(4) Leasing commissions are brokerage commission fees paid by the Company in connection with new leases or lease renewals.

(5) Equals total base rent, calculated in accordance with GAAP, to be received during the entire term of all lease transactions executed during the respective period, minus all tenant improvements and leasing commissions from such leases divided by the terms, in months, for such leases, multiplied by 12, and divided by the total GLA under such leases.

NATIONAL, REGIONAL AND LOCAL TENANT SUMMARY

    The following table sets forth certain information regarding the Company's national, regional and local tenants at each Property as of March 31, 1997:

                                                                                                                    LOCAL
                                               NATIONAL TENANTS(1)                REGIONAL TENANTS(1)            TENANTS(1)
                                         --------------------------------  ----------------------------------  ---------------
                                                           % OF PROPERTY                      % OF PROPERTY
                                          % OF PROPERTY        ANN.         % OF PROPERTY         ANN.          % OF PROPERTY
PROPERTY                                   LEASED GLA      BASE RENT(2)      LEASED GLA       BASE RENT(2)       LEASED GLA
---------------------------------------  ---------------  ---------------  ---------------  -----------------  ---------------
NORTHERN CALIFORNIA
  Chico Crossroads.....................          99.0%           98.3%           --    %           --   %               1.0%
  Monterey Plaza.......................          78.6            61.5               1.7              3.8               19.7
  Lakewood Shopping Center.............          79.4            70.2               3.0              6.0               17.6
  Fairmont Shopping Center.............          63.8            47.6            --                --                  36.2
  Rosewood Village.....................          10.3            15.5              44.6             37.5               45.1
  Laguna Village.......................         100.0           100.0            --                --                --
WEIGHTED AVERAGE.......................          81.1            69.9               3.6              5.0               15.3

SOUTHERN CALIFORNIA
  Chino Town Square....................          79.8            72.6               9.0             11.8               11.2
  Melrose Village Plaza................          74.2            66.3               1.1              1.1               24.7
  Laurentian Center....................          46.8            44.5              18.5             18.2               34.7
  Vineyard Village East................          57.5            42.5              42.5             57.5             --
  Foothill Center......................         100.0           100.0            --                --                --
  Arlington Courtyard..................          20.0            29.5              49.4             36.4               30.6
WEIGHTED AVERAGE.......................          71.5            65.1              11.9             13.4               16.6

LAS VEGAS NEVADA
  Cheyenne Commons.....................          90.6            83.6               0.7              1.4                8.7
  Sahara Pavilion North................          70.5            58.9              12.9             15.6               16.6
  Sahara Pavilion South................          76.9            70.0               8.0              9.3               15.1
  Green Valley Town & Country..........          49.9            38.0               3.7              5.6               46.4
  Winterwood Pavilion..................          71.3            64.3              14.2             10.8               14.5
WEIGHTED AVERAGE.......................          75.8            66.1               7.1              8.3               17.1

PACIFIC NORTHWEST
  Sunset Square........................          60.6            45.8              30.3             39.7                9.1
  Tanasbourne Village..................          62.4            51.5              12.3             18.0               25.3
  Olympia Square.......................          69.9            58.2              15.1             22.9               15.0
  Canyon Ridge Plaza...................          79.1            77.5              10.6             11.1               10.3
WEIGHTED AVERAGE.......................          64.8            54.0              20.4             25.6               14.8

OTHER
  Maysville Market Square..............          87.8            85.5               4.1              4.3                8.1
  Ocoee Plaza..........................          80.4            80.2            --                --                  19.6
  Sports Unlimited.....................          38.4            37.7              32.5             34.5               29.1
  Country Club Center..................          30.5            50.9               6.9              4.9               62.6
WEIGHTED AVERAGE.......................          67.9            64.9               9.2             11.7               22.9

PORTFOLIO WEIGHTED AVERAGE.............          73.1%           64.1%             10.4%            12.3%              16.5%


                                           % OF PROPERTY
                                               ANN.
PROPERTY                                   BASE RENT(2)
---------------------------------------  -----------------
NORTHERN CALIFORNIA
  Chico Crossroads.....................           1.7%
  Monterey Plaza.......................          34.7
  Lakewood Shopping Center.............          23.8
  Fairmont Shopping Center.............          52.4
  Rosewood Village.....................          47.0
  Laguna Village.......................         --
WEIGHTED AVERAGE.......................          25.1
SOUTHERN CALIFORNIA
  Chino Town Square....................          15.6
  Melrose Village Plaza................          32.6
  Laurentian Center....................          37.3
  Vineyard Village East................         --
  Foothill Center......................         --
  Arlington Courtyard..................          34.1
WEIGHTED AVERAGE.......................          21.5
LAS VEGAS NEVADA
  Cheyenne Commons.....................          15.0
  Sahara Pavilion North................          25.5
  Sahara Pavilion South................          20.7
  Green Valley Town & Country..........          56.4
  Winterwood Pavilion..................          24.9
WEIGHTED AVERAGE.......................          25.6
PACIFIC NORTHWEST
  Sunset Square........................          14.5
  Tanasbourne Village..................          30.5
  Olympia Square.......................          18.9
  Canyon Ridge Plaza...................          11.4
WEIGHTED AVERAGE.......................          20.4
OTHER
  Maysville Market Square..............          10.2
  Ocoee Plaza..........................          19.8
  Sports Unlimited.....................          27.8
  Country Club Center..................          44.2
WEIGHTED AVERAGE.......................          23.4
PORTFOLIO WEIGHTED AVERAGE.............          23.6%

------------------------------

(1) The Company defines national tenants as any tenant that operates in at least four metropolitan areas located in more than one region (i.e. northwest, northeast, midwest, southwest or southeast); regional tenants as any tenant that operates in two or more metropolitan areas located within the same region; local tenants as any tenant that operates stores only within the same metropolitan area as the shopping center.

(2) Annualized base rent for all leases in place at March 31, 1997 calculated as follows: total base rent, calculated in accordance with GAAP, to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12.

ANCHOR, NON-ANCHOR TENANT SUMMARY

    The following table sets forth certain information regarding anchor and non-anchor tenants as of March 31, 1997:

                                                                 ANCHOR TENANTS(1)               NON-ANCHOR TENANTS(1)
                                                          --------------------------------  --------------------------------
                                                                                % OF             % OF             % OF
                                                           % OF PROPERTY    PROPERTY ANN.   PROPERTY LEASED   PROPERTY ANN.
PROPERTY                                                    LEASED GLA      BASE RENT(2)          GLA         BASE RENT(2)
--------------------------------------------------------  ---------------  ---------------  ---------------  ---------------
NORTHERN CALIFORNIA
  Chico Crossroads......................................          85.4%            76.6%            14.6%            23.4%
  Monterey Plaza........................................          58.2             31.2             41.8             68.8
  Lakewood Shopping Center..............................          55.3             36.1             44.7             63.9
  Fairmont Shopping Center..............................          50.1             27.6             49.9             72.4
  Rosewood Village......................................        --               --                100.0            100.0
  Laguna Village........................................         100.0            100.0           --               --
WEIGHTED AVERAGE........................................          65.5             47.4             34.5             52.6

SOUTHERN CALIFORNIA
  Chino Town Square.....................................          61.8             51.8             38.2             48.2
  Melrose Village Plaza.................................          56.6             42.9             43.4             57.1
  Laurentian Center.....................................          22.3             16.4             77.7             83.6
  Vineyard Village East.................................          57.5             42.5             42.5             57.5
  Foothill Center.......................................        --               --                100.0            100.0
  Arlington Courtyard...................................        --               --                100.0            100.0
WEIGHTED AVERAGE........................................          51.9             42.4             48.1             57.6

LAS VEGAS NEVADA
  Cheyenne Commons......................................          68.2             47.7             31.8             52.3
  Sahara Pavilion North.................................          51.0             31.9             49.0             68.1
  Sahara Pavilion South.................................          54.8             32.7             45.2             67.3
  Green Valley Town & Country...........................          38.2             21.7             61.8             78.3
  Winterwood Pavilion...................................          57.4             36.8             42.6             63.2
WEIGHTED AVERAGE........................................          56.5             36.1             43.5             63.9

PACIFIC NORTHWEST
  Sunset Square.........................................          72.1             52.0             27.9             48.0
  Tanasbourne Village...................................          47.7             31.4             52.3             68.6
  Olympia Square........................................          48.1             33.0             51.9             67.0
  Canyon Ridge Plaza....................................          34.5             22.2             65.5             77.8
WEIGHTED AVERAGE........................................          56.8             37.6             43.2             62.4

OTHER
  Maysville Market Square...............................          62.7             57.6             37.3             42.4
  Ocoee Plaza...........................................          49.7             49.0             50.3             51.0
  Sports Unlimited......................................          29.6             31.7             70.4             68.3
  Country Club Center...................................        --               --                100.0            100.0
WEIGHTED AVERAGE........................................          44.0             37.5             56.0             62.5

PORTFOLIO WEIGHTED AVERAGE..............................          56.7%            40.1%            43.3%            59.9%

------------------------------

(1) Anchors defined as single tenants which lease 15,000 square feet or more; non-anchors defined as tenants which lease less than 15,000 square feet.

(2) Annualized base rent for all leases in place at March 31, 1997 calculated as follows: total base rent, calculated in accordance with GAAP, to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12.

MAJOR TENANTS

    At March 31, 1997, 96.3% of the total GLA was leased to 620 tenants. The Company's largest tenant, Wal-Mart, which leases space at three of the Properties and owns a building at a fourth, accounted for approximately 9.1% of the total annualized base rent in place at March 31, 1997. Including Wal-Mart, all tenants which individually accounted for 1.0% or more of the annualized base rent at March 31, 1997 collectively accounted for 26.0% of the total annualized base rent and the remaining tenants accounted for 74.0% of the total annualized base rent.

    The following table summarizes certain information regarding tenants which individually accounted for 1.0% or more of the annualized base rent at March 31, 1997:

                                                                              ANNUALIZED BASE RENT IN PLACE AT 3/31/97
                                                     LEASED                  -------------------------------------------
                                          NUMBER    GLA AS OF                                    ANN.         % OF TOTAL
                                            OF       3/31/97   % OF TOTAL     TOTAL ANN.      BASE RENT/         ANN.
TENANT                                    LEASES    (SQ. FT.)  LEASED GLA    BASE RENT(1)      SQ.FT.(2)      BASE RENT
----------------------------------------  -------   ---------  -----------   ------------   ---------------   ----------
Wal-Mart................................      3       316,588       9.1      $  2,701,892       $  8.53           7.0
Lucky...................................      3       125,119       3.6           978,368          7.82           2.5
United Artists Theatre..................      1        48,183       1.4           903,583         18.75           2.4
24 Hour Fitness.........................      3        58,860       1.7           875,537         14.87           2.3
Ennen's Foods...........................      1        67,070       1.9           589,855          8.79           1.5
Vons....................................      2        94,737       2.7           583,779          6.16           1.5
HomeBase................................      1       103,904       3.0           535,431          5.15           1.4
PayLess Drugs...........................      3        74,562       2.2           513,354          6.88           1.3
Ross Dress for Less.....................      3        72,487       2.1           513,327          7.08           1.3
Jumbo Sports............................      1        72,000       2.1           505,877          7.03           1.3
Albertsons..............................      1        54,736       1.6           479,469          8.76           1.3
Kroger Company..........................      1        56,773       1.6           416,143          7.33           1.1
Safeway.................................      1        53,000       1.5           406,209          7.66           1.1
                                             --
                                                    ---------  -----------   ------------                       -----
TOTAL/WEIGHTED AVERAGE..................     24     1,198,019      34.5      $ 10,002,825       $  8.35          26.0
                                             --
                                             --
                                                    ---------  -----------   ------------                       -----
                                                    ---------  -----------   ------------                       -----

------------------------------

(1) Annualized base rent for all leases in place at March 31, 1997 calculated as follows: total base rent, calculated in accordance with GAAP, to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12.

(2) Annualized Base Rent divided by the GLA leased at March 31, 1997.

LEASE EXPIRATIONS

    To promote stability and attract in-line, non-anchor tenants, the Company generally enters into long-term leases (typically 15 to 20 years) with major or anchor retailers which usually contain provisions permitting tenants to renew and include fixed rent increases or CPI adjustments. At March 31, 1997, anchor tenants leased approximately 56.7% of the total leased GLA and with only 30.9% of anchor-leased GLA (17.5% of total leased GLA) scheduled to expire within the next 10 years.

    The following schedules set forth certain information regarding lease expirations for the Properties for each of ten years beginning with 1997, assuming that none of the tenants exercises renewal options or termination rights:

                                   ALL LEASES

                                                                                                   ANNUALIZED BASE RENT IN
                                                                                                      PLACE AT 3/31/97
                                                                         SQUARE                   -------------------------
                                                              NUMBER     FOOTAGE                                 % OF TOTAL
                                                                OF        UNDER     % OF TOTAL                   PORTFOLIO
                                          LEASE EXPIRATION    LEASES    EXPIRING    PORTFOLIO      TOTAL ANN.       ANN.
YEAR                                            YEAR         EXPIRING    LEASES    EXPIRING GLA   BASE RENT(1)   BASE RENT
----------------------------------------  ----------------   --------   ---------  ------------   ------------   ----------
1.......................................   4/1/97-12/31/97      50         84,711       2.4       $  1,259,661       3.3
2.......................................              1998      95        250,960       7.2          3,170,420       8.2
3.......................................              1999      86        356,830      10.3          3,406,691       8.9
4.......................................              2000     121        322,670       9.3          4,639,913      12.1
5.......................................              2001      77        247,712       7.1          3,442,846       9.0
6.......................................              2002      65        225,386       6.5          3,009,214       7.8
7.......................................              2003      20         88,420       2.5          1,211,489       3.1
8.......................................              2004      11         75,490       2.2            869,889       2.3
9.......................................              2005      14         92,221       2.7          1,114,157       2.9
10......................................              2006      16        212,387       6.1          2,400,177       6.2
11 and after............................    2007 and after      65      1,518,054      43.7         13,929,869      36.2
                                                               ---      ---------     -----       ------------     -----
TOTAL/WEIGHTED AVERAGE                                         620      3,474,841     100.0       $ 38,454,326     100.0
                                                               ---      ---------     -----       ------------     -----
                                                               ---      ---------     -----       ------------     -----

                                             ANN.
                                          BASE RENT/
YEAR                                      SQ. FT.(2)
----------------------------------------  ----------
1.......................................    $14.87
2.......................................     12.63
3.......................................      9.55
4.......................................     14.38
5.......................................     13.90
6.......................................     13.35
7.......................................     13.70
8.......................................     11.52
9.......................................     12.08
10......................................     11.30
11 and after............................      9.18
TOTAL/WEIGHTED AVERAGE                      $11.07

                              ALL ANCHOR LEASES(3)

                                                                                                      ANNUALIZED BASE RENT IN
                                                                                                         PLACE AT 3/31/97
                                                                            SQUARE                   -------------------------
                                                                            FOOTAGE                                 % OF TOTAL
                                                              NUMBER OF      UNDER     % OF TOTAL                   PORTFOLIO
                                          LEASE EXPIRATION     LEASES      EXPIRING      ANCHOR       TOTAL ANN.       ANN.
YEAR                                            YEAR          EXPIRING      LEASES    EXPIRING GLA   BASE RENT(1)   BASE RENT
----------------------------------------  ----------------   -----------   ---------  ------------   ------------   ----------
1.......................................   4/1/97-12/31/97     --             --         --               --          --
2.......................................              1998        2           41,238       2.1            346,694       0.9
3.......................................              1999        4          167,505       8.5            663,923       1.7
4.......................................              2000        3           66,375       3.4            523,022       1.4
5.......................................              2001        2           59,641       3.0            510,130       1.3
6.......................................              2002        1           30,000       1.5            255,000       0.7
7.......................................              2003        1           24,000       1.2            192,000       0.5
8.......................................              2004        2           42,119       2.1            300,414       0.8
9.......................................              2005        1           27,683       1.5            218,057       0.6
10......................................              2006        3          150,352       7.6          1,556,524       4.0
11 and after............................    2007 and after       31        1,361,497      69.1         10,848,769      28.2
                                                                 --
                                                                           ---------     -----       ------------     -----
TOTAL/WEIGHTED AVERAGE                                           50        1,970,410     100.0       $ 15,414,533      40.1
                                                                 --
                                                                 --
                                                                           ---------     -----       ------------     -----
                                                                           ---------     -----       ------------     -----

                                             ANN.
                                          BASE RENT/
YEAR                                      SQ. FT.(2)
----------------------------------------  ----------
1.......................................     --
2.......................................    $ 8.41
3.......................................      3.96
4.......................................      7.88
5.......................................      8.55
6.......................................      8.50
7.......................................      8.00
8.......................................      7.13
9.......................................      7.88
10......................................     10.35
11 and after............................      7.97
TOTAL/WEIGHTED AVERAGE                      $ 7.82

                            ALL NON-ANCHOR LEASES(3)

                                                                                               ANNUALIZED BASE RENT IN PLACE AT
                                                                                                            3/31/97
                                                           SQUARE FOOTAGE                   ---------------------------------------
                                               NUMBER OF       UNDER         % OF TOTAL                    % OF TOTAL
                                                LEASES        EXPIRING       NON-ANCHOR         TOTAL       PORTFOLIO   BASE RENT/
YEAR                   LEASE EXPIRATION YEAR   EXPIRING        LEASES       EXPIRING GLA    BASE RENT(1)    BASE RENT   SQ. FT.(2)
---------------------  ---------------------  -----------  --------------  ---------------  -------------  -----------  -----------
1....................      4/1/97-12/31/97            50          84,711            5.6     $   1,259,661         3.3    $   14.87
2....................                 1998            93         209,722           13.9         2,823,726         7.3        13.46
3....................                 1999            82         189,325           12.6         2,742,768         7.1        14.49
4....................                 2000           118         256,295           17.0         4,116,890        10.7        16.06
5....................                 2001            75         188,071           12.6         2,932,716         7.6        15.59
6....................                 2002            64         195,386           13.0         2,754,214         7.2        14.10
7....................                 2003            19          64,420            4.3         1,019,489         2.7        15.83
8....................                 2004             9          33,371            2.2           569,475         1.5        17.06
9....................                 2005            13          64,538            4.3           896,102         2.3        13.88
10...................                 2006            13          62,035            4.2           843,653         2.2        13.60
11 and after.........       2007 and after            34         156,557           10.4         3,081,099         8.0        19.68
                                                     ---   --------------       -----       -------------     -----
TOTAL/WEIGHTED AVERAGE......................         570       1,504,431          100.0     $  23,039,793        59.9    $   15.31
                                                     ---   --------------       -----       -------------     -----
                                                     ---   --------------       -----       -------------     -----

------------------------------

(1) Annualized Base Rent for all leases in place at March 31, 1997 calculated as follows: total base rent, calculated in accordance with GAAP, to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12.

(2) Annualized Base Rent divided by the GLA leased at March 31, 1997.

(3) Anchors defined as single tenants which lease 15,000 square feet or more; non-anchors defined as tenants which lease less than 15,000 square feet.

CAPITAL EXPENDITURES

    The following table sets forth information relating to historical capital expenditures of the Company's Properties:

                                                                                  YEAR ENDED DECEMBER 31,
                                                                          ----------------------------------------
                                                                              1996          1995          1994
                                                                          ------------  ------------  ------------
Total capital expenditures..............................................  $     18,545  $      7,082  $    101,493
Average number of square feet(1)........................................     2,770,216     2,446,630     2,147,136
Capital expenditures per square foot(2).................................  $       .007  $       .003  $       .047
Three year average capital expenditure per square foot..................                              $       .019

------------------------------

(1) Represents the average aggregate amount of square feet owned by the Company during the year.

(2) For those Properties owned less than a full year, computes the per square foot amount by annualizing the capital expenditures amount to a pro forma full year cost.

OTHER ASSETS

    NORTH COAST HEALTH CENTER. The Company owns a 50% interest in a general partnership that owns an interest in a 93,400 square foot medical office complex located in Encinitas, California.

    NOTES RECEIVABLE. In connection with the acquisition of Monterey Plaza, the Company acquired five notes receivable with a book value of $4,606,000. These notes are secured by various deeds of trust and partnership interests or other security on four shopping centers, all of which are located in Northern California. The notes have a weighted monthly interest rate of approximately 8.16% and have maturity dates ranging from December 1997 to June 2000.

EXCLUDED ASSETS

    Certain existing properties and assets held by PPD, which management determined are not appropriate for inclusion in the Company's portfolio will not be transferred to the Company (the "Excluded Assets"). The Excluded Assets consist of: (i) 100% of the stock of RPC Gaming, Inc. which has applied for a gaming license in the state of Nevada; (ii) two properties located in Hartford, Connecticut (a parking lot and a vacant building); and (iii) a 106-unit residential development located in Vista, California which is managed by a third party. The Excluded Assets will be overseen, after consummation of the Offering, by PPD management independent of the Company.

DEBT STRUCTURE

    The following table sets forth, as of March 31, 1997, existing debt (in thousands) encumbering the Properties:

                                                          DEBT TO BE
                                                           REPAID ON                INTEREST RATE
                                                          COMPLETION   BALANCE TO    ON BALANCE
                                                            OF THE       REMAIN       REMAINING
                                             TOTAL DEBT    OFFERING    OUTSTANDING   OUTSTANDING   MATURITY DATE
                                            ------------  -----------  -----------  -------------  -------------
NORTHERN CALIFORNIA
  Chico Crossroads(1).....................   $   13,650    $  13,650       --            --             --
  Monterey Plaza..........................       18,371       18,371       --            --             --
  Lakewood Shopping Center................       --           --           --            --             --
  Fairmont Shopping Center................       --           --           --            --             --
  Rosewood Village........................        4,492       --        $   4,492          8.52%      Jan. 2007
  Laguna Village..........................        4,747        4,747       --            --             --

SOUTHERN CALIFORNIA
  Chino Town Square.......................       28,123       --           28,123          8.00%      Mar. 2000
  Melrose Village Plaza...................        7,000        7,000       --            --             --
  Laurentian Center.......................        4,712       --            4,712          7.75%      Mar. 2004
  Vineyard Village East...................       --           --           --            --             --
  Foothill Center.........................       --           --           --            --
  Arlington Courtyard.....................       --           --           --            --             --

LAS VEGAS NEVADA
  Cheyenne Commons........................       26,926       26,926       --            --             --
  Sahara Pavilion North...................       31,244       --           31,244          8.17%      Jan. 2007
  Sahara Pavilion South...................       12,530       12,530       --            --             --
  Green Valley Town & Country.............       11,692       --           11,692         9.875%      Oct. 2000
  Winterwood Pavilion.....................        6,158        6,158       --            --             --

PACIFIC NORTHWEST
  Sunset Square...........................       22,382       22,382       --            --             --
  Tanasbourne Village.....................       16,308       16,308       --            --             --
  Olympia Square..........................       14,175       --           14,175         8.17%       Jan. 2007
  Canyon Ridge Plaza......................        4,300        4,300       --            --             --

OTHER
  Maysville Market Square.................        5,390       --            5,390         8.17%       Jan. 2007
  Ocoee Plaza.............................        2,000        2,000       --            --
  Sports Unlimited........................        2,533        2,533       --            --             --
  Country Club Center.....................        3,294       --            3,294         8.17%       Jan. 2007
                                            ------------  -----------  -----------
TOTAL.....................................   $  240,027    $ 136,905    $ 103,122
                                            ------------  -----------  -----------
                                            ------------  -----------  -----------

------------------------------

(1) Represents amount expected to be outstanding immediately prior to the consummation of the Offering.

    Aggregate future principal payments by year on the balance of indebtedness with respect to the Properties to remain outstanding upon completion of the Offerings are as follows (in thousands):

                                                            SCHEDULED                   TOTAL
                                                          AMORTIZATION     BALLOON    SCHEDULED
YEAR                                                        PAYMENTS      PAYMENTS     PAYMENTS
--------------------------------------------------------  -------------  -----------  ----------
1997(1).................................................    $     940        --       $      940
1998....................................................        1,372        --            1,372
1999....................................................        1,488        --            1,488
2000....................................................          955     $  37,092       38,047
2001....................................................          665        --              665
2002....................................................          722        --              722
2003....................................................          790        --              790
2004....................................................          724         4,004        4,728
2005....................................................          777        --              777
2006....................................................          845        --              845
2007....................................................       --            52,748       52,748
                                                               ------    -----------  ----------
TOTAL...................................................    $   9,278     $  93,844   $  103,122
                                                               ------    -----------  ----------
                                                               ------    -----------  ----------

------------------------

(1) Represents payments from April 1, 1997 through December 31, 1997.

UNSECURED CREDIT FACILITY

    Bank of America NT&SA has approved, subject to definitive documentation, a $150 million variable rate unsecured acquisition credit facility. The Unsecured Credit Facility will be used primarily to finance acquisition of properties, and to the extent required, for working capital purposes, which may include providing funds for expansion, development, tenant improvements and capital expenditures. Borrowings under the Unsecured Credit Facility will bear interest at 150 basis points over LIBOR. The Unsecured Credit Facility will provide revolving credit for two years and will require payment of principal in twelve equal monthly installments in the third year. The Unsecured Credit Facility will be subject to customary conditions, including, among other things, the payment of commitment and maintenance fees, and will contain various financial and other covenants, such as a minimum net worth requirement and a 50% maximum loan-to-value test.

INSURANCE

    The Company carries comprehensive liability, public area liability, boiler and machinery, fire, flood, earthquake, extended coverage and rental loss insurance covering the Properties, with policy specifications and insured limits which the Company believes are adequate and appropriate under the circumstances. There are, however, certain types of losses that are not generally insured because it is not economically feasible to insure against such losses. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose its capital invested in the Property, as well as the anticipated future revenue from the Property and, in the case of debt which is with recourse to the Company, would remain obligated for any mortgage debt or other financial obligations related to the Property. Any such loss would adversely affect the Company. The Company believes that the Properties are adequately insured. With respect to the California Properties, in light of the California earthquake risk, California building codes since the early 1970's have established construction standards for all newly built and renovated buildings, including shopping center structures. The Company believes that all of the Properties were constructed in full compliance with the applicable construction standards existing at the time of construction. All of the Properties located in California have insurance coverage for earthquakes in an amount up to $20 million per annual occurrence, with a 10% deductible. No assurance can be given that material losses in excess of insurance proceeds will not occur in the future.

MANAGEMENT AND EMPLOYEES

    Upon consummation of the Offering and the Formation Transactions, the Company will initially employ 59 persons, including four executive officers and senior personnel in the areas of acquisition and business development, property management, accounting services, administration, maintenance and architectural design.

LEGAL PROCEEDINGS

    As a result of its acquisition of the Properties, the Company will become a successor party-in-interest to certain legal proceedings arising in the ordinary course of business of PPD. The Company does not expect that these proceedings, in the aggregate, will have a material adverse effect on the Company.

GOVERNMENT REGULATION

    Many laws and governmental regulations are applicable to the Properties and changes in these laws and regulations, or their interpretation by agencies and the courts, occur frequently.

    COSTS OF COMPLIANCE WITH AMERICANS WITH DISABILITIES ACT. Under the ADA, all places of public accommodation, effective beginning in 1992, are required to meet certain federal requirements related to access and use by disabled persons. Compliance with the ADA might require removal of structural barriers to handicapped access in certain public areas where such removal is "readily achievable." Noncompliance with the ADA could result in the imposition of fines or an award of damages to private litigants. The Company believes that the Properties are currently in substantial compliance with all such regulatory requirements and the Company expects to maintain compliance with all regulatory requirements. If required changes involve a greater amount of expenditures than the Company currently anticipates or if the changes must be made on a more accelerated schedule than the Company currently anticipates, the Company's ability to make expected distributions to stockholders could be adversely affected.

    ENVIRONMENTAL MATTERS. Under various federal, state and local laws, ordinances and regulations relating to the protection of the environment, an owner or operator of real estate may be held liable for the costs of removal or remediation of certain hazardous or toxic substances located on or in the property. These laws often impose liability without regard to whether the owner was responsible for, or even knew of, the presence of such hazardous or toxic substances. The costs of investigation, removal or remediation of such substances may be substantial and, the presence of such substances may adversely affect the owner's ability to rent or sell the property or to borrow using such property as collateral. In addition, the presence of such substances may expose it to liability resulting from any release or exposure of such substances. Persons who arrange for the disposal or treatment of hazardous or toxic substances at another location may also be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Certain environmental laws impose liability for release of ACM into the air, and third parties may also seek recovery from owners or operators of real properties for personal injury associated with ACM and other hazardous or toxic substances. In connection with the ownership (direct or indirect), operation, management and development of real properties, the Company may be considered an owner or operator of such properties or as having arranged for the disposal or treatment of hazardous or toxic substances and, therefore, potentially liable for removal or remediation costs, as well as certain other related costs, including governmental penalties and injuries to persons and property.

    The Company believes that the Properties are in compliance in all material respects with all federal, state and local laws, ordinances and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware, of any material noncompliance, liability or claim relating to hazardous or toxic substances or petroleum products in connection with any of its present properties.

    All of the Properties were subject to Phase I or similar environmental assessments by independent environmental consultants in connection with the formation of the Company. Phase I assessments are intended to discover information regarding, and to evaluate the environmental condition of, the surveyed property and surrounding properties. Phase I assessments generally include an historical review, a public records review, an investigation of the surveyed site and surrounding properties, and preparation and issuance of a written report, but do not include soil sampling or subsurface investigations. None of the Company's environmental assessments of the Properties has revealed any environmental liability that the Company believes would have a material adverse effect on the Company's financial condition or results of operations taken as a whole, nor is the Company aware of any such material environmental liability. Nonetheless, it is possible that the Company's assessments do not reveal all environmental liabilities or that there are material environmental liabilities of which the Company is unaware. Moreover, there can be no assurance that (i) future laws, ordinances or regulations will not impose any material environmental liability or (ii) the current environmental condition of the Properties will not be affected by tenants, by the condition of land or operations in the vicinity of the Properties (such as the presence of underground storage tanks), or by third parties unrelated to the Company. If compliance with the various laws and regulations, now existing or hereafter adopted, exceeds the Company's budgets for such items, the Company's ability to make expected distributions to stockholders could be adversely affected.

    OTHER REGULATIONS. The Properties are also subject to various federal, state and local regulatory requirements such as state and local fire and life safety requirements. Failure to comply with these requirements could result in the imposition of fines by governmental authorities or awards of damages to private litigants. The Company believes that the Properties are currently in material compliance with all such regulatory requirements. However, if requirements are changed or new requirements are imposed which would require significant unanticipated expenditures by the Company such events could have an adverse effect on the Company's funds from operations and expected distributions.

    Except as described in this Prospectus, there are no other laws or regulations which have a material effect on the Company's operations, other than typical state and local laws affecting the development and operation of real property, such as zoning laws. See "Certain Provisions of Maryland Law and of the Company's Articles of Incorporation and Bylaws," "Federal Income Tax Consequences" and "ERISA Considerations."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    Upon consummation of the Offering, the Board of Directors of the Company will consist of five members including the proposed directors named below, each of whom has been nominated for election and consented to serve. Upon election of the proposed directors, there will be a majority of directors who are not employees, officers or affiliates of the Company or a subsidiary or division thereof, or relatives of a principal executive officer, or who are not individual members of an organization or organizations acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to director's fees (the "Independent Directors"). Pursuant to the Charter, the Board of Directors is divided into three classes of directors and directors serve until the election and qualification of their successor. The initial terms of the first, second and third classes will expire in 1998, 1999 and 2000, respectively. Beginning in 1998, directors of each class will be chosen for three-year terms upon the expiration of their current terms and each year one class of directors will be elected by the stockholders. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors. Holders of shares of Common Stock will have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose terms expire at that meeting. Subject to rights pursuant to any employment agreements, officers of the Company serve at the pleasure of the Board of Directors.

    The following table sets forth certain information with respect to the directors, proposed directors and executive officers of the Company:

                                                                                                      DIRECTOR
                                                                                                        TERM
NAME                         AGE                                POSITION                               EXPIRES
------------------------    -----     -------------------------------------------------------------  -----------
Stuart A. Tanz                   38   Director, Chairman, Chief Executive Officer and President            2000

David L. Adlard                  40   Executive Vice President, Chief Financial Officer, Treasurer          N/A
                                      and Secretary

Jeffrey S. Stauffer              35   Senior Vice President, Operations and Development                     N/A

Laurie A. Sneve                  34   Vice President and Controller                                         N/A

Russell E. Tanz                  37   Director Nominee                                                     2000

    The Company will select three additional independent directors.

    The following is a biographical summary of the experience of the directors, proposed directors and executive officers of the Company:

    STUART A. TANZ. Mr. Tanz has served as the Chairman, Chief Executive Officer and President and as a director of the Company since its formation. He has served as Chief Executive Officer of PPD since May 1996 and as director and President since April 1992. Mr. Tanz served as a director, and as the President and Chief Operating Officer of PPDC from 1992 to December 1996, when it was amalgamated into Revenue Properties. He served as a director of Revenue Properties from 1993 to present, and as Co-Chief Executive Officer of Revenue Properties from May 1996 to present. From 1985 to 1992, Mr. Tanz served as President of United Income Properties, Ltd. where he developed property in Southern California. He was involved in land acquisitions of Bramalea Ltd. from 1982 to 1985. He has been involved in the real estate business for the past 17 years. Mr. Tanz received his B.S. degree in Business Administration in 1980 from the University of Southern California. Mr. Tanz will resign as a director and officer of Revenue Properties, PPD and its subsidiaries upon consummation of the Offering.

    DAVID L. ADLARD. Mr. Adlard has served as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company since its formation. He is also the Executive Vice President and Chief Financial Officer and a director of PPD, which position he has held since January 1995. Mr. Adlard is responsible for a broad range of activities, including corporate finance, capital management, accounting and financial reporting, management reporting and controls and construction management. Prior to joining PPD, Mr. Adlard was Director of Real Estate Consulting at Price Waterhouse from 1992 to 1995. He has previously worked in the areas of acquisitions, research, project financing and financial management, development, leasing and property management. Mr. Adlard received his B.S. degree in Business Administration from California State Polytechnic University and his J.D. degree from Case Western Reserve University. Mr. Adlard will resign from all of his positions with PPD and its subsidiaries upon consummation of the Offering.

    JEFFREY S. STAUFFER. Mr. Stauffer has served as Senior Vice President, Operations and Development of the Company since its formation. He is also the Senior Vice President of Operations for PPD, which position he has held since January 1993. Mr. Stauffer's responsibilities include overseeing all leasing and property management functions for the Company's shopping center portfolio. He also works closely with the President and Chief Financial Officer in the acquisition and development of new centers and other business interests of the Company. Mr. Stauffer has been employed in the shopping center industry since 1985. From 1985 to 1990 he was the Director of Commercial Property Management for Realty Holding Group in Las Vegas, Nevada, whose property portfolio exceeded
1.5 million square feet. He was State Director for the International Council of Shopping Centers ("ICSC") from 1990 to 1993 and is also a Certified Shopping Center Manager. Mr. Stauffer received both his B.B. degree in Economics and his M.A. degree in Economics from Western Illinois University. Mr. Stauffer will resign from his positions with PPD and its subsidiaries upon consummation of the Offering.

    LAURIE A. SNEVE. Ms. Sneve has served as Vice President and Controller of the Company since its formation. She is also the Vice President and Corporate Controller of PPD, which position she has held since March 6, 1995. Ms. Sneve is responsible for all corporate and property accounting, financial and tax reporting and management controls. Prior to joining PPD, Ms. Sneve was Controller and Director of Accounting for The Hahn Company, where she worked for over six years. Ms. Sneve became licensed as a CPA during her tenure with Arthur Andersen & Company from 1985 to 1988 where she practiced in both the Philadelphia and San Diego offices. She graduated from Pennsylvania State University, earning her B.S. degree in Accounting. Ms. Sneve will resign from all of her positions with PPD and its subsidiaries upon consummation of the Offering.

    RUSSELL E. TANZ. Mr. Tanz has agreed to serve as a member of the Board of Directors of the Company commencing upon the consummation of the Offering. He has served as a director of Revenue Properties since 1985. He has been President and Co-Chief Executive Officer of Revenue Properties since May 1996. From 1992 through May 1996, he was President and Chief Operating Officer and, from 1991 to 1992, Vice President of Shopping Centers of Revenue Properties. In these positions, Mr. Tanz gained extensive experience in the management of the Canadian real estate portfolio of Revenue Properties which is comprised of retail, residential and office/commercial properties. He has also served as a director of Pan Pacific Development (U.S.) Inc. since May 1996.

COMMITTEES OF THE BOARD OF DIRECTORS

    AUDIT COMMITTEE. Promptly following the consummation of the Offering, the Board of Directors will establish an audit committee (the "Audit Committee"). The Audit Committee will be established to make recommendations concerning the engagement of independent public accountants, review with the independent public accountants the scope and results of the audit engagement, approve professional services provided by the independent public accountants, review the independence of the independent public accountants, consider the range of audit and non-audit fees and review the adequacy of the Company's internal accounting controls. The Audit Committee will initially consist of two or more Independent Directors.

    CORPORATE GOVERNANCE COMMITTEE. Promptly following the consummation of the Offering, the Board of Directors will establish a corporate governance committee (the "Corporate Governance Committee") consisting solely of Corporate Governance Directors. The Corporate Governance Committee will be responsible for providing counsel to the Board of Directors with respect to (i) organization, membership and function of the Board of Directors, (ii) structure and membership of the committees of the Board of Directors and (iii) succession planning for the executive management of the Company.

    COMPENSATION COMMITTEE. Promptly following the consummation of the Offering, the Board of Directors will establish an executive compensation committee (the "Compensation Committee") to establish remuneration levels for executive officers of the Company and implement the Company's Stock Incentive Plan (described below) and any other incentive programs. The Compensation Committee will initially consist of two or more Independent Directors.

    The membership of the committees of the Board of Directors will be established after the completion of the Formation Transactions and the Offering. The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

COMPENSATION OF DIRECTORS

    The Company intends to pay its Independent Directors annual compensation of $10,000 for their services. In addition, Independent Directors will receive a fee of $1,500 for each Board of Directors meeting attended ($750 for telephonic attendance), a fee of $750 for each committee meeting attended on a day that does not include a Board of Directors meeting ($500 for telephonic attendance) and an additional fee of $250 for each committee meeting chaired by such director whether or not a Board of Directors meeting occurred on the same day. Independent Directors will also be reimbursed for reasonable expenses incurred to attend director and committee meetings. Officers of the Company who are directors will not be paid any directors' fees. Each Independent Director shall receive, upon initial election to the Board of Directors, an option to purchase 10,000 shares of Common Stock which will vest pro rata in annual installments over three years. All stock options will be issued pursuant to the Stock Incentive Plan at an exercise price equal to or greater than the fair market value of the Common Stock at the date of grant.

EXECUTIVE COMPENSATION

    Prior to the Offering, the Company did not pay any compensation to its officers. The following table below sets forth the annual base salary rates and other compensation expected to be paid in 1997 to the Company's Chief Executive Officer and each of the Company's three other executive officers (the "Named

Executive Officers"). The Company has entered into employment agreements with certain of its executive officers as described below. See
"Management--Employment Agreements."

                                                                                                        SHARES OF
                                                                              1997 BASE     OPTIONS    RESTRICTED
NAME                                          TITLE                          SALARY RATE  ALLOCATED(1)  STOCK(2)
--------------------  -----------------------------------------------------  -----------  -----------  -----------
Stuart A. Tanz        Chief Executive Officer and President                   $ 290,000      225,000      100,000

David L. Adlard       Executive Vice President, Chief Financial Officer,        141,500      100,000       10,000
                      Treasurer and Secretary

Jeffrey S. Stauffer   Senior Vice President, Operations and Development         139,140      100,000       10,000

Laurie A. Sneve       Vice President and Controller                              98,500       80,000

------------------------------

(1) All options will be granted pursuant to the Company's Stock Incentive Plan, will be exercisable at a price per share equal to the initial offering price per share of Common Stock offered hereby and will vest 33 1/3% per year over a three-year period.

(2) Restricted stock will be awarded concurrent with the consummation of the Offering, will vest 33 1/3% per year over a three-year period.

EMPLOYMENT AGREEMENTS

    Stuart Tanz, David Adlard, and Jeffrey Stauffer will each enter into employment agreements with the Company which will be effective as of the consummation of the Offering. Stuart Tanz's employment agreement will have an initial term of three years and David Adlard's and Jeffrey Stauffer's employment agreement will have initial terms of two years. All will be subject to automatic one-year extensions following the expiration of the initial term. The agreements will require each of these individuals to be employed full time by the Company and will prohibit them from becoming directors or officers of Revenue Properties or PPD. Laurie Sneve has also agreed that she will not accept employment with Revenue Properties or PPD for as long as she is employed by the Company.

    For the first year of the term, the employment agreements provide for an initial annual base compensation in the amounts set forth in the Executive Compensation table with the amount of any initial bonus to be determined by the Compensation Committee. For subsequent years, both the amount of the base compensation and any bonus will be determined by the Compensation Committee.

    The employment agreements entitle the executives to participate in the Company's Stock Incentive Plan (each executive will initially be allocated the number of stock options set forth in the Executive Compensation table) and to receive certain other insurance and pension benefits. In addition, in the event of a termination by the Company without "cause," a termination by the executive for "good reason," or a termination pursuant to a "change in control" of the Company (as such terms are defined in the employment agreements) (each, a "Permitted Severance Event"), Stuart Tanz will be entitled to a single severance payment equal to the sum of two times his annual base compensation for the most recent 12 month period. David Adlard and Jeffrey Stauffer will be entitled to a single severance payment equal to the sum of their respective annual base compensation for the most recent nine month period (Mr. Stauffer) and six month period (Mr. Adlard); provided, however, that for each full year of service with the Company, the number of months of base compensation in the severance payment shall be increased by one month (subject to an overall cap of 18 months). Each of Messrs. Tanz, Adlard and Stauffer will be subject to a one year non-competition covenant if their employment with the Company ceases for any reason other than a Permitted Severance Event.

STOCK INCENTIVE PLAN

    The Company has established the Stock Incentive Plan, which will be qualified under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to enable executive officers, key employees and directors of the Company to participate in the ownership of the Company. The Stock Incentive Plan is designed to attract and retain executive officers, other key employees and directors of the Company and to provide incentives to such persons to maximize the Company's cash flow available for distribution. The Stock Incentive Plan provides for the award to such executive officers and employees of the Company (subject to the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors) of a broad variety of stock-based compensation alternatives such as nonqualified stock options, incentive stock options and restricted stock, and provides for the grant to Independent Directors (subject to the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors) of nonqualified stock options.

    STOCK OPTIONS. Promptly after the closing of the Offering, the Company expects to issue to certain officers, directors and key employees of the Company, options to purchase (subject to the Ownership Limit, or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors) 900,000 shares of Common Stock pursuant to the Stock Incentive Plan. The term of each such option will be seven years from the date of grant. Each such option will vest 33 1/3% per year over three years and will be exercisable at a price per share equal to the initial public offering price per share of Common Stock in the Offering. The following table below sets forth the expected allocation of the options to such persons.

NAME                                                                                  OPTIONS
-----------------------------------------------------------------------------------  ---------
Stuart A. Tanz.....................................................................    225,000
David L. Adlard....................................................................    100,000
Jeffrey S. Stauffer................................................................    100,000
Laurie A. Sneve....................................................................     80,000
Russell E. Tanz....................................................................     10,000
Independent Directors (as a group).................................................     30,000
Other employees (as a group).......................................................    355,000
  Total............................................................................    900,000

    An additional 720,000 shares of Common Stock will be reserved for issuance under the Stock Incentive Plan. There is no limit on the number of awards that may be granted to any one individual so long as the aggregate fair market value (determined at the time of grant) of shares with respect to which an incentive stock option is first exercisable by an optionee during any calendar year does not exceed $100,000 and the grant does not violate the Ownership Limit or cause the Company to fail to qualify as a REIT for federal income tax purposes. Under the terms of the Stock Incentive Plan, the maximum number of shares of Common Stock for which stock options may be issued during any calendar year to any participant in the Stock Incentive Plan shall not exceed 300,000. See "Description of Capital Stock--Restrictions on Ownership and Transfer."

    RESTRICTED STOCK. Restricted stock may be sold to participants at various prices (but not below par value) and made subject to such restrictions as may be determined by the Compensation Committee. Restricted stock, typically, may be repurchased by the Company at the original purchase price if the conditions or restrictions are not met. In general, restricted stock may not be sold, or otherwise transferred or hypothecated, until restrictions are removed or expire. Purchasers of restricted stock will have voting rights and will receive distributions prior to the time when the restrictions lapse. The Company will issue 130,000 restricted shares of Common Stock reserved for issuance under the Stock Incentive Plan, to Messrs. Tanz, Adlard, Stauffer and one other employee upon consummation of the Offering.

    ADMINISTRATION OF THE STOCK INCENTIVE PLAN. The Stock Incentive Plan is administered by the Board of Directors and/or the Compensation Committee. No person is eligible to serve on the Compensation Committee unless such person is then a "disinterested person" within the meaning of paragraph (c)(2) of

Rule 16b-3 and an "outside director" within the meaning of Section 162(m)(4)(C)(i) of the Code. The Compensation Committee has complete discretion to determine (subject to (a) the Ownership Limit contained in the Articles of Incorporation of the Company and (b) a limit against granting options for more than 300,000 shares to any person in any calendar year) which eligible individuals are to receive options or other stock grants, the number of shares subject to each such grant, the status of any granted option as either an incentive option or a non-qualified stock option under the federal tax laws, the exercise schedule to be in effect for the grant, the maximum term for which any granted option is to remain outstanding and, subject to the specific terms of the Stock Incentive Plan, any other terms of the grant.

    ELIGIBILITY. All regular salaried employees of the Company may, at the discretion of the Compensation Committee, be granted incentive and non-qualified stock options to purchase shares of Common Stock at any exercise price not less than 100% of the fair market value of such shares on the grant date. Directors of the Company, consultants and other persons who are not regular salaried employees of the Company are not eligible to receive incentive stock options, but are eligible to receive non-qualified stock options.

    NUMBER OF SHARES SUBJECT TO STOCK INCENTIVE PLAN. The Company has reserved up to 1,750,000 shares of Common Stock for issuance pursuant to the Stock Incentive Plan, 130,000 of which will be issued as restricted stock awards and 900,000 shares will be the subject of options which will be granted under the Stock Incentive Plan upon the consummation of the Offering.

    PURCHASE PRICE OF SHARES SUBJECT TO OPTIONS. The price of the shares of Common Stock subject to each option shall be set by the Compensation Committee; provided, however, that the price per share of an option shall not be less than 100% of the fair market value of such shares on the date such option is granted; provided, further, that, in the case of an incentive stock option, the price per share shall not be less than 110% of the fair market value of such shares on the date such option is granted in the case of an individual then owning (within the meaning of Section 424(d) of the Code) more than ten percent of the total combined voting power of all classes of stock of the Company, any subsidiary or any parent corporation ("greater than 10% stockholders").

    NON-ASSIGNABILITY. Options may be transferred only by will or by the laws of descent and distribution. During a participant's lifetime, options are exercisable only by the participant.

    TERMS AND EXERCISABILITY OF OPTIONS. Unless otherwise determined by the Board of Directors or the Compensation Committee, all options granted under the Stock Incentive Plan are subject to the following conditions: (i) options will be exercisable in installments, on a cumulative basis, at the rate of 33 1/3% each year beginning on the date of the grant of the option, until the options expire or are terminated, and (ii) following an optionee's termination of employment, the optionee shall have the right to exercise any outstanding vested options for a specified period.

    Options are not assignable or transferable by the optionee except by will or the laws of inheritance following the optionee's death. The optionee has no stockholder rights with respect to the shares subject to his or her outstanding options until such options are exercised and the purchase price is paid for the shares.

    To the extent that the aggregate fair market value of stock with respect to which "incentive stock options" (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by an optionee during any calendar year (under the Stock Incentive Plan and all other incentive stock option plans of the Company, any subsidiary and any parent corporation) exceeds $100,000, such options shall be taxed as non-qualified stock options. The rule set forth in the preceding sentence shall be applied by taking options into account in the order in which they were granted. For this purpose, the fair market value of stock shall be determined as of the time that the option with respect to such stock is granted.

    Options are exercisable in whole or in part by written notice to the Company, specifying the number of shares being purchased and accompanied by payment of the purchase price for such shares. The option price may be paid: (i) in cash or by certified or cashier's check payable to the order of the Company,
(ii) by cancellation of indebtedness owed by the Company to the optionee, (iii) by delivery of shares of Common Stock of the Company already owned by, and in the possession of, the optionee, (iv) if authorized by the Board of Directors or the Compensation Committee or if specified in the option agreement for the option being exercised, by a recourse promissory note made by the optionee in favor of the Company or through installment payments to the Company, or (v) in such other manner as the Board of Directors or the Compensation Committee may specify in order to facilitate the exercise of options by the holders thereof, including but not limited to a guarantee by the Company of a third party loan to the optionee.

    On the date the option price is to be paid, the optionee (or his or her successor) must make full payment to the Company of all amounts that must be withheld by the Company for federal, state or local tax purposes.

    TERMINATION OF EMPLOYMENT; DEATH OR PERMANENT DISABILITY. If a holder of an option ceases to be employed by the Company for any reason other than for "cause" or the optionee's death or permanent disability, such optionee's stock option shall expire three months after the date of such cessation of employment unless by its terms it expires sooner; provided, however, that during such period after cessation of employment, such stock option may be exercised only to the extent it was exercisable according to such option's terms on the date of cessation of employment. If an optionee dies or becomes permanently disabled while the optionee is employed by the Company, such optionee's option shall expire three months (or such other period as specified in such optionee's option agreement) after the date of such optionee's death or permanent disability unless by its terms it expires sooner. During such period after death, such stock option may, to the extent it remains unexercised upon the date of such death, be exercised by the person or persons to whom the optionee's rights under such stock option are transferred under the laws of descent and distribution.

    ACCELERATION OF EXERCISABILITY. In the event that the Company is acquired by merger, consolidation or asset sale, each outstanding option which is not to be assumed by the successor corporation or replaced with a comparable option to purchase shares of the capital stock of the successor corporation will, at the election of the Board of Directors (or if so provided in an option or other agreement with an optionee), automatically accelerate in full.

    ADJUSTMENTS. In the event any change is made to the Common Stock issuable under the Stock Incentive Plan by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustment will be made to (i) the maximum number and class of shares issuable under the Stock Incentive Plan and (ii) the number and/or class of shares and price per share in effect under each outstanding option.

    AMENDMENTS TO THE STOCK INCENTIVE PLAN. The Board of Directors may at any time suspend or terminate the Stock Incentive Plan. The Board of Directors or Compensation Committee may also at any time amend or revise the terms of the Stock Incentive Plan, provided that no such amendment or revision shall, unless appropriate stockholder approval of such amendment or revision is obtained, (i) increase the maximum number of shares which may be acquired pursuant to options granted under the Stock Incentive Plan (except for adjustments as described in the foregoing paragraph), (ii) change the minimum purchase price required under the Stock Incentive Plan, (iii) increase the maximum term of options provided under the Stock Incentive Plan or (iv) change the classes of persons eligible to receive options under the Stock Incentive Plan.

    TERMINATION. The Stock Incentive Plan will terminate ten years from the date the Offering is consummated, unless sooner terminated by the Board of Directors.

    REGISTRATION STATEMENT ON FORM S-8. After the consummation of the Offering, the Company expects to cause to be filed with the Commission a Registration Statement on Form S-8 covering the restricted shares of Common Stock and the shares of Common Stock underlying options granted under the Stock Incentive Plan.

401(K) PLAN

    Effective upon the consummation of the Offering, the Company intends to establish the Company's Section 401(k) Savings/Retirement Plan (the "Section 401(k) Plan") to cover eligible employees of the Company and any designated affiliate.

    The Section 401(k) Plan will permit eligible employees of the Company to defer up to 15% of their annual compensation, subject to certain limitations imposed by the Code. The employees' elective deferrals are immediately vested and non-forfeitable upon contribution to the Section 401(k) Plan. The Company currently intends to make matching contributions to the Section 401(k) Plan.

    The Section 401(k) Plan is designed to qualify under Section 401 of the Code so that contributions by employees or by the Company to the Section 401(k) Plan, and income earned thereon, are not taxable to employees until withdrawn from the
Section 401(k) Plan, and so that contributions by the Company, if any, will be deductible by the Company when made.

INDEMNIFICATION

    For a description of the limitation of liability and indemnification rights of the Company's officers and directors, see "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws--Limitation of Directors' and Officers' Liability" and "--Indemnification Agreements."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    Certain directors and executive officers of the Company (or members of their immediate families) and persons who will hold more than 5% of the outstanding shares of Common Stock have direct or indirect interests in transactions which have been or will be consummated by the Company, including the transfer of certain Properties and entities owning Properties to the Company by PPD and the repayment of certain indebtedness encumbering the Properties. See "Structure and Formation Transactions of the Company."

TERMS OF TRANSFERS

    The terms of the transfers of the Properties (or entities owning the Properties) to the Company by PPD were not determined through arm's-length negotiation. PPD had a substantial economic interest in the entities transferring the Properties and the entities that will be merged into the Company. See "Risk Factors--Conflicts of Interests in the Formation Transactions and the Business of the Company" and "Management."

DIRECTOR DESIGNATION

    PPD will have the right to nominate two persons for election to the Board of Directors of the Company so long as PPD and its affiliates collectively beneficially own at least 25% of the outstanding shares of Common Stock. The directors designated by PPD shall be elected into the class of directors whose initial term expires in 2000.

REGISTRATION RIGHTS

    For a description of certain registration rights held by PPD and Stuart Tanz, see "Shares Available for Future Sale--Registration Rights."

ASSIGNMENT OF LEASE

    Concurrently with the completion of the Offering, PPD will assign the Company all of its interest as a tenant in a lease covering the space currently serving as the headquarters of PPD at Melrose Village Plaza in Vista, California, in addition to other space currently leased to PPD at certain of the Properties. The Company will occupy such space at rates which the Company believes are equal to the fair rental value of the space.

PREEMPTIVE RIGHTS AGREEMENT

    PPD will have certain participation rights in connection with future issuances of Common Stock by the company which will enable PPD to maintain its overall percentage ownership of the Common Stock of the Company.

NON-COMPETITION AGREEMENT

    PPD and Revenue Properties have agreed that they will not, without the consent of the Company acting through its independent directors, acquire, develop or manage any shopping centers in the United States and will refer all such opportunities to the Company. These restrictions will lapse when PPD's common stock ownership of the Company falls below 15%, calculated on a fully diluted basis.

              STRUCTURE AND FORMATION TRANSACTIONS OF THE COMPANY

FORMATION TRANSACTIONS

    The Company was incorporated in the State of Maryland on April 16, 1997. Concurrently with the consummation of the Offering, the Company and PPD will engage in certain Formation Transactions. The Formation Transactions have been designed to enable the Company to continue to expand the real estate operations of PPD and to repay certain mortgage debt relating thereto, to facilitate the Offering, to enable the Company to qualify as a REIT for federal income tax purposes commencing with its taxable year ending December 31, 1997 and to preserve certain tax advantages to PPD. The Formation Transactions are as follows:

    - Certain of the Properties have been or will be contributed by PPD entities to the Company and certain PPD entities that own the remaining Properties have been or will be merged into the Company.

    - PPD will contribute $         in cash to the Company.

    - The Company will sell shares of Common Stock in the Offering.

    - Approximately $         million or    % of the estimated net proceeds of
      the Offering and the PPD Contribution will be used by the Company to repay certain mortgage debt secured by certain of the Properties and indebtedness outstanding under lines of credit to be assumed by the Company in the Formation Transactions and to pay transaction costs including fees and expenses associated with the Unsecured Credit Facility. See "Use of Proceeds."

    - The Company will enter into the $150 million Unsecured Credit Facility.

    - Fifty-nine of the 60 current employees of PPD will resign from PPD and become employees of the Company, including Stuart Tanz, the Chairman, President and Chief Executive Officer of PPD, three other officers of PPD (David Adlard, Jeffrey Stauffer and Laurie Sneve) and other operating and administrative employees including one in the area of acquisition and business development, one design architect, 13 in accounting, three in leasing, one in marketing, five in property management, 14 in administration and 17 in maintenance.

    Upon completion of the Formation Transactions, the Company will hold 100% of the interests in all of the Properties, except for the Partially-Owned Properties. See "Risk Factors--Risks Related to Partially-Owned Properties." Based on the assumed initial public offering price of the Common Stock, (i) the
purchasers of Common Stock in the Offering will own     % of the outstanding
Common Stock and (ii) PPD will own in excess of 50% of the outstanding Common Stock. PPD and Stuart Tanz will have certain rights to have the shares issued to them in the Formation Transactions registered for resale and PPD will have certain preemptive rights regarding any future Common Stock offerings by the Company. See "Shares Eligible for Future Sale--Registration Rights." See "Underwriting" for certain transfer restrictions applicable to the shares of Common Stock received in connection with the Formation Transactions.

BENEFITS TO CERTAIN INDIVIDUALS

    Certain affiliates of the Company will realize certain material benefits in connection with the Formation Transactions, including the following:

    - In exchange for their respective ownership interests in certain Properties and certain PPD entities, PPD and certain of its subsidiaries will become
      beneficial owners of a total of       shares of Common Stock, with a total
      value of approximately $         million based on the assumed initial
      public offering price of the Common Stock, which compares to a book value of such interests and assets of approximately $376 million as of March 31, 1997. The Company does not believe that the book values of the interests and assets exchanged are equivalent to the fair market values of such interests and assets.

    - Approximately $136.9 million of indebtedness (excluding accrued interest) secured by certain of the Properties will be repaid in the Formation Transactions. See "Use of Proceeds."

    - Approximately $103.1 million of indebtedness secured by certain of the Properties have been or will be assumed by the Company in the Formation Transactions. See "Business and Properties--Debt Structure."

    - The Company will assume certain guarantees by Revenue Properties and PPD in connection with loans secured by several of the properties. In addition, the Company will become liable for the indemnification obligations under the loans and guarantees being assumed by the Company.

    - Stuart Tanz will serve as a director and officer of the Company and will each enter into an employment agreement providing for annual salary, bonus, participation in the Company's Stock Incentive Plan and other benefits for his services. See "Management--Employment Agreements," and "Management--Stock Incentive Plan."

    - David Adlard and Jeffrey Stauffer will serve as officers of the Company and will enter into employment agreements providing for annual salary, bonus, participation in the Company's Stock Incentive Plan and other benefits for their services. See "Management--Employment Agreements," and "Management--Stock Incentive Plan."

    - PPD will have certain participation rights in connection with future issuances of Common Stock by the Company which will enable PPD and its affiliates to maintain their overall percentage ownership of the combined equity of the Company. See "Certain Relationships and Related Transactions--Preemptive Rights Agreement."

    - PPD will have the right to nominate two persons for election to the Board of Directors of the Company so long as PPD and its affiliates collectively beneficially own at least 25% of the outstanding Common Stock. See "Certain Relationships and Related Transactions--Director Desgination."

    - PPD and Stuart Tanz will have certain registration rights with respect to shares of Common Stock issued. See "Shares Available For Future Sale--Registration Rights."

DETERMINATION AND VALUATION

    Based on the issuance of       shares of Common Stock in the Offering upon
completion of the Formation Transactions, PPD will hold approximately a    %
equity interest in the Company. If the Underwriters' over-allotment option is
exercised in full, PPD will hold approximately a    % equity interest in the
Company.

    In connection with the Offering and the Formation Transactions, the Company did not obtain any independent valuations or appraisals of the Properties or other assets that the Company will own immediately after consummation of the Offering, nor did it obtain an opinion as to the fairness of the allocation of shares to the purchasers in the Offering. The initial public offering price will be determined based upon the estimated cash available for distribution and the factors discussed under the caption "Underwriting," rather than a property by property valuation based on historical cost or current market value. This methodology has been used because management believes it is appropriate to value the Company as an ongoing business rather than with a view to values that could be obtained from a liquidation of the Company or of individual properties owned by it.

                  POLICIES WITH RESPECT TO CERTAIN ACTIVITIES

    The Company's policies with respect to the following activities have been determined by the Board of Directors of the Company and may be amended or revised from time to time at the discretion of the Board of Directors, without a vote of the stockholders of the Company, if they determine in the future that such a change is in the best interests of the Company and its stockholders.

INVESTMENT POLICIES

    INVESTMENT IN REAL ESTATE OR INTERESTS IN REAL ESTATE. The investment objectives of the Company are to achieve stable cash flow available for distributions and, over time, to increase cash flow and portfolio value by actively managing the Properties, developing properties and acquiring additional properties that, either as acquired or after value-added activities by the Company (such as improved management and leasing services and renovations), will produce additional cash flows. The Company's policy is to develop and acquire properties primarily for generation of current income and appreciation of long-term value.

    The Company expects to pursue its investment objectives primarily through the ownership of shopping center properties. The Properties will initially consist of 25 shopping centers. Since the Company expects to hold its properties for long-term investment, it will continue to emphasize an ongoing program of regular maintenance, periodic renovation, capital management and expansion of existing facilities. The Company currently contemplates developing and acquiring additional shopping center properties in the western United States including particularly its current geographic regions (Northern California, Southern California, Las Vegas, Nevada and the Pacific Northwest), although future investments could be made outside of these areas or in different property categories if the Board of Directors determines that such acquisitions and developments would be desirable. The Company will not have any limit on the amount or percentage of its assets invested in any single property or group of related properties. The Board of Directors may establish limitations as it deems appropriate from time to time. No limitations have been set on the number of properties in which the Company will seek to invest or on the concentration of investments in any one geographic region.

    The Company may develop, sell, trade, purchase or lease income-producing properties or land for long-term investment and expand, improve or sell its properties, in whole or in part, when circumstances warrant. The Company may also participate with other entities and affiliates in property ownership through joint ventures or other types of co-ownership. Equity investments by the Company may be subject to existing or future mortgage financing and other indebtedness which will have priority over the equity interests of the Company.

    INVESTMENTS IN REAL ESTATE MORTGAGES. While the Company will emphasize equity real estate investments, the Company may, in its discretion, invest in mortgages and other real estate interests consistent with the Company's qualification as a REIT. The Company currently has investments in notes receivable secured by deeds of trust and pledges of partnership interests relating to certain shopping centers in Northern California. See "Business and Properties--Other Assets--Notes Receivable." Investments in real estate mortgages run the risk that one or more borrowers may default under such mortgages and that the collateral securing such mortgages may not be sufficient to enable the Company to recoup its full investment.

    SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS. Subject to the percentage of ownership limitations and gross income tests necessary for the Company to qualify and maintain its status as a REIT, the Company may invest in securities of other entities engaged in real estate activities or securities of other issuers. See "Federal Income Tax Consequences--Taxation of the Company." The Company does not currently intend to invest in the securities of other issuers except in connection with acquisitions of indirect interests in properties (normally general or limited partnership interests in special purpose partnerships owning properties) and in connection with the acquisition of substantially all of the economic interest in a real estate-related operating business where such investments would be consistent with the Company's investment policies. Investment in these securities is also subject to the Company's policy not to be treated as an investment company under the Investment Company Act of 1940.

DISPOSITIONS

    The Company has no current intention to cause the disposition of any of the Properties, although it reserves the right to do so if, after taking into account the tax consequences of any disposition, including the Company's continued ability to qualify as a REIT, it determines that such action would be in its best interests. See "Risk Factors--Disposition of Properties with Built-in Gain."

FINANCING POLICIES

    The Company has established its debt policy relative to the market capitalization of the Company rather than to the book value of its assets, a ratio that is frequently employed. Upon completion of the Offering and the Formation Transactions, the debt to total market capitalization ratio (i.e., the total consolidated debt of the Company as a percentage of the market value of the issued and outstanding shares of Common Stock plus total consolidated debt)
of the Company will be approximately    % (assuming an initial public offering
price of $20.00 per share of Common Stock). This ratio will fluctuate with changes in the price of the Common Stock (and the issuance of additional shares of Common Stock) and differs from the debt-to-book capitalization ratio, which is based upon book value. As the debt-to-book capitalization ratio may not reflect the current income potential of a company's assets and operations, the Company believes that the debt-to-total market capitalization ratio provides a more appropriate indication of leverage for a company whose assets are primarily income-producing real estate. The total market capitalization of the Company, however, is more variable than book value, and does not necessarily reflect the fair market value of the underlying assets of the Company at all times. Although the Company will consider factors other than total market capitalization in making decisions regarding the incurrence of indebtedness (such as the purchase price of properties to be acquired with debt financing, the estimated market value of such properties upon refinancing and the ability of particular properties and the Company as a whole to generate cash flow to cover expected debt service), there can be no assurance that the ratio of indebtedness to total market capitalization (or to any other measure of asset value) will be consistent with the expected level of distributions to the Company's stockholders.

    The Board of Directors has adopted a policy of limiting the Company's indebtedness to approximately 50% of its total market capitalization, but the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness, funded or otherwise, that the Company may incur. In addition, the Company may from time to time modify its debt policy in light of then current economic conditions, relative costs of debt and equity capital, market values of its properties, general conditions in the market for debt and equity securities, fluctuations in the market price of its Common Stock, growth and acquisition opportunities, the Company's continued REIT qualification requirements or other presently unknown factors which may arise in the future which, in the judgment of the Board of Directors, require a revision in such policy. Accordingly, the Company may increase or decrease its debt to market capitalization ratio beyond the limits described above.

    To the extent that the Board of Directors decides to obtain additional capital, the Company may raise such capital through additional equity offerings (including offerings of senior or convertible securities and preferred stock), sales of investments, bank and other institutional borrowings, the issuance of debt securities (which may be convertible into or exchangeable for shares of Common Stock or be accompanied by warrants to purchase shares of Common Stock) or retention of cash flow (subject to the requirements in the Code concerning the distribution of REIT taxable income), or a combination of these methods. In the event that the Board of Directors determines to raise additional equity capital, the Board has the authority, without stockholder approval, to issue additional shares of Common Stock or other capital stock (including securities senior to the Common Stock) of the Company in any manner, and on such terms and for such consideration, it deems appropriate, including in exchange for property. Except for the preemptive rights in favor of PPD, existing stockholders would have no preemptive right to purchase shares issued in any offering, and any such offering might cause a dilution of a stockholder's investment in the Company.

    Borrowings may be unsecured or may be secured by any or all of the assets of the Company or any existing or new property-owning partnership and may have full or limited recourse to all or any portion of the assets of the Company or any existing or new property-owning partnership. Indebtedness incurred by the Company may be in the form of bank borrowings, purchase money obligations to the sellers of the properties, publicly or privately placed debt instruments or financing from institutional investors or other lenders. There are no limits on the number or amount of mortgages or interests which may be placed on any one property. In addition, such indebtedness may be recourse to all or any part of the property of the Company or may be limited to the particular property for which the indebtedness relates. The proceeds from any borrowings by the Company may be used for general corporate purposes including, among other things, working capital, to refinance existing indebtedness, to finance the acquisition, expansion, development or redevelopment of properties and for the payment of distributions.

    In the future, the Company may seek to extend, expand, reduce or renew the Unsecured Credit Facility, or obtain new credit facilities or lines of credit, subject to its general policy of debt capitalization. Future mortgage loans, credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements, providing working capital or meeting the distribution requirements for REITs under the Code if the Company has taxable income without receipt of cash sufficient to enable the Company to meet such distribution requirements.

WORKING CAPITAL RESERVES

    The Company will maintain working capital reserves (and when not sufficient, access to borrowings) in amounts that the Board of Directors determines from time to time to be adequate to meet normal contingencies in connection with the operation of the Company's business and investments.

CONFLICT OF INTEREST POLICIES

    Directors and officers of the Company may be subject to certain conflicts of interests in fulfilling their responsibilities to the Company. The Company has adopted certain policies designed to minimize potential conflicts of interest.

    POLICIES APPLICABLE TO ALL DIRECTORS. Under the Company's Charter and Maryland law, a contract or transaction between the Company and any of its directors or between the Company and any other corporation, firm or other entity in which any of its directors is a director, officer, stockholder, member or partner or has a material financial interest is not void or voidable solely because of such interest if (i) the contract or transaction is approved after disclosure of the interest by the affirmative vote of a majority of the disinterested directors, or by the affirmative vote of a majority of the votes cast by disinterested stockholders, or (ii) the contract or transaction is established to have been fair and reasonable to the Company.

    The Company's Charter and Bylaws provide that a majority of the Company's Board of Directors must be Independent Directors. See "Certain Provisions of Maryland Law and of the Company's Charter and Bylaws--Board of Directors."

OTHER POLICIES

    The Company intends to operate in a manner that will not subject it to regulation under the Investment Company Act of 1940. The Company does not intend
(i) to invest in the securities of other issuers for the purpose of exercising control over such issuer (except to the extent described above in

"--Investment Policies"), (ii) to underwrite securities of other issuers or
(iii) to trade actively in loans or other investments.

    The Company has authority to offer shares of Common Stock or other securities and to repurchase or otherwise reacquire shares of Common Stock or any other securities in the open market or otherwise and may engage in such activities in the future. The Company may, under certain circumstances, purchase shares of Common Stock in the open market, if such purchases are approved by the Board of Directors. The Board of Directors has no present intention of causing the Company to repurchase any of the shares of Common Stock, and any such action would be taken only in conformity with applicable federal and state laws and the requirements for qualifying as a REIT under the Code and the regulations of the U.S. Department of Treasury under the Code (the "Treasury Regulations"). Although it may do so in the future, except in connection with the Formation Transactions, the Company has not issued Common Stock or any other securities in exchange for property, nor has it reacquired any of its Common Stock or any other securities. The Company has not made loans to other entities or persons, including its officers and directors. The Company may in the future make loans to joint ventures in which it participates in order to meet working capital needs. The Company has not engaged in trading, underwriting or agency distribution or sale of securities of other issuers, nor has the Company invested in the securities of other issuers for the purposes of exercising control, and does not intend to do so.

    At all times, the Company intends to make investments in such a manner as to be consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of changing circumstances or changes in the Code (or in Treasury Regulations), the Board of Directors of the Company determines that it is no longer in the best interests of the Company to qualify as a REIT and such determination is approved by the affirmative vote of holders owning at least two-thirds of the shares of the Company's capital stock outstanding and entitled to vote thereon.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information regarding the beneficial ownership of shares of Common Stock immediately following the consummation of the Offering and the Formation Transactions for (i) each person who is expected to be the beneficial owner of 5% or more of the outstanding Common Stock immediately following the consummation of the Offering, (ii) directors, proposed directors and the executive officers of the Company, and (iii) directors, proposed directors and executive officers of the Company as a group. This table assumes that (i) the Formation Transactions and the Offering are completed and
(ii) the Underwriters' over-allotment option will not be exercised. Each person named in the table has sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o Pan Pacific Retail Properties, Inc., 1631-B South Melrose Drive, Vista, California 92083.

                                                                                 PERCENTAGES OF
                                                       NUMBER OF SHARES OF     OUTSTANDING SHARES
NAME OF BENEFICIAL OWNER                                  COMMON STOCK           OF COMMON STOCK
-----------------------------------------------------  -------------------  -------------------------
PPD..................................................
Stuart A. Tanz.......................................                (1)
David L. Adlard......................................          10,000                   *
Jeffrey S. Stauffer..................................          10,000                   *
Laurie A. Sneve......................................          --
Russell E. Tanz......................................                (2)
All directors, proposed directors and executive
  officers as a group (      persons)

------------------------

* Less than one percent.

(1) Includes the shares owned by PPD and 100,000 shares of restricted stock awarded to Mr. Stuart Tanz under the Stock Incentive Plan.

(2) Includes the shares owned by PPD, which is wholly-owned by Revenue Properties of which Mr. Russell Tanz is Chief Executive Officer and a director.

                          DESCRIPTION OF CAPITAL STOCK

    The following summary of the terms of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and Bylaws, copies of which are filed as exhibits to the Registration Statement of which this Prospectus is a part. See "Additional Information."

GENERAL

    Under the Charter, the authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.01 per share, and 30,000,000 shares of Preferred Stock. Upon completion of the Offering and Formation
Transactions, there will be       shares of Common Stock issued and outstanding
(excluding the 990,000 shares which are subject to the Underwriters' over-allotment option), and no shares of Preferred Stock will be issued and outstanding. Under Maryland law, stockholders generally are not liable for the corporation's obligations solely as a result of their status as stockholders.

COMMON STOCK

    Each outstanding share of Common Stock will entitle the holder to one vote on all matters presented to stockholders for a vote, including the election of directors, and, except as otherwise required by law and except as provided in any resolution adopted by the Board of Directors with respect to any other class or series of stock establishing the designation, powers, preferences and relative, participating, optional or other special rights and powers of such series, the holders of such shares will possess the exclusive voting power, subject to the provisions of the Company's Charter regarding the ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Company's Charter or as otherwise permitted by the Board of Directors described below. Holders of shares of Common Stock will have no preference conversion, exchange, sinking fund, redemption or appraisal rights and, with the exception of PPD's proportional purchase rights, have no preemptive rights to subscribe for any securities of the Company or cumulative voting rights in the election of directors. All shares of Common Stock to be issued and outstanding following the consummation of the Offering will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of stock and to the provisions of the Charter regarding ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Company's Charter or as otherwise permitted by the Board of Directors described below, distributions may be paid to the holders of shares of Common Stock if and when authorized and declared by the Board of Directors of the Company out of funds legally available therefor. The Company intends to make quarterly distributions, beginning with distributions for the portion of the quarter from the consummation of the Offering through September 30, 1997. See "Distribution Policy."

    If the Company is liquidated, subject to the right of any holders of Preferred Stock to receive preferential distributions, each outstanding share of Common Stock will be entitled to participate pro rata in the assets remaining after payment of, or adequate provision for, all known debts and liabilities of the Company.

    Subject to the provisions of the Charter regarding the ownership of shares of Common Stock in excess of the Ownership Limit, or such other limit as provided in the Company's Charter or as otherwise permitted by the Board of Directors described below, all shares of Common Stock will have equal distribution, liquidation and voting rights, and will have no preference or exchange rights. See "-- Restrictions on Ownership and Transfer."

    Under the MGCL, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. Under the

MGCL, the term "substantially all of the Company's assets" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular transaction. The Charter of the Company provides that such actions need only be approved by stockholders holding a majority of the shares entitled to vote on the matter.

    The Charter authorizes the Board of Directors to reclassify any unissued shares of Common Stock into other classes or series of classes of stock and to establish the number of shares in each class or series and to set the preferences, conversion and other rights, voting powers, restrictions, limitations and restrictions on ownership, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.

TRANSFER AGENT AND REGISTRAR

    The transfer agent and registrar for the Common Stock will be       .

PREFERRED STOCK

    Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors. No Preferred Stock is currently issued or outstanding. Prior to the issuance of shares of each series, the Board of Directors is required by the MGCL and the Company's Charter to fix for each series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption, as permitted by Maryland law. Because the Board of Directors has the power to establish the preferences, powers and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of shares of Common Stock. The issuance of Preferred Stock could have the effect of delaying or preventing a change of control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest. The Board of Directors has no present plans to issue any Preferred Stock.

POWER TO ISSUE ADDITIONAL SHARES OF COMMON STOCK AND PREFERRED STOCK

    The Company believes that the power of the Board of Directors to issue additional authorized but unissued shares of Common Stock or Preferred Stock and to classify or reclassify unissued shares of Common Stock and Preferred Stock and thereafter to cause the Company to issue such classified or reclassified shares of stock will provide the Company with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. The additional classes or series, as well as the Common Stock, will be available for issuance without further action by the Company's stockholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. Although the Board of Directors has no intention at the present time of doing so, it could authorize the Company to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for holders of Common Stock or otherwise be in their best interest.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

    For the Company to qualify as a REIT under the Code, the Company cannot be "closely held" (I.E., no more than 50% in value of the Company's outstanding shares of stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be treated as a REIT has been made)). In addition, if the Company, or an owner of 10% or more of the Company, actually or constructively owns 10% or more of a tenant of the Company (or a tenant of any partnership in which the Company is a partner), the rent received by the Company (either directly or through any such partnership) from such tenant will not be qualifying income for purposes of the REIT gross income tests of the Code. A REIT's stock must also be beneficially owned by 100 or more persons during at least 335 days of a taxable year of twelve months or during a proportionate part of a shorter taxable year (other than the first year for which an election to be treated as a REIT has been made).

    Because the Company expects to qualify as a REIT, the Company's Charter prohibits (i) any person from actually or constructively owning shares of stock of the Company that would result in the Company being "closely held" under
Section 856(h) of the Code or otherwise cause the Company to fail to qualify as a REIT, and (ii) any person from transferring shares of stock of the Company if such transfer would result in shares of stock of the Company being owned by fewer than 100 persons. The Charter contains restrictions on the ownership and transfer of Common Stock which are intended to assist the Company in enforcing these prohibitions. The Ownership Limit set forth in the Company's Charter provides that, subject to certain specified exceptions, no person or entity may own, or be deemed to own by virtue of the applicable constructive ownership
provisions of the Code, more than   % (by number or value, whichever is more
restrictive) of the outstanding shares of Common Stock. The constructive ownership rules of the Code are complex, and may cause shares of Common Stock owned actually or constructively by a group of related individuals and/or entities to be constructively owned by one individual or entity. As a result,
the acquisition of less than   % of the shares of Common Stock (or the
acquisition of an interest in an entity, such as Revenue Properties, that owns, actually or constructively, Common Stock) by an individual or entity, could, nevertheless cause that individual or entity, or another individual or entity,
to own constructively in excess of   % of the outstanding Common Stock and thus
violate the Ownership Limit, or such other limit as provided in the Company's Charter or as otherwise permitted by the Board of Directors. For example, an increase in the proportionate ownership interest in Revenue Properties held by one or more members of the Tanz Family, or some other individual or entity, could cause one or more members of the Tanz Family or such other individual or entity to violate the Ownership Limit, or such other limit as provided in the Company's Charter or as otherwise permitted by the Board of Directors. The Board of Directors may, but in no event will be required to, waive the Ownership Limit with respect to a particular stockholder if it determines that such ownership will not jeopardize the Company's status as a REIT and the Board of Directors otherwise decides such action would be in the best interest of the Company. As a condition of such waiver, the Board of Directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Company. The Board of Directors has obtained such undertakings and representations from PPD and, as a result, has waived the Ownership Limit with respect to PPD and its affiliates
and has permitted PPD and its affiliates to own up to    % of the outstanding
Common Stock. The Board of Directors has also obtained such undertakings and representations from the Tanz Family and, as a result, has waived the Ownership Limit with respect to the Tanz Family and has permitted the Tanz Family to own, in the aggregate, actually or constructively (including through the ownership of
stock of PPD or Revenue Properties), up to    % (by number of shares or value,
whichever is more restrictive) of the outstanding Common Stock.

    Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of stock of the Company (including by acquiring shares of PPD or Revenue Properties) that will or may violate any of the foregoing restrictions on transferability and ownership is required to give notice immediately to the Company and provide the Company with such other information as the Company may request in order to determine the effect of such transfer on the Company's status as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interest of the Company to attempt to qualify, or to continue to qualify, as a REIT. Except as otherwise described above, any change in the Ownership Limit would require an amendment to the Charter. Amendments to the Charter require the affirmative vote of holders owning at least a majority of the shares of the Company's capital stock outstanding and entitled to vote thereon.

    Pursuant to the Charter, if any purported transfer of Common Stock of the Company or any other event would otherwise result in any person violating the Ownership Limit or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors (including, but not limited to, the PPD Ownership Limit and Tanz Family Ownership Limit), then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares in excess of the Ownership Limit or such other limit (the "Excess Shares"), and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such Excess Shares (the "Prohibited Owner") shall cease to own any right or interest) in such Excess Shares. Furthermore, an increase in the actual or constructive ownership of stock in Revenue Properties or PPD by one or more members of the Tanz Family, or some other individual or entity, or the actual or constructive acquisition by PPD of additional shares of Common Stock, could result in the disqualification of the Company as a REIT (the "Violative Indirect Transfer"). In such circumstances, pursuant to the Company's Charter, the Company will treat PPD as a Prohibited Owner with respect to the number of shares (the "Excess PPD Shares") of Common Stock owned by PPD which, if divested from PPD, would permit the Company to continue to maintain its REIT status. Any such Excess Shares or Excess PPD Shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization selected by the Company (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer (including any Violative Indirect Transfer). Within 20 days of receiving notice from the Company of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Company and be unaffiliated with the Company and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors, and distribute to the Prohibited Transferee or Prohibited Owner an amount equal to the lesser of the price paid by the Prohibited Transferee or Prohibited Owner for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer (such as a Violative Indirect Transfer), or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares (or Excess PPD Shares) to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the fair market value (as defined in the Charter) of such Excess Shares (or Excess PPD Shares) as of the date of such event (including the date of a Violative Indirect Transfer) or the sales proceeds received by the trust for such Excess Shares (or Excess PPD Shares). In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner, as applicable, will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares (or Excess PPD Shares) by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Company with respect to such Excess Shares (or Excess PPD Shares), and also will be entitled to exercise all voting rights with respect to such Excess Shares (or Excess PPD Shares). Subject to Maryland law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner, as applicable, prior to the discovery by the Company that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Company has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Company that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfer to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit or such other limit as provided in the Company's Articles of Incorporation or as otherwise permitted by the Board of Directors, then the Charter provides that the transfer of the Excess Shares will be void or, in the case of a Violative

Indirect Transfer, the Excess PPD Shares will be redeemable by the Company at its sole option at a price equal to the fair market value of such shares at the time of the Violative Indirect Transfer.

    In addition, shares of stock of the Company held in the trust shall be deemed to have been offered for sale to the Company, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise, gift or Violative Indirect Transfer, the fair market value at the time of such devise, gift or transfer) and (ii) the fair market value on the date the Company, or its designee, accepts such offer. The Company shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to the Company, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner.

    If any purported transfer of shares of Common Stock would cause the Company to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

    All certificates representing shares of Common Stock will bear a legend referring to the restrictions described above. The foregoing ownership limitations could delay, defer or prevent a transaction or a change in control of the Company that might involve a premium price for the Common Stock or otherwise be in the best interest of stockholders.

    Under the Charter, every owner of a specified percentage (or more) of the outstanding shares of Common Stock must file a completed questionnaire with the Company containing information regarding their ownership of such shares, as set forth in the Treasury Regulations. Under current Treasury Regulations, the percentage will be set between 0.5% and 5.0%, depending upon the number of record holders of the Company's shares. In addition, each stockholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of Common Stock on the Company's status as a REIT and to ensure compliance with the Ownership Limit, or such other limit as provided in the Charter or as otherwise permitted by the Board of Directors.

                   CERTAIN PROVISIONS OF MARYLAND LAW AND OF
                        THE COMPANY'S CHARTER AND BYLAWS

    The following paragraphs summarize certain provisions of the MGCL and the Company's Charter and Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL and the Company's Charter and Bylaws, copies of which are exhibits to the Registration Statement of which this Prospectus is a part.

BOARD OF DIRECTORS

    The Company's Charter provides that the number of directors of the Company shall be established by the Bylaws but shall not be less than the minimum number required by the MGCL, which in the case of the Company is one. Subsequent to the Offering, the Bylaws will provide that the Board of Directors will consist of not fewer than five nor more than 15 members. Any vacancy (except for a vacancy caused by removal) will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors or, in the case of a vacancy resulting from an increase in the number of directors, by a majority of the entire Board of Directors. A vacancy resulting from removal will be filled by the stockholders at the next annual meeting of stockholders or at a special meeting of the stockholders called for that purpose. The Charter and Bylaws provide that a majority of the Board must be Independent Directors.

    Pursuant to the Charter, the directors are divided into three classes as nearly equal in size as practicable. One class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1998, another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999 and another class will hold office initially for a term expiring at the annual meeting of stockholders to be held in 2000. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified and the directors in the other two classes will continue in office. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

    The classified director provision could have the effect of making the removal of incumbent directors more time consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

    PPD will have the right to nominate two persons for election to the Board of Directors of the Company so long as PPD and its affiliates collectively beneficially own at least 25% of the outstanding shares of Common Stock.

REMOVAL OF DIRECTORS

    While the Charter and the MGCL empower the stockholders to fill vacancies in the Board of Directors that are caused by the removal of a director, the Charter precludes stockholders from removing incumbent directors except upon a substantial affirmative vote. Specifically, the Charter provides that a director may be removed only for cause and only by the affirmative vote of at least a majority of the votes entitled to be cast in the election of directors. Under the MGCL, the term "cause" is not defined and is, therefore, subject to Maryland common law and to judicial interpretation and review in the context of the unique facts and circumstances of any particular situation. This provision, when coupled with the provision

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in the Bylaws authorizing the Board of Directors to fill vacant directorships, precludes stockholders from removing incumbent directors except upon a substantial affirmative vote and filling the vacancies created by such removal with their own nominees.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange, or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between the Company and an Interested Stockholder or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the Board of Directors and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock and (ii) two-thirds of the votes entitled to be cast by holders of outstanding shares of the Company's voting stock other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the Company's stockholders receive a minimum price (as defined in the MGCL) for their shares of stock and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Company's Board of Directors has resolved to opt out of the business combinations provisions of the MGCL. Therefore, an Interested Stockholder would be able to effect a "business combination" without complying with the requirements set forth above.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of the Company acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror or by officers or directors who are employees of the Company. "Control shares" are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-fifth or more but less than one-third;
(ii) one-third or more but less than a majority; or (iii) a majority of all voting power. "Control shares" do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider voting rights for the shares. If no request for a meeting is made, the Company may itself present the question at any stockholders' meeting.

    If voting rights are not approved at the stockholders' meeting or if the acquiring person does not deliver an acquiring person statement as required by the MGCL, then, subject to certain conditions and limitations, the Company may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquiror becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition, and certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the Company is a party to the transaction, or to acquisitions approved or exempted by the Charter or Bylaws. The Bylaws of the Company contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of the Company's shares of stock. There can be no assurance that such provision will not be amended or eliminated at any time in the future. As a result of the Company's decision to opt out of the "control share acquisition" provisions of the MGCL, stockholders who acquire a substantial block of Common Stock are not precluded from exercising full voting rights with respect to their shares on all matters without first obtaining the approval of other stockholders entitled to vote. This may have the effect of making it easier for any such control share stockholder to effect a business combination with the Company. However, no assurance can be given that any such business combination would be consummated or, if consummated, would result in a purchase of shares of Common Stock from any stockholder at a premium.

AMENDMENT TO THE CHARTER AND BYLAWS

    The Charter provides that the Charter may be amended by the affirmative vote of a majority of the shares of capital stock entitled to vote on the matter voting together as a single class. The Company's Bylaws may be amended by the vote of a majority of the Board of Directors or the shares of the Company's capital stock entitled to vote thereon.

MEETINGS OF STOCKHOLDERS

    The Company's Bylaws provide for annual meetings of stockholders, commencing with the year 1998, to elect the Board of Directors and transact such other business as may properly be brought before the meeting. Special meetings of stockholders may be called by the President, the Board of Directors or the Chairman of the Board and shall be called at the request in writing of the holders of 50% or more of the outstanding stock of the Company entitled to vote.

    The MGCL and the Bylaws provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting by unanimous written consent, if such consent sets forth such action and is signed by each stockholder entitled to vote on the matter and a written waiver of any right to dissent is signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

    The Company's Bylaws provide that (i) with respect to an annual meeting of stockholders, nominations of persons for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to the Company's notice of the meeting, (b) by or at the direction of the Board of Directors or (c) by a stockholder who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in the Bylaws, and (ii) with respect to special meetings of stockholders, only the business specified in the Company's notice of meeting may be brought before the meeting of stockholders, or provided that the Board of Directors has determined that directors shall be elected at such meeting, nominations of persons for election to the Board of Directors may be brought by a stockholder who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

    The provisions in the Charter on classification of the Board of Directors and the advance notice provisions of the Bylaws could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares of Common Stock over the then prevailing market price or which such holders might believe to be otherwise in their best interests.

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
DISSOLUTION OF THE COMPANY

    Under the MGCL, the Company may be dissolved by (i) the affirmative vote of a majority of the entire Board of Directors declaring such dissolution to be advisable and directing that the proposed dissolution be submitted for consideration at any annual or special meeting of stockholders, and (ii) upon proper notice, stockholder approval by the affirmative vote of the holders of a majority of the total number of shares of capital stock outstanding and entitled to vote thereon voting as a single class.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY

    The Company's officers and directors are and will be indemnified under Maryland law and the Charter against certain liabilities. The Charter and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland.

    The MGCL permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,
(ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one brought by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

    The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions, and the Charter contains this provision. The law does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (i) it is proved that the person actually received an improper personal benefit in money, property or services, (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or failure to act was unlawful. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

    Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

INDEMNIFICATION AGREEMENTS

    The Company will enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

                        SHARES ELIGIBLE FOR FUTURE SALE

GENERAL

    Upon the completion of the Offering, the Company will have outstanding
      shares of Common Stock (      shares if the Underwriters' over-allotment
option is exercised in full). The shares of Common Stock issued in the Offering will be freely tradeable by persons other than "affiliates" of the Company without restriction or further registration under the Securities Act, subject to the limitations on ownership set forth in the Charter. See "Description of Capital Stock--Restrictions on Ownership and Transfer." The shares of Common Stock owned by PPD and Mr. Stuart Tanz and the other members of senior management of the Company (the "Restricted Shares") will be "restricted" securities under the meaning of Rule 144 promulgated under the Securities Act ("Rule 144") and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including exemptions contained in Rule 144. As described below under "--Registration Rights," the Company has granted certain holders registration rights with respect to their shares of Common Stock.

    In general, under Rule 144 as currently in effect, if one year has elapsed since the later of the date of acquisition of Restricted Shares from the Company or any "affiliate" of the Company, as that term is defined under the Securities Act, the acquiror or subsequent holder thereof is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. If two years have elapsed since the date of acquisition of Restricted Shares from the Company or from any "affiliate" of the Company, and the acquiror or subsequent holder thereof is deemed not to have been an affiliate of the Company at any time during the 90 days preceding a sale, such person is entitled to sell such shares in the public market under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

    PPD, Stuart Tanz and the other executive officers of the Company have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of shares of Common Stock or other capital stock of the Company, or any securities convertible or exercisable or exchangeable for any shares of Common Stock or other capital stock for a period of three years from the date of this Prospectus, and the Company has agreed not to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any (other than pursuant to the Stock Incentive Plan) shares of Common Stock or other capital stock of the Company, or any securities convertible or exercisable or exchangeable for any shares of Common Stock or other capital stock of the Company, for a period of 180 days from the date of this Prospectus, in each case without the prior written consent of Prudential Securities, on behalf of the Underwriters, subject to certain limited exceptions. Prudential Securities may, in its sole discretion, at any time and without notice, release all or any portion of the shares of Common Stock subject to such agreements.

    The Company has established the Stock Incentive Plan for the purpose of attracting and retaining directors, executive officers and other key employees. See "Management--Stock Incentive Plan" and "--Compensation of Directors." The Company intends to issue options to purchase approximately 900,000 shares of Common Stock to directors, executive officers and certain key employees prior to the completion of the Offering, has awarded 130,000 shares of restricted stock to members of senior management prior to the completion of the Offering, and has reserved 720,000 additional shares for future issuance under the Stock Incentive Plan.

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    Prior to the Offering, there has been no public market for the Common Stock.
Trading of the Common Stock on the NYSE is expected to commence immediately following the completion of the Offering. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock (including sales pursuant to Rule 144) or the availability of shares of Common Stock for future sale will have on the market price prevailing from time to time. Sales of substantial amounts of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices of the shares of Common Stock and impair the Company's ability to obtain additional capital through the sale of equity securities. See "Risk Factors--Absence of Prior
Public Market for Common Stock" and "Risk Factors--Effect on Common Stock Price of Shares Available for Future Sale." For a description of certain restrictions on transfers of Common Stock held by certain stockholders of the Company, see "Underwriting" and "Description of Capital Stock--Restrictions on Ownership and Transfer."

REGISTRATION RIGHTS

    In connection with the Formation Transactions, the Company has granted PPD and Stuart Tanz certain registration rights (collectively, the "Registration Rights") with respect to the shares of Common Stock received by them (the "Registrable Shares"). The Company has agreed to file and generally keep continuously effective, beginning one year after the completion of the Offering, a registration statement covering the resale of shares of Common Stock owned by PPD and Stuart Tanz. In addition, the Company has granted PPD piggyback registration rights with respect to shares of Common Stock acquired by PPD by any means. The Company will bear expenses incident to its registration obligations upon exercise of the Registration Rights, including the payment of federal securities law and state Blue Sky registration fees, except that it will not bear any underwriting discounts or commissions or transfer taxes relating to registration of Registrable Shares.

REINVESTMENT AND SHARE PURCHASE PLAN

    The Company is considering the adoption of a Distribution Reinvestment and Share Purchase Plan that would allow stockholders to automatically reinvest cash distributions on their outstanding shares of Common Stock to purchase additional shares of Common Stock possibly at a discounted price and without the payment of any brokerage commission or service charge. Stockholders would also have the option of investing limited additional amounts by making cash payments. No decision has been made yet by the Company whether or not to adopt such a plan and there can be no assurance that such a plan will ever be adopted by the Company.

                        FEDERAL INCOME TAX CONSEQUENCES

    The following summary of certain material federal income tax considerations regarding the Company and the Offering is based on current law, is for general information only and is not tax advice. The information set forth below, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, is the opinion of Latham & Watkins, tax counsel to the Company, as to the material federal income tax considerations relevant to purchasers of the Common Stock. This discussion is based on the Code, existing and proposed Treasury Regulations thereunder, judicial decisions and administrative rulings and practice, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular stockholders in light of their personal investment or tax circumstances, or to certain types of stockholders, including insurance companies, financial institutions or broker-dealers, tax-exempt organizations (except to the extent discussed under the heading "Taxation of Tax-Exempt Stockholders") foreign corporations and persons who are not citizens or residents of the United States (except to the extent discussed under the heading "Taxation of Non-U.S. Stockholders") subject to special treatment under the federal income tax laws.

    EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF THE COMMON STOCK, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

    GENERAL.

    The Company plans to make an election to be taxed as a REIT under Sections 856 through 860 of the Code commencing with its taxable year ending December 31, 1997. The Company believes that, commencing with its taxable year ending December 31, 1997, it will be organized and will operate in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will continue to operate in such a manner so as to qualify or remain qualified.

    These sections of the Code are highly technical and complex. The following sets forth the material aspects of the sections that govern the federal income tax treatment of a REIT and its stockholders. This summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. Latham & Watkins has acted as tax counsel to the Company in connection with the Offering and the Company's election to be taxed as a REIT.

    In the opinion of Latham & Watkins, commencing with the Company's taxable year ending December 31, 1997, the Company will be organized in conformity with the requirements for qualification as a REIT, and its proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion is based on various factual assumptions relating to the organization and operation of the Company and is conditioned upon certain representations made by the Company as to factual matters. In addition, this opinion is based upon the factual representations of the Company concerning its business and properties as set forth in this Prospectus and assumes that the actions described in this Prospectus are completed in the manner described herein. Latham & Watkins is not aware of any facts or circumstances that are inconsistent with these assumptions and representations. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet (through actual annual operating results, distribution levels and diversity of stock ownership) the various qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Latham & Watkins. Accordingly, no assurance can be given that the actual results of the Company's operation for any particular taxable year will satisfy such requirements. Further, the anticipated income tax treatment described in this Prospectus may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. See "--Failure to Qualify" below.

    If the Company qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on its net income that is currently distributed to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a regular corporation. However, the Company will be subject to federal income tax as follows: first, the Company will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" on its items of tax preference. Third, if the Company has (i) net income from the sale or other disposition of "foreclosure property" (i.e., generally, property acquired by the Company by foreclosure or otherwise upon default of a loan secured by the property) which is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, if the Company has net income from prohibited transactions (which are, in general, certain sales or

                                      101
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other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax. Fifth, if the Company should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from prior years, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, with respect to any asset (a "Built-In Gain Asset") acquired by the Company from a corporation which is or has been a C corporation (i.e., generally a corporation subject to full corporate-level tax) in a transaction in which the basis of the Built-In Gain Asset in the hands of the Company is determined by reference to the basis of the asset in the hands of the C corporation (such as the mergers of certain PPD subsidiaries into subsidiaries of the Company) and such basis is less than the fair market value of such asset at the time of such acquisition (with the excess of such fair market value over such basis amount being referred to as the "Built-In Gain"), if the Company recognizes any Built-In Gain on the disposition of such Built-In Gain Asset during the ten-year period (the "Recognition Period") beginning on the date on which such asset was acquired by the Company, then, such Built-In Gain will be subject to tax at the highest regular corporate rate applicable pursuant to Treasury Regulations that have not yet been promulgated. The results described above with respect to the recognition of Built-In Gain assume that the Company will make an election pursuant to IRS Notice 88-19.

    A recent federal budget proposal contains language which, if enacted in its present form, would require the Company to recognize the net built-in gain (the excess of aggregate gains over aggregate losses) of any PPD subsidiary merged into the Company or a subsidiary of the Company at the time of such merger, unless such merger is completed prior to January 1, 1998 and the Company's REIT election is effective for a taxable year beginning on or prior to January 1, 1998.

    REQUIREMENTS FOR QUALIFICATION.

    The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;
(v) the beneficial ownership of which is held by 100 or more persons; (vi) during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities); and
(vii) which meets certain other tests, described below, regarding the nature of its income and assets and the level of its distributions. The Code provides that conditions (i) to (iv), inclusive, must be met during the entire taxable year and that condition (v) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (v) and (vi) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (v) and (vi), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (vi).

    The Company believes that it will have issued sufficient shares of Common Stock with sufficient diversity of ownership pursuant to the Offering to allow it to satisfy conditions (v) and (vi). In addition, the Company's Articles of Incorporation provide for restrictions regarding the transfer and ownership of shares, which restrictions are intended to assist the Company in continuing to satisfy the share ownership requirements described in (v) and (vi) above. Such ownership and transfer restrictions are described in "Description of Capital Stock--Restrictions on Ownership and Transfer." These restrictions may not

                                      102
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ensure that the Company will, in all cases, be able to satisfy the share
ownership requirements described above. In particular,   % of the Company's
stock will be owned by PPD, which is itself a wholly-owned subsidiary of Revenue Properties. There are no ownership or transfer restrictions of the type described above in effect with respect to Revenue Properties' stock, and 35.6% of Revenue Properties' outstanding shares of common stock are currently owned by the Tanz Family. If the ownership concentration of the Tanz Family (or some other party) in Revenue Properties were to increase, then the Company might no longer satisfy conditions (v) and (vi) above, and therefore, would no longer be qualified as a REIT. See "-- Failure to Qualify" below. However, the Company's Charter permits the Company to cause the transfer of such number of shares of Common Stock owned by PPD to a trust having a charitable beneficiary so as to avoid REIT disqualification.

    In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. The Company will have a calendar taxable year.

    OWNERSHIP OF PARTNERSHIP INTERESTS.

    The Company also intends to own and operate one or more properties through partnerships. In the case of a REIT which is a partner in a partnership, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership shall retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, the Company's proportionate share of the assets and items of income of any partnership in which the Company is a partner (including the partnership's share of such items of any subsidiary partnerships) will be treated as assets and items of income of the Company for purposes of applying the requirements described herein. A discussion of some aspects of the federal income taxation of partnerships and their partners is provided below in "--Tax Risks Associated with Partnerships." The Company has direct control of all partnerships in which it is a partner and intends to operate such partnerships in a manner consistent with the requirements for qualification as a REIT.

    OWNERSHIP OF SUBSIDIARIES.

    In connection with the Formation Transactions, four of PPD's wholly-owned subsidiaries have been merged with and into four newly formed, wholly-owned, single-asset bankruptcy remote subsidiaries of the Company (each, a "QRS") and one property has been transferred into a wholly-owned QRS. The Company intends to own and operate a number of properties through the QRSs. The Company will have owned 100% of the stock of each of the QRSs at all times that each of the QRSs has been in existence. As a result, the QRSs will be treated as "qualified REIT subsidiaries" under the Code. A corporation which is a qualified REIT subsidiary shall not be treated as a separate corporation, and all assets, liabilities and items of income, deduction and credit of a qualified REIT subsidiary shall be treated as assets, liabilities and items of income, deduction and credit (as the case may be) of the REIT for all purposes under the Code (including all REIT qualification tests). Thus, in applying the requirements described herein, the QRSs will be ignored, and all assets, liabilities and items of income, deduction and credit of such QRSs will be treated as assets, liabilities and items of income, deduction and credit the Company.

    INCOME TESTS.

    In order to maintain qualification as a REIT, the Company annually must satisfy three gross income requirements. First, at least 75% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived

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from such real property investments, dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing). Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the Company's gross income (including gross income from prohibited transactions) for each taxable year.

    Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, the Code provides that rents received from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents received to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no revenue. The REIT may, however, directly perform certain services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant" of the property. The Company does not and will not (except as provided below), (i) charge rent for any property that is based in whole or in part on the income or profits of any person (except by reason of being based on a percentage of receipts or sales, as described above), (ii) rent any property to a Related Party Tenant, (iii) derive rental income attributable to personal property (other than personal property leased in connection with the lease of real property, the amount of which is less than 15% of the total rent received under the lease), or (iv) perform services considered to be rendered to the occupant of the property, other than through an independent contractor from whom the Company derives no revenue. Notwithstanding the foregoing, the Company may take one or more of the actions described in the preceding sentence if, based on the advice of counsel, the Company determines that such action or actions will not have an adverse effect on the Company's status as a REIT.

    The term "interest" generally does not include any amount received or accrued (directly or indirectly) if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

    If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its federal income tax return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. For example, if the Company fails to satisfy the gross income tests because nonqualifying income that the Company intentionally incurs exceeds the limits on such income, the IRS could conclude that the Company's failure to satisfy the tests was not due to reasonable cause. If these relief provisions are inapplicable to a particular set of circumstances involving the Company, the Company will not qualify as a REIT. As discussed above in "Taxation of the Company--General," even if these relief provisions apply, a tax would be imposed with respect to the excess net income. No similar mitigation provision provides relief if the Company fails the 30% income test. In such case, the Company would cease to qualify as a REIT.

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    Any gain realized by the Company on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including the Company's share of any such gain realized by any partnership in which the Company is a partner) will be treated as income from a prohibited transaction that is subject to a 100% tax. Such prohibited transaction income may also have an adverse effect upon the Company's ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. The Company intends to hold the Properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating the Properties (and other properties) and to make such occasional sales of the Properties as are consistent with the Company's investment objectives.

    ASSET TESTS.

    The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets. First, at least 75% of the value of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by partnerships in which the Company owns an interest) must be represented by real estate assets, stock or debt instruments held for not more than one year purchased with the proceeds of a stock offering or long-term (at least five years) debt offering of the Company, cash, cash items and government securities. Second, not more than 25% of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by partnerships in which the Company owns an interest) may be represented by securities other than those in the 75% asset class. Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the value of the Company's total assets (including assets held by the Company's qualified REIT subsidiaries and the Company's allocable share of the assets held by partnerships in which the Company owns an interest) and the Company may not own more than 10% of any one issuer's outstanding voting securities.

    The Company currently holds 100% of the stock of each of the QRSs. As set forth above, the assets tests provide that a REIT may not own securities of any one issuer which constitute more than 10% of such issuer's voting securities or more than 5% of the value of the REIT's total assets. However, since the QRSs are "qualified REIT subsidiaries" as defined in the Code, such subsidiaries will not be treated as separate corporations for federal income tax purposes, and the Company's ownership of the stock of the QRSs will not cause the Company to fail the asset tests.

    A REIT which meets the foregoing asset tests at the close of any quarter will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter (including as a result of the Company increasing its interest in any partnership in which the Company is a partner), the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. The Company intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance. If the Company fails to cure noncompliance with the asset tests within such time period, the Company would cease to qualify as a REIT.

    ANNUAL DISTRIBUTION REQUIREMENTS.

    The Company, in order to qualify as a REIT, is required to distribute dividends (other than capital gain dividends) to its stockholders in an amount at least equal to (i) the sum of (a) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (b) 95% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. In addition, if the Company disposes of any Built-In Gain Asset

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
during its Recognition Period, the Company will be required, pursuant to Treasury Regulations which have not yet been promulgated, to distribute at least 95% of the Built-in Gain (after tax), if any, recognized on the disposition of such asset (together with the preceding sentence, the "95% Distribution Requirement"). Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax on the undistributed amount at regular ordinary and capital gains corporate tax rates. Furthermore, if the Company should fail to distribute during each calendar year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain income for such year, and (iii) any undistributed taxable income from prior periods, the Company would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. The Company intends to make timely distributions sufficient to satisfy these annual distribution requirements and to avoid or minimize the amount of any liability for corporate income or excise taxes.

    It is expected that the Company's REIT taxable income will be less than its cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, the Company anticipates that it will generally have sufficient cash or liquid assets to enable it to satisfy the distribution requirements described above. It is possible, however, that the Company, from time to time, may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, in order to meet the distribution requirements, the Company may find it necessary to arrange for short-term, or possibly long-term, borrowings or to pay dividends in the form of taxable stock dividends.

    Under certain circumstances, the Company may be able to rectify a failure to meet the 95% Distribution Requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in the Company's deduction for dividends paid for the earlier year. Thus, the Company may be able to avoid being taxed on amounts distributed as deficiency dividends; however, the Company will be required to pay interest to the IRS based upon the amount of any deduction taken for deficiency dividends.

FAILURE TO QUALIFY

    If the Company fails to qualify for taxation as a REIT in any taxable year, and the relief provisions do not apply, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Distributions to stockholders in any year in which the Company fails to qualify will not be deductible by the Company nor will they be required to be made. As a result, the Company's failure to qualify as a REIT would reduce the cash available for distribution by the Company to its stockholders. In addition, if the Company fails to qualify as a REIT, all distributions to stockholders will be taxable as ordinary income, to the extent of the Company's current and accumulated earnings and profits, and, subject to certain limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, the Company will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief. In addition, a recent federal budget proposal contains language which, if enacted in its present form, would result in the immediate taxation of all gain inherent in a C corporation's assets upon an election by the corporation to become a REIT for taxable years beginning after January 1, 1998, and thus may effectively preclude the Company from re-electing REIT status following a termination of its REIT qualification.

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    CONSEQUENCES OF THE FORMATION TRANSACTIONS ON THE COMPANY'S QUALIFICATION AS
A REIT--EARNINGS AND PROFITS DISTRIBUTION REQUIREMENT

    A REIT is not permitted to have accumulated earnings and profits attributable to non-REIT years. A REIT has until the close of its first taxable year in which it has non-REIT earnings and profits to distribute all such earnings and profits (the "E&P Distribution Rule"). Failure to do so would result in the loss of the Company's REIT status. See "--Failure to Qualify." In a corporate reorganization qualifying as a tax-free reorganization, the acquired corporation's earnings and profits generally carry over to the surviving corporation. Thus, any earnings and profits treated as having been acquired by a REIT through such a transaction will be treated as accumulated earnings and profits of the REIT attributable to non-REIT years.

    As part of the Formation Transactions, certain of PPD's wholly-owned subsidiaries (the "Merger Subsidiaries") will each be merged (the "Mergers") with and into the Company or one of four newly formed QRSs of the Company. Accordingly, any earnings and profits of such Merger Subsidiaries could carry over to the Company. In addition, it is possible that certain of the other Formation Transactions ("Other E&P Transactions") could be treated as tax-free reorganizations which could result in the carry over of earnings and profits from other wholly-owned PPD subsidiaries (collectively with the Merger Subsidiaries, the "PPD Subsidiaries") to the Company. For purposes of applying the E&P Distribution Rule, the Company will assume that the earnings and profits of the PPD Subsidiaries could carry over to the Company and therefore the Company will distribute (or be deemed to distribute) any such earnings and profits prior to the end of 1997 (the year in which the Mergers will occur) in order to avoid REIT disqualification for 1997.

    The amount of earnings and profits acquired by the Company (the "Acquired Earnings") will be based on the earnings and profits of the PPD Subsidiaries immediately prior to the Mergers. The Company will determine the amount of the Acquired Earnings through an earnings and profits study based upon the corporate tax returns of PPD for the tax years beginning with PPD's date of incorporation through the date of the Mergers. The Company has requested that the accounting firm of Arthur Andersen LLP determine the earnings and profits of the PPD Subsidiaries for purposes of the earnings and profits distribution requirement. Arthur Andersen LLP's determination will be based upon PPD's tax returns as filed with the IRS and other assumptions and qualifications set forth in their determination. Based upon such assumptions, Arthur Andersen LLP has determined that the none of the PPD Subsidiaries will have earnings and profits as of the date of the Mergers.

    The calculation of the amount of Acquired Earnings is subject to challenge by the IRS. The IRS may examine PPD's prior years' tax returns and propose adjustments which would have the effect of increasing PPD's taxable income. Because the earnings and profits study used to calculate the amount of Acquired Earnings is based upon these returns, such adjustments could increase the amount of Acquired Earnings required to be distributed. However, the Company would be permitted, within 90 days of such a determination by the IRS, to make a distribution of such additional earnings and profits. The Company would also be required, in that event, to pay the IRS an interest charge based upon 50% of the amount not previously distributed. If such additional distribution and interest payment were made, the Company's failure to distribute the required amount of earnings and profits would not prevent the Company from qualifying as a REIT for years subsequent to 1997 (although the Company would fail to qualify as a REIT for 1997 notwithstanding such distribution and payment). However, even if the IRS should challenge the Company's calculation of the amount of Acquired Earnings, the Company believes that none of the PPD subsidiaries will have earnings and profits as of the date of the Mergers and Other E&P Transactions and therefore the Company will qualify as a REIT for 1997. See "--Failure to Qualify."

    TAXATION OF TAXABLE U.S. STOCKHOLDERS GENERALLY

    As used herein, the term "U.S. Stockholder" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a

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corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) is a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

    As long as the Company qualifies as a REIT, distributions made by the Company out of its current or accumulated earnings and profits (and not designated as capital gain dividends) will constitute dividends taxable to its taxable U.S. Stockholders as ordinary income. Such distributions will not be eligible for the dividends received deduction in the case of U.S. Stockholders that are corporations. Distributions made by the Company that are properly designated by the Company as capital gain dividends will be taxable to taxable U.S. Stockholders as long-term capital gains (to the extent that they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which a U.S. Stockholder has held his or her shares of Common Stock. U.S. Stockholders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. To the extent that the Company makes distributions (not designated as capital gain dividends) in excess of its current and accumulated earnings and profits, such distributions will be treated first as a tax-free return of capital to each U.S. Stockholder, reducing the adjusted basis which such U.S. Stockholder has in his or her shares of Common Stock for tax purposes by the amount of such distribution (but not below zero). Distributions in excess of a U.S. Stockholder's adjusted basis in his or her shares will be taxable as capital gains (provided that the shares have been held as a capital asset). Dividends declared by the Company in October, November, or December of any year and payable to a stockholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company on or before January 31 of the following calendar year. Stockholders may not include in their own income tax returns any net operating losses or capital losses of the Company.

    Distributions made by the Company and gain arising from the sale or exchange by a U.S. Stockholder of shares of Common Stock will not be treated as passive activity income, and, as a result, U.S. Stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions made by the Company (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment income limitation. Gain arising from the sale or other disposition of Common Stock, however, will not be treated as investment income unless the U.S. Stockholder elects to reduce the amount of such U.S. Stockholder's total net capital gain eligible for the 28% maximum capital gains rate by the amount of such gain with respect to such Common Stock.

    Upon any sale or other disposition of Common Stock, a U.S. Stockholder will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the amount of cash and the fair market value of any property received on such sale or other disposition and (ii) the holder's adjusted basis in such shares of Common Stock for tax purposes. Such gain or loss will be capital gain or loss if the shares have been held by the U.S. Stockholder as a capital asset, and will be long-term gain or loss if such shares have been held for more than one year. Notwithstanding the foregoing, any loss recognized by a U.S. Stockholder upon the sale or other disposition of shares of Common Stock that have been held for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, to the extent of distributions received by such U.S. Stockholder from the Company which were required to be treated as long-term capital gains.

BACKUP WITHHOLDING

    The Company will report to its U.S. Stockholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any with respect thereto. Under the backup withholding rules, a stockholder may be subject to backup withholding at the rate of 31% with respect to

                                      108
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dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder who does not provide the Company with his or her correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Stockholders" below.

TAXATION OF TAX-EXEMPT STOCKHOLDERS

    The IRS has ruled that amounts distributed as dividends by a qualified REIT do not constitute unrelated business taxable income ("UBTI") when received by certain tax-exempt entities. Based on that ruling, provided that a tax-exempt shareholder (except certain tax-exempt shareholders described below) has not held its shares of Common Stock as "debt financed property" within the meaning of the Code (generally shares of Common Stock, the acquisition of which was financed through a borrowing by the tax-exempt shareholder) and such shares are not otherwise used in a trade or business, the dividend income from the Company and gain on the sales of shares of Common Stock will not be UBTI to such tax-exempt shareholder.

    For tax-exempt shareholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, income from an investment in the Company will constitute UBTI unless the organization is able to properly deduct amounts set aside or placed in reserve for certain purposes so as to offset the income generated by its investment in the Company. Such prospective investors should consult their own tax advisors concerning these "set aside" and reserve requirements.

    Notwithstanding the above, however, the Omnibus Budget Reconciliation Act of 1993 (the "1993 Act") provides that, effective for taxable years beginning in 1994, a portion of the dividends paid by a "pension held REIT" shall be treated as UBTI as to any trust which (i) is described in Section 401(a) of the Code,
(ii) is tax-exempt under Section 501(a) of the Code, and (iii) holds more than 10% (by value) of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

    A REIT is a "pension held REIT" if (i) it would not have qualified as a REIT but for the fact that Section 856(h)(3) of the Code (added by the 1993 Act) provides that stock owned by qualified trusts shall be treated, for purposes of the "not closely held" requirement, as owned by the beneficiaries of the trust (rather than by the trust itself), and (ii) either (a) at least one such qualified trust holds more than 25% (by value) of the interests in the REIT, or
(b) one or more such qualified trusts, each of which owns more than 10% (by value) of the interests in the REIT, hold in the aggregate more than 50% (by value) of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (i) the UBTI earned by the REIT (treating the REIT as if it were a qualified trust and therefore subject to tax on UBTI) to
(ii) the total gross income of the REIT. A DE MINIMIS exception applies if the percentage is less than 5% for any year. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the "not closely held" requirement without relying upon the "look-through" exception with respect to qualified trusts.

    TAXATION OF NON-U.S. STOCKHOLDERS

    The rules governing United States federal income taxation of the ownership and disposition of stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances,

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including, for example, if the investment in the Company is connected to the conduct by a Non-U.S. Stockholder of a U.S. trade or business. In addition, this discussion is based on current law, which is subject to change, and assumes that the Company qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in Common Stock, including any reporting requirements.

    DISTRIBUTIONS.

    Distributions by the Company to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by the Company of United States real property interests nor designated by the Company as capital gains dividends will be treated as dividends, and thus as ordinary income, to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance for deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Dividends that are effectively connected with such a United States trade or business will be subject to tax on a net basis (that is, after allowance for deductions) at graduated rates, in the same manner as U.S. Stockholders are taxed with respect to such dividends and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

    Pursuant to current Treasury Regulations, dividends paid to an address in a country outside the United States are generally presumed to be paid to a resident of such country for purposes of determining the applicability of withholding discussed above and the applicability of a tax treaty rate. Under proposed Treasury Regulations, not currently in effect, however, a Non-U.S. Stockholder who wished to claim the benefit of an applicable treaty rate would be required to satisfy certain certification and other requirements. Under certain treaties, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT, such as the Company. Certain certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exemption discussed above. The Company expects to withhold United States federal income tax at the rate of 30% on the gross amount of any dividend paid to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and the required form evidencing eligibility for that reduced rate is filed with the Company, or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with the Company claiming that the dividend is "effectively connected" income.

    Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S. Stockholder to the extent that such excess distributions do not exceed the adjusted basis of the stockholder's Common Stock, but rather will reduce the adjusted basis of such stock. If, at the time of the distribution, the Company is not a "domestically-controlled REIT," then the Common Stock will constitute a "United States real property interest" and the distribution will therefore be subject to FIRPTA. See "--Sale of Common Stock" below. For FIRPTA withholding purposes (discussed below), such distributions (i.e., distributions that are not made out of earnings and profits) will be treated as consideration for the sale or exchange of shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's Common Stock, they will give rise to gain from the sale or exchange of his or her stock, the tax treatment of which is described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be treated as a dividend for withholding purposes. However, amounts thus withheld are generally refundable from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current and accumulated earnings and profits of the Company.

    Distributions to a Non-U.S. Stockholder that are designated by the Company at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) investment in the Common Stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to such gain (except that a Non-U.S. Stockholder that is a corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

    Distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by the Company of United States real property interests will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. A Non-U.S. Stockholder would thus generally be entitled to offset its gross income by allowable deductions and would pay tax on the resulting taxable income at the same rates applicable to domestic stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals and without regard to whether such distribution is designated as a capital gain dividend). Also, such gain may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Stockholder that is not entitled to treaty relief or exemption. The Company is required to withhold tax equal to 35% of the amount of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability. To the extent that such withholding exceeds that actual tax owed by the Non-U.S. Stockholder, the Non-U.S. Stockholder may claim a refund from the IRS.

    The Company or any nominee (e.g., a broker holding shares in street name) may rely on a certificate of non-foreign status on Form W-8 or Form W-9 to determine whether withholding is required on gains realized from the disposition of United States real property interests. A domestic person who holds shares of Common Stock on behalf of a Non-U.S. Stockholder will generally bear the burden of withholding.

    SALE OF COMMON STOCK.

    Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of shares of Common Stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of the Foreign Investment in Real Property Tax Action of 1980 ("FIRPTA"). The Common Stock will not constitute a "United States real property interest" so long as the Company is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during a specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. At the close of the Offering, it is expected that in excess of 50% in value of the stock of the Company will be owned by PPD, which is in turn 100% owned by Revenue Properties, a Canadian corporation. It is not clear whether Revenue Properties' indirect ownership of stock of the Company will prevent the Company from being a "domestically controlled REIT." If the Company is a "domestically controlled REIT," the sale of shares of Common Stock would not be subject to taxation under FIRPTA. Notwithstanding the foregoing, gain from the sale or exchange of shares of Common Stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if (i) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain, or (ii) the investment in Common Stock is effectively connected with the non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic Stockholders (except that a 30% branch profits tax may also apply as discussed above).

    If the Company does not qualify as, or ceases to be, a "domestically-controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of shares of Common Stock would be subject to United States taxation under FIRPTA as a sale of a "United States real property interest" unless the shares are "regularly traded" (as defined by applicable Treasury Regulations) on an established securities market (e.g., the NYSE) and the selling Non-U.S. Stockholder held no more than 5% (after applying certain constructive ownership rules) of the shares of Common Stock during the shorter of (i) the period during which the taxpayer held such shares, or (ii) the 5-year period ending on the date of the disposition of such shares. If gain on the sale or exchange of shares of Common Stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax, a special alternative minimum tax in the case of nonresident alien individuals and the possible application of the 30% branch profits tax in the case of foreign corporations), and the purchaser of the stock would be required to withhold and remit to the IRS 10% of the purchase price.

    BACKUP WITHHOLDING TAX AND INFORMATION REPORTING.

    Backup withholding tax (which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements) and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by the Company of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Common Stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of a sale of Common Stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of Common Stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be refunded or credited against the Non-U.S. Stockholder's United States federal income tax liability, provided that the required information is furnished to the IRS.

    NEW PROPOSED REGULATIONS. The United States Treasury has recently issued proposed Treasury Regulations regarding the withholding and information reporting rules discussed above. In general, the proposed Treasury Regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed Treasury Regulations would generally be effective for payments made after December 31, 1997, subject to certain transitional rules.

TAX RISKS ASSOCIATED WITH PARTNERSHIPS

    The Company will own interests in three partnerships following the Offering, and may own interests in additional partnerships in the future. The ownership of an interest in a partnership involves special tax risks, including the possible challenge by the IRS of (i) allocations of income and expense items, which could affect the computation of taxable income of the Company, and (ii) the status of a partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If a partnership were deemed to be an association taxable as a corporation for federal income tax purposes, it would be treated as a taxable entity. In such a situation, if the Company owned more than 10% of the outstanding voting securities of such partnership, or if the value of such securities exceeded 5% of the value of the Company's assets, the Company would fail to satisfy the asset tests described above, and would therefore fail to qualify as a REIT. Further, distributions from such partnership to the Company would be treated as dividends that are not taken into account in satisfying the 75% gross income test described above, which would make it more difficult for the Company to satisfy that test. Moreover, the interest in any such partnership held by the Company would not qualify as a "real estate asset," which would make it more difficult for the Company to meet 75% asset test described above. In addition, the Company would not be able to deduct its share of any losses generated by such a partnership in computing its taxable income, which might adversely affect the Company's ability to comply with the REIT distribution requirements. See "--Failure to Qualify" for a discussion of the effect of the Company's failure to meet any one or more of these tests for a taxable year.

    The Company believes that the partnership in which it owns an interest has been and will continue to be treated as a partnership (rather than as an association taxable as a corporation) for federal income tax purposes. The Company's position in this respect is not binding on the IRS and no assurance can be given that the IRS will not successfully challenge the status of any partnership as a partnership for federal income tax purposes.

OTHER TAX CONSEQUENCES

    As discussed above, the Company will acquire a number of properties through the merger of certain PPD subsidiaries with and into the QRSs. These transactions are intended to qualify as tax-free reorganizations under the Code. One consequence of acquiring such properties in this manner will be that the initial tax basis of the Company in the properties will equal the tax basis the PPD subsidiaries had in the properties. As a result, the Company's initial tax basis in such properties will be less than the fair market value of the properties at the time of acquisition. The lower tax basis will reduce the amount of depreciation deductions the Company is permitted to take, and will increase the amount of taxable gain (or reduce the amount of tax loss) recognized by the Company on the disposition of such properties. In addition, any net operating losses of such PPD subsidiaries will carry over to the Company and, subject to certain limitations, be available to the Company to offset the taxable income, if any, of the Company. As a result, any such net operating losses could reduce the amount of distributions to shareholders which the Company is required to make.

    The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the Company.

                              ERISA CONSIDERATIONS

    The following is a summary of material considerations arising under the Employment Retirement Income Security Act of 1974 ("ERISA") and the Code that may be relevant to a prospective purchaser (including with respect to the discussion contained in "Plan Assets Issue," to a prospective purchaser that is not an employee benefit plan, another tax-qualified retirement plan, an individual retirement account or an individual retirement annuity ("IRAs")). This discussion does not propose to deal with all aspects of ERISA or the Code or, to the extent not preempted, state law that may be relevant to particular employee benefit plan shareholders (including plans subject to Title I of ERISA, other employee benefit plans and IRAs subject to the prohibited transaction provisions of the Code, and governmental plans and church plans that are exempt from ERISA and prohibited transaction provisions of the Code but that may be subject to state law requirements) in light of their particular circumstances.

    THE FOLLOWING IS INTENDED TO BE A SUMMARY ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL PLANNING WITH A PROFESSIONAL.

    A FIDUCIARY MAKING THE DECISION TO INVEST IN SHARES OF COMMON STOCK ON BEHALF OF A PROSPECTIVE PURCHASER WHICH IS A PLAN SUBJECT TO ERISA, A TAX-QUALIFIED RETIREMENT PLAN, AN IRA OR OTHER EMPLOYEE BENEFIT PLAN (COLLECTIVELY "PLANS") IS ADVISED TO CONSULT ITS OWN LEGAL ADVISOR REGARDING THE SPECIFIC CONSIDERATIONS ARISING UNDER ERISA, THE CODE AND (TO THE EXTENT

NOT PREEMPTED) STATE LAW WITH RESPECT TO THE PURCHASE, OWNERSHIP OR SALE OF SHARES OF COMMON STOCK BY SUCH PLAN OR IRA. A fiduciary should also consider the entire discussion under the heading "Federal Income Tax Consequences," as material contained therein is relevant to any decision by an employee benefit plan, tax-qualified retirement plan or IRA to purchase the Common Stock.

FIDUCIARY CONSIDERATIONS

    Each fiduciary of a Plan subject to ERISA should carefully consider whether an investment in shares of Common Stock is consistent with its fiduciary responsibilities under ERISA. In particular, to the extent a Plan is subject to ERISA, the fiduciary requirements of Part 4 of Title I of ERISA require (i) the Plan's investments to be prudent and in the best interests of the Plan, its participants and beneficiaries, (ii) the Plan's investments to be diversified in order to reduce the risk of large losses, unless under the circumstances it is clearly prudent not to do so and (iii) the Plan's investments to be authorized under ERISA and the terms of the governing documents of the Plan. In determining whether an investment in shares of Common Stock is prudent for purposes of ERISA, the appropriate fiduciary of a Plan should consider all of the facts and circumstances, including, without limitation, whether the investment is reasonably designed, as a part of the Plan's portfolio for which the fiduciary has investment responsibility, to meet the objectives of the Plan, taking into consideration the risk of loss and opportunity for gain (or other return) from the investment, the diversification, cash flow and funding requirements of the Plan, and the liquidity and current return of the Plan's portfolio. A fiduciary should also take into account the nature of the Company's business, the management of the Company and the length of the Company's operating history and other matters described under "Risk Factors."

    In addition, provisions of ERISA and the Code prohibit certain transactions in Plan assets that involve persons who have specified relationships with a Plan. The consequences of such prohibited transactions include excise taxes, disqualification of IRAs and other liabilities.

PLAN ASSETS ISSUE

    A prohibited transaction may occur if the assets of the Company are deemed to be Plan assets. In certain circumstances where a Plan holds an interest in an entity, the assets of the entity are deemed to be Plan assets (the "look-through rule"). Under such circumstances, any person that exercises authority or control with respect to the management or disposition of such assets is a Plan fiduciary. Plan assets are not defined in ERISA or the Code, but the United States Department of Labor has issued regulations, effective March 13, 1987 (the "Regulations"), that outline the circumstances under which a Plan's interest in an entity will be subject to the look-through rule.

    The Regulations apply only to the purchase by a Plan of an "equity interest" in an entity, such as common stock of a REIT. However, the Regulations provide an exception to the look-through rule for equity interests that are "publicly-offered securities."

    Under the Regulations, a "publicly-offered security" is a security that is
(i) freely transferable, (ii) part of a class of securities that is widely held and (iii) either (a) part of a class of securities that is registered under section 12(b) or 12(g) of the Exchange Act or (b) sold to a Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is a part is registered under the Exchange Act within 120 days (or such longer period as may be allowed by the Commission) after the end of the fiscal year of the issuer during which the offering of such securities to the public occurred. Whether a security is considered "freely transferable" depends on the facts and circumstances of each case. Generally, if the security is part of an offering in which the minimum investment is $10,000 or less, any restriction on or prohibition against any transfer or assignment of such security for the purposes of preventing a termination or reclassification of the entity for federal or state tax purposes will not of itself prevent the security from being considered freely transferable. A class of securities is considered "widely-held" only if it is a class of securities that is owned by 100 or more investors independent of the issuer and of one another.

    The Company anticipates that the Common Stock will meet the criteria of the publicly-offered securities exception to the look-through rule. First, the Company anticipates that the Common Stock will be considered to be freely transferable, as the minimum investment will be less than $10,000 and the only restrictions upon its transfer are those required under federal income tax laws to maintain the Company's status as a REIT. Second, the Company believes that the Common Stock will be held by 100 or more investors and that at least 100 or more of these investors will be independent of the Company and of one another. Third, the Common Stock will be part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and will be registered under the Exchange Act within 120 days after the end of the fiscal year of the Company during which the offering of such securities to the public occurs. Accordingly, the Company believes that if a Plan purchases the Common Stock, the Company's assets should not be deemed to be Plan assets and, therefore, that any person who exercises authority or control with respect to the Company's assets should not be a Plan fiduciary.

                                  UNDERWRITING

    The Underwriters named below (the "Underwriters"), for whom Prudential Securities, Donaldson, Lufkin & Jenrette Securities Corporation and Smith Barney Inc. are acting as representatives (collectively, the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company the number of shares of Common Stock set forth below opposite their respective names:

                                                                                   NUMBER OF
UNDERWRITER                                                                          SHARES
---------------------------------------------------------------------------------  ----------
Prudential Securities Incorporated...............................................
Donaldson, Lufkin & Jenrette Securities Corporation..............................
Smith Barney Inc.................................................................

                                                                                   ----------
Total............................................................................   6,600,000
                                                                                   ----------
                                                                                   ----------

    The Company is obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby if any are purchased.

    The Underwriters, through the Representatives, have advised the Company that they propose to offer the shares of Common Stock to the public initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may allow to certain selected dealers a concession of not in excess
of $         per share, and that such dealers may re-allow a concession not in
excess of $         per share to certain other dealers. After the initial public offering, the offering price and the concessions may be changed by the Representative.

    The Company has granted the Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to 990,000 additional shares of Common Stock at the initial public offering price, less the aggregate underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such option solely for the purpose of covering over-allotments incurred in the sale of shares of Common Stock offered hereby. To the extent such option to purchase is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to 6,600,000.

    The Company has agreed to indemnify the several Underwriters against or to contribute to losses arising out of certain liabilities, including liabilities under the Securities Act. The Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Nevertheless, the Underwriters may seek to enforce such indemnification and rights to contribution which are expressly provided under the Act.

    The Representatives of the Underwriters have informed the Company that the Underwriters do not intend to confirm sales of Common Stock to any accounts over which they exercise discretionary authority.

    PPD, Stuart Tanz and the other executive officers of the Company have agreed not to, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or other capital stock of the Company, or any securities convertible or exercisable or exchangeable for any shares of Common Stock or other capital stock for a period of three years from the date of this Prospectus, and the Company has agreed not to offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any (other than pursuant to the Stock Incentive Plan) shares of Common Stock or other capital stock of the Company, or any securities convertible or exercisable or exchangeable for any shares of Common Stock or other capital stock of the Company, for a period of 180 days from the date of this Prospectus, in each case without the prior written consent of Prudential Securities, on behalf of the Underwriters, subject to certain limited exceptions. Prudential Securities may, in its sole discretion, at any time without notice, release all or any portion of the shares of Common Stock subject to such agreement.

    It is anticipated that the shares of Common Stock will be approved for listing on the NYSE, subject to official notice of issuance. In order to meet one of the requirements for listing the shares of Common Stock on the NYSE, the Underwriters have undertaken to sell (i) lots of 100 or more shares to a minimum of 2,000 beneficial holders, (ii) a minimum of 1.1 million shares and (iii) shares with a minimum aggregate market value of $40.0 million.

    Prior to the Offering, there has been no public market for the Common Stock. The initial public offering price will be determined through negotiations between the Company and the Representatives. Among the factors to be considered in such determination are prevailing market conditions, dividend yields and financial characteristics of publicly traded REITs that the Company and the Representatives believe to be comparable to the Company, the present state of the Company's financial and business operations, the Company's management, estimates of the business and earnings potential of the Company and the prospects for the industry in which the Company operates.

    Upon consummation of the Offering, Prudential Securities will receive
approximately $         million of the net proceeds from the Offering as
repayment of indebtedness, fees and related interest expected to be accrued and unpaid as of such date. See "Use of Proceeds."

    Prudential Securities will be paid a fee of $    for financial advisory
services to the Company upon the consummation of the Offering.

    Although the Conduct Rules of the National Association of Securities Dealers, Inc. exempt REITs from the conflict of interest provisions thereof, because an affiliate of Prudential Securities will receive more than 10% of the net proceeds of the Offering in repayment of currently outstanding indebtedness, the Underwriters have determined to conduct the Offering in accordance with the applicable provisions of Rule 2710(c)(8) of the Conduct Rules. In accordance
with these requirements,       (the "Independent Underwriter") is assuming the
responsibilities of acting as "qualified independent underwriter" and will recommend the maximum initial public offering price for the shares of Common Stock in compliance with the requirements of the Conduct Rules. In connection with the Offering, the Independent Underwriter will perform due diligence investigations and will review and participate in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. The initial public offering price of the Common Stock will not be higher than the price recommended by the Independent Underwriter.

    In connection with the Offering, certain Underwriters and selling group members (if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M promulgated by the Commission, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following the closing of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 990,000 shares of Common Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, Prudential Securities, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or selling group member participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

                                    EXPERTS

    The balance sheet of the Company as of April 16, 1997 (inception), the combined financial statements and Schedule III of Pan Pacific Development Properties as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, and the statements of revenue and certain expenses for Chico Crossroads, Monterey Plaza and Fairmont Shopping Center for the year ended December 31, 1996, have been included herein and in the registration statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The reports on the statements of revenue and certain expenses for Chico Crossroads, Monterey Plaza and Fairmont Shopping Center contain a paragraph that states that the statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Commission, as described in Note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of Chico Crossroads', Monterey Plaza's or Fairmont Shopping Center's revenue and expenses.

    In addition, certain statistical information and analysis provided under the captions "Prospectus Summary--Overview of the Company's Four Key Western U.S. Markets" and "Overview of the Company's Four Key Western U.S. Markets" has been prepared by Lesser and is included herein in reliance upon the authority of such firm as expert in, among other things, real estate consulting and urban economics.

                                 LEGAL MATTERS

    Certain legal matters in connection with the Offering will be passed upon for the Company by Latham & Watkins and certain legal matters relating to Maryland law, including the validity of the issuance of the shares of Common Stock offered hereby, will be passed upon for the Company by Ballard Spahr Andrews & Ingersoll. Certain legal matters will be passed upon for the Underwriters by Pryor Cashman Sherman & Flynn, New York, New York. In addition, the description of federal income tax consequences contained in this Prospectus under "Federal Income Tax Consequences" is, to the extent that it constitutes matters of law, summaries of legal matters or legal conclusions, the opinion of Latham & Watkins, special tax counsel to the Company as to the material federal income tax consequences of the Offering.

                             ADDITIONAL INFORMATION

    The Company has filed with the Commission, 450 Fifth Street N.W., Washington, D.C. 20599, a Registration Statement (of which this Prospectus is a part) on Form S-11 under the Securities Act and the rules and regulations promulgated thereunder with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and financial statements thereto, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules hereto. For further information regarding the Company and the Common Stock offered hereby, reference is hereby made to the Registration Statement and such exhibits and schedules, copies of which may be examined without charge at, or copies obtained upon payment of prescribed fees from, the Public Reference Section of the Commission at Room 1204, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, or by way of the Commission's Internet address, http://www.sec.gov. In addition, the Common Stock will be listed on the NYSE and similar information concerning the Company can be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    Following the consummation of the Offering, the Company will be required to file reports and other information with the Commission pursuant to the Exchange Act. In addition to applicable legal or NYSE requirements, if any, the Company intends to furnish its stockholders with annual reports containing consolidated audited financial statements with a report thereon by the Company's independent certified public accountants.

                                    GLOSSARY

    Unless the context otherwise requires, the following capitalized terms shall have the meanings set forth below for the purposes of this Prospectus:

    "1993 ACT" means the Omnibus Budget Reconciliation Act of 1993.

    "ACM" means asbestos-containing materials.

    "ACQUIRED EARNINGS" means the earnings and profits acquired by the Company.

    "ADA" means the Americans with Disabilities Act, enacted on July 26, 1990.

    "ANNUALIZED BASE RENT" means total base rent, calculated in accordance with GAAP, to be received during the entire term of each lease, divided by the terms in months for such leases, multiplied by 12.

    "AUDIT COMMITTEE" means an audit committee to be established by the Board of Directors of the Company following the consummation of the Offering.

    "BASE RENT" means gross rent excluding payments by tenants on account of real estate taxes, operating expenses and utility expenses.

    "BENEFICIARY" means a qualified charitable organization selected by the Company to receive in trust any excess shares resulting from a transfer of Common Stock in violation of the Ownership Limit or the Articles of Incorporation of the Company.

    "BLUE SKY" means the securities laws and regulations of the states.

    "BUILT-IN GAIN ASSET" means any asset acquired by the Company from a corporation which is or has been a C corporation.

    "BYLAWS" means the bylaws of the Company.

    "CHARTER" means the amended and restated articles of incorporation of the Company.

    "CODE" means the Internal Revenue Code of 1986, as amended.

    "COMMON STOCK" means shares of the Company's common stock, par value $.01 per share.

    "COMMISSION" means the Securities and Exchange Commission.

    "COMPANY" means Pan Pacific Retail Properties, Inc., a Maryland corporation.

    "COMPENSATION COMMITTEE" means a compensation committee to be established by the Board of Directors of the Company following the consummation of the Offering.

    "CPI" means consumer price index.

    "ERISA" means the Employee Retirement Income Security Act of 1974.

    "E&P DISTRIBUTION RULE" MEANS THE REQUIREMENT THAT A REIT MUST DISTRIBUTE NON-REIT EARNINGS AND PROFITS BY THE CLOSE OF ITS FIRST TAXABLE YEAR IN WHICH IT HAS NON-REIT EARNINGS AND PROFITS.

    "EXCESS PPD SHARES" means those shares in excess of the PPD Ownership Limit acquired in a Violative Indirect Transfer.

    "EXCESS SHARES" means those shares, the number of which is in excess of the Ownership Limit or such other limit.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "EXCLUDED ASSETS" means certain existing properties and assets held by PPD which will not be transferred to the Company.

    "FIRPTA" means the Foreign Investment in Real Property Tax Act of 1980.

    "FORMATION TRANSACTIONS" means those transactions relating to the organization of the Company and its subsidiaries, including the transfer of the Properties and other assets to the Company, as described under "Structure and Formation Transactions of the Company-Formation Transactions."

    "FUNDS FROM OPERATIONS" means, as defined by NAREIT, net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from debt restructuring and sales of property, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs).

    "GAAP" means generally accepted accounting principles.

    "GLA" means gross leasable area.

    "GOVERNANCE COMMITTEE" means an independent committee to be established by the Board of Directors of the Company following the consummation of the Offering.

    "ICSC" means International Council of Shopping Centers.

    "INDEPENDENT DIRECTOR" means a director who is not an employee, officer or affiliate of the Company or a subsidiary or division thereof, or a relative of a principal executive officer, or who is not an individual member of an organization acting as advisor, consultant or legal counsel, receiving compensation on a continuing basis from the Company in addition to director's fees.

    "INTERESTED STOCKHOLDER" means any person who beneficially owns 10% or more of the voting power of the Company's then outstanding shares.

    "IRA" means individual retirement annuity.

    "IRS" means the Internal Revenue Service.

    "LEASING COMMISSIONS" means brokerage commission fees paid by the Company in connection with new leases or lease renewals.

    "LESSER" means Robert Charles Lesser & Co.

    "LESSER MARKET STUDY" means the market study prepared by Lesser.

    "LIBOR" means London Interbank Offered Rate.

    "LOCAL TENANT" means any tenant that operates stores only within the same metropolitan area as the shopping center.

    "MARKET PRICE" means the market price for excess shares as defined in the Company's Articles of Incorporation.

    "MERGER" means the merger of the Merger Subsidiaries with and into the Company or one of [five] newly formed qualified REIT subsidiaries of the Company.

    "MERGER SUBSIDIARIES" means certain of PPD's wholly-owned subsidiaries.

    "MGCL" means the Maryland General Corporation Law, as amended.

    "MSA" means metropolitan statistical area.

    "NAMED EXECUTIVE OFFICERS" means the Company's Chief Executive Officer and the Company's three other most highly compensated officers.

    "NAREIT" means the National Association of Real Estate Investment Trusts.

    "NASDAQ" means the National Association of Securities Dealers Automated Quotations System.

    "NATIONAL TENANT" means any tenant that operates in at least four metropolitan areas located in more than one region.

    "NCHC" means North Coast Health Center, a California general partnership.

    "NON-U.S. STOCKHOLDERS" means persons that are, for purposes of United States federal income taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts, collectively.

    "NYSE" means the New York Stock Exchange, Inc.

    "OFFERING" means the Offering of shares of Common Stock of the Company pursuant to and as described in this Prospectus.

    "OTHER E&P TRANSACTIONS" means certain Formation Transactions which can be treated as tax-free reorganizations.

    "OWNERSHIP LIMIT" means the restriction contained in the Company's Articles of Incorporation providing that, subject to certain exceptions, no holder may own, or be deemed to own by virtue of the constructive ownership provisions of
the Code, more than    % (by number or value, whichever is more restrictive) of
the outstanding shares of Common Stock.

    "PARTIALLY-OWNED PROPERTIES" means the following properties owned by partnerships of which the Company owns a partnership interest:Chino Town Square, Melrose Village Plaza and Tanasbourne Village.

    "PHASE I ASSESSMENTS" means the Phase I Environmental Assessments conducted by independent environmental consultants at the Properties.

    "PLAN" means a tax-qualified retirement plan, an IRA or other employee benefit plan.

    "PPD" means Pan Pacific Development (U.S.) Inc., a Delaware corporation, and its affiliates.

    "PPDC" means Pan Pacific Development Corporation, a predecessor of PPD.

    "PPD CONTRIBUTION" means the contribution in cash of $         to the
Company in connection with the Formation Transactions.

    "PPD OWNERSHIP LIMIT" means    % of the outstanding Common Stock, or the
maximum amount of such Common Stock which PPD and certain affiliated entities may own.

    "PPD SUBSIDIARIES" means the Merger Subsidiaries and other wholly-owned PPD subsidiaries.

    "PREFERRED STOCK" means the preferred stock of the Company, par value $.01 per share.

    "PROHIBITED OWNER" means a person or entity holding record title to shares in excess of the Ownership Limit.

    "PROHIBITED TRANSFEREE" means any person to which any transfer of Common Stock of the Company would result in the person violating the Ownership Limit.

    "PROPERTIES" means the 25 shopping center properties referred to herein which comprise the Company's portfolio.

    "PRUDENTIAL SECURITIES" means Prudential Securities Incorporated, the lead managing Underwriter for the Offering.

    "QRS" means a subsidiary of the Company.

    "QUALIFIED CHARITABLE ORGANIZATION" means a non-profit organization of the type described in Sections 170(b)(1)(A), 170(c)(2) and 501(c)(3) of the Code.

    "RECOGNITION PERIOD" means the ten-year period beginning on the date a Built-In Gain Asset is acquired by the Company.

    "REGIONAL TENANT" means any tenant that operates in two or more metropolitan areas located within the same region.

    "REGISTRABLE SHARES" means the shares of Common Stock granted to PPD and Stuart Tanz in connection with the Formation Transactions.

    "REGISTRATION RIGHTS" means those certain registration rights granted to PPD and Stuart Tanz in connection with the Formation Transactions.

    "REGULATIONS" means regulations issued by the United States Department of Labor, effective March 13, 1987, that outline the circumstances under which a Plan's interest in an entity will be subject to the look-through rule.

    "REIT" means a real estate investment trust as defined in Section 856 of the Code which meets the requirements for qualification as a REIT described in Sections 856 through 860 of the Code.

    "RELATED PARTY TENANT" means a tenant actually or constructively owned 10% or more by the REIT or an owner of 10% or more of the REIT.

    "REPRESENTATIVE" means Prudential Securities Incorporated, as representative of the Underwriters.

    "RESTRICTED SHARES" means the shares of Common Stock owned by PPD and Stuart Tanz.

    "REVENUE PROPERTIES" means Revenue Properties Company Limited, a publicly-held Canadian real estate company.

    "RULE 144" means Rule 144 promulgated under the Securities Act.

    "SAME STORE PROPERTIES" means those Properties that were owned by the
Company for       .

    "SECTION 401(K) PLAN" means the Company's Section 401(k) Savings/Retirement Plan, to be established.

    "SECURITIES ACT" means the Securities Act of 1933, as amended.

    "STOCK INCENTIVE PLAN" means the 199 Stock Incentive Plan of the Company.

    "TANZ FAMILY" means Mark Tanz, Stuart Tanz, Russell Tanz and other family members.

    "TANZ FAMILY OWNERSHIP LIMIT" means    % of the outstanding Common Stock, or
the maximum amount of such Common Stock which the Tanz Family may, in the aggregate, own.

    "TENANT IMPROVEMENTS" means capital costs insured by the Company for leasehold improvements including costs for items such as HVAC, plumbing, electrical upgades, interior walls, wall finishes, ceiling treatment and floor coverings.

    "TREASURY REGULATIONS" means regulations of the U.S. Department of the Treasury under the Code.

    "UBTI" means unrelated business taxable income.

    "UNDERWRITING AGREEMENT" means the Underwriting Agreement between the Company and the Representative relating to the purchase of the Common Stock offered hereby.

    "UNDERWRITERS" means Prudential Securities, Donaldson, Lufkin & Jenrette Securities Corporation and and Smith Barney, Inc.

    "UNSECURED CREDIT FACILITY" means the Company's $150 million variable rate unsecured acquisition credit facility which will mature in three years.

    "U.S. STOCKHOLDER" means a holder of shares of Common Stock who (for United States federal income tax purposes) (i) is a citizen or resident of the United States, (ii) is a corporation, partnership, or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) is an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) is a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States fiduciaries have the authority to control all substantial decisions of the trust.

    "VIOLATIVE INDIRECT TRANSFER" means the actual or constructive acquisition by PPD of additional shares of Common Stock which could result in the disqualification of the Company as a REIT.

    "WHITE PAPER" means the White Paper on Funds from Operations approved by the Board of Governors of the NAREIT in March of 1995.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Pan Pacific Retail Properties, Inc.:
    Pro Forma Condensed Combined Financial Statements (Unaudited)..........................................        F-2
        Pro Forma Condensed Combined Balance Sheet as of March 31, 1997....................................        F-3
        Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 1997.....        F-4
        Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996..........        F-5
        Notes to Pro Forma Condensed Combined Financial Statements.........................................        F-6
    Historical Financial Statement:
        Independent Auditors' Report.......................................................................        F-8
        Balance Sheet as of April 16, 1997 (inception).....................................................        F-9
        Notes to Balance Sheet.............................................................................       F-10
Pan Pacific Development Properties Combined Financial Statements:
    Independent Auditors' Report...........................................................................       F-11
    Combined Balance Sheets as of March 31, 1997 (Unaudited) and December 31, 1996 and 1995................       F-12
    Combined Statements of Operations for the three months ended March 31, 1997 and 1996 (Unaudited) and
     for the years ended December 31, 1996, 1995 and 1994..................................................       F-13
    Combined Statements of Owner's Equity for the three months ended March 31, 1997 (Unaudited) and for the
     years ended December 31, 1996, 1995 and 1994..........................................................       F-14
    Combined Statements of Cash Flows for the three months ended March 31, 1997 and 1996 (Unaudited) and
     for the years ended December 31, 1996, 1995 and 1994..................................................       F-15
    Notes to Combined Financial Statements.................................................................       F-16
    Supplemental Schedule--Schedule III--Properties and Accumulated Depreciation...........................       F-25
Combining Schedule of Revenue and Certain Expenses of the Acquisition Properties (Unaudited) for the three
  months ended March 31, 1997 and for the year ended December 31, 1996.....................................       F-27
Chico Crossroads:
    Independent Auditors' Report...........................................................................       F-28
    Statement of Revenue and Certain Expenses for the year ended December 31, 1996.........................       F-29
    Notes to Statement of Revenue and Certain Expenses.....................................................       F-30
Monterey Plaza:
    Independent Auditors' Report...........................................................................       F-32
    Statement of Revenue and Certain Expenses for the year ended December 31, 1996.........................       F-33
    Notes to Statement of Revenue and Certain Expenses.....................................................       F-34
Fairmont Shopping Center:
    Independent Auditors' Report...........................................................................       F-36
    Statement of Revenue and Certain Expenses for the year ended December 31, 1996.........................       F-37
    Notes to Statement of Revenue and Certain Expenses.....................................................       F-38

                      PAN PACIFIC RETAIL PROPERTIES, INC.

               PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)

    The unaudited pro forma condensed combined balance sheet as of March 31, 1997 is presented as if the Formation Transactions (including the acquisitions of Monterey Plaza, Fairmont Shopping Center, Lakewood Shopping Center and Green Valley Town & Country and the secured notes receivable), the Offering and the repayment of notes payable with the net proceeds of the Offering all had occurred on March 31, 1997. The pro forma condensed combined statements of operations for the three months ended March 31, 1997 and the year ended December 31, 1996 are presented as if the Formation Transactions (including the acquisition of Chico Crossroads and the acquisitions listed above), the Offering and the repayment of notes payable with the net proceeds of the Offering all had occurred at the beginning of the period presented.

    The pro forma condensed combined financial statements should be read in conjunction with the combined financial statements of Pan Pacific Development Properties, including the notes thereto, included elsewhere in the Prospectus. The pro forma condensed combined financial statements do not purport to represent the Company's financial position as of March 31, 1997 or the results of operations for the three months ended March 31, 1997 or for the year ended December 31, 1996 that would actually have occurred had the Formation Transactions (including the acquisitions listed above), the Offering and the repayment of notes payable with the net proceeds of the Offering all been completed on March 31, 1997 or at the beginning of the period presented, or to project the Company's financial position or results of operations as of any future date or for any future period.

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AS OF MARCH 31, 1997
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                       PRO FORMA ADJUSTMENTS
                                                                     --------------------------
                                                       PAN PACIFIC    ACQUISITION
                                                       DEVELOPMENT    PROPERTIES
                                            COMPANY     PROPERTIES     AND NOTES       OTHER       COMPANY
                                          HISTORICAL    HISTORICAL   RECEIVABLE(A)  ADJUSTMENTS   PRO FORMA
                                          -----------  ------------  -------------  -----------  -----------
                                                              (IN THOUSANDS OF DOLLARS)

ASSETS:
Operating properties, at cost, net......      --           288,728        61,889        --          350,617
Property under development, at cost.....      --             3,146        --            --            3,146
Cash and cash equivalents...............      --             4,389        (4,389)      121,440(B)      1,000
                                                                                      (136,905)(C)
                                                                                        (1,363)(D)
                                                                                        17,828(E)
Accounts and accrued rent receivable....      --             7,174        --            --            7,174
Notes receivable........................      --             2,371         4,606        --            6,977
Deferred charges, prepaid expenses and
  other assets..........................      --             7,032        --               692(D)      7,724
                                          -----------  ------------  -------------  -----------  -----------
                                           $  --        $  312,840     $  62,106     $   1,692    $ 376,638
                                          -----------  ------------  -------------  -----------  -----------
                                          -----------  ------------  -------------  -----------  -----------
LIABILITIES AND OWNER'S EQUITY:
Notes payable...........................   $  --        $  196,314     $  43,713     $(136,905)(C)  $ 103,122
Advances from parent....................      --            48,300        18,393       (66,693)(F)     --
Accounts payable, accrued expenses and
  other liabilities.....................      --             4,773        --            --            4,773
                                          -----------  ------------  -------------  -----------  -----------
  Total liabilities.....................      --           249,387        62,106      (203,598)     107,895
Minority interest.......................      --             1,462        --            --            1,462
Owner's equity..........................      --            61,991        --           (61,991)(G)     --
Common stock............................      --            --            --                66(B)         66
Additional paid-in capital..............      --            --            --           121,374(B)    267,215
                                                                                        66,693(F)
                                                                                          (671)(D)
                                                                                        61,991(G)
                                                                                        17,828(E)
                                          -----------  ------------  -------------  -----------  -----------
                                           $  --        $  312,840     $  62,106     $   1,692    $ 376,638
                                          -----------  ------------  -------------  -----------  -----------
                                          -----------  ------------  -------------  -----------  -----------

  See accompanying notes to pro forma condensed combined financial statements.

                      PAN PACIFIC RETAIL PROPERTIES, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                   FOR THE THREE MONTHS ENDED MARCH 31, 1997
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                       PRO FORMA ADJUSTMENTS
                                                                     --------------------------
                                                       PAN PACIFIC    ACQUISITION
                                                       DEVELOPMENT    PROPERTIES
                                                       PROPERTIES      AND NOTES       OTHER       COMPANY
                                                       HISTORICAL    RECEIVABLE(H)  ADJUSTMENTS   PRO FORMA
                                                      -------------  -------------  -----------  -----------
REVENUE:
  Rental............................................    $   7,660      $   1,892     $  --        $   9,552
  Recoveries from tenants...........................        1,747            213        --            1,960
  Other.............................................          185            116        --              301
                                                           ------         ------    -----------  -----------
                                                            9,592          2,221        --           11,813
                                                           ------         ------    -----------  -----------
EXPENSES:
  Property operating................................        1,511            203        --            1,714
  Property taxes....................................          699            201        --              900
  Property management fees..........................           15             40           (40)(I)         15
  Depreciation and amortization.....................        1,861            344        --            2,205
  Interest..........................................        3,919            752        (2,465)(J)      2,298
                                                                                           (34)(K)
                                                                                           126(L)
  General and administrative........................          918             --           112(M)        835
                                                                                          (195)(N)
  Other expenses, net...............................          450              7          (215)(O)        242
                                                           ------         ------    -----------  -----------
                                                            9,373          1,547        (2,711)       8,209
                                                           ------         ------    -----------  -----------
INCOME BEFORE INCOME TAX EXPENSE AND MINORITY
  INTEREST..........................................          219            674         2,711        3,604
  Income tax expense................................          (29)        --                29(P)     --
  Minority interest.................................           (7)        --            --               (7)
                                                           ------         ------    -----------  -----------
NET INCOME..........................................    $     183      $     674     $   2,740    $   3,597
                                                           ------         ------    -----------  -----------
                                                           ------         ------    -----------  -----------
  Pro forma weighted average common shares
    outstanding.....................................                                                 --
                                                                                                 -----------
                                                                                                 -----------
  Pro forma net income per share....................                                                 --
                                                                                                 -----------
                                                                                                 -----------

  See accompanying notes to pro forma condensed combined financial statements.

                      PAN PACIFIC RETAIL PROPERTIES, INC.

              PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           PRO FORMA ADJUSTMENTS
                                                        ----------------------------
                                          PAN PACIFIC    ACQUISITION
                                          DEVELOPMENT     PROPERTIES
                                          PROPERTIES      AND NOTES         OTHER       COMPANY
                                          HISTORICAL    RECEIVABLE(H)    ADJUSTMENTS   PRO FORMA
                                          -----------   --------------   -----------   ---------
REVENUE:
  Rental................................   $ 29,977         $8,268        $ --          $38,245
  Recoveries from tenants...............      6,323          1,223          --            7,546
  Other.................................        411            449          --              860
                                          -----------       ------       -----------   ---------
                                             36,711          9,940          --           46,651
                                          -----------       ------       -----------   ---------
EXPENSES:
  Property operating....................      6,116            952          --            7,068
  Property taxes........................      2,285            888          --            3,173
  Property management fees..............         51            185            (185)(I)       51
  Depreciation and amortization.........      7,397          1,504          --            8,901
  Interest..............................     15,082          3,019          (9,860)(J)    8,615
                                                                              (130)(K)
                                                                               504(L)
  General and administrative............      3,228         --                 892(M)     3,340
                                                                              (780)(N)
  Other expenses, net...................      1,981             77          (1,878)(O)      180
                                          -----------       ------       -----------   ---------
                                             36,140          6,625         (11,437)      31,328
                                          -----------       ------       -----------   ---------
INCOME BEFORE INCOME TAX EXPENSE AND
  MINORITY INTEREST.....................        571          3,315          11,437       15,323
  Income tax expense....................       (122)        --                 122(P)     --
  Minority interest.....................     --             --              --            --
                                          -----------       ------       -----------   ---------
NET INCOME..............................   $    449         $3,315        $ 11,559      $15,323
                                          -----------       ------       -----------   ---------
                                          -----------       ------       -----------   ---------
Pro forma weighted average common shares
  outstanding...........................                                                  --
                                                                                       ---------
                                                                                       ---------
Pro forma net income per share..........                                                $ --
                                                                                       ---------
                                                                                       ---------

  See accompanying notes to pro forma condensed combined financial statements.

                      PAN PACIFIC RETAIL PROPERTIES, INC.

           NOTES TO PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

                                  (UNAUDITED)
                                 (IN THOUSANDS)

1. ADJUSTMENTS TO THE PRO FORMA CONDENSED COMBINED BALANCE SHEET

The pro forma adjustments to the Pro Forma Condensed Combined Balance Sheet as of March 31, 1997 are as follows:

(A)        Acquisition of Monterey Plaza, Fairmont Shopping Center, Lakewood Shopping Center
           and Green Valley Town & Country and the secured notes receivable
           Operating properties...............................................................  $   61,889
           Cash and cash equivalents..........................................................  $   (4,389)
           Notes receivable...................................................................  $    4,606
           Notes payable......................................................................  $   43,713
           Advances from parent...............................................................  $   18,393

(B)        Sale of 6,600,000 shares of common stock in the Offering
           Proceeds from the Offering.........................................................  $  132,000
           Costs associated with the Offering.................................................     (10,560)
                                                                                                ----------
           Net proceeds.......................................................................  $  121,440
                                                                                                ----------
                                                                                                ----------
           Par value of common stock to be issued in the Offering.............................  $       66
           Additional paid-in capital from the net proceeds of the Offering...................     121,374
                                                                                                ----------
                                                                                                $  121,440
                                                                                                ----------
                                                                                                ----------
(C)        Repayment of notes payable with net proceeds from the Offering and the additional contribution of capital by PPD
           Cash...............................................................................  $ (136,905)
           Notes payable......................................................................  $ (136,905)

(D)        Net increase in prepaid financing costs
           Financing fees paid related to the Unsecured Credit Facility.......................  $    1,363
           Write-off of unamortized financing fees related to the repaid notes payable........        (671)
                                                                                                ----------
                                                                                                $      692
                                                                                                ----------
                                                                                                ----------
(E)        Contribution of capital by PPD
           Cash...............................................................................  $   17,828
           Additional paid-in capital.........................................................  $   17,828

(F)        Issuance of shares to PPD to convert advances from parent to equity
           Advances from parent...............................................................  $  (66,693)
           Additional paid-in capital.........................................................  $   66,693

(G)        Conversion of owner's equity to additional paid in capital
           Owner's equity.....................................................................  $  (61,991)
           Additional paid-in capital.........................................................  $   61,991
                                                                                                ----------
                                                                                                ----------

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                                  (UNAUDITED)
                                 (IN THOUSANDS)

2. ADJUSTMENTS TO THE PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

    The pro forma adjustments to the Pro Forma Condensed Combined Statements of Operations for the three months ended March 31, 1997 and the year ended December 31, 1996 are as follows:

                                                                                     THREE MONTHS
                                                                                        ENDED          YEAR ENDED
                                                                                    MARCH 31, 1997  DECEMBER 31, 1996
                                                                                    --------------  -----------------
(H)        Acquisition of Chico Crossroads, Monterey Plaza, Fairmont Shopping
           Center, Lakewood Shopping Center and Green Valley Town & Country and
           the secured notes receivable
           Rental revenue.........................................................    $    1,892        $   8,268
           Recoveries from tenants................................................    $      213        $   1,223
           Other revenue..........................................................    $      116        $     449
           Property operating expenses............................................    $      203        $     952
           Property taxes.........................................................    $      201        $     888
           Property management fees...............................................    $       40        $     185
           Depreciation and amortization..........................................    $      344        $   1,504
           Interest expense.......................................................    $      752        $   3,019
           Other expenses.........................................................    $        7        $      77

(I)        Elimination of property management fees paid to third parties related
           to the properties acquired.............................................    $      (40)       $    (185)

(J)        Decrease in interest expense, including the amortization of deferred
           loan fees, resulting from the repayment of notes payable...............    $   (2,465)       $  (9,860)

(K)        Decrease in interest expense for the above market interest rate on the note payable to be assumed in connection with the acquisition of Green
           Valley Town & Country..................................................    $      (34)       $    (130)

(L)        Increase in interest expense for the effect of the amortization of
           Unsecured Credit Facility fees.........................................    $      126        $     504

(M)        Increase in general and administrative expenses for the incremental
           costs of operating as a public REIT....................................    $      112        $     892

(N)        Decrease in general and administrative expenses for management fees
           charged by Revenue Properties..........................................    $     (195)       $    (780)

(O)        Decrease in other expenses for loan guarantee fees charged by Revenue
           Properties.............................................................    $     (215)       $  (1,878)

(P)        Elimination of income tax expense as the Company expects to elect to be
           taxed as a REIT........................................................    $       29        $     122

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Pan Pacific Retail Properties, Inc.:

    We have audited the accompanying balance sheet of Pan Pacific Retail Properties, Inc. as of April 16, 1997 (inception). This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet. An audit of a balance sheet also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

    In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Pan Pacific Retail Properties, Inc. as of April 16, 1997, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Diego, California
May 28, 1997

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                                 BALANCE SHEET

                           APRIL 16, 1997 (INCEPTION)

STOCKHOLDER'S EQUITY (NOTE 4)

Common Stock, $.01 par value, 1,000 shares authorized;
100 shares issued and outstanding...................................................   $       1

Additional paid-in capital..........................................................          99
                                                                                           -----

                                                                                             100

Less--subscription receivable.......................................................        (100)

Commitments and contingencies (Note 3)..............................................
                                                                                           -----
                                                                                       $  --
                                                                                           -----
                                                                                           -----

                    See accompanying notes to balance sheet.

                      PAN PACIFIC RETAIL PROPERTIES, INC.

                             NOTES TO BALANCE SHEET

                           APRIL 16, 1997 (INCEPTION)

1. FORMATION OF THE COMPANY

    Pan Pacific Realty Corporation was incorporated in the state of Maryland on April 16, 1997. Pan Pacific Realty Corporation subsequently changed its name to Pan Pacific Retail Properties, Inc. (the "Company"). The Company intends to file a Registration Statement on Form S-11 with the Securities and Exchange Commission with respect to a proposed public offering (the "Offering") of common stock. The Company intends to be a self-administered and self-managed real estate investment trust ("REIT") formed to continue to operate and expand the shopping center business conducted by Pan Pacific Development (U.S.) Inc. ("PPD"). PPD is engaged in the ownership, management, leasing, acquisition and development of properties located primarily in the western United States. Upon completion of certain formation transactions and the Offering, the Company will own or control an initial portfolio primarily made up of shopping center properties.

2. INCOME TAXES

    It is the intent of the Company to elect the status of and qualify as a REIT under Sections 856 through 860 of the Internal Revenue Code of 1986, as amended. As a REIT, the Company will be permitted to deduct distributions paid to its stockholders, eliminating the federal taxation of income represented by such distributions at the Company level. REITs are subject to a number of organizational and operational requirements. If the Company fails to qualify as a REIT in any taxable year, the Company will be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates.

3. OFFERING COSTS

    In connection with the Offering, affiliates have or will incur legal, accounting and related costs which will be reimbursed by the Company upon the consummation of the Offering. These costs approximate $500,000 at May 28, 1997, and will be deducted from the gross proceeds of the Offering.

4. STOCK INCENTIVE PLAN AND RESTRICTED STOCK GRANT

    Prior to the consummation of the Offering, the Company intends to adopt and have its shareholders approve a stock incentive plan for the purpose of attracting and retaining executive officers, directors and employees.

5. SUBSEQUENT EVENTS

    In April 1997, the Company purchased Monterey Plaza, a 183,180 square foot shopping center located in San Jose, California. The purchase price was approximately $25,200,000 with a note payable of $18,371,000 assumed upon purchase. As part of the purchase agreement, the Company also acquired from the seller five notes receivable for approximately $4,606,000 which were purchased for cash. These notes are secured by deeds of trust or partnership interests in four different shopping centers. All of the properties are located in Northern California. Closing on these notes occurred simultaneously with the closing of Monterey Plaza Shopping Center.

    In May 1997, the Company purchased Fairmont Shopping Center, a 104,281 square foot shopping center located in Pacifica, California, which is in the San Francisco Bay area. This purchase was an all cash transaction for approximately $11,400,000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Pan Pacific Retail Properties, Inc.:

    We have audited the combined balance sheets of Pan Pacific Development Properties as of December 31, 1996 and 1995, and the related combined statements of operations, owner's equity and cash flows for each of the years in the three-year period ended December 31, 1996, as listed in the accompanying index to financial statements. In connection with our audits of the combined financial statements, we also have audited the financial statement schedule III listed in the accompanying index to financial statements. These combined financial statements and financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements and financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Pan Pacific Development Properties as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1996, in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule III, when considered in relation to the basic combined financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

                                          KPMG Peat Marwick LLP

San Diego, California

June 2, 1997

                       PAN PACIFIC DEVELOPMENT PROPERTIES

                            COMBINED BALANCE SHEETS

                                 (IN THOUSANDS)

                                                                                                DECEMBER 31,
                                                                                           ----------------------
                                                                                              1996        1995
                                                                               MARCH 31,   ----------  ----------
                                                                                 1997
                                                                              -----------
                                                                              (UNAUDITED)
ASSETS:
Operating properties, at cost:
  Land......................................................................   $  89,898   $   86,324  $   81,593
  Buildings and improvements (including related party development and
    acquisition fees of $1,207, $1,182 and $1,082, respectively)............     195,668      178,559     169,909
  Tenant improvements.......................................................      32,606       32,166      25,759
                                                                              -----------  ----------  ----------
                                                                                 318,172      297,049     277,261
  Less accumulated depreciation and amortization............................     (29,444)     (27,776)    (23,063)
                                                                              -----------  ----------  ----------
                                                                                 288,728      269,273     254,198
Property under development, at cost.........................................       3,146        2,781       5,426
                                                                              -----------  ----------  ----------
                                                                                 291,874      272,054     259,624
Cash and cash equivalents...................................................       4,389        9,162       6,934
Accounts receivable (less allowance for doubtful accounts of $63, $93 and
  $265, respectively).......................................................         976        1,061       1,437
Accrued rent receivable (less allowance for doubtful accounts of $689, $672
  and $484, respectively)...................................................       6,198        6,050       4,352
Notes receivable............................................................       2,371        3,457       5,283
Deferred lease commissions (including unamortized related party amounts of
  $2,079, $2,293 and $2,148, respectively, and net of accumulated
  amortization of $3,636, $3,518 and $2,943, respectively)..................       2,569        2,414       2,270
Prepaid expenses............................................................       3,266        3,259       1,542
Other assets................................................................       1,197        1,527         408
                                                                              -----------  ----------  ----------
                                                                               $ 312,840   $  298,984  $  281,850
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------
LIABILITIES AND OWNER'S EQUITY:
Notes payable...............................................................   $ 196,314   $  198,646  $  197,320
Advances from parent........................................................      48,300       32,113      16,482
Accounts payable (including related party amounts of $32, $79 and $53,
  respectively).............................................................         744        1,270       2,423
Accrued expenses and other liabilities (including related party amounts of
  $451, $440 and $0, respectively)..........................................       4,029        3,692       2,811
Minority interest...........................................................       1,462        1,455       1,455
Owner's equity..............................................................      61,991       61,808      61,359
                                                                              -----------  ----------  ----------
                                                                               $ 312,840   $  298,984  $  281,850
                                                                              -----------  ----------  ----------
                                                                              -----------  ----------  ----------

            See accompanying notes to combined financial statements.

                       PAN PACIFIC DEVELOPMENT PROPERTIES

                       COMBINED STATEMENTS OF OPERATIONS

                                 (IN THOUSANDS)

                                          FOR THE THREE
                                           MONTHS ENDED      FOR THE YEARS ENDED
                                            MARCH 31,           DECEMBER 31,
                                          --------------  -------------------------
                                          1997     1996    1996     1995     1994
                                          ------  ------  -------  -------  -------
                                           (UNAUDITED)
REVENUE:
  Rental................................  $7,660  $6,927  $29,977  $24,915  $21,613
  Recoveries from tenants...............   1,747   1,601    6,323    5,588    5,575
  Gain on sale of real estate...........    --      --      --         501    --
  Other.................................     185    --        411      314      362
                                          ------  ------  -------  -------  -------
                                           9,592   8,528   36,711   31,318   27,550
                                          ------  ------  -------  -------  -------
EXPENSES:
  Property operating....................   1,511   1,434    6,116    5,725    4,884
  Property taxes........................     699     559    2,285    2,008    2,278
  Property management fees..............      15      12       51       46      159
  Depreciation and amortization.........   1,861   1,805    7,397    6,553    6,372
  Interest..............................   3,919   3,706   15,082   12,671   11,781
  General and administrative............     918     867    3,228    3,620    3,729
  Other expenses, net...................     450     556    1,981    1,247    1,592
                                          ------  ------  -------  -------  -------
                                           9,373   8,939   36,140   31,870   30,795
                                          ------  ------  -------  -------  -------
INCOME (LOSS) BEFORE INCOME TAX EXPENSE
  AND MINORITY INTEREST.................     219    (411)     571     (552)  (3,245)
  Income tax expense....................     (29)    (42)    (122)     (87)      (7)
  Minority interest.....................      (7)      5    --          24       36
                                          ------  ------  -------  -------  -------
NET INCOME (LOSS).......................  $  183  $ (448) $   449  $  (615) $(3,216)
                                          ------  ------  -------  -------  -------
                                          ------  ------  -------  -------  -------

            See accompanying notes to combined financial statements.

                       PAN PACIFIC DEVELOPMENT PROPERTIES

                     COMBINED STATEMENTS OF OWNER'S EQUITY

                                 (IN THOUSANDS)

                                                                                              FOR THE
                                                                                     YEARS ENDED DECEMBER 31,
                                                                                  -------------------------------
                                                                                    1996       1995       1994
                                                                     FOR THE      ---------  ---------  ---------
                                                                   THREE MONTHS
                                                                      ENDED
                                                                  MARCH 31, 1997
                                                                  --------------
                                                                   (UNAUDITED)

Owner's equity at beginning of period...........................    $   61,808    $  61,359  $  61,974  $  48,385
Issuance of common stock........................................        --           --         --         16,805
Net income (loss)...............................................           183          449       (615)    (3,216)
                                                                       -------    ---------  ---------  ---------
Owner's equity at end of period.................................    $   61,991    $  61,808  $  61,359  $  61,974
                                                                       -------    ---------  ---------  ---------
                                                                       -------    ---------  ---------  ---------

            See accompanying notes to combined financial statements.

                       PAN PACIFIC DEVELOPMENT PROPERTIES

                       COMBINED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                              FOR THE THREE
                                                                               MONTHS ENDED                  FOR THE
                                                                                MARCH 31,           YEARS ENDED DECEMBER 31,
                                                                           --------------------  -------------------------------
                                                                             1997       1996       1996       1995       1994
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)........................................................  $     183  $    (448) $     449  $    (615) $  (3,216)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
  Depreciation and amortization..........................................      1,861      1,805      7,397      6,553      6,372
  Amortization of prepaid financing costs................................         87         59        264        175        156
  Gain on sale of real estate............................................     --         --         --           (501)    --
  Minority interest......................................................          7         (5)    --            (24)       (36)
  Changes in assets and liabilities:
    Decrease (increase) in accounts receivable...........................         85        360        376       (282)       538
    Increase in accrued rent receivable..................................       (148)       (74)    (1,698)      (887)      (371)
    Increase in deferred lease commissions...............................       (273)      (241)      (522)       (57)      (736)
    Decrease (increase) in prepaid expenses..............................        (94)      (272)      (537)        96       (429)
    Increase in other assets.............................................       (111)       (67)      (129)      (244)       (97)
    Increase (decrease) in accounts payable..............................       (526)      (161)      (732)     2,365       (867)
    Increase in accrued expenses and other liabilities...................        337        390        881          5      1,214
                                                                           ---------  ---------  ---------  ---------  ---------
      Net cash provided by operating activities..........................      1,408      1,346      5,749      6,584      2,528
                                                                           ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to properties................................................    (21,150)    (9,748)   (12,400)   (37,419)   (30,850)
  Additions to property under development................................       (307)    (1,755)    (6,634)    (5,033)      (321)
  Proceeds from sale of real estate......................................     --         --         --            979     --
  Increase (decrease) in construction accounts payable...................     --           (579)      (579)      (925)         3
  Increase in other assets...............................................     --         --           (265)    --         --
  Increase in notes receivable...........................................     --         --           (608)      (778)    (4,731)
  Collections of notes receivable........................................      1,086      2,179      2,434        226      1,885
                                                                           ---------  ---------  ---------  ---------  ---------
      Net cash used in investing activities..............................    (20,371)    (9,903)   (18,052)   (42,950)   (34,014)
                                                                           ---------  ---------  ---------  ---------  ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Notes payable proceeds...................................................     --          5,806     11,666     33,797     17,995
Notes payable payments...................................................     (2,332)    (2,880)   (10,340)    (2,960)    (8,075)
Advances from (repayments to) parent.....................................     16,129      3,469     15,270     (4,033)    34,730
Prepaid financing costs..................................................     --         --         (1,170)       (92)      (276)
Refunds from (payments to) loan escrow...................................        393     --           (895)    --         --
Issuance of capital stock................................................     --         --         --         --          1,805
                                                                           ---------  ---------  ---------  ---------  ---------
      Net cash provided by financing activities..........................     14,190      6,395     14,531     26,712     46,179
                                                                           ---------  ---------  ---------  ---------  ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....................     (4,773)    (2,162)     2,228     (9,654)    14,693
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD.........................      9,162      6,934      6,934     16,588      1,895
                                                                           ---------  ---------  ---------  ---------  ---------
CASH AND CASH EQUIVALENTS AT END OF PERIOD...............................  $   4,389  $   4,772  $   9,162  $   6,934  $  16,588
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------  ---------
SUPPLEMENTARY DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for mortgage interest (net of amounts capitalized of $0, $0,
    $51, $211 and $92, respectively).....................................  $   3,563  $   3,786  $  15,681  $  13,479  $  12,079
  Income taxes paid......................................................  $       2  $      42  $     222  $      87  $  --
SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Transfer from property under development to operating properties.......  $  --      $  --      $   9,327  $   8,959  $  --
  Transfer from property under development to prepaid financing costs....  $  --      $  --      $     116  $  --      $  --
  Transfer from property under development to deferred lease
    commissions..........................................................  $  --      $  --      $     197  $  --      $  --
  Costs capitalized to property under development through advances from
    parent...............................................................  $      58  $     119  $     361  $     806  $     568
  Additions to loan fees and accounts payable............................  $  --      $  --      $     158  $  --      $  --
  Issuance of shares in lieu of repayments of advances from parent
    corporation..........................................................  $  --      $  --      $  --      $  --      $  15,000

            See accompanying notes to combined financial statements.

                       PAN PACIFIC DEVELOPMENT PROPERTIES
                     NOTES TO COMBINED FINANCIAL STATEMENTS

         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

1. ORGANIZATION AND BASIS OF PRESENTATION

    The accompanying combined financial statements include the accounts of Pan Pacific Development (U.S.) Inc. and its related ownership of nineteen neighborhood and community shopping centers, one medical office building and its leasing and management of the portfolio (the "Company"). All of the accounts of Pan Pacific Development (U.S.) Inc. unrelated to these activities have been excluded from these combined financial statements. The shopping center portfolio is comprised of approximately 2,800,000 square feet and is located primarily in the western region of the United States.

    These combined financial statements were prepared solely for the purpose of filing an S-11 registration statement with the Securities and Exchange Commission as a Real Estate Investment Trust to raise capital through an initial public offering of common stock.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

(A) PRINCIPLES OF COMBINATION

        The combined financial statements include the accounts of the Company (Note 1), together with the Company's proportionate share of the assets, liabilities, revenue and expenses of its unincorporated joint ventures (Note
    8). All material intercompany transactions and balances have been eliminated.

(B) CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, highly liquid investments with an original maturity of three months or less are considered cash equivalents.

(C) INCOME RECOGNITION

        Rental revenue is recognized on a straight-line basis over the terms of the leases, less a general valuation provision for leases which may be terminated before the end of the contracted term.

(D) CAPITALIZATION OF COSTS

        The Company capitalizes direct carrying costs such as interest, property taxes and other related costs to property under development.

(E) DEPRECIATION AND AMORTIZATION

        Depreciation on buildings and improvements is provided using a forty-year straight-line basis. Tenant improvements and costs incurred in obtaining leases are depreciated on a straight-line basis over the lives of the respective leases.

        Prepaid loan fees are amortized over the lives of the loans and the related amortization expense is included as a component of interest expense.

                       PAN PACIFIC DEVELOPMENT PROPERTIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
(F) IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

        The Company adopted the provisions of SFAS No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows, undiscounted and without interest, expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this Statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

(G) INCOME TAXES

        Income taxes are accounted for using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(H) CREDIT RISK

        The Company predominantly operates in one industry segment, real estate ownership, management and development. No single tenant accounts for 10% or more of combined revenue. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments with financial institutions which the Company believes are of high credit quality. Concentration of credit risk with respect to trade receivables are limited due to the large number of tenants comprising the Company's customer base, and their dispersion across many geographical areas. At December 31, 1996, the Company had no significant concentration of credit risk.

(I) NET INCOME PER SHARE

        Since these combined financial statements report the activities of partnerships and wholly-owned corporations, net income per share is not relevant and is therefore not included.

(J) USE OF ESTIMATES

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities at the date of

                       PAN PACIFIC DEVELOPMENT PROPERTIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the combined financial statements and the reporting of revenue and expenses during the reporting period to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(K) UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS

        The combined financial statements as of March 31, 1997 and for the three months ended March 31, 1997 and 1996 are unaudited. In the opinion of management, such financial statements reflect all adjustments necessary for a fair presentation of the results of the respective interim periods. All such adjustments are of a normal, recurring nature.

3. PROPERTY UNDER DEVELOPMENT

    At December 31, 1996 and 1995, property under development included the construction of a shopping center located in Sacramento, California. Construction commenced in 1995 for Phase I which consists of a twelve screen theater of approximately 48,200 square feet. Phase I opened May 17, 1996. Phase II is currently under development and will consist of approximately 60,000 square feet with an anticipated opening in the third quarter of 1997. Land included in property under development was $1,342,323 and $3,406,482 at December 31, 1996 and 1995, respectively.

    At December 31, 1996, there remained a commitment of $530,138 under the original site development contract for work to be performed in 1997. In addition, a construction contract for the Phase II building was executed in February 1997 in the amount of $2,670,609.

4. RESTRICTED CASH

    Cash and cash equivalents balances at December 31, 1996 and 1995 include $927,000 and $1,356,000, respectively, which is restricted by debt or joint venture agreements and is not available to be used for the general purposes of the Company.

                       PAN PACIFIC DEVELOPMENT PROPERTIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

5. NOTES PAYABLE

                                                                                                  DECEMBER 31,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
Notes payable consist of the following:
  Bank notes payable, secured by deeds of trust, bearing interest at 8.17% with monthly principal and interest payments of $404, due in January 2007 (a)........................  $  54,185  $  --
  Bank note payable, secured by a deed of trust, bearing interest at 8.00% with monthly
    principal and interest payments of $230, due in March 2000..............................     28,250     28,732
  Bank note payable, secured by a deed of trust, bearing interest at 7.92% with monthly
    principal and interest payments of $210, due in October 2005............................     27,023     27,391
  Bank note payable, secured by a deed of trust, bearing interest at 7.63% with monthly
    principal and interest payments of $137, due in March 2006 (b)..........................     16,367     --
  Bank note payable, secured by a deed of trust, bearing interest at 8.25% with monthly
    principal and interest payments of $102, due in October 2005............................     12,579     12,747
  Bank notes payable, secured by deeds of trust, one note of $4,729 bearing interest at
    7.75% with monthly principal and interest payments of $37, due in 2004, and one note of
    $2,565 bearing interest at 7.88% with monthly principal and interest payments of $27,
    due in 1999 (c).........................................................................      7,294      2,785
  Bank note payable, secured by a deed of trust, bearing interest at 8.52% with monthly
    principal and interest payments of $34, due in January 2007 (a).........................      4,499     --
  Bank note payable, secured by a deed of trust, bearing interest at LIBOR +3.25% with fixed principal payments of $131 and accrued interest on outstanding balances payable monthly,
    due in 1997 (d).........................................................................      1,313      2,888
  Bank notes payable, one note for $4,300, secured by a deed of trust, and one note for
    $4,746, secured by a construction deed of trust, bearing interest at LIBOR +2.00% with
    interest only payments made monthly and quarterly, respectively, due in 1998 (d)........      9,046      3,100
  Bank notes payable, secured by deeds of trust, bearing interest at LIBOR +1.50% with
    interest only payments made monthly, due in 1997 and 1998 (d)...........................     30,540     56,831
  Bank notes payable, bearing interest at LIBOR +1.25% (d)..................................     --         23,212
  Bank note payable, secured by a deed of trust, bearing interest at LIBOR +1.00% with
    interest only payments made monthly, due in 1998 (d)....................................      7,550     39,537
  Bank note payable, bearing interest at prime +1.50%.......................................     --             97
                                                                                              ---------  ---------
                                                                                              $ 198,646  $ 197,320
                                                                                              ---------  ---------
                                                                                              ---------  ---------

Principal payments under these notes payable are due as follows:
  1997......................................................................................  $   9,405
  1998......................................................................................     38,354
  1999......................................................................................      9,189
  2000......................................................................................     28,189
  2001......................................................................................      1,798
  2002 and subsequent.......................................................................    111,711
                                                                                              ---------
                                                                                              $ 198,646
                                                                                              ---------
                                                                                              ---------

------------------------------

(a) On December 20, 1996, a pool of five notes payable were refinanced whereby approximately $60,513 of floating rate debt was refinanced with fixed rate debt totalling $54,200 bearing interest at 8.17% and $4,500 bearing interest at 8.52%. The new notes have an effective maturity date of January 2007.

                       PAN PACIFIC DEVELOPMENT PROPERTIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

5. NOTES PAYABLE (CONTINUED)
(b) On February 22, 1996, the note payable secured by the deed of trust on Tanasbourne Village was refinanced from floating rate debt to fixed rate debt bearing interest at 7.63%. This new loan matures in March 2006. As part of the refinancing transaction, approximately $2,197 was paid down, resulting in a new loan of $16,537.

(c) Effective January 1, 1996, the note payable for Laurentian Center is reflected at 100%, as this property became wholly-owned through the acquisition of 98% of the center from the other partners.

(d) The bank notes payable based on variable interest rates are carried under negotiated LIBOR contracts for periods varying in length from 30 days to one year. The effective interest rates vary depending on the term of the respective contracts. At December 31, 1996, these interest rates ranged from 6.81% to 8.75%.

6. INCOME TAXES

    The Company's income tax expense consists of the following:

                                                                           FOR THE YEARS ENDED DECEMBER 31,
                                                                          -----------------------------------
                                                                            1996        1995         1994
                                                                          ---------     -----        -----
Current income taxes:
Federal.................................................................  $      49   $      49    $      --
State...................................................................         73          38            7
                                                                          ---------         ---          ---
                                                                          $     122   $      87    $       7
                                                                          ---------         ---          ---
                                                                          ---------         ---          ---

    The differences between income tax expense computed using statutory income tax rates and the Company's effective income tax rate are as follows:

                                                                      FOR THE YEARS ENDED DECEMBER
                                                                                   31,
                                                                     -------------------------------
                                                                       1996       1995       1994
                                                                     ---------  ---------  ---------
Federal income taxes...............................................  $     194  $    (188) $  (1,103)
State income taxes, net of federal benefit.........................         34        (33)      (195)
Increase (decrease) in valuation allowance.........................       (228)       221      1,298
Other..............................................................        122         87          7
                                                                     ---------  ---------  ---------
                                                                     $     122  $      87  $       7
                                                                     ---------  ---------  ---------
                                                                     ---------  ---------  ---------

    At December 31, 1996 and 1995, gross deferred tax assets were $31,279,000 and $29,859,000, respectively, and gross deferred tax liabilities were $8,490,000 and $6,842,000, respectively. Deferred tax assets at December 31, 1996 and 1995 are primarily related to differences between financial and tax bases of properties ($6,363,000 and $4,535,000, respectively) and net operating losses carried forward ($24,916,000 and $25,324,000, respectively). Deferred tax liabilities at December 31, 1996 and 1995 are primarily related to differences between financial and income tax reporting of depreciation ($6,433,000 and $5,363,000, respectively) and the recognition of rental revenue ($2,057,000 and $1,479,000, respectively).

                       PAN PACIFIC DEVELOPMENT PROPERTIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

6. INCOME TAXES (CONTINUED)
    The Company has recorded a valuation allowance of $22,789,000 and $23,017,000 at December 31, 1996 and 1995, respectively, which represents deferred tax assets which are not deemed more likely than not to be realized. During the years ended December 31, 1996 and 1995, the Company recorded a decrease in the valuation allowance of $228,000 and an increase of $221,000, respectively.

    At December 31, 1996, the Company had unused net operating losses carried forward for federal and state income tax purposes of $62,860,000 and $37,111,000, respectively. The ultimate parent of the Company went through a change in control during 1992 which significantly restricts the use of the Company's net operating losses carried forward in future years. The net operating losses carried forward expire at various times through 2010.

7. FINANCIAL INSTRUMENTS

    The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

i) Cash and cash equivalents, accounts receivable, accounts payable and accrued expenses and other liabilities

    The carrying amounts approximate fair values because of the short maturity of these instruments.

ii)  Advances from parent

    It was not practicable to estimate the fair value of advances from parent due to the uncertainty of the timing of repayment.

iii) Notes payable

    The fair value of notes payable is estimated based on the current rates offered for notes payable of similar risk and the same remaining maturities.

    The estimated fair value of the notes payable at December 31, 1996 and 1995 are as follows:

                                                        1996                    1995
                                               ----------------------  ----------------------
                                                CARRYING      FAIR      CARRYING      FAIR
                                                 AMOUNT      VALUE       AMOUNT      VALUE
                                               ----------  ----------  ----------  ----------
Notes payable................................  $  198,646  $  201,159  $  197,320  $  198,827

                       PAN PACIFIC DEVELOPMENT PROPERTIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

8. JOINT VENTURE OPERATIONS

    The condensed, combined balance sheets and statements of operations of the Company's joint ventures and the Company's proportionate share of assets, liabilities, equity, revenue and expenses are summarized as follows:

                                                                              COMBINED        PROPORTIONATE SHARE
                                                                         AS OF DECEMBER 31,    AS OF DECEMBER 31,
                                                                        --------------------  --------------------
                                                                          1996       1995       1996       1995
                                                                        ---------  ---------  ---------  ---------
Properties............................................................  $  37,715  $  47,638  $  26,061  $  26,971
Other assets..........................................................      1,678      1,753      1,209      1,151
                                                                        ---------  ---------  ---------  ---------
Total assets..........................................................  $  39,393  $  49,391  $  27,270  $  28,122
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------
Notes payable.........................................................  $  33,286  $  41,816  $  23,917  $  26,930
Other liabilities.....................................................        865      3,513        539        499
Equity................................................................      5,242      4,062      2,814        693
                                                                        ---------  ---------  ---------  ---------
                                                                        $  39,393  $  49,391  $  27,270  $  28,122
                                                                        ---------  ---------  ---------  ---------
                                                                        ---------  ---------  ---------  ---------

                                                                             COMBINED                    PROPORTIONATE SHARE
                                                                   FOR THE YEARS ENDED DECEMBER     FOR THE YEARS ENDED DECEMBER
                                                                                31,                              31,
                                                                  -------------------------------  -------------------------------
                                                                    1996       1995       1994       1996       1995       1994
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
Revenue.........................................................  $   7,151  $   8,016  $   4,696  $   4,824  $   4,655  $   3,583
Expenses........................................................      6,731      7,627      5,358      4,495      4,527      3,933
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)...............................................  $     420  $     389  $    (662) $     329  $     128  $    (350)
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------

    The Company includes in its combined financial statements its proportionate share of its interests in the assets, liabilities, equity, revenue and expenses of the following ventures:

Tanasbourne Village                    1% General and 89% Limited Partner
Melrose Village                        50% General Partner
North Coast Health Center              50% General Partner

    The Company acquired a 2% limited partnership interest in Laurentian Center on December 31, 1994. In 1996, the Company acquired the remaining interests in Laurentian Center and included these amounts in the 1996 combined financial statements.

    The Company is contingently liable for the other participants' portion of the liabilities of these joint ventures. This contingent liability is approximately $9,695,000 and $17,900,000 at December 31, 1996 and 1995,
respectively. Against this contingent liability, the Company has recourse to all of the assets of the participants to the extent the Company is required to pay liabilities in excess of its proportionate share.

                       PAN PACIFIC DEVELOPMENT PROPERTIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

9. FUTURE LEASE REVENUE

    Total future minimum lease receipts under noncancellable operating tenant leases in effect at December 31, 1996 are as follows:

1997..............................................................  $  29,090
1998..............................................................     27,178
1999..............................................................     24,426
2000..............................................................     21,565
2001..............................................................     18,199
2002 and subsequent...............................................    117,074
                                                                    ---------
                                                                    $ 237,532
                                                                    ---------
                                                                    ---------

    Total percentage rents for 1996, 1995 and 1994 are $239,339, $154,164 and $192,255, respectively, and are included in rental revenue.

10. RELATED PARTY TRANSACTIONS

(a) Included in general and administrative expenses are management fees totaling $780,000, $780,000 and $690,000 in 1996, 1995, and 1994, respectively, which are a reimbursement by the Company of costs incurred by its parent corporation for managing the development of the Company's properties, directing corporate strategy, and consulting on operations.

(b) The Company paid a consulting fee of $420,000, $360,000 and $300,000 in 1996, 1995, and 1994, respectively, to a sole proprietorship owned by a director of an affiliate of the Company.

(c) The Company incurred $1,878,000, $1,763,000 and $1,406,000 in 1996, 1995 and
    1994, respectively, of loan guaranty fees charged by its parent corporation.

(d) The Company incurred an acquisition related consulting fee of $0, $965,000 and $0 in 1996, 1995 and 1994, respectively, charged by its parent corporation related to the acquisition of Cheyenne Commons, a shopping center located in Nevada.

(e) The Company earned $0, $43,000 and $169,000 in 1996, 1995 and 1994, respectively, in management fees and interest charged to affiliates of the Company.

(f) The Company paid development related fees of $12,850, $40,000 and $0 in 1996, 1995 and 1994, respectively, to a former director of the parent corporation as compensation for the director's services in obtaining an anchor tenant for the Laguna Village development.

(g) The Company received and repaid net advances from parent of $15,270,000 and $4,033,000 in 1996 and 1995, respectively. These advances have no fixed terms of repayment and are non interest-bearing.

(h) On January 1, 1996 the Company acquired the remaining 98% of Laurentian Center from an affiliate and a related party. As a result of this transaction, the Company has a note and related accrued interest payable to the related party of $440,034 at December 31, 1996.

                       PAN PACIFIC DEVELOPMENT PROPERTIES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

         FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1996 (UNAUDITED)
            AND FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                       (TABULAR AMOUNTS ARE IN THOUSANDS)

11. COMMITMENTS AND CONTINGENCIES

(a) The Company leases certain real estate and office equipment under operating leases expiring at various dates through 2002. Rental expense was $618,018, $646,318 and $106,090 for the years ended December 31, 1996, 1995 and 1994, respectively. Minimum rentals under noncancellable leases in effect at December 31, 1996 were as follows:

                                                                              MINIMUM RENTALS
                                                                          ------------------------
                                                                                           REAL
                                                                            EQUIPMENT     ESTATE
                                                                          -------------  ---------
1997....................................................................    $       5    $     615
1998....................................................................            5          604
1999....................................................................            3          565
2000....................................................................            1          565
2001....................................................................       --              565
2002....................................................................       --              235
                                                                                  ---    ---------
                                                                            $      14    $   3,149
                                                                                  ---    ---------
                                                                                  ---    ---------

    (b) Various claims and legal proceedings arise in the ordinary course of business. The ultimate amount of liability from all claims and actions cannot be determined with certainty, but in the opinion of management, the ultimate liability from all pending and threatened legal claims will not materially affect the combined financial statements taken as a whole.

12. SUBSEQUENT EVENTS

    In February 1997, the Company entered into an agreement to purchase Chico Crossroads, a 267,735 square foot shopping center located in Chico, California. The cash purchase price was $20,593,000 and closing occurred on February 27, 1997.

    In March 1997, the Company entered into an agreement to purchase Green Valley Town & Country, a 130,553 square foot shopping center located in Henderson, Nevada, a suburban community near Las Vegas. The purchase price will be approximately $15,300,000. Approximately $11,100,000 of debt is anticipated to be assumed and closing is expected to take place on or about June 30, 1997.

    In March 1997, the Company entered into an agreement to purchase Lakewood Shopping Center, a 107,769 square foot shopping center located in Windsor, California. The purchase price will be approximately $9,500,000 cash and closing is expected to take place on or about June 15, 1997.

    In April 1997, the Company took back the deed on a shopping center property in lieu of foreclosure related to a non-performing note receivable. The note receivable was stated at $1,258,000 at December 31, 1996. It was determined that there was no impairment on the note and the property will be recorded at that amount which was deemed to be the fair market value of the property.

                       PAN PACIFIC DEVELOPMENT PROPERTIES

                                  SCHEDULE III

                    PROPERTIES AND ACCUMULATED DEPRECIATION

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

                                                                                    COSTS CAPITALIZED
                                                          INITIAL COSTS               SUBSEQUENT TO               TOTAL COSTS
                                                    --------------------------         ACQUISITION          ------------------------
                                                                  BUILDINGS     --------------------------               BUILDINGS
                                                                     AND                        CARRYING                    AND
DESCRIPTION                          ENCUMBRANCES     LAND      IMPROVEMENTS    IMPROVEMENTS      COSTS       LAND     IMPROVEMENTS
-----------------------------------  -------------  ---------  ---------------  -------------  -----------  ---------  -------------
PROPERTIES:
Arlington Courtyard
Riverside, CA......................    $      --    $     401     $     753       $      94     $       0   $     401   $       847
Canyon Ridge Plaza
Kent, WA...........................        4,300        2,457            --           6,765         1,275       2,641         7,856
Cheyenne Commons
Las Vegas, NV......................       28,336        8,540        26,810           1,078             0       8,540        27,888
Chino Town Square
Chino, CA..........................       28,250        8,801        10,297          25,431             0      21,328        23,201
Country Club Center
Rio Rancho, NM.....................        3,299          561         2,742              27             0         561         2,769
Laguna Village Phase I
Sacramento, CA.....................        4,746        1,968            --           7,553           938       2,064         8,395
Laguna Village Phase II
Sacramento, CA.....................           --        1,258            --           1,181           342       1,342         1,439
Laurentian Center
Ontario, CA........................        4,729        2,767         6,445             591            --       2,767         7,036
Maysville Marketsquare
Maysville, KY......................        5,398        3,454         2,046           3,717            79       3,302         5,994
Melrose Village Plaza
Vista, CA..........................        7,550        2,887         6,273             641            --       2,887         6,914
North Coast Health Center
San Diego, CA......................           --        1,179            --             126            --       1,179           126
Ocoee Plaza
Ocoee, FL..........................        2,000          651         2,956             292            --         651         3,248
Olympia Square
Olympia, WA........................       14,196        3,737        12,063             652            --       3,737        12,715
Rosewood Village
Santa Rosa, CA.....................        4,499        2,180         5,217             102            --       2,180         5,319
Sahara Pavilion North
Las Vegas, NV......................       31,292       11,920        29,040             381            --      11,920        29,421
Sahara Pavilion South
Las Vegas, NV......................       12,579        4,833        13,080             730            --       4,833        13,810
Sports Unlimited
Memphis, TN........................        2,565        1,204         3,819             313            --       1,204         4,132
Sunset Square
Bellingham, WA.....................       22,382        6,100        19,564             347            --       6,100        19,911
Tanasbourne Village
Hillsboro, OR......................       16,367        4,807        13,810             734            --       4,807        14,544
Vineyard Village
Ontario, CA........................           --          649         2,716             135            --         649         2,851
Winterwood Pavilion
Las Vegas, NV......................        6,158        4,573        13,270             478            --       4,573        13,748
                                     -------------  ---------  ---------------  -------------  -----------  ---------  -------------
                                       $ 198,646    $  74,927     $ 170,901       $  51,368     $   2,634   $  87,666   $   212,164
                                     -------------  ---------  ---------------  -------------  -----------  ---------  -------------
                                     -------------  ---------  ---------------  -------------  -----------  ---------  -------------


                                                  ACCUMULATED     DATE OF
                                                  DEPRECIATION   ACQUIS.(A)
DESCRIPTION                          TOTAL(1)(2)      (2)        CONSTR.(C)
-----------------------------------  -----------  ------------  ------------
PROPERTIES:
Arlington Courtyard
Riverside, CA......................   $   1,248    $      145         1994(A)
Canyon Ridge Plaza
Kent, WA...........................      10,497           293         1992(A)
                                                                      1995(C)
Cheyenne Commons
Las Vegas, NV......................      36,428         1,319         1995(A)
Chino Town Square
Chino, CA..........................      44,529           623         1992(A)
Country Club Center
Rio Rancho, NM.....................       3,330           876         1992(A)
Laguna Village Phase I
Sacramento, CA.....................      10,459           151         1992(A)
                                                                      1996(C)
Laguna Village Phase II
Sacramento, CA.....................       2,781            --         1992(A)
                                                                      1996(C)
Laurentian Center
Ontario, CA........................       9,803           450      1994/96(A)
Maysville Marketsquare
Maysville, KY......................       9,296           755         1992(A)
                                                                      1993(C)
Melrose Village Plaza
Vista, CA..........................       9,801         1,299         1992(A)
North Coast Health Center
San Diego, CA......................       1,305             4         1994(A)
Ocoee Plaza
Ocoee, FL..........................       3,899           443         1992(A)
Olympia Square
Olympia, WA........................      16,452         2,905         1992(A)
Rosewood Village
Santa Rosa, CA.....................       7,499         1,107         1992(A)
Sahara Pavilion North
Las Vegas, NV......................      41,341         3,917         1992(A)
Sahara Pavilion South
Las Vegas, NV......................      18,643         2,019         1992(A)
Sports Unlimited
Memphis, TN........................       5,336           829         1992(A)
Sunset Square
Bellingham, WA.....................      26,011         4,399         1992(A)
Tanasbourne Village
Hillsboro, OR......................      19,351         3,440         1992(A)
Vineyard Village
Ontario, CA........................       3,500           228         1992(A)
Winterwood Pavilion
Las Vegas, NV......................      18,321         2,574         1992(A)
                                     -----------  ------------
                                      $ 299,830    $   27,776
                                     -----------  ------------
                                     -----------  ------------

                       PAN PACIFIC DEVELOPMENT PROPERTIES

                                  SCHEDULE III

              PROPERTIES AND ACCUMULATED DEPRECIATION (CONTINUED)

                               DECEMBER 31, 1996

                                 (IN THOUSANDS)

NOTES:

(1) The aggregate gross cost of the Pan Pacific Development Properties for federal income tax purposes, approximated $305,770 as of December 31, 1996.

(2) The following table reconciles the historical cost of the Pan Pacific Development Properties from January 1, 1994 to December 31, 1996:

                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                     ----------------------------------
                                                                        1996        1995        1994
                                                                     ----------  ----------  ----------
Balance, beginning of period.......................................  $  282,687  $  241,048  $  210,491
  Additions during period (acquisition, improvements, etc.)........      18,721      42,452      31,171
  Interest capitalized.............................................         361         806         568
  Deductions during period (write-off of tenant improvements and
    cost of real estate sold)......................................      (1,939)     (1,619)     (1,182)
                                                                     ----------  ----------  ----------
Balance, close of period...........................................  $  299,830  $  282,687  $  241,048
                                                                     ----------  ----------  ----------
                                                                     ----------  ----------  ----------

    The following table reconciles the accumulated depreciation and amortization of the Pan Pacific Development Properties from January 1, 1994 to December 31, 1996:

                                                                          FOR THE YEARS ENDED DECEMBER
                                                                                       31,
                                                                         -------------------------------
                                                                           1996       1995       1994
                                                                         ---------  ---------  ---------
Balance, beginning of period...........................................  $  23,063  $  18,326  $  14,153
  Additions during period (depreciation and amortization expense)......      6,652      5,878      5,355
  Deductions during period (write-off of accumulated depreciation and
    amortization of tenant improvements and real estate sold)..........     (1,939)    (1,141)    (1,182)
                                                                         ---------  ---------  ---------
Balance, close of period...............................................  $  27,776  $  23,063  $  18,326
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

                      PAN PACIFIC RETAIL PROPERTIES, INC.

     COMBINING SCHEDULE OF REVENUE AND CERTAIN EXPENSES OF THE ACQUISITION
                        PROPERTIES AND NOTES RECEIVABLE

                  FOR THE THREE MONTHS ENDED MARCH 31, 1997(1)
                                  (UNAUDITED)

                                                                             GREEN
                                                                FAIRMONT     VALLEY     LAKEWOOD
                                         CHICO      MONTEREY    SHOPPING     TOWN &     SHOPPING     NOTES
                                      CROSSROADS     PLAZA       CENTER     COUNTRY      CENTER    RECEIVABLE     TOTAL
                                      -----------  ----------  ----------  ----------  ----------  ----------  ------------
Revenue:
  Rent..............................   $ 349,208   $  590,486  $  289,605  $  452,216  $  210,275  $   --      $  1,891,791
  Recoveries from tenants...........      25,458       96,028      49,699      --          41,757      --           212,941
  Other.............................      --           --           1,423          33         631     113,546       115,633
                                      -----------  ----------  ----------  ----------  ----------  ----------  ------------
                                         374,666      686,514     340,727     452,249     252,663     113,546     2,220,365
                                      -----------  ----------  ----------  ----------  ----------  ----------  ------------
Certain expenses:
  Interest..........................      --          447,088      --         305,367      --          --           752,455
  Property taxes....................      46,964       87,501      21,042      22,812      23,106      --           201,425
  Property operating................      23,634       65,476      20,662      51,430      41,904      --           203,106
  Management fees...................       6,500       22,985      --          --          10,322      --            39,807
  Other.............................       2,934       --             940      --           3,098      --             6,972
                                      -----------  ----------  ----------  ----------  ----------  ----------  ------------
                                          80,032      623,050      42,644     379,609      78,430      --         1,203,765
                                      -----------  ----------  ----------  ----------  ----------  ----------  ------------
Revenue in excess of certain
  expenses..........................   $ 294,634   $   63,464  $  298,083  $   72,640  $  174,233  $  113,546  $  1,016,600
                                      -----------  ----------  ----------  ----------  ----------  ----------  ------------
                                      -----------  ----------  ----------  ----------  ----------  ----------  ------------

------------------------

(1) With respect to Chico Crossroads, operations are included for the period prior to its being acquired by the Company (January 1, 1997 through February 27, 1997).

                      FOR THE YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)

                                                                           GREEN
                                                            FAIRMONT       VALLEY      LAKEWOOD
                                 CHICO        MONTEREY      SHOPPING       TOWN &      SHOPPING     NOTES
                               CROSSROADS      PLAZA         CENTER       COUNTRY       CENTER    RECEIVABLE     TOTAL
                              ------------  ------------  ------------  ------------  ----------  ----------  ------------
Revenue:
  Rent......................  $  2,103,771  $  2,433,276  $  1,141,744  $  1,748,096  $  841,273  $   --      $  8,268,160
  Recoveries from tenants...       325,144       471,830       222,152       --          204,205      --         1,223,331
  Other.....................       --            --              6,110         7,441       2,898     432,865       449,314
                              ------------  ------------  ------------  ------------  ----------  ----------  ------------
                                 2,428,915     2,905,106     1,370,006     1,755,537   1,048,376     432,865     9,940,805
                              ------------  ------------  ------------  ------------  ----------  ----------  ------------
Certain expenses:
  Interest..................       --          1,798,012       --          1,221,468      --          --         3,019,480
  Property taxes............       281,782       339,747        84,166        89,571      93,065      --           888,331
  Property operating........        81,109       339,445       139,170       224,693     167,708      --           952,125
  Management fees...........        39,000        97,638        47,950       --           --          --           184,588
  Other.....................        37,909        13,691        10,743       --           14,488      --            76,831
                              ------------  ------------  ------------  ------------  ----------  ----------  ------------
                                   439,800     2,588,533       282,029     1,535,732     275,261      --         5,121,355
                              ------------  ------------  ------------  ------------  ----------  ----------  ------------
Revenue in excess of certain
  expenses..................  $  1,989,115  $    316,573  $  1,087,977  $    219,805  $  773,115  $  432,865  $  4,819,450
                              ------------  ------------  ------------  ------------  ----------  ----------  ------------
                              ------------  ------------  ------------  ------------  ----------  ----------  ------------

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Pan Pacific Retail Properties, Inc.:

    We have audited the accompanying statement of revenue and certain expenses of Chico Crossroads for the year ended December 31, 1996. This statement is the responsibility of Pan Pacific Retail Properties, Inc.'s management. Our responsibility is to express an opinion on this statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Pan Pacific Retail Properties, Inc., as described in Note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of Chico Crossroads' revenue and expenses.

    In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Chico Crossroads for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Diego, California
March 27, 1997

                                CHICO CROSSROADS

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Revenue:
  Rent (notes 3 and 4)..........................................................  $2,103,771
  Recoveries from tenants.......................................................    325,144
                                                                                  ---------
                                                                                  2,428,915
                                                                                  ---------
                                                                                  ---------
Certain expenses:
  Property taxes................................................................    281,782
  Repairs and maintenance.......................................................     48,635
  Management fees...............................................................     39,000
  Utilities.....................................................................     32,474
  Other.........................................................................     37,909
                                                                                  ---------
                                                                                    439,800
                                                                                  ---------
    Revenue in excess of certain expenses.......................................  $1,989,115
                                                                                  ---------
                                                                                  ---------

      See accompanying notes to statement of revenue and certain expenses.

                                CHICO CROSSROADS

               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1996

(1) BASIS OF PRESENTATION

    The accompanying statement of revenue and certain expenses relates to the operations of Chico Crossroads (the "Property"), a 267,735 square-foot community shopping center located in Chico, California. The Property was purchased by Pan Pacific Development (Chico) LLC (the "Owner"), an affiliate of Pan Pacific Retail Properties, Inc. (the "Company") for $20,593,000 in cash on February 27, 1997.

    The accompanying statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and accordingly, is not representative of the actual results of operations of Chico Crossroads for the year ended December 31, 1996 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

    - Depreciation and amortization

    - Interest on mortgage which was not assumed by the Owner

    - Federal and state income taxes

    - Other costs not directly related to the proposed future operations of the Property

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Rent revenue is recognized on a straight-line basis over the term of the individual leases.

USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) RENT REVENUE

    Retail space is leased to tenants under various operating leases with terms ranging from three to 20 years. The leases generally provide for minimum rent and reimbursement of real estate taxes, common area maintenance and certain other operating expenses. Certain leases also contain provisions for percentage rent. Percentage rent earned for the year ended December 31, 1996 was $59,087.

                                CHICO CROSSROADS

                      FOR THE YEAR ENDED DECEMBER 31, 1996

(3) RENT REVENUE (CONTINUED)
    Future minimum rentals to be received under noncancelable operating leases in effect at December 31, 1996 are as follows:

YEARS ENDING DECEMBER 31,
-------------------------------------------------------------------------------
1997...........................................................................  $   2,073,231
1998...........................................................................      2,027,151
1999...........................................................................      1,996,812
2000...........................................................................      1,957,129
2001...........................................................................      1,954,715
Thereafter.....................................................................     16,756,475
                                                                                 -------------
                                                                                 $  26,765,513
                                                                                 -------------
                                                                                 -------------

(4) CONCENTRATION OF CREDIT RISK

    At December 31, 1996, three tenants individually accounted for more than 10% of total revenue. Rent revenue earned, including recoveries and percentage rents, from these tenants for the year ended December 31, 1996 were as follows:

Waban Corporation (Home Base).....................................................  $  627,532
Netco Foods (Food4Less)...........................................................  $  506,926
Circuit City......................................................................  $  306,336

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Pan Pacific Retail Properties, Inc.:

    We have audited the accompanying statement of revenue and certain expenses of Monterey Plaza for the year ended December 31, 1996. This statement is the responsibility of Pan Pacific Retail Properties, Inc.'s management. Our responsibility is to express an opinion on this statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Pan Pacific Retail Properties, Inc., as described in Note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of Monterey Plaza's revenue and expenses.

    In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of Monterey Plaza for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Diego, California
April 10, 1997, except for Note 6,
  as to which the date is April 25, 1997

                                 MONTEREY PLAZA

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Revenue:
  Rent (notes 4 and 5)..........................................................  $2,433,276
  Recoveries from tenants.......................................................    471,830
                                                                                  ---------
                                                                                  2,905,106
                                                                                  ---------
Certain expenses:
  Interest (note 3).............................................................  1,798,012
  Property taxes................................................................    339,747
  Repairs and maintenance.......................................................    114,667
  Management fees...............................................................     97,638
  Bad debt......................................................................     62,235
  Other.........................................................................    176,234
                                                                                  ---------
                                                                                  2,588,533
                                                                                  ---------
    Revenue in excess of certain expenses.......................................  $ 316,573
                                                                                  ---------
                                                                                  ---------

      See accompanying notes to statement of revenue and certain expenses.

                                 MONTEREY PLAZA

               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1996

(1) BASIS OF PRESENTATION

    The accompanying statement of revenue and certain expenses relates to the operations of Monterey Plaza (the "Property"), a 183,180 square-foot community shopping center located in San Jose, California. Pan Pacific Development (U.S.) Inc. ("Pan Pacific"), an affiliate of Pan Pacific Retail Properties, Inc. (the "Company"), intends to acquire the Property and assume the related mortgage note payable (see Note 6).

    The accompanying statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and accordingly, is not representative of the actual results of operations of Monterey Plaza for the year ended December 31, 1996 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

    - Depreciation and amortization

    - Federal and state income taxes

    - Other costs not directly related to the proposed future operations of the Property

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Rent revenue is recognized on a straight-line basis over the term of the individual leases.

USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) MORTGAGE NOTE PAYABLE

    A loan in the amount of $19,000,000, secured by a first trust deed and an assignment of rents, was executed by the current owners of the Property on April 11, 1991. Pan Pacific intends to assume the loan as part of its acquisition of the Property. The loan bears interest at an annual rate of 9.72%, with principal and interest payments of $162,821 due monthly through February 2000, at which time the outstanding principal balance (expected to be approximately $17,843,000) and any accrued interest thereon is due. The principal balance of the loan at December 31, 1996 was $18,425,971.

(4) RENT REVENUE

    Retail space is leased to tenants under various operating leases with terms ranging from three to 20 years. The leases generally provide for minimum rent and reimbursement of real estate taxes, common area maintenance and certain other operating expenses. Certain leases also contain provisions for percentage rent. No percentage rent was earned for the year ended December 31, 1996.

                                 MONTEREY PLAZA

                      FOR THE YEAR ENDED DECEMBER 31, 1996

(4) RENT REVENUE (CONTINUED)
    Future minimum rentals to be received under noncancelable operating leases in effect at December 31, 1996 are as follows:

YEARS ENDING DECEMBER 31,
-------------------------------------------------------------------------------
1997...........................................................................  $   2,038,409
1998...........................................................................      1,962,166
1999...........................................................................      1,778,658
2000...........................................................................      1,686,149
2001...........................................................................      1,399,006
Thereafter.....................................................................      6,903,309
                                                                                 -------------
                                                                                 $  15,767,697
                                                                                 -------------
                                                                                 -------------

    The above table excludes Walgreen's as they have a month-to-month lease.

(5) CONCENTRATION OF CREDIT RISK

    At December 31, 1996, one tenant, Waban Corporation (Home Base), individually accounted for more than 10% of total revenue. Rent revenue earned, including recoveries, from this tenant for the year ended December 31, 1996 was $1,109,170. In January 1997, Waban Corporation (Home Base) was replaced as a tenant by Wal-Mart.

(6) SUBSEQUENT EVENT

    On April 25, 1997, the Company purchased the Property for $5,735,973 in cash and an assumption of the related mortgage note payable with an outstanding balance of $18,371,027. Upon purchase of the property and assumption of the loan, the Company incurred a broker fee and a transfer fee of $300,000 and $91,855, respectively.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors

Pan Pacific Retail Properties, Inc.:

    We have audited the accompanying statement of revenue and certain expenses of the Fairmont Shopping Center for the year ended December 31, 1996. This statement is the responsibility of Pan Pacific Retail Properties, Inc.'s management. Our responsibility is to express an opinion on this statement based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the statement of revenue and certain expenses is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statement. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the statement. We believe that our audit provides a reasonable basis for our opinion.

    The accompanying statement of revenue and certain expenses was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and for inclusion in the registration statement on Form S-11 of Pan Pacific Retail Properties, Inc., as described in Note 1 to the statement of revenue and certain expenses. It is not intended to be a complete presentation of the Fairmont Shopping Center's revenue and expenses.

    In our opinion, the statement referred to above presents fairly, in all material respects, the revenue and certain expenses, as described in Note 1, of the Fairmont Shopping Center for the year ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

San Diego, California

April 30, 1997, except for Note 5,

  as to which the date is May 7, 1997

                            FAIRMONT SHOPPING CENTER

                   STATEMENT OF REVENUE AND CERTAIN EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1996

Revenue:
  Rent (notes 3 and 4)..........................................................  $1,141,744
  Recoveries from tenants.......................................................    222,152
  Other.........................................................................      6,110
                                                                                  ---------
                                                                                  1,370,006
                                                                                  ---------
Certain expenses:
  Property taxes................................................................     84,166
  Repairs and maintenance.......................................................     53,038
  Management fees...............................................................     47,950
  Insurance.....................................................................     38,654
  Security service..............................................................     25,733
  Utilities.....................................................................     21,745
  Other.........................................................................     10,743
                                                                                  ---------
                                                                                    282,029
                                                                                  ---------
    Revenue in excess of certain expenses.......................................  $1,087,977
                                                                                  ---------
                                                                                  ---------

      See accompanying notes to statement of revenue and certain expenses.

                            FAIRMONT SHOPPING CENTER

               NOTES TO STATEMENT OF REVENUE AND CERTAIN EXPENSES

                      FOR THE YEAR ENDED DECEMBER 31, 1996

(1)  BASIS OF PRESENTATION

    The accompanying statement of revenue and certain expenses relates to the operations of the Fairmont Shopping Center (the "Property"), a 104,281 square-foot community shopping center located in Pacifica, California. Pan Pacific Retail Properties, Inc. (the "Company"), intends to acquire the Property (see Note 5).

    The accompanying statement of revenue and certain expenses has been prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and accordingly, is not representative of the actual results of operations of the Fairmont Shopping Center for the year ended December 31, 1996 due to the exclusion of the following expenses, which may not be comparable to the proposed future operations of the Property:

    - Depreciation and amortization

    - Interest on mortgage which note will be assumed by the Company

    - Federal and state income taxes

    - Other costs not directly related to the proposed future operations of the Property

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

    Rent revenue is recognized on a straight-line basis over the term of the individual leases.

USE OF ESTIMATES

    Management of the Company has made a number of estimates and assumptions relating to the reporting and disclosure of revenue and certain expenses during the reporting period to prepare the statement of revenue and certain expenses in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3)  RENT REVENUE

    Retail space is leased to tenants under various operating leases with terms ranging from one to 25 years. The leases generally provide for minimum rent and reimbursement of real estate taxes, common area maintenance and certain other operating expenses. Certain leases also contain provisions for percentage rent. Percentage rent earned for the year ended December 31, 1996 was $20,096.

                            FAIRMONT SHOPPING CENTER

                      FOR THE YEAR ENDED DECEMBER 31, 1996

    Future minimum rentals to be received under noncancelable operating leases in effect at December 31, 1996 are as follows:

YEARS ENDING DECEMBER 31,
--------------------------------------------------------------------------------
1997............................................................................  $    998,482
1998............................................................................       861,124
1999............................................................................       759,573
2000............................................................................       745,102
2001............................................................................       636,714
Thereafter......................................................................     3,228,873
                                                                                  ------------
                                                                                  $  7,229,868
                                                                                  ------------
                                                                                  ------------

(4)  CONCENTRATION OF CREDIT RISK

    At December 31, 1996, two tenants individually accounted for more than 10% of total revenue. Rent revenue earned, including recoveries and percentage rents, from these tenants for the year ended December 31, 1996 were as follows:

Payless Drug......................................................  $ 165,088
Lucky.............................................................  $ 215,706

(5)  SUBSEQUENT EVENT

    On May 7, 1997, the Company purchased the Property for $11,400,000 in cash.

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

UNTIL                , 1997 (25 DAYS AFTER COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              -------------------

                               TABLE OF CONTENTS

                                                                  PAGE
                                                                  -----
Prospectus Summary...........................................           1
Risk Factors.................................................          18
The Company..................................................          31
Business and Growth Strategies...............................          34
Use of Proceeds..............................................          37
Distribution Policy..........................................          38
Capitalization...............................................          42
Dilution.....................................................          43
Selected Financial Data......................................          44
Management's Discussion and Analysis of Financial Condition
  and Results of Operations..................................          46
Overview of the Company's Key Western U.S. Markets...........          54
Business and Properties......................................          60
Management...................................................          73
Certain Relationships and Related Transactions...............          81
Structure and Formation Transactions of the Company..........          82
Policies with Respect to Certain Activities..................          84
Principal Stockholders.......................................          88
Description of Capital Stock.................................          89
Certain Provisions of Maryland Law and of the Company's
  Articles of Incorporation and Bylaws.......................          94
Shares Available for Future Sale.............................          99
Federal Income Tax Consequences..............................         100
ERISA Considerations.........................................         113
Underwriting.................................................         116
Experts......................................................         118
Legal Matters................................................         118
Additional Information.......................................         118
Glossary.....................................................         120
Index to Financial Statements................................         F-1

                                6,600,000 Shares

                               PAN PACIFIC RETAIL
                                PROPERTIES, INC.

                                  Common Stock

                             ---------------------

                              P R O S P E C T U S

                             ---------------------

                       PRUDENTIAL SECURITIES INCORPORATED
                          DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                               SMITH BARNEY INC.

                                            , 1997

------------------------------------------------
                                ------------------------------------------------
------------------------------------------------
                                ------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 31.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

Registration Fee--Securities and Exchange Commission..............  $  48,300
NASD Fee..........................................................  $  16,439
New York Stock Exchange Listing Fee...............................      *
Transfer Agent and Registrar's Fees...............................      *
Printing and Engraving Expenses...................................      *
Legal Fees and Expenses (other than Blue Sky).....................      *
Accounting Fees and Expenses......................................      *
Blue Sky Fees and Expenses........................................      *
Miscellaneous Expenses............................................      *
                                                                    ---------
    Total.........................................................  $   *
                                                                    ---------
                                                                    ---------

------------------------

*   To be completed by Amendment.

ITEM 32.  SALES TO SPECIAL PARTIES.

    As part of the Formation Transactions and in exchange for their respective ownership interests in certain Properties and certain PPD entities, PPD and certain of its subsidiaries will become beneficial owners of a total of shares of Common Stock, with a total value of approximately $ million based upon the assumed initial public offering price of the Common Stock.

ITEM 33.  RECENT SALES OF UNREGISTERED SECURITIES.

    Not applicable

ITEM 34.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Company's officers and directors are and will be indemnified under Maryland law and the Charter of the Company against certain liabilities. The Charter and Bylaws require the Company to indemnify its directors and officers to the fullest extent permitted from time to time by the laws of Maryland.

    The MGCL permits a corporation to indemnify its directors and officers and certain other parties against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty,
(ii) the director or officer actually received an improper personal benefit in money, property or services, or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the corporation, indemnification may not be made with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation. In addition, a director or officer may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was received. The termination of any proceeding by conviction, or upon a plea of nolo contendere or its equivalent, or an entry of any order of probation prior to judgment, creates a rebuttable presumption that the director or officer did not meet the requisite standard of conduct required for indemnification to be permitted.

    The MGCL permits the articles of incorporation of a Maryland corporation to include a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages, subject to specified restrictions, and the Charter of the Company contains this provision. The law does not, however, permit the liability of directors and officers to the corporation or its stockholders to be limited to the extent that (i) it is proved that the person actually received an improper personal benefit in money, property or services, (ii) a judgment or other final adjudication is entered in a proceeding based on a finding that the person's action, or failure to act, was committed in bad faith or was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding or (iii) in the case of any criminal proceeding, the director had reasonable cause to believe that the act or failure to act was unlawful. This provision does not limit the ability of the Company or its stockholders to obtain other relief, such as an injunction or rescission.

    Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Also, the Company will enter into indemnification agreements with each of its executive officers and directors. The indemnification agreements will require, among other matters, that the Company indemnify its executive officers and directors to the fullest extent permitted by law and advance to the executive officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under the indemnification agreements, the Company must also indemnify and advance all expenses incurred by executive officers and directors seeking to enforce their rights under the indemnification agreements and may cover executive officers and directors under the Company's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

ITEM 35.  TREATMENT OF PROCEEDS FROM STOCK BEING REGISTERED.

    Not applicable.

ITEM 36.  FINANCIAL STATEMENTS AND EXHIBITS.

    (a) Financial Statements.

    PAN PACIFIC RETAIL PROPERTIES, INC.

      Pro Forma Condensed Combined Financial Statements (Unaudited):

       Pro Forma Condensed Combined Balance Sheet as of March 31, 1997

       Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 1997

       Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 1996

       Notes to Pro Forma Condensed Combined Financial Statements

      Historical Financial Statement:

       Independent Auditors' Report

       Balance Sheet as of April 16, 1997 (inception)

       Notes to Balance Sheet

    PAN PACIFIC DEVELOPMENT PROPERTIES

      Combined Financial Statements:

       Independent Auditors' Report

       Combined Balance Sheets as of March 31, 1997 (Unaudited) and December 31, 1996 and 1995

       Combined Statements of Operations for the three months ended March 31, 1997 and 1996 (Unaudited) and for the years ended December 31, 1996, 1995 and 1994

       Combined Statements of Owner's Equity for the three months ended March 31, 1997 (Unaudited) and for the years ended December 31, 1996, 1995 and 1994

       Combined Statements of Cash Flows for the three months ended March 31, 1997 and 1996 (Unaudited) and for the years ended December 31, 1996, 1995 and 1994

       Notes to Combined Financial Statements

       Supplemental Schedule--Schedule III--Properties and Accumulated Depreciation

    Combining Schedule of Revenue and Certain Expenses of the Acquisition Properties
      (Unaudited) for the three months ended March 31, 1997 and for the year ended
      December 31, 1996

    Chico Crossroads:

       Independent Auditors' Report

       Statement of Revenue and Certain Expenses for the year ended December 31, 1996

       Notes to Statement of Revenue and Certain Expenses

    Monterey Plaza:

       Independent Auditors' Report

       Statement of Revenue and Certain Expenses for the year ended December 31, 1996

       Notes to Statement of Revenue and Certain Expenses

    Fairmont Shopping Center:

       Independent Auditors' Report

       Statement of Revenue and Certain Expenses for the year ended December 31, 1996

       Notes to Statement of Revenue and Certain Expenses

    (b) Exhibits.

  1.1* Form of Underwriting Agreement between the Company and the Representatives

  3.1* Amended and Restated Articles of Incorporation of the Company

  3.2* Amended and Restated Bylaws of the Company

  3.3* Certificate of Common Stock

  5.1* Opinion of Ballard, Spahr, Ingersoll & Andrews regarding the validity of the securities being registered

  8.1* Opinion of Latham & Watkins regarding tax matters

 10.1* Stock Incentive Plan

 10.2* Form of Officers and Directors Indemnification Agreement

 10.3* Unsecured Credit Facility Agreement

 10.4* Employment Agreement between the Company and Mr. Stuart A. Tanz

 10.5* Employment Agreement between the Company and Mr. David L. Adlard

 10.6* Employment Agreement between the Company and Mr. Jeffrey S. Stauffer

 10.7* Miscellaneous Rights Agreement

 21.1  Subsidiaries of the Registrant

 23.1  Consent of KPMG Peat Marwick LLP

 23.2  Consent of Robert Charles Lesser & Co.

 23.3* Consent of Latham & Watkins (contained in Exhibits 5.1 and 8.1)

 23.4* Consent of Russell E. Tanz

 23.5* Consent of Ballard, Spahr, Ingersoll & Andrews

 24.   Power of Attorney (see Page II-6)

 27.*  Financial Data Schedule

------------------------

*   To be filed by amendment.

ITEM 39.  UNDERTAKINGS.

    The undersigned Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 33 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a Director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such Director, Officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue. The undersigned Company hereby undertakes that:

    (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vista, State of California on the sixth day of June, 1997.

                                PAN PACIFIC RETAIL PROPERTIES, INC.

                                By:              /s/ STUART A. TANZ
                                     -----------------------------------------
                                                   Stuart A. Tanz
                                              CHIEF EXECUTIVE OFFICER
                                                   AND PRESIDENT

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Stuart A. Tanz or David L. Adlard or any one of them, his or her attorneys-in-fact and agents, each with full power of substitution and resubstitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to this Registration Statement or a Registration Statement prepared in accordance with Rule 462 of the Securities Act, and to file the same, with exhibits thereto and other documents in connection herewith or in connection with the registration of the Common Stock under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on June 6, 1997.

                                          TITLE
                                --------------------------

      /s/ STUART A. TANZ
------------------------------  Director, Chief Executive
        Stuart A. Tanz            Officer and President

     /s/ DAVID L. ADLARD        Executive Vice President,
------------------------------    Chief Financial Officer,
       David L. Adlard            Treasurer and Secretary

     /s/ LAURIE A. SNEVE
------------------------------  Vice President and
       Laurie A. Sneve            Controller

                                 EXHIBIT INDEX

 EXHIBIT                                                                                               SEQUENTIALLY
   NO.                                                                                                 NUMBERED PAGE
---------                                                                                            -----------------
     1.1*  Form of Underwriting Agreement between the Company and the Representatives

     3.1*  Amended and Restated Articles of Incorporation of the Company

     3.2*  Amended and Restated Bylaws of the Company

     3.3*  Certificate of Common Stock

     5.1*  Opinion of Ballard, Spahr, Ingersoll & Andrews regarding the validity of the securities being registered

     8.1*  Opinion of Latham & Watkins regarding tax matters

    10.1*  Stock Incentive Plan

    10.2*  Form of Officers and Directors Indemnification Agreement

    10.3*  Unsecured Credit Facility Agreement

    10.4*  Employment Agreement between the Company and Mr. Stuart A. Tanz

    10.5*  Employment Agreement between the Company and Mr. David L. Adlard

    10.6*  Employment Agreement between the Company and Mr. Jeffrey S. Stauffer

    10.7*  Miscellaneous Rights Agreement

    21.1   Subsidiaries of the Registrant

    23.1   Consent of KPMG Peat Marwick LLP

    23.2   Consent of Robert Charles Lesser & Co.

    23.3*  Consent of Latham & Watkins (contained in Exhibits 5.1 and 8.1)

    23.4*  Consent of Russell E. Tanz

    23.5*  Consent of Ballard, Spahr, Ingersoll & Andrews

    24.    Power of Attorney (see Page II-6)

    27.    Financial Data Schedule